UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ZAFGEN, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies Common stock, par value $0.01 per share, of Zafgen, Inc. (“Zafgen common stock”)
(2)

Aggregate number of securities to which transaction applies:

64,550,964 shares of common stock of Zafgen, Inc. (“Zafgen”) to be issued or issuable upon the exercise of options, pursuant to that certain Agreement and Plan of Merger, dated as of December 17, 2019, as amended (the “merger agreement”), by and among Zafgen, Zordich Merger Sub, Inc., a wholly-owned subsidiary of Zafgen, Chondrial Therapeutics, Inc. (“Chondrial”) and Chondrial Therapeutics Holdings, LLC, assuming the exchange ratio determined based on information as to equity ownership as of December 17, 2019 and other assumptions discussed in this proxy statement, including the assumption that Chondrial’s sole stockholder will own approximately 60% of the combined company, on a fully-diluted basis, and that Zafgen stockholders will own approximately 40% of the combined company, on a fully-diluted basis, in each case following the consummation of the transactions contemplated by the merger agreement.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon 64,550,964 shares of Zafgen common stock being issued in the transaction to Chondrial’s stockholder, multiplied by $1.18, which is the average of high and low trading prices as reported on the NASDAQ Global Market within five business days prior to March 5, 2020. The filing fee was determined by multiplying $0.0001298 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $76,170,137.52
	(5)	Total fee paid: $9,886.88

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $0
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT DATED MARCH 6, 2020—SUBJECT TO COMPLETION

Dear Zafgen Stockholders:

You are cordially invited to attend the 2020 annual meeting of the stockholders of Zafgen, Inc., a Delaware corporation (referred to as “Zafgen”) which will be held at [●], local time, on [●], at [●] (referred to as the “annual meeting”). This is an important annual meeting that affects your investment in Zafgen.

On December 17, 2019, Zafgen and Chondrial Therapeutics, Inc. (referred to as “Chondrial”) entered into an Agreement and Plan of Merger, as amended (referred to as the “merger agreement”), pursuant to which a wholly-owned subsidiary of Zafgen will merge with and into Chondrial with Chondrial surviving as a wholly-owned subsidiary of Zafgen (referred to as the “merger”). At the effective time of the merger, each share of Chondrial’s common stock, par value $0.01 per share, (referred to as “Chondrial common stock”), outstanding immediately prior to the effective time of the merger will be converted into the right to receive approximately [●] shares of Zafgen’s common stock, par value $0.001 per share (referred to as “Zafgen common stock”), subject to adjustment to account for the effect of a reverse stock split of Zafgen common stock, at a ratio mutually agreed to by Zafgen and Chondrial in the range of one new share for every [●] to [●] shares outstanding (or any number in between), to be implemented immediately prior to and contingent upon the consummation of the merger as discussed in this proxy statement, and further adjusted based on Zafgen’s net cash immediately prior to the closing of the merger. Following the merger, Zafgen will change its name to “Larimar Therapeutics, Inc.” (referred to as “Larimar” or the “combined company”).

Under the terms of the merger agreement, the number of shares of Zafgen common stock to be issued to Chondrial’s sole stockholder, Chondrial Therapeutics Holdings, LLC (referred to as “Holdings”), at the closing of the merger will be determined based on an exchange ratio, which will be calculated based on the total number of outstanding shares of Zafgen common stock and Chondrial common stock, each on a fully-diluted basis, and the respective valuations of Chondrial and Zafgen, as of immediately prior to the closing of the merger. As of the effective date of the merger agreement, the closing date valuation of Chondrial (referred to as the “Chondrial valuation”) was assumed to be $67,500,000 but is subject to adjustment as described below, and the closing date valuation of Zafgen (referred to as the “Zafgen valuation”) was assumed to be $45,000,000 but is subject to adjustment as described below. Accordingly, if the closing of the merger occurs on or prior to March 31, 2020 and there is no adjustment to the Zafgen valuation or the Chondrial valuation as described below, then immediately following the effective time of the merger, Chondrial’s sole stockholder, Holdings, will own or hold rights to acquire 60% of the combined company, on a fully-diluted basis, and Zafgen’s stockholders will own or hold rights to acquire 40% of the combined company, on a fully-diluted basis. Without giving effect to the proposed reverse stock split of Zafgen common stock described elsewhere in this proxy statement, and based on the foregoing percentages as of a March 31, 2020 closing, the exchange ratio for the Chondrial common stock would be approximately 645,509.6444 shares of Zafgen common stock for each share of Chondrial common stock (approximately 64,550,964 total shares of Zafgen common stock would be issued to Chondrial’s stockholder, on a fully diluted basis). There will be no adjustment to the number of shares of Zafgen common stock to be issued to Chondrial’s stockholder based on the market value of Zafgen common stock, and the market value of Zafgen common stock may vary significantly from the market value as of the date of this proxy statement. Holdings currently expects that it will distribute the shares of Zafgen common stock it receives in the merger to its members promptly after the completion of the merger.

In addition, if the closing of the merger occurs after March 31, 2020, the Zafgen target net cash and lower target net cash and upper target net cash amounts will be reduced by $21,311 per day beginning on March 31, 2020 through the closing date of the merger, and the Chondrial valuation will be increased by $111,656 per day beginning on March 31, 2020 through the closing date of the merger, resulting in a corresponding adjustment to the exchange ratio and a potential adjustment to the ownership percentage of Holdings in the combined company. For a complete description of how the ownership percentages and exchange ratio will be determined at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●] of this proxy statement.

At the annual meeting:

•

Zafgen will ask its stockholders to approve the issuance of Zafgen common stock pursuant to the merger agreement, which approval is necessary to complete the transactions contemplated by the merger agreement. Pursuant to the rules of The Nasdaq Stock Market LLC (referred to as the “NASDAQ rules”), the issuance of Zafgen common stock requires the approval of Zafgen’s stockholders because it exceeds 20% of the number of shares of Zafgen common stock outstanding prior to the issuance. Furthermore, the issuance of the shares requires Zafgen’s approval under the NASDAQ rules because it will result in a “change of control” of Zafgen; and

•

Zafgen will ask its stockholders to approve an amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect a reverse stock split of Zafgen common stock (referred to as the “reverse stock split”), which approval is also necessary to complete the transactions contemplated by the merger agreement. Upon the effectiveness of the amendment to Zafgen’s ninth amended and restated certificate of incorporation effecting the reverse stock split, the outstanding shares of Zafgen common stock will be combined into a lesser number of shares to be determined by Zafgen’s board of directors (referred to as the “Zafgen Board”) prior to the effective time of such amendment and public announcement by Zafgen.

After careful consideration, the Zafgen Board has unanimously approved the merger agreement and the proposals referred to above, and has determined that they are advisable, fair and in the best interests of Zafgen’s stockholders. Accordingly, the Zafgen Board unanimously recommends that stockholders vote “FOR” the issuance of Zafgen common stock pursuant to the merger agreement and the resulting “change of control” of Zafgen under the NASDAQ rules, “FOR” the amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect the reverse stock split to maintain the listing of Zafgen common stock on the NASDAQ Global Market (referred to as “NASDAQ”), “FOR,” on an advisory, non-binding, basis, the specified compensation that may become payable to Zafgen’s named executive officers in connection with the merger, “FOR,” the election of three directors, Jeffrey S. Hatfield, John L. LaMattina, Ph.D., and Frank E. Thomas, to serve as Class III directors, “FOR,” on an advisory, non-binding, basis, the compensation paid to Zafgen’s named executive officers in 2019, “FOR,” on an advisory, non-binding, basis, the frequency of “every year” for future advisory votes on executive compensation, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Zafgen’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and “FOR” the adjournment of the annual meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the issuance of Zafgen common stock pursuant to the merger agreement and the transactions contemplated therein or to approve an amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect a reverse stock split of Zafgen common stock at the time of the annual meeting.

Shares of Zafgen common stock are currently listed on NASDAQ under the symbol “ZFGN.” After completion of the merger, it is expected that Zafgen common stock will trade on NASDAQ under the symbol “LRMR.”

More information about Zafgen, Chondrial and the proposed transactions are contained in the accompanying proxy statement. Zafgen urges you to read the proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE [●].

Your vote is important. Whether or not you expect to attend the annual meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the annual meeting. You can also vote your shares via the internet or by telephone as provided in the instructions set forth in the enclosed proxy card. If you hold your shares in “street name” through a broker, you should follow the procedures provided by your broker.

Zafgen is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Yours sincerely,

Jeffrey S. Hatfield
Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement or the Zafgen common stock to be issued in connection with the merger or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2020 and is first being mailed to stockholders on or about [●], 2020.

PRELIMINARY PROXY STATEMENT DATED MARCH 6, 2020—SUBJECT TO COMPLETION

3 CENTER PLAZA, SUITE 610,

BOSTON, MASSACHUSETTS 02108

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2020.

To the Stockholders of Zafgen, Inc.:

Notice is hereby given that the 2020 annual meeting of stockholders of Zafgen, Inc. (referred to as “Zafgen”) will be held at [●], local time, on [●], 2020, at [●], to consider and act upon the following matters:

1.

To approve the issuance of Zafgen common stock pursuant to the Agreement and Plan of Merger, dated as of December 17, 2019, as amended, (referred to as the “merger agreement”) by and among Zafgen, Zordich Merger Sub, Inc. (referred to as the “merger subsidiary”), a wholly-owned subsidiary of Zafgen, Chondrial Therapeutics, Inc. (referred to as “Chondrial”) and Chondrial Therapeutics Holdings, LLC (referred to as “Holdings”) and the resulting “change of control” of Zafgen under the rules of The Nasdaq Stock Market LLC (referred to as the “NASDAQ rules”) (referred to as the “share issuance proposal” or “Proposal 1”);

2.

To approve an amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect a reverse stock split of Zafgen common stock (referred to as the “reverse stock split proposal” or “Proposal 2”);

3.

To approve, on an advisory, non-binding, basis, the specified compensation that may become payable to Zafgen’s named executive officers in connection with the merger (referred to as the “advisory merger compensation proposal” or “Proposal 3”);

4.

To elect Jeffrey S. Hatfield, John L. LaMattina, Ph. D. and Frank E. Thomas as Class III directors of the Zafgen Board, to serve until Zafgen’s 2023 annual meeting of stockholders and until their successors are duly executed and qualified, subject to their earlier death, resignation or removal; provided, however, that, if the merger is completed, the board of directors will be reconstituted as provided in the merger agreement (referred to as “Proposal 4”);

5.	To approve, on an advisory, non-binding, basis, the compensation paid to Zafgen’s named executive officers in 2019 (referred to as “Proposal 5”);

6.	To conduct an advisory, non-binding vote on the frequency of future advisory votes on executive compensation (referred to as “Proposal 6”);

7.	To ratify the appointment of PricewaterhouseCoopers LLP as Zafgen’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (referred to as “Proposal 7”); and

8.

To consider and vote upon an adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and/or 2 (referred to as “Proposal 8”).

If Zafgen is to complete the merger with Chondrial, stockholders must approve Proposal 1 and Proposal 2. The approval of Proposal 3, Proposal 4, Proposal 5, Proposal 6, Proposal 7, or Proposal 8 is not a condition to the completion of the merger with Chondrial.

Zafgen common stock is the only type of security entitled to vote at the annual meeting. The board of directors has fixed [●], 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Zafgen common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. At the close of business on the record date, Zafgen had [●] shares of common stock outstanding and entitled to vote at the annual meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

Your vote is important. The affirmative vote of the holders of a majority of the votes properly cast on such matter at the annual meeting is required for approval of Proposals 1, 3, 5, 7 and 8. The affirmative vote of holders of a majority of the outstanding shares of Zafgen common stock as of the record date for the annual meeting is required for approval of Proposal 2. For Proposal 4, directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the annual meeting. The three nominees for director receiving the highest number of affirmative votes will be elected. For Proposal 6, the frequency that receives the highest number of votes will be deemed to be the non-binding recommendation of Zafgen’s stockholders. Whether or not you plan to attend the annual meeting in person, please submit your proxy promptly by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the annual meeting. If you date, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposals 1, 2, 3, 5, 7 and 8, and as a vote for each of the directors nominated for election as described in Proposal 4 and for “every year” for Proposal 6.

By Order of the Board of Directors of Zafgen, Inc.

Jeffrey S. Hatfield Chief Executive Officer and Director [●], 2020 Boston, Massachusetts

THE ZAFGEN BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF ZAFGEN AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN’S STOCKHOLDERS VOTE “FOR” PROPOSALS 1, 2, 3, 5, 7 AND 8, “FOR” EACH OF THE DIRECTORS NOMINATED FOR ELECTION AS DESCRIBED IN PROPOSAL 4 AND FOR “EVERY YEAR” FOR PROPOSAL 6.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and the rules thereunder, contains a notice of meeting with respect to the annual meeting of stockholders at which Zafgen’s stockholders will consider and vote on the proposals to approve the issuance of Zafgen common stock issuable to the holders of Chondrial’s common stock pursuant to the merger agreement described in this proxy statement and the resulting “change of control” of Zafgen under the NASDAQ rules, an amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect a reverse stock split of Zafgen common stock to maintain the listing of Zafgen common stock on NASDAQ, the payment of the specified compensation that may become payable to Zafgen’s named executive officers in connection with the merger, the election of Class III directors of the Zafgen Board, the payment of the compensation that was paid to Zafgen’s named executive officers in 2019, the frequency of future advisory votes on the compensation of Zafgen’s named executive officers, the ratification of the appointment of PricewaterhouseCoopers LLP as Zafgen’s registered public accounting firm for fiscal year 2020 and an adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and/or 2.

Additional business and financial information about Zafgen can be found in documents previously filed by Zafgen with the U.S. Securities and Exchange Commission (referred to as the “SEC”). This information is available to you without charge on the SEC’s website (www.sec.gov), Zafgen stockholders will also be able to obtain the proxy statement, free of charge, from Zafgen by requesting copies in writing using the following contact information:

ZAFGEN, INC.

Attn: Corporate Secretary

3 Center Plaza, Suite 610

Boston, MA 02108

Tel: (617) 622-4003

You may also request additional copies from Zafgen’s proxy solicitor, The Proxy Advisory Group, LLC, using the following contact information:

18 East 41st Street, 20th Floor

New York, NY 10017-6219

Stockholders Call Toll-Free: (888) 337-7699

To ensure timely delivery of these documents, any request should be made no later than [●], 2020 to receive them before the annual meeting. See “Where You Can Find Additional Information” beginning on page [●].

i

Termination Fee	121

Amendment	122

AGREEMENTS RELATED TO THE MERGER	123

Voting Agreements	123

Lock-Up Agreements	123

ZAFGEN DIRECTORS AND EXECUTIVE OFFICERS	124

Zafgen Directors	124

Zafgen Executive Officers	128

Related Person Transactions	129

CORPORATE GOVERNANCE	130

Board and Committee Matters	130

Audit Committee Report	134

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	136

EXECUTIVE COMPENSATION	138

ZAFGEN DIRECTOR COMPENSATION	144

MATTERS BEING SUBMITTED TO A VOTE OF ZAFGEN’S STOCKHOLDERS	146

Proposal 1: Approval of the Issuance of Common Stock in the Merger	146

Proposal 2: Approval of the Reverse Stock Split	146

Proposal 3: Approval of Zafgen Named Executive Officer Compensation in Connection with the Merger	152

Proposal 4: Election of Directors	153

Proposal 5: Approval of Zafgen Named Executive Officer Compensation for Fiscal Year 2019	154

Proposal 6: Approval of the Frequency of Future Advisory Votes on Executive Compensation	154

Proposal 7: Ratification of the Appointment of PricewaterhouseCoopers LLP as Zafgen’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020	155

Proposal 8: Approval of Possible Adjournment of the Annual Meeting	156

ZAFGEN’S BUSINESS	157

ZAFGEN’S PROPERTY	157

CHONDRIAL’S BUSINESS	157

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT ZAFGEN’S MARKET RISK	177

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT CHONDRIAL’S MARKET RISK	178

CHONDRIAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	179

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	190

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	194

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

Except as specifically indicated, the following information and all other information contained in this proxy statement does not give effect to the reverse stock split described in Proposal 2.

The following section provides answers to frequently asked questions about the annual meeting of stockholders and the merger. This section, however, only provides summary information. These questions and answers may not address all issues that may be important to you as a stockholder. For a more complete response to these questions and for additional information, please refer to the cross-referenced pages below. You should carefully read this entire proxy statement, including each of the annexes.

Q: What	is the merger?

A:

Zafgen, Chondrial, Holdings and Zordich Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Zafgen formed by Zafgen in connection with the merger (referred to as the “merger subsidiary”) have entered into an Agreement and Plan of Merger, dated as of December 17, 2019, as may be amended from time to time (referred to as the “merger agreement”), that contains the terms and conditions of the proposed business combination of Zafgen and Chondrial. Under the merger agreement, at the effective time of the merger, the merger subsidiary will merge with and into Chondrial, with Chondrial surviving as a wholly-owned subsidiary of Zafgen (referred to as the “merger”). As consideration in the merger, Chondrial’s stockholder, Holdings, will be issued a number of shares of Zafgen’s common stock, par value $0.001 per share (referred to as “Zafgen common stock”) determined based on the total number of outstanding shares of Zafgen common stock and shares of Chondrial’s common stock, each on a fully-diluted basis, and the respective valuations of Chondrial and Zafgen, as of immediately prior to the closing of the merger. Immediately following the effective time of the merger, Chondrial’s sole stockholder, Holdings, is expected to own or hold rights to acquire approximately 60% of the combined company, on a fully-diluted basis, and Zafgen’s stockholders will own or hold rights to acquire approximately 40% of the combined company, on a fully-diluted basis, in each case subject to adjustments as described below. Holdings currently expects that it will distribute the shares of Zafgen common stock it receives in the merger to its members promptly after the completion of the merger.

The Zafgen valuation of $45,000,000 is based on a projected “net cash” balance (or cash, cash equivalents and marketable securities minus outstanding liabilities) at the closing of $40,000,000, plus an additional $5,000,000 of enterprise value. If Zafgen’s actual net cash as of a determination date prior to the closing is between $39,500,000 and $40,500,000, no adjustment will be made to the ownership percentages based on Zafgen’s net cash. If Zafgen’s net cash is less than $39,500,000, the ownership percentage of Chondrial’s stockholder in the combined company will be increased based on the difference between Zafgen’s actual net cash and the Zafgen target net cash (i.e. $40,000,000). If Zafgen’s net cash is greater than $40,500,000, the ownership percentage of Chondrial’s stockholder in the combined company will be decreased based on the difference between Zafgen’s actual net cash and the Zafgen target net cash (i.e. $40,000,000). In addition, if the closing of the merger occurs after March 31, 2020, the Zafgen target net cash and lower target net cash and upper target net cash amounts will be reduced by $21,311 per day beginning on March 31, 2020 through the closing date of the merger, and the Chondrial valuation will be increased by $111,656 per day beginning on March 31, 2020 through the closing date of the merger, resulting in a corresponding adjustment to the exchange ratio and an increase to the ownership percentage of Chondrial’s stockholder in the combined company.

Without giving effect to the proposed reverse stock split of Zafgen common stock described elsewhere in this proxy statement, and based on the foregoing percentages as of a March 31, 2020 closing, the exchange ratio for the Chondrial common stock would be approximately 645,509.6444 shares of Zafgen common stock for each share of Chondrial common stock (approximately 64,550,964 total shares of Zafgen common stock would be issued to Chondrial’s stockholder, on a fully diluted basis).

v

Q: What	will happen to Zafgen if, for any reason, the merger with Chondrial does not close?

A:

Zafgen has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with Chondrial. In the event the merger does not close, Zafgen will have a limited ability to continue its current operations without obtaining additional financing. Although the Zafgen Board may elect, among other things, to attempt to complete another strategic transaction if the merger with Chondrial does not close, the Zafgen Board may instead divest all or a portion of Zafgen’s business or take steps necessary to liquidate or dissolve Zafgen’s business and assets if a viable alternative strategic transaction is not available. If Zafgen decides to dissolve and liquidate its assets, Zafgen would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or the timing of such a liquidation and distribution of available cash left to distribute to stockholders after paying the obligations of Zafgen and setting aside funds for reserves.

Q: Why	is Zafgen proposing to merge with Chondrial?

A:

The Zafgen Board considered a number of factors that supported its decision to approve the merger agreement. In the course of its deliberations, the Zafgen Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement.

For a more complete discussion of Zafgen’s reasons for the merger, please see the section entitled “The Merger—Zafgen’s Reasons for the Merger; Recommendations of the Zafgen Board of Directors” beginning on page [●] of this proxy statement.

Q: What	is required to consummate the merger?

A:

The consummation of the proposed merger with Chondrial is subject to a number of closing conditions, including the condition that Zafgen’s stockholders approve the issuance of shares of Zafgen common stock in the merger and the resulting “change of control” of Zafgen under the NASDAQ rules, which requires the affirmative vote of a majority of the votes properly cast on such matter at the annual meeting, and the reverse stock split, which requires the affirmative vote of the holders of a majority of the outstanding shares of Zafgen common stock entitled to vote on such matter. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●] of this proxy statement.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the merger?

A:

Neither Zafgen nor Chondrial is required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Zafgen must comply with applicable federal and state securities laws and the NASDAQ rules in connection with the issuance of shares of Zafgen common stock in the merger, including the filing with the SEC of this proxy statement and the required stockholder approval for the resulting “change of control” of Zafgen under the NASDAQ rules. Prior to consummation of the merger, Zafgen intends to file an initial listing application with NASDAQ pursuant to NASDAQ’s “reverse merger” rules and to effect the initial listing of Zafgen common stock issuable in connection with the merger.

Q: What	will Chondrial’s stockholder receive in the merger?

A:

Subject to the terms of the merger agreement, the percentage of the combined company that Chondrial’s sole stockholder will own as of the closing of the merger will be determined based on the total number of outstanding shares of Zafgen common stock and Chondrial common stock, each on a fully-diluted basis, and the respective valuations of Chondrial and Zafgen, as of immediately prior to the closing of the merger. On a pro forma basis, based upon the number of shares of Zafgen common stock to be issued in the merger and the closing occurring on or before March 31, 2020, (i) current Zafgen stockholders will own or hold rights to acquire 40% of the combined company, on a fully-diluted basis, and Chondrial’s stockholder will own or hold rights to acquire 60% of the combined company, on a fully-diluted basis, if Zafgen’s net cash is between the range of $39,500,000 and $40,500,000 as of the determination date. If Zafgen’s cash is less than $39,500,000 or greater than $40,500,000, the ownership percentages will be adjusted based on, among other things, the difference between the actual net cash and the target Zafgen net cash (i.e. $40,000,000). Holdings currently expects that it will distribute the shares of Zafgen common stock it receives in the merger to its members promptly after the completion of the merger.

For a more complete discussion of the exchange ratio at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●] of this proxy statement.

Q: What	are the material federal income tax consequences of the merger to me?

A:

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Zafgen stockholders will not sell, exchange or dispose of any shares of Zafgen common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Zafgen stockholders as a result of the merger.

For a more complete description of the tax consequences of the merger, please see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement.

Q:	Why is Zafgen seeking stockholder approval to issue shares of common stock to existing stockholders of Chondrial in the merger?

A:

Because Zafgen common stock is listed on NASDAQ, we are subject to the NASDAQ rules. Rule 5635(a) of the NASDAQ rules requires stockholder approval with respect to issuances of Zafgen common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of Zafgen common stock before the issuance. Rule 5635(b) of the NASDAQ rules also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although NASDAQ has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), NASDAQ has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

In the case of the merger, Zafgen will be issuing approximately [●] shares of its common stock on a fully diluted basis, and the common stock to be issued pursuant to the merger agreement will represent greater than 20% of its voting stock. Accordingly, Zafgen is seeking stockholder of approval of this issuance under the NASDAQ rules.

Q: What	is the reverse stock split and why is it necessary?

A:

Immediately prior to the effective time of the merger, the outstanding shares of Zafgen common stock will be combined into a lesser number of shares to be determined by the Zafgen Board prior to the effective time and publicly announced by Zafgen. The Zafgen Board believes that a reverse stock split may be desirable for a number of reasons. Zafgen common stock is currently, and will be following the completion of the merger, listed on NASDAQ. According to the applicable NASDAQ rules, in order for Zafgen common stock to continue to be listed on NASDAQ, Zafgen must satisfy certain requirements established by NASDAQ. The Zafgen Board expects that a reverse stock split of Zafgen common stock will increase the market price of Zafgen common stock so that Zafgen will be able to maintain compliance with the relevant

NASDAQ listing requirements for the foreseeable future, although Zafgen cannot assure that it will be able to do so. The Zafgen Board intends to effect a reverse stock split of the shares of Zafgen common stock at a ratio of between [●] and [●].

Q: Why	am I receiving this proxy statement?

A:

You are receiving this proxy statement because you have been identified as a stockholder of Zafgen as of the record date, and thus you are entitled to vote at Zafgen’s annual meeting. This document contains important information about the merger and the annual meeting of Zafgen and serves as a proxy statement of Zafgen used to solicit proxies for the annual meeting, and you should read it carefully.

Q: How	does Zafgen’s board of directors recommend that Zafgen’s stockholders vote?

A: After	careful consideration, the Zafgen Board unanimously recommends that Zafgen’s stockholders vote:

•	FOR Proposal 1 to approve the issuance of Zafgen common stock pursuant to the merger agreement and the resulting “change of control” of Zafgen under the NASDAQ rules;

•	FOR Proposal 2 to approve an amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect the reverse stock split to maintain the listing of Zafgen common stock on NASDAQ;

•	FOR Proposal 3 to approve, on a non-binding, advisory basis, the compensation that may become payable to Zafgen’s named executive officers that is based on or otherwise relates to the merger;

•

In Proposal 4, FOR the election of each of the three directors, Jeffrey S. Hatfield, John L. LaMattina, Ph.D., and Frank E. Thomas, to serve as Class III directors until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal; provided, however, that, if the merger is completed, the board of directors will be reconstituted as provided in the merger agreement;

•	FOR Proposal 5 to approve, on an advisory, non-binding, basis, the compensation paid to Zafgen’s named executive officers in 2019;

•	In Proposal 6, FOR “every year” on the advisory, non-binding vote to approve the frequency of future advisory votes on executive compensation;

•	FOR Proposal 7 to ratify the appointment of PricewaterhouseCoopers LLP as Zafgen’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	FOR Proposal 8 to approve an adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2.

Q:	What risks should Zafgen’s stockholders consider in deciding whether to vote in favor of the share issuance and the reverse stock split?

A:

Zafgen’s stockholders should carefully read the section of this proxy statement entitled “Risk Factors” beginning on page [●], which sets forth certain risks and uncertainties related to the merger and reverse stock split, risks and uncertainties to which the combined company’s business will be subject, risks and uncertainties to which Zafgen, as an independent company, is subject and risks and uncertainties to which Chondrial, as an independent company, is subject.

Q: When	do you expect the merger to be consummated?

A:	The consummation of the merger will occur as promptly as practicable after the annual meeting and following satisfaction or waiver of all closing conditions. Zafgen and Chondrial anticipate that the consummation of the merger will occur in the second quarter of 2020. However, the exact timing of the consummation of the merger is not yet known. For a more complete description of the closing conditions under the merger agreement, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [●] of this proxy statement.

Q: How	will the merger affect options to acquire units of Holdings?

A:

Upon the effectiveness of the merger, each outstanding option to purchase Holdings units, whether vested or unvested, will be substituted for an equivalent option to purchase shares of Zafgen common stock, as adjusted by the exchange ratio. For a more complete discussion of the effect of the merger on equity awards of Holdings, please see that section entitled “The Merger Agreement—Equity Awards” beginning on page [●] of this proxy statement.

Q:	How will the reverse stock split and the merger affect stock options to acquire Zafgen common stock, Zafgen restricted stock units and Zafgen’s stock option and incentive plans?

A:

The Zafgen Amended and Restated 2006 Stock Option Plan and the Zafgen 2014 Stock Option and Incentive Plan will remain in effect following the merger, and all stock options to acquire shares of Zafgen common stock that are outstanding immediately prior to the effective time of the merger will remain outstanding following the effective time of the merger. As of the effective time of the reverse stock split, Zafgen will adjust and proportionately decrease the number of shares of Zafgen common stock that may be the subject of future grants under Zafgen’s 2014 Stock Option and Incentive Plan. Additionally, as of the effective time of the reverse stock split, Zafgen will (i) adjust and proportionately decrease the number of shares of Zafgen common stock subject to, and adjust and proportionately increase the exercise price of, all stock options to acquire Zafgen common stock, and (ii) adjust and proportionately decrease the number of shares of Zafgen common stock subject to settlement of all restricted stock unit awards for Zafgen common stock.

Q:    What do I need to do now?

A:

You are urged to read this proxy statement carefully, including each of the annexes, and to consider how the merger affects you. If your shares are registered directly in your name, you may submit your proxy promptly by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date and sign the enclosed proxy card and mail return it in the enclosed postage-paid envelope. Alternatively, you can deliver your completed proxy card in person or vote by completing a ballot in person at the annual meeting. If your shares of Zafgen common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the annual meeting.

Q: How	many shares must be represented to have a quorum and hold the annual meeting?

A:

A quorum of Zafgen’s stockholders is necessary to hold a valid meeting. A quorum will be present if Zafgen stockholders of record holding at least a majority of Zafgen’s outstanding common stock entitled to vote at the annual meeting are present in person or represented by proxy. Abstentions and broker non-votes will be counted toward a quorum. On the record date, there were [●] shares of Zafgen common stock outstanding and entitled to vote. Thus, the holders of [●] shares of Zafgen common stock must be present in person or represented by proxy at the annual meeting to have a quorum. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting. Abstentions and broker non-votes, if applicable, will also be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares at the meeting in person or represented by proxy may adjourn the meeting to another date.

Q: What	happens if I do not return a proxy card or otherwise fail to provide proxy instructions?

A:

The failure to return your proxy card or otherwise fail to provide proxy instructions will have the same effect as voting against Proposal 2, and your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting. If your shares are held in street name, and you do not provide voting instructions, your broker or nominee can still vote the shares with respect to matters that are considered to be “discretionary,” but may not vote the shares with respect to “non-discretionary” matters. Under rules applicable to broker-dealers, Proposals 1, 3, 4, 5 and 6 are considered non-discretionary matters. Proposals 2, 7 and 8 qualify as discretionary matters.

Q: May	I vote in person?

A:

If you are a stockholder of Zafgen and your shares of Zafgen common stock are registered directly in your name with Zafgen’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Zafgen. If you are a Zafgen stockholder of record, you may attend the annual meeting and vote your shares in person, although Zafgen encourages you to vote by proxy at your earliest convenience to ensure your shares are represented, in case you later decide not to attend the meeting.

If your shares of Zafgen common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a proxy from your broker issued in your name giving you the right to vote the shares at the annual meeting.

Q: If	my Zafgen shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-discretionary.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “discretionary,” but may not vote the shares with respect to “non-discretionary” matters. Your broker will not be able to vote your shares of Zafgen common stock without specific instructions from you for “non-discretionary” matters. You should instruct your broker to vote your shares, following the procedures provided by your broker. Under rules applicable to broker-dealers, Proposals 1, 3, 4, 5 and 6 are considered non-discretionary matters. Proposals 2, 7 and 8 qualify as discretionary matters.

Q: May	I change my vote after I have submitted a proxy by telephone or via the internet or mailed my signed proxy card?

A:

Any Zafgen stockholder of record voting by proxy, other than those Zafgen stockholders who have executed a voting agreement, has the right to revoke the proxy at any time before the polls close at the annual meeting by delivery of a written notice stating that he, she or it would like to revoke his, her or its proxy to the Corporate Secretary of Zafgen, by providing a duly executed proxy card bearing a later date than the proxy being revoked, by submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before [●] Eastern Time on [●] or by attending the annual meeting and voting in person. Attendance alone at the annual meeting will not revoke a proxy. If a stockholder of Zafgen has instructed a broker to vote its shares of Zafgen common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Q: Who	will count the vote?

A:	Votes will be counted by the inspector of elections appointed for the annual meeting, who will separately count “FOR” and “AGAINST” votes and abstentions.

x

Q: Should	Zafgen’s stockholders send in their stock certificates now?

A:

No. After the merger is consummated, and if the reverse stock split is approved, Zafgen’s stockholders will receive written instructions, as applicable, from Zafgen’s transfer agent for exchanging their certificates representing shares of Zafgen common stock for new certificates giving effect to the reverse stock split.

Q: Am	I entitled to appraisal rights?

A:	Zafgen’s stockholders are not entitled to appraisal rights in connection with the merger or any of the proposals to be voted on at the annual meeting.

Q: Has	Chondrial’s stockholder agreed to adopt the merger agreement?

A:

Yes. On December 16, 2019, Chondrial’s sole stockholder, Holdings, adopted the merger agreement and approved the merger and related transactions at a joint meeting of the sole stockholder of Chondrial and board of managers of Holdings.

Q: Have	any of Zafgen’s stockholders agreed to vote in favor of the issuance of the shares in the merger?

A:

Yes. In connection with the execution of the merger agreement, holders of approximately 9.7% of the outstanding shares of Zafgen common stock have entered into voting agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page [●] of this proxy statement, with Zafgen and Chondrial that provide, among other things, that the stockholders subject to these agreements will vote in favor of the issuance of shares of Zafgen common stock in the merger and grant to Chondrial an irrevocable proxy to vote all of such stockholders’ shares of Zafgen common stock in favor of the approval of the issuance of the shares of Zafgen common stock in the merger and against any proposal made in opposition to, or in competition with, the issuance of shares of Zafgen common stock in the merger.

For a more complete discussion of the exchange ratio at the effective time of the merger, please see the section entitled “The Merger Agreement—Merger Consideration” beginning on page [●] of this proxy statement.

Q: Who	is paying for this proxy solicitation?

A:

Zafgen will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to Zafgen’s stockholders. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Zafgen and Chondrial may use the services of its directors, officers and other employees to solicit proxies from Zafgen’s stockholders without additional compensation. In addition, Zafgen has engaged The Proxy Advisory Group, LLC, a proxy solicitation firm, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $20,000 in total. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Zafgen common stock for the forwarding of solicitation materials to the beneficial owners of Zafgen common stock. Zafgen will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q: Who	can provide me with additional information and help answer my questions?

A:

If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger and the other proposals being considered at the annual meeting, including the procedures for voting your shares, you should contact The Proxy Advisory Group, LLC, Zafgen’s proxy solicitor, by telephone at (888) 337-7699.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the annual meeting, you should read this entire proxy statement carefully, including the materials attached as annexes, as well as other documents referred to or incorporated by reference herein. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information”.

The Companies

Zafgen, Inc.

3 Center Plaza, Suite 610

Boston, Massachusetts 02108

(617) 622-4003

Zafgen is a biopharmaceutical company that has leveraged its proprietary methionine aminopeptidase 2 (referred to as “MetAP2”) biology platform to pioneer the study of MetAP2 inhibitors in both common and rare metabolic disorders. Zafgen’s prior lead product candidate, ZGN-1061, is a MetAP2 inhibitor that was in Phase 2 clinical development for the treatment of type 2 diabetes and other related metabolic disorders. In November 2018, Zafgen received a letter from the U.S. Food and Drug Administration (referred to as the “FDA”) placing a full clinical hold on the investigational new drug application (referred to as “IND”) for the first U.S. clinical trial of ZGN-1061. The FDA cited the possibility of cardiovascular safety risk based on Zafgen’s prior compound. In July 2019, Zafgen reached agreement with the FDA on an in vivo animal study design and protocol to establish relevant safety margins for ZGN-1061. The study was designed to translate the data from Zafgen’s newly developed in vitro assays of human endothelial cells and assessment of tissue factor expression with endothelial cells, along with other supportive assays, as Zafgen worked toward resolving the full clinical hold. Based on the preliminary results from the in vivo study, on September 5, 2019, Zafgen announced that it believed there is a low probability of resolving the clinical hold in the near-term. Subsequently, all further development activities of MetAP2 inhibitors were halted and Zafgen withdrew the IND for ZGN-1061 in September 2019.

Zordich Merger Sub, Inc.

3 Center Plaza, Suite 610

Boston, Massachusetts 02108

(617) 622-4003

The merger subsidiary is a wholly-owned subsidiary of Zafgen that was recently incorporated in Delaware for the purpose of the merger. It does not conduct any business and has no material assets.

Chondrial Therapeutics, Inc.

150 Monument Rd

Bala Cynwyd, PA 19004

844-511-9056

Chondrial is a clinical-stage biotechnology company focused on developing treatments for patients suffering from complex rare diseases using its novel cell penetrating peptide technology platform. Chondrial’s lead product candidate, CTI-1601, is a subcutaneously administered, recombinant fusion protein intended to deliver human frataxin (referred to as “FXN”) an essential protein, to the mitochondria of patients with Friedreich’s Ataxia. Friedreich’s Ataxia is a rare, progressive and fatal disease in which patients are unable to produce enough

FXN due to a genetic abnormality and for which there is currently no effective therapy. CTI-1601 is currently being evaluated in Phase 1 clinical trials in patients with Friedreich’s Ataxia. Chondrial has received orphan drug status, fast track designation, and rare pediatric disease designation from the FDA for CTI-1601.

The Combined Company

At the effective time of the merger, the current stockholders of Zafgen and Chondrial’s stockholder, Holdings, are expected to own or hold rights to acquire approximately 40% and 60% of the combined company, respectively, on a fully-diluted basis, which is based among other things on Zafgen’s estimated net cash balance (or cash, cash equivalents and marketable securities minus outstanding liabilities) at the closing of $40,000,000, plus an additional $5,000,000 of enterprise value. Holdings currently expects that it will distribute the shares of Zafgen common stock it receives in the merger to its members promptly after the completion of the merger. The ownership percentage is subject to adjustment based on Zafgen’s net cash as of a certain determination date, as discussed in “The Merger Agreement—Merger Consideration.” Concurrently with the consummation of the merger, the combined company may complete a financing transaction. The principal executive office of the combined company will be located in Bala Cynwyd, Pennsylvania.

Summary of the Merger

Upon the terms and subject to the conditions of the merger agreement, the merger subsidiary, a wholly-owned subsidiary of Zafgen formed by Zafgen in connection with the merger, will merge with and into Chondrial. The merger agreement provides that upon the consummation of the merger the separate existence of merger subsidiary shall cease. Chondrial will continue as the surviving corporation and will be a wholly-owned subsidiary of Zafgen. Immediately following the effective time of the merger, Chondrial’s sole stockholder, Holdings, is expected to own approximately 60% of the combined company, on a fully-diluted basis, and Zafgen’s stockholders will own or hold rights to acquire approximately 40% of the combined company, on a fully-diluted basis, in each case subject to adjustments as described below. Holdings currently expects that it will distribute the shares of Zafgen common stock it receives in the merger to its members promptly after the completion of the merger.

The Zafgen valuation of $45,000,000 is based on a projected “net cash” balance (or cash, cash equivalents and marketable securities minus outstanding liabilities) at the closing of $40,000,000, plus an additional $5,000,000 of enterprise value. If Zafgen’s actual net cash as of a determination date prior to the closing is between $39,500,000 and $40,500,000, no adjustment will be made to the ownership percentages based on Zafgen’s net cash. If Zafgen’s net cash is less than $39,500,000, the ownership percentage of Chondrial’s stockholder in the combined company will be increased based on the difference between Zafgen’s actual net cash and the Zafgen target net cash (i.e. $40,000,000). If Zafgen’s net cash is greater than $40,500,000, the ownership percentage of Chondrial’s stockholder in the combined company will be decreased based on the difference between Zafgen’s actual net cash and the Zafgen target net cash (i.e. $40,000,000). In addition, if the closing of the merger occurs after March 31, 2020, the Zafgen target net cash and lower target net cash and upper target net cash amounts will be reduced by $21,311 per day beginning on March 31, 2020 through the closing date of the merger, and the Chondrial valuation will be increased by $111,656 per day beginning on March 31, 2020 through the closing date of the merger, resulting in a corresponding adjustment to the exchange ratio and an increase to the ownership percentage of Chondrial’s stockholder in the combined company.

Without giving effect to the proposed reverse stock split of Zafgen common stock described elsewhere in this proxy statement, and based on the foregoing percentages as of a March 31, 2020 closing, the exchange ratio for the Chondrial common stock would be approximately 645,509.6444 shares of Zafgen common stock for each share of Chondrial common stock (approximately 64,550,964 total shares of Zafgen common stock would be issued to Chondrial’s stockholder, on a fully diluted basis). Following the merger, Zafgen will change its name to “Larimar Therapeutics, Inc.” (referred to as “Larimar” or the combined company).

Reasons for the Merger

The Zafgen Board considered various reasons for the merger, including, among others, the following factors:

•

information concerning Zafgen’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

•

Zafgen’s business and financial prospects if it were to remain an independent company and the Zafgen Board’s determination that Zafgen could not continue to operate as an independent company and needed to enter into an agreement with a strategic partner;

•

the possible alternatives to the merger, the range of possible benefits and risks to the Zafgen stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the Zafgen Board’ assessment that the merger presented a superior opportunity to such alternatives for Zafgen stockholders;

•

the Zafgen Board’s view of the valuation of the potential merger candidates. In particular, the Zafgen Board’s view that Chondrial was the most attractive candidate because of its novel clinical and nonclinical protein replacement therapy programs and the Zafgen Board’s belief that the merger would create a publicly traded company focused on improving the lives of patients with rare diseases, initially Friedreich’s Ataxia, which currently has no approved therapies for treatment, and its belief that the merger with Chondrial will create more value for Zafgen’s stockholders than any of the other proposals that the Zafgen Board had received or that Zafgen could create as a standalone company; and

•	the ability of Zafgen’s stockholders to participate in the future growth potential of the combined company following the merger.

For more information on the Zafgen Board’s reasons for the transaction, see the section entitled “The Merger—Zafgen’s Reasons for the Merger; Recommendation of the Zafgen Board of Directors.”

Opinion of Zafgen’s Financial Advisor

Zafgen retained MTS Health Partners, L.P. as a financial advisor in connection with the merger. On December 17, 2019, MTS Securities, LLC, a wholly-owned subsidiary of MTS Health Partners, L.P., rendered its oral opinion to the Zafgen Board (which was subsequently confirmed in writing as of December 17, 2019), that, as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such written opinion and described below, the Exchange Ratio (as defined in the merger agreement) is fair, from a financial point of view, to the holders of Zafgen common stock.

The full text of the written opinion of MTS Securities, LLC (referred to as the “MTS Opinion”) sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by MTS Securities, LLC in connection with its opinion. The MTS Opinion is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the MTS Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the MTS Opinion. We urge you to read carefully the MTS Opinion, together with the summary thereof in this proxy statement, in its entirety.

MTS Securities, LLC provided its opinion for the information and assistance of the Zafgen Board in connection with its consideration of the merger. The MTS Opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio (as defined in the merger agreement), to the holders of Zafgen common stock in the merger and does not address any other aspect or implication of the merger.

The MTS Opinion was not a recommendation to the Zafgen Board or any stockholder of Zafgen as to how to vote or to take any other action in connection with the merger.

Overview of the Merger Agreement

Merger Consideration

At the effective time of the merger:

•

any shares of Chondrial common stock held as treasury stock immediately prior to the effective time of the merger shall be canceled and retired and shall cease to exist with no consideration delivered in exchange therefor; and

•

each share of Chondrial common stock outstanding immediately prior to the effective time (excluding shares of Chondrial common stock held as treasury stock) shall be converted solely into the right to receive a number of shares of Zafgen common stock equal to the Exchange Ratio (as defined in the merger agreement), which will be calculated based on the total number of outstanding shares of Zafgen common stock and Chondrial common stock, each on a fully-diluted basis, and the respective valuations of Chondrial and Zafgen, as of immediately prior to the closing of the merger, as described below. subject to adjustment to account for the reverse stock split; and

•	no fractional shares of Zafgen common stock will be issuable to Chondrial’s stockholder pursuant to the merger.

Under the terms of the merger agreement, the Exchange Ratio (as defined in the merger agreement), or the number of shares of Zafgen common stock to be issued to Chondrial’s stockholder, Holdings, for each share of Chondrial common stock outstanding at the closing of the merger, will be calculated based on the total number of outstanding shares of Zafgen common stock and Chondrial common stock, each on a fully-diluted basis, and the respective valuations of Chondrial and Zafgen, as of immediately prior to the closing of the merger. As of the effective date of the merger agreement, the closing date valuation of Chondrial (referred to as the “Chondrial valuation”) was assumed to be $67,500,000 but is subject to adjustment as described below, and the closing date valuation of Zafgen (referred to as the “Zafgen valuation”) was assumed to be $45,000,000 but is subject to adjustment as described below. Accordingly, if the closing of the merger occurs on or prior to March 31, 2020 and there is no adjustment to the Zafgen valuation as described below, then immediately following the effective time of the merger, Chondrial’s sole stockholder, Holdings, will own or hold rights to acquire 60% of the combined company, on a fully-diluted basis, and Zafgen’s stockholders will own or hold rights to acquire 40% of the combined company, on a fully-diluted basis. Holdings currently expects that it will distribute the shares of Zafgen common stock it receives in the merger to its members promptly after the completion of the merger.

The Zafgen valuation was determined based on a projected net cash balance (defined in the merger agreement as cash, cash equivalents and marketable securities minus certain outstanding liabilities) of $40,000,000 as of a determination date prior to the closing of the merger (referred to as the “target Zafgen net cash”), but subject to adjustment as described below, plus an additional $5,000,000 of enterprise value. If Zafgen’s actual net cash balance as of a determination date prior to the closing (referred to as the “closing Zafgen net cash”) is between a lower net cash target of $39,500,000, subject to adjustment as described below (referred to as the “lower target net cash”) and an upper net cash target of $40,500,000, subject to adjustment as described below (referred to as the “upper target net cash”), no adjustment will be made to the Zafgen valuation. If closing Zafgen net cash is less than the lower net cash target, the Zafgen valuation will be decreased by the difference between the closing Zafgen net cash and the target Zafgen net cash, resulting in a corresponding adjustment to the exchange ratio and an increase to the ownership percentage of Holdings in the combined company. If closing Zafgen net cash is greater than the upper target net cash, the Zafgen valuation will be increased by the difference between the closing Zafgen net cash and the target Zafgen net cash, resulting in a corresponding adjustment to the exchange ratio and a decrease to the ownership percentage of Holdings in the combined company. In addition, if the closing of the merger occurs after March 31, 2020, the target Zafgen net cash and lower target net cash and upper target net cash amounts will be reduced by $21,311 per day beginning on March 31, 2020 through the closing date of the merger, and the Chondrial valuation will be increased by $111,656 per day beginning on March 31, 2020 through the closing date of the merger, resulting in a corresponding adjustment to the exchange ratio and an increase to the ownership percentage of Holdings in the combined company.

Without giving effect to the proposed reverse stock split of Zafgen common stock described elsewhere in this proxy statement, and based on the foregoing percentages as of a March 31, 2020 closing, the exchange ratio for the Chondrial common stock would be approximately 645,509.6444 shares of Zafgen common stock for each share of Chondrial common stock (approximately 64,550,964 total shares of Zafgen common stock would be issued to Chondrial’s stockholder, on a fully diluted basis). There will be no adjustment to the number of shares of Zafgen common stock to be issued to Chondrial’s stockholder based on the market value of Zafgen common stock, and the market value of Zafgen common stock may vary significantly from the market value as of the date of this proxy statement. Because Zafgen’s net cash will not be determined until prior to the closing, and because the number of shares of Zafgen common stock issuable to Chondrial’s stockholder is determined based on Zafgen’s net cash balance prior to closing, Zafgen stockholders cannot be certain of the exact number of shares of Zafgen common stock that will be issued to Chondrial’s stockholder when Zafgen stockholders vote on the proposals at the annual meeting.

Equity Awards

Prior to the closing of the merger, the Zafgen Board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested option to purchase Zafgen common stock (referred to as “Zafgen options”) held by a non-employee member of the Zafgen Board will be accelerated in full effective as of immediately prior to the effective time of the merger. The number of shares of common stock underlying such options and the exercise price for such options will be adjusted to account for the reverse stock split. The Zafgen Amended and Restated 2006 Stock Option Plan and the Zafgen 2014 Stock Option and Incentive Plan (referred to as the “Zafgen Stock Plans”) shall remain in effect and each unexpired, unexercised Zafgen option shall continue to remain outstanding after the effective time of the merger.

Prior to the closing of the merger, the Zafgen Board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that (i) the vesting of each outstanding unvested equity award with respect to Zafgen common stock that represents the right to receive in the future shares of Zafgen common stock pursuant to any Zafgen Stock Plan (referred to as “Zafgen RSUs”) held by any non-employee member of the Zafgen Board will be accelerated in full effective as of immediately prior to the effective time of the merger and (ii) each outstanding unsettled Zafgen RSU (including any Zafgen RSUs that are accelerated as stated above or upon termination of employment as discussed below) will be settled and each holder shall receive, immediately prior to the effective time of the merger a number of shares of Zafgen common stock equal to the number of vested and unsettled restricted stock units underlying such Zafgen RSU. The number of shares of common stock underlying such options and the exercise price for such options will be adjusted to account for the reverse stock split. The Zafgen Stock Plans shall remain in effect and each unexpired, unexercised Zafgen option shall continue to remain outstanding after the effective time of the merger.

Prior to the closing of the merger, unless otherwise determined by the parties, Zafgen will use commercially reasonable efforts to provide fully executed original separation agreements with each Zafgen employee. Zafgen and Chondrial shall cause Zafgen to comply with the terms of any employment, severance, retention, change of control, or similar agreement with the Zafgen employees, including with respect to the acceleration of any Zafgen options and Zafgen RSUs held by the Zafgen employees.

Pursuant to the merger agreement, at the effective time of the merger, each option to purchase units of Holdings (referred to as “Holdings options”) that is outstanding and unexercised immediately prior to the effective time of the merger issued under the Chondrial Therapeutics Holdings, LLC 2016 Equity Incentive Plan (referred to as the “Holdings Plan”), whether or not vested, shall be substituted for a Zafgen option, and Zafgen shall take all necessary steps to effectuate such substitution. From and after the effective time of the merger, (i) each substituted Holdings option may be exercised solely for shares of Zafgen common stock, (ii) the number of shares of Zafgen common stock subject to each Holdings option assumed by Zafgen shall be determined by multiplying (A) the number of Holdings units that were subject to such Holdings option, as in effect prior to the effective time of the merger, by (B) the total number of outstanding shares of Chondrial common stock (on a fully diluted basis), as in effect prior to the effective time of the merger, by (C) a fraction, the numerator of which is one and the denominator of which is the fully diluted number of Holdings units as of such time (assuming conversion of all classes of units of Holdings into common units of Holdings, and including common units underlying all Holdings options), by (D) the Exchange Ratio (as defined in the merger agreement), and rounding the resulting number down to the nearest whole number of shares of Zafgen common stock. The per share exercise price for shares of Zafgen common stock issuable upon exercise of each Holdings option assumed by Zafgen shall be determined by multiplying (A) the fair market value of a share of Zafgen common stock at the effective time of the merger (as determined under the applicable Zafgen Stock Plan) by (B) a fraction, the numerator of which is the per unit exercise price of Holdings units subject to such Holdings option, as in effect immediately prior to the effective time of the merger agreement, and the denominator of which is the fair market value of a Holdings unit immediately prior to the effective time of the merger, and rounding the resulting exercise price up to the nearest whole cent (subject to adjustment to the extent necessary to ensure that the excess of the aggregate fair market value of the shares of Zafgen common stock issuable upon exercise of each substituted Zafgen option immediately after such substitution over the aggregate exercise price with respect to the shares of Zafgen common stock subject to such Zafgen option is not greater than the excess of the aggregate fair market value of the common units of Holdings subject to the Holdings option immediately before the substitution over the aggregate exercise price with respect to such common units of Holdings subject to such Holdings option). Any restriction on the exercise of any substituted Holdings option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Holdings option shall otherwise remain unchanged.

Conditions to the Completion of the Merger

To consummate the merger, Zafgen’s stockholders must approve the issuance of shares of Zafgen common stock in the merger, and an amendment to the ninth amended and restated certificate of incorporation of Zafgen effecting the reverse stock split. In addition to obtaining such Zafgen stockholder approvals and appropriate regulatory approvals, the merger agreement includes a termination right for Chondrial based upon Zafgen having a minimum net cash amount of at least $30,000,000 and a termination right for Zafgen based upon Chondrial having a minimum net cash amount of not less than zero. Additionally, each of the other closing conditions set forth in the merger agreement and described in the section titled “The Merger Agreement – Conditions to the Completion of the Merger” must be satisfied or waived.

No Solicitation

Each of Zafgen and Chondrial agreed that, except as described below, from the date of the merger agreement until the earlier of the consummation of the merger or the termination of the merger agreement in accordance with its terms, Zafgen and Chondrial and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any “acquisition proposal” (as defined in the section titled “The Merger

Agreement—No Solicitation” below), or “acquisition inquiry” (as defined in the section titled “The Merger Agreement—No Solicitation” below);

•	furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend an acquisition proposal; or

•

execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition transaction (as defined in the section titled “The Merger Agreement—No Solicitation” below).

Termination of the Merger Agreement

Either Zafgen or Chondrial can terminate the merger agreement under specified circumstances, which would prevent the merger from being consummated.

Termination Fee

The merger agreement provides for the payment of a termination fee of $3,375,000 by each of Zafgen and Chondrial to the other party upon termination of the merger agreement under specified circumstances.

Expense Reimbursement

The merger agreement provides for the payment of an expense reimbursement of $350,000 by each of Zafgen and Chondrial to the other party upon termination of the merger agreement under specified circumstances.

NASDAQ Listing

Pursuant to the merger agreement, Zafgen agreed to use its reasonable best efforts to cause the shares of Zafgen common stock being issued in the merger to be approved for listing on NASDAQ at or prior to the effective time of the merger.

Voting Agreements

Concurrently with the execution of the merger agreement, certain Zafgen stockholders, owning in the aggregate approximately 9.7% of the outstanding shares of Zafgen common stock entered into voting agreements with Zafgen and Chondrial. The voting agreements provide, among other things, that the parties to the voting agreements will vote the shares of Zafgen common stock held by them in favor of the transactions contemplated by the merger agreement and grant a proxy to vote such shares in favor of the transactions. In addition, the voting agreements place restrictions on the transfer of the shares of Zafgen common stock held by the respective signatory stockholders.

In addition, Chondrial’s sole stockholder, Holdings, has already approved the merger.

Lock-up Agreements

Concurrently with the execution of the merger agreement, certain Zafgen stockholders, owning in the aggregate approximately 9.7% of the outstanding shares of Zafgen common stock, and Holdings, the sole stockholder of Chondrial, entered into lock-up agreements with Zafgen, pursuant to which such parties have agreed not to, except in limited circumstances, sell or transfer, or engage in swap or similar transactions with respect to, shares of Zafgen common stock, including, as applicable, shares received in the merger and issuable upon exercise of certain warrants and options, from the closing of the merger until 180 days from the closing date of the merger. Pursuant to the merger agreement, certain members of Holdings will execute lock-up agreements at the closing of the merger.

Management Following the Merger

At the effective time of the merger, the executive management team of the combined company is expected to include the following individuals:

Name	Position with the Combined Company	Current Position with Chondrial
Carole S. Ben-Maimon, M.D.	President and Chief Executive Officer	President and Chief Executive Officer
John Berman	Vice President, Finance and Operations and Treasurer	Vice President Finance and Operations and Treasurer

At the effective time of the merger, the executive management team of the combined company is also expected to include a chief financial officer and a chief medical officer.

The Board of Directors Following the Merger

At the effective time of the merger, the combined company will initially have a seven member board of directors, comprised of Peter Barrett, Ph.D., Carole Ben-Maimon, M.D., Thomas O. Daniel, M.D., Tom Hamilton, Jonathan Leff, Frank E. Thomas, and one additional designee of Deerfield Management (until each of their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal).

Interests of Zafgen’s Directors and Executive Officers in the Merger

Zafgen’s directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Zafgen stockholders generally. These interests include:

•

Zafgen’s executive officers are parties to Severance and Change in Control Agreements, which were effective on or prior to September 12, 2019, that provide for severance benefits, including accelerated vesting of outstanding equity awards and extended exercise periods of outstanding stock options, in the event of certain qualifying terminations of employment in connection with the merger;

•	Zafgen’s executive officers will receive cash retention bonuses, which were approved on or prior to September 12, 2019, in connection with the merger;

•

Zafgen’s executive officers are parties to employment agreements or offer letters that provide for severance benefits, including accelerated vesting of outstanding equity awards, in the event of certain qualifying terminations of employment following the merger; and

•	Zafgen’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Zafgen’s Directors and Executive Officers in the Merger” beginning on page [●]. The Zafgen Board was aware of and considered these interests, among other matters, in reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Federal Securities Law Consequences; Resale Restrictions

The issuance of Zafgen common stock in the merger to Chondrial’s stockholder will be effected by means of a private placement, which is exempt from registration under the Securities Act of 1933, as amended (referred to as the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” The shares issued in connection with the merger will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. Additionally, the shares of Zafgen common stock issued in the merger to Chondrial’s stockholder will be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page [●] of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Code. Zafgen stockholders will not sell, exchange or dispose of any shares of Zafgen common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Zafgen or its stockholders as a result of the merger.

Risk Factors

The merger, including the possibility that the merger may not be consummated, poses a number of risks to Zafgen and its stockholders. In addition, both Zafgen and Chondrial are subject to various risks associated with their businesses and their industries, and the combined company will also be subject to those and other risks.

Regulatory Approvals

Neither Zafgen nor Chondrial is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Zafgen must comply with applicable federal and state securities laws and the NASDAQ rules in connection with the issuance of shares of Zafgen common stock in the merger and the private placement, including the filing with the SEC of this proxy statement.

Anticipated Accounting Treatment

The merger will be treated by Zafgen as a reverse merger under the purchase method of accounting in accordance with U.S. generally accepted accounting principles (referred to as “GAAP”). For accounting purposes, Chondrial is considered to be acquiring Zafgen in this transaction.

Appraisal Rights

Neither Zafgen’s stockholders nor Chondrial’s stockholder is entitled to appraisal rights in connection with the merger.

Potential Financing

Although there is no current agreement in place with any potential financing source, nor any requirement to undertake a financing, under the merger agreement, concurrently with the consummation of the merger, the combined company may complete a financing transaction in which Larimar may issue, in a single transaction or a series of transactions shares of the common stock, or securities convertible or exercisable into common stock, of Larimar. To the extent any such potential financing is consummated, the issuance of shares would be dilutive to both Zafgen and Chondrial stockholders, after giving effect to the exchange ratio, and shares issued in connection with such potential financing would not be used in the calculation of the exchange ratio. Any potential financing after the effective time of the merger must be approved by the majority of the members of the combined company’s board of directors.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data for each of Zafgen and Chondrial, summary unaudited pro forma condensed combined financial data for Zafgen and Chondrial and comparative historical and unaudited pro forma per share data for Zafgen and Chondrial. The following information does not give effect to the proposed reverse stock split.

Selected Historical Consolidated Financial Data of Zafgen

The following table summarizes Zafgen’s consolidated financial data. Zafgen derived the following consolidated statements of operations data for the years ended December 31, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2019 and 2018 from its audited consolidated financial statements and related notes, included in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated by reference herein. Zafgen derived the following consolidated statements of operations data for the years ended December 31, 2017, 2016 and 2015 and the consolidated balance sheet data as of December 31, 2017, 2016 and 2015 from its audited consolidated financial statements and related notes not included or incorporated in this proxy statement. The following selected financial data have been derived from Zafgen’s consolidated financial statements and should be read in conjunction with “Zafgen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this proxy statement or incorporated by reference herein. Zafgen’s historical results are not necessarily indicative of the results that may be expected in any future period.

	Year Ended December 31,
	2019	2018	2017	2016	2015
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—

Operating expenses:
Research and development	23,886	47,929	40,839	39,936	54,618
General and administrative	16,215	13,193	12,160	18,289	19,195
Restructuring charges	5,553	—	—	—	—

Total operating expenses	45,654	61,122	52,999	58,225	73,813

Loss from operations	(45,654)	(61,122)	(52,999)	(58,225)	(73,813)

Other income (expense):
Interest income	1,989	1,889	996	894	438
Interest expense	(1,766)	(1,898)	(165)	(529)	(806)
Foreign currency transaction gains (losses), net	25	(237)	140	(18)	(105)

Total other income (expense), net	248	(246)	971	347	(473)

Net loss	(45,406)	(61,368)	(52,028)	(57,878)	(74,286)

Net loss per share—basic and diluted	$(1.22)	$(1.90)	$(1.90)	$(2.12)	$(2.78)

Weighted average common shares outstanding, basic and diluted	37,347,199	32,228,721	27,433,239	27,297,934	26,756,079

	December 31,
	2019	2018	2017	2016	2015
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$70,261	$118,066	$102,052	$129,194	$185,079
Working capital (1)	59,313	108,024	97,632	121,005	171,567
Total assets	80,734	121,762	105,510	131,621	189,106
Notes payable, net of discount, long-term	8,464	15,185	20,000	—	3,453
Total liabilities	27,110	28,491	27,293	9,984	19,996
Accumulated deficit	(396,351)	(350,945)	(289,577)	(237,549)	(179,671)
Total stockholders’ equity	53,624	93,271	78,217	121,727	169,110

(1)	Zafgen defines working capital as current assets less current liabilities

Selected Historical Financial Data of Chondrial

The following table summarizes Chondrial’s consolidated financial data. Chondrial has derived the statements of operations data for the years ended December 31, 2019 and 2018 and the balance sheet data as of December 31, 2019 and 2018 from Chondrial’s consolidated audited financial statements included elsewhere in this proxy statement. You should read the following selected financial data together with Chondrial’s consolidated financial statements and the related notes appearing at the end of this proxy statement and “Chondrial’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [●] of this proxy statement. Chondrial’s historical results are not necessarily indicative of the results that may be expected in any future period.

	Year Ended December 31,
	2019	2018
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue	$—	$—

Operating expenses:
Research and development	20,790	9,609
General and administrative	2,424	1,583

Total operating expenses	23,214	11,192

Loss from operations	(23,214)	(11,192)

Other income	82	—

Net loss	(23,132)	(11,192)

Net loss per share—basic and diluted	$(231,320.00)	$(111,920.00)

Weighted average common shares outstanding, basic and diluted	100	100

	December 31,
	2019	2018
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$1,009	$4,356
Working (deficit) capital (1)	(1,145)	2,619
Total assets	5,201	5,147
Total liabilities	5,895	2,233
Accumulated deficit	(23,132)	—
Total stockholder’s (deficit) equity	(694)	2,914

(1)	Chondrial defines working (deficit) capital as current assets less current liabilities

Selected Unaudited Pro Forma Combined Financial Data of Zafgen and Chondrial

The following selected unaudited pro forma combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical financial statements of Zafgen and Chondrial, after giving effect to the merger. The unaudited pro forma combined balance sheet data as of December 31, 2019 gives effect to the merger as if it took place on December 31, 2019. The unaudited pro forma combined statement of operations data for the year ended December 31, 2019 gives effect to the merger as if it took place on January 1, 2019.

In the unaudited pro forma combined financial data, the merger has been accounted for as an asset acquisition, with Chondrial being the accounting acquirer. Using the estimated total consideration for the merger, management has preliminarily allocated such consideration to the assets acquired and liabilities assumed of Zafgen in the merger based on a preliminary valuation analysis and purchase price allocation. This preliminary purchase price allocation was used to prepare pro forma adjustments in the unaudited pro forma combined financial statements. The final purchase price allocation will be determined when management has determined the final consideration paid in the merger and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments and the unaudited pro forma combined financial statements. The final purchase price allocation may (i) include changes to assets and liabilities included in the pro forma combined financial data and (ii) include changes to the fair value of purchase consideration in the merger.

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. Accordingly, the historical consolidated financial data of Zafgen and Chondrial has been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the results of operations of the combined company. In addition, the pro forma adjustments reflecting the completion of the merger are based upon the application of the asset acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Zafgen and Chondrial been a combined company during the specified periods.

The following selected unaudited pro forma combined financial data should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements,” beginning on page [●], Zafgen’s audited consolidated financial statements and the notes thereto included to in the section entitled “Zafgen’s Audited Consolidated Financial Statements” in this proxy statement, Chondrial’s consolidated audited financial statements and the notes thereto included in the sections entitled “Chondrial’s Audited Consolidated Financial Statements” and “Notes to Chondrial’s Audited Consolidated Financial Statements,” respectively, the sections entitled “Zafgen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page [●], and “Chondrial’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page [●], and the other information contained in this proxy statement.

The following information does not give effect to the proposed reverse stock split of Zafgen common stock described in the section entitled “Matters Being Submitted to a Vote of Zafgen’s Stockholders—Proposal 2: Approval of the Reverse Stock Split,” beginning on page [●] of this proxy statement.

Year Ended
December 31, 2019
(in thousands, except per share data)
Combined Statement of Operations Data:
Revenue	$—

Operating expenses:
Research and development	44,676
General and administrative	17,218
Restructuring charges	5,553

Total operating expenses	67,447

Loss from operations	(67,447)

Other income (expense):
Interest income	1,989
Interest expense	(37)
Other income	82
Foreign currency transaction losses, net	25

Total other income (expense), net	2,059

Net loss	$(65,388)

Net loss per share, basic and diluted	$(0.65)

Weighted average common shares outstanding, basic and diluted	101,221,965

As of December 31, 2019
(in thousands)
Combined Balance Sheet Data:
Cash, cash equivalents and marketable securities	$46,871
Working capital (1)	40,565
Total assets	59,815
Total liabilities	17,391
Accumulated deficit	(23,132)
Total stockholders’ equity	42,424

(1)	Zafgen and Chondrial define working capital as current assets less current liabilities

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects historical per share information for Zafgen and Chondrial and unaudited pro forma per share information of the combined company as if Zafgen and Chondrial had been combined as of or for the periods presented. The per share amounts below do not give effect to the proposed reverse stock split of Zafgen common stock described in the section entitled “Matters Being Submitted to a Vote of Zafgen’s Stockholders—Proposal 2: Approval of the Reverse Stock Split,” beginning on page [●] of this proxy statement.

The pro forma amounts in the table below have been derived from the unaudited pro forma combined financial information included in the section entitled “Unaudited Pro Forma Combined Financial Statements,” beginning on page [●] of this proxy statement. The pro forma amounts are presented for illustrative purposes only and are not necessarily indicative of what the financial position or the results of operations of the combined company would have been had Zafgen and Chondrial been combined as of or for the periods presented.

The information below should be read in conjunction with the audited consolidated financial statements of Zafgen and the related notes, the audited consolidated financial statements of Chondrial and the related notes, and the unaudited pro forma combined financial information and the related notes, all of which are included elsewhere in this proxy statement or in annexes to this proxy statement or incorporated by reference herein.

As of and for the Year Ended December 31, 2019
(in thousands)
Zafgen
Book value per share—historical (1)	$1.43
Basic and diluted net loss per share—historical	$(1.22)
Cash dividends declared per share—historical	$—
Chondrial
Book value per share—historical (1)	$(6,940.00)
Basic and diluted net loss per share—historical	$(231,320.00)
Cash dividends declared per share—historical	$—
Chondrial Unaudited Pro Forma Equivalent Data per Share (2)
Book value per share—pro forma	$(0.01)
Basic and diluted net loss per share—historical	$(0.36)
Cash dividends declared per share—pro forma	$—
Unaudited Pro Forma Combined
Book value per share—pro forma (3)	$0.42
Basic and diluted net loss per share—pro forma	$(0.65)
Cash dividends declared per share—pro forma	$—

(1)	Historical book value per share is calculated by taking total shareholders’ equity divided by total outstanding common shares, as of the end of the period.
(2)	Chondrial Unaudited Pro Forma Equivalent Data per share is calculated by applying the preliminary pro forma share exchange ratio of 638,340 to the unaudited pro forma per share data.
(3)	Combined pro forma book value per share is calculated by taking pro forma combined total shareholder equity divided by pro forma combined total outstanding common shares.

MARKET PRICE AND DIVIDEND INFORMATION

Zafgen common stock began trading on NASDAQ under the symbol “ZFGN” on June 18, 2014. Chondrial is a private company and its common stock is not publicly traded. There has never been, nor is there expected to be in the future, a public market for Chondrial common stock.

On December 17, 2019, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of Zafgen common stock as reported on NASDAQ was $0.83 per share. On [●], 2020, the last practicable date before the printing of this proxy statement, the closing price per share of Zafgen common stock as reported on NASDAQ was $[●], per share.

Following the consummation of the merger, and subject to successful application for initial listing with NASDAQ, Zafgen common stock will continue to be listed on NASDAQ, but will trade under the symbol “LRMR” and under the combined company’s new name, “Larimar Therapeutics, Inc.” (referred to as “Larimar”).

As of the record date, Zafgen had approximately [●] stockholders of record.

Zafgen has never declared or paid cash dividends on Zafgen common stock. Zafgen currently anticipates that all of its earnings in the foreseeable future will be used for the operation and growth of its business, and does not expect to pay any cash dividends to Zafgen stockholders. Payment of future dividends, if any, will be at the discretion of the Zafgen Board.

RISK FACTORS

You should consider the following factors in evaluating whether to approve the issuance of shares of Zafgen common stock in the merger and the resulting “change of control” of Zafgen under the NASDAQ rules and the amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect a reverse stock split of Zafgen common stock. These factors should be considered in conjunction with the other information included or incorporated by reference by Zafgen in this proxy statement.

Risks Related to the Merger

If the proposed merger with Chondrial is not consummated, Zafgen’s business could suffer materially and Zafgen’s stock price could decline.

The consummation of the proposed merger with Chondrial is subject to a number of closing conditions, including the approval by Zafgen’s stockholders, approval by NASDAQ of Zafgen’s application for initial listing of Zafgen common stock in connection with the merger, and other customary closing conditions. Zafgen is targeting a closing of the transaction in the second quarter of 2020.

If the proposed merger is not consummated, Zafgen may be subject to a number of material risks, and its business and stock price could be adversely affected, as follows:

•	Zafgen has incurred and expects to continue to incur significant expenses related to the proposed merger with Chondrial even if the merger is not consummated.

•

The merger agreement contains covenants relating to Zafgen’s solicitation of competing acquisition proposals and the conduct of Zafgen’s business between the date of signing the merger agreement and the closing of the merger. As a result, significant business decisions and transactions before the closing of the merger require the consent of Chondrial. Accordingly, Zafgen may be unable to pursue business opportunities that would otherwise be in its best interest as a standalone company. If the merger agreement is terminated after Zafgen has invested significant time and resources in the transaction process, Zafgen will have a limited ability to continue its current operations without obtaining additional financing to fund its operations.

•	Zafgen could be obligated to pay Chondrial a $3,375,000 termination fee in connection with the termination of the merger agreement, depending on the reason for the termination.

•	Zafgen could be obligated to pay Chondrial a $350,000 expense reimbursement in connection with the termination of the merger agreement, depending on the reason for the termination.

•	Zafgen’s collaborators and other business partners and investors in general may view the failure to consummate the merger as a poor reflection on its business or prospects.

•	Some of Zafgen’s suppliers, collaborators and other business partners may seek to change or terminate their relationships with Zafgen as a result of the proposed merger.

•

As a result of the proposed merger, current and prospective employees could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect Zafgen’s ability to retain its key employees, who may seek other employment opportunities. Additionally, pursuant to the merger agreement, all Zafgen employees will be terminated effective as of the closing.

•	Zafgen’s management team may be distracted from day to day operations as a result of the proposed merger.

•	The market price of Zafgen common stock may decline to the extent that the current market price reflects a market assumption that the proposed merger will be completed.

In addition, if the merger agreement is terminated and the Zafgen Board determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. In such circumstances, the Zafgen Board may elect to, among other things, divest all or a portion of Zafgen’s business, or take the steps necessary to liquidate all of Zafgen’s business and assets, and in either such case, the consideration that Zafgen receives may be less attractive than the consideration to be received by Zafgen pursuant to the merger agreement.

If Zafgen does not successfully consummate the merger or another strategic transaction, the Zafgen Board may decide to pursue a dissolution and liquidation of Zafgen. In such an event, the amount of cash available for distribution to Zafgen’s stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the merger will be completed. If the merger is not completed, the Zafgen Board may decide to pursue a dissolution and liquidation of Zafgen. In such an event, the amount of cash available for distribution to Zafgen’s stockholders will depend heavily on the timing of such decision and, as with the passage of time the amount of cash available for distribution will be reduced as Zafgen continues to fund its operations. In addition, if the Zafgen Board were to approve and recommend, and Zafgen’s stockholders were to approve, a dissolution and liquidation of Zafgen, Zafgen would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to Zafgen’s stockholders. As a result of this requirement, a portion of Zafgen’s assets may need to be reserved pending the resolution of such obligations, and the timing of any such resolution is uncertain. In addition, Zafgen may be subject to litigation or other claims related to a dissolution and liquidation of Zafgen. If a dissolution and liquidation were pursued, the Zafgen Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Zafgen common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of Zafgen.

The amount of merger consideration may vary depending on the amount of net cash of Zafgen as of a certain determination date prior to closing and the date on which the closing occurs, which could result in Zafgen’s stockholders owning a smaller percentage of the combined company than expected.

Under the terms of the merger agreement, the number of shares of Zafgen common stock to be issued to Chondrial’s stockholder at the closing of the merger will be determined based on an exchange ratio, which will be calculated based on the total number of outstanding shares of Zafgen common stock and Chondrial common stock, each on a fully-diluted basis, and the respective valuations of Chondrial and Zafgen, as of immediately prior to the closing of the merger. If the closing occurs on or before March 31, 2020 and there is no adjustment to the closing valuation of Zafgen (as described below), then immediately following the effective time of the merger, Chondrial’s stockholder will own, or hold rights to acquire, 60% of the common stock of the combined company, on a fully-diluted basis, and Zafgen’s existing stockholders will own or hold rights to acquire 40% of the common stock of the combined company, on a fully-diluted basis. The respective valuations of Chondrial and Zafgen, and the corresponding ownership percentages of Chondrial’s stockholder and existing Zafgen stockholders, may be adjusted upward or downward based on the date the closing occurs and the net cash balance (defined in the merger agreement as cash, cash equivalents and marketable securities minus certain outstanding liabilities) of Zafgen as of a determination date prior to the closing of the merger, and as a result, either Zafgen’s stockholders could own less of the combined company than expected. There can be no assurances as to Zafgen’s level of net cash between now and closing or as to the date the closing will occur.

Zafgen’s net cash may be less than $30,000,000 at the closing of the merger, which would cause a condition to Chondrial’s obligation to consummate the merger to fail to be satisfied and may result in the termination of the merger agreement.

Zafgen is required to have a net cash balance of at least $30,000,000 at the closing of the merger as a condition to Chondrial’s obligation to consummate the merger. For purposes of the merger agreement, net cash is subject to certain reductions, including, without limitation, accounts payable, accrued expenses (except those related to the merger), current liabilities payable in cash, unpaid expenses related to the merger and certain other unpaid obligations, including outstanding lease obligations. In the event that Zafgen’s net cash falls below this threshold, a condition to the Chondrial’s obligation to consummate the merger will fail to be satisfied and Chondrial will have the right to terminate the merger agreement at an outside date of September 17, 2020 (subject to extension as provided in the merger agreement) if Zafgen’s net cash continues to be lower than the $30,000,000 threshold.

Some of Zafgen’s officers and directors have conflicts of interest that may influence them to support or approve the merger.

Officers and directors of Zafgen participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, their continued service as a director of the combined company, retention and severance benefits, the acceleration of restricted stock and option vesting and continued indemnification. These interests, among others, may influence the officers and directors of Zafgen to support or approve the merger. For a more detailed discussion see “The Merger—Interests of Zafgen’s Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between December 17, 2019, the date of the merger agreement, and the closing. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Zafgen or Chondrial, to the extent they resulted from the following and do not have a materially disproportionate effect on Zafgen or Chondrial, as the case may be:

•	the announcement or pendency of the merger agreement or the transactions contemplated thereby;

•	the taking of any action, or the failure to take any action, by any party that is required to comply with the terms of the merger agreement;

•

any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing;

•	any change in generally accepted accounting principles or any change in applicable laws, rules or regulations or the interpretation thereof;

•	general economic or political conditions or conditions generally affecting the industries in which either party and its subsidiaries operate;

•	with respect to Zafgen, any change in the stock price or trading volume of Zafgen common stock;

•	with respect to Zafgen, subject to certain exceptions, a change in the listing status of Zafgen common stock on NASDAQ; or

•	with respect to Chondrial, any change in the cash position of Chondrial or its subsidiaries which results from operations in the ordinary course of business.

If adverse changes occur but Zafgen and Chondrial must still complete the merger, the combined company’s stock price may suffer.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons including if:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	investors react negatively to the effect on the combined company’s business and prospects from the merger.

Zafgen’s stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Zafgen’s stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price following the merger.

During the pendency of the merger, Zafgen or Chondrial may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the merger agreement.

Covenants in the merger agreement impede the ability of Zafgen or Chondrial to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition of Zafgen common stock, a tender offer for Zafgen common stock, a merger or other business combination outside the ordinary course of business. Any such transactions could be favorable to such party’s stockholders.

Because the lack of a public market for Chondrial common stock makes it difficult to evaluate the fairness of the merger, Chondrial’s stockholder may receive consideration in the merger that is greater than or less than the fair market value of Chondrial common stock.

The outstanding share capital of Chondrial is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Chondrial. Since the percentage of Zafgen’s equity to be issued to Chondrial’s stockholder was determined based on negotiations between the parties, it is possible that the value of the Zafgen common stock to be issued in connection with the merger will be greater than the fair market value of Chondrial. Alternatively, it is possible that the value of the shares of Zafgen common stock to be issued in connection with the merger will be less than the fair market value of Chondrial.

The combined company will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees. In addition, the combined company will incur significant consolidation and integration expenses which cannot be accurately estimated at this time. These costs could include the possible relocation of certain operations from Massachusetts to other offices of the combined company as well as costs associated with terminating existing office leases and the loss of benefits of certain favorable office leases. Actual transaction costs may substantially exceed Chondrial’s estimates and may have an adverse effect on the combined company’s financial condition and operating results.

Failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code could harm the combined company.

The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as amended. For a full description of the tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement. To comply with the requirements for a Section 368(a) reorganization, certain structural and other requirements for the transaction must be met; if not satisfied, Chondrial’s stockholder could be subject to tax liability.

The merger is expected to result in a limitation on Zafgen’s ability to utilize its net operating loss carryforward.

Under Section 382 of the Code, use of Zafgen’s net operating loss carryforwards (referred to as “NOLs”) will be limited if Zafgen experiences an “ownership change.” For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. Zafgen is expected to experience an ownership change as a result of the merger and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time will be limited. The limitation will be determined by the fair market value of Zafgen common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. Limitations imposed on Zafgen’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

Certain stockholders could attempt to influence changes within Zafgen which could adversely affect Zafgen’s operations, financial condition and the value of Zafgen common stock.

Zafgen’s stockholders may from time-to-time seek to acquire a controlling stake in Zafgen, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming, and could disrupt Zafgen’s operations and divert the attention of the Zafgen Board and senior management from the pursuit of the proposed merger transaction. These actions could adversely affect Zafgen’s operations, financial condition, Zafgen’s ability to consummate the merger and the value of Zafgen common stock.

Zafgen and Chondrial may become involved in securities litigation or stockholder derivative litigation in connection with the merger, and this could divert the attention of Zafgen and Chondrial management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Zafgen and Chondrial may become involved in this type of litigation in connection with the merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Zafgen, Chondrial and the combined company.

Failure to complete the merger may result in Zafgen and Chondrial paying a termination fee or expenses to the other party and could harm the price of Zafgen common stock and the future business and operations of each company.

If the merger is not completed and the merger agreement is terminated under certain circumstances, Zafgen or Chondrial may be required to pay the other party a termination fee of $3,375,000 and/or an expense reimbursement of up to $350,000. Even if a termination fee or expense reimbursement is not payable in connection with a termination of the merger agreement, each of Zafgen and Chondrial will have incurred significant fees and expenses, which must be paid whether or not the merger is completed. Further, if the merger is not completed, it could significantly harm the market price of Zafgen common stock.

The Exchange Ratio is not adjustable based on the market price of Zafgen common stock so the merger consideration at the closing may have greater or lesser value than the market price at the time the merger agreement was signed.

The merger agreement has set the Exchange Ratio (as defined in the merger agreement) for Chondrial common stock, and the Exchange Ratio (as defined in the merger agreement) is based on the outstanding Chondrial common stock and the outstanding Zafgen common stock, in each case immediately prior to the closing of the merger as described under the heading “The Merger—Merger Consideration.” Applying the exchange ratio formula in the merger agreement, Chondrial’s stockholder immediately before the merger is expected to own [●]% of the outstanding capital stock of Zafgen immediately following the merger, and the stockholders of Zafgen immediately before the merger are expected to own approximately [●]% of the outstanding capital stock of Zafgen immediately following merger, subject to certain assumptions. Under certain circumstances further described in the merger agreement, however, these ownership percentages may be adjusted upward or downward based on the date the closing occurs and the cash levels of the respective companies at the closing of the merger, and as a result, either Zafgen’s stockholders could own less of the combined company than expected.

Any changes in the market price of Zafgen common stock before the completion of the merger will not affect the number of shares of Zafgen common stock issuable to Chondrial’s stockholder pursuant to the merger agreement. Therefore, if before the completion of the merger the market price of Zafgen common stock declines from the market price on the date of the merger agreement, then Chondrial’s stockholder could receive merger consideration with substantially lower value than the value of such merger consideration on the date of the merger agreement. Similarly, if before the completion of the merger the market price of Zafgen common stock increases from the market price of Zafgen common stock on the date of the merger agreement, then Chondrial’s stockholder could receive merger consideration with substantially greater value than the value of such merger consideration on the date of the merger agreement. The merger agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the market price of Zafgen common stock, for each one percentage point change in the market price of Zafgen common stock, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration payable to Chondrial’s stockholder pursuant to the merger agreement.

Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

The terms of the merger agreement prohibit each of Zafgen and Chondrial from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when the Zafgen Board determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that failure to cooperate with the proponent of the proposal would be reasonably likely to be inconsistent with the Zafgen Board’s fiduciary duties.

If the conditions to the merger are not met, the merger may not occur.

Even if the share issuance and reverse stock split are approved by Zafgen’s stockholders, specified conditions must be satisfied or waived to complete the merger. These conditions are set forth in the merger agreement and described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”. Zafgen cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Zafgen and Chondrial each may lose some or all of the intended benefits of the merger.

Risks Related to the Reverse Stock Split

The reverse stock split may not increase Zafgen’s stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of Zafgen common stock above the minimum bid price requirement under the NASDAQ rules so that the listing of the combined company and the shares of Zafgen common stock being issued in the merger on NASDAQ will be approved. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Zafgen common stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the reverse stock split ratio chosen by the Zafgen Board in its sole discretion, or result in any permanent or sustained increase in the market price of Zafgen common stock, which is dependent upon many factors, including Zafgen’s business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined company might meet the continued listing requirements for NASDAQ initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of Zafgen common stock.

Although the Zafgen Board believes that the anticipated increase in the market price of Zafgen common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Zafgen common stock.

The reverse stock split may lead to a decrease in Zafgen’s overall market capitalization.

Should the market price of Zafgen common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in Zafgen’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Zafgen common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Zafgen’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Zafgen

For risks related to the business of Zafgen, please refer to the section entitled “Item 1A. Risk Factors” set forth in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 5, 2020, as updated by the subsequent quarterly reports on Form 10-Q.

Risks Related to Chondrial

Risks Related to Chondrial’s Financial Position and Need for Capital

Chondrial has incurred significant losses since its inception and anticipates that it will incur continued losses for the foreseeable future.

Since Chondrial’s inception in November 2016, it has devoted substantially all of its resources to the development of CTI-1601. Chondrial has incurred significant losses in each year of operation since its inception. For the year ended December 31, 2019, Chondrial had net losses of $23.1 million and as of December 31, 2019, had an accumulated deficit of $23.1 million and Chondrial expects to continue to incur significant expenses and net operating losses for the foreseeable future. The Chondrial financial statements for the years ended December 31, 2019 and December 31, 2018 include disclosures regarding management’s assessment of Chondrial’s ability to continue as a going concern and a report from Chondrial’s independent registered public accounting firm that includes an explanatory paragraph regarding going concern, as there is substantial doubt about Chondrial’s ability to continue as a going concern due to its current liquidity position and recurring losses from operations since inception and negative cash flows from operating activities.

Chondrial has devoted substantially all of its financial resources and efforts to research and development, including nonclinical studies and Chondrial’s clinical development program as well as the development of manufacturing processes. Chondrial expects to incur significant losses for the foreseeable future to further develop and commercialize its lead drug candidate.

Chondrial expects that its expenses will increase substantially if and as it:

•	continues clinical development efforts for CTI-1601;

•	seeks regulatory and marketing approvals for Chondrial’s product candidates that successfully complete clinical trials, if any;

•	establishes sales, marketing, distribution and other commercial infrastructure to commercialize various products for which Chondrial may obtain marketing approval, if any;

•	contracts for the manufacture of larger quantities of product candidates for clinical development and potentially commercialization;

•	maintains, expands and protects Chondrial’s intellectual property portfolio; and

•	hires and retains additional personnel, such as clinical, quality control, regulatory, finance, and compliance personnel.

Net losses and negative cash flows have had, and will continue to have, an adverse effect on Chondrial’s stockholder’s (deficit) equity and working capital.

Chondrial has no commercial revenue and may never become profitable.

To date, Chondrial has not generated any commercial revenue. Chondrial’s ability to generate revenue and become profitable depends upon its ability to obtain regulatory approval for, and successfully commercialize, CTI-1601 or other product candidates that it may develop, in-license or acquire in the future.

This will require success in a range of challenging activities, including completing clinical trials of CTI-1601 or any future product candidates, obtaining marketing approval for CTI-1601 and any future product candidates, manufacturing, marketing and selling those products for which Chondrial, or any future collaborators, may obtain marketing approval, satisfying any post-marketing requirements and obtaining reimbursement for Chondrial’s products from private insurance or government payors. Even if Chondrial is able to successfully achieve the above, Chondrial does not know what the reimbursement status of CTI-1601 or any other future product candidates will be or when any of these products will generate revenue for Chondrial, if at all. Chondrial has not generated, and does not expect to generate, any product revenue for the foreseeable future, and expects to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, nonclinical studies and clinical trials and the regulatory approval process for CTI-1601 and any future product candidates.

Chondrial’s ability to generate revenue from CTI-1601 or any future product candidates also depends on a number of additional factors, including its ability to:

•	successfully complete development activities, including the remaining nonclinical studies and planned clinical trials for its product candidates;

•

complete and submit New Drug Applications (referred to as “NDAs”) and Biologics License Applications (referred to as “BLAs”) to the FDA, and Marketing Authorisation Applications (referred to as “MAAs”) to the European Medicines Agency (referred to as the “EMA”), and obtain regulatory approval for indications for which there is a commercial market;

•	complete and submit applications to, and obtain regulatory approval from, other foreign regulatory authorities;

•	manufacture any approved products in commercial quantities and on commercially reasonable terms;

•	develop a commercial organization, or find suitable partners, to market, sell and distribute approved products in the markets in which Chondrial has retained commercialization rights;

•	achieve acceptance among patients, clinicians and advocacy groups for any products Chondrial develops;

•	obtain coverage and adequate reimbursement from third parties, including government payors; and

•	set a commercially viable price for any products for which Chondrial may receive approval.

Because of the uncertainties and risks associated with these activities, Chondrial is unable to accurately predict the timing and amount of increased expenses, and if or when it might achieve or maintain profitability. Chondrial and any future collaborators may never succeed in these activities and, even if it does, or any future collaborators do, Chondrial may never generate revenues that are large enough for it to achieve profitability. Even if Chondrial is able to complete the processes described above, it anticipates incurring significant costs associated with commercializing CTI-1601 or any of its future product candidates. Even if Chondrial achieves profitability in the future, it may not be able to sustain profitability in subsequent periods.

Chondrial will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Chondrial to delay, limit or terminate its product development efforts or other operations.

Chondrial expects to continue to spend substantial and increasing amounts to conduct clinical trials of CTI-1601 and further research and development activities for CTI-1601, and for any additional product candidates that it may develop, in-license or acquire in the future. In addition, Chondrial’s expenses will increase as it expands, through development, in-license or acquisition, its pipeline of product candidates. If Chondrial obtains marketing approval for any of its product candidates, Chondrial will likely incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution to the extent that such sales, marketing, manufacturing and distribution are not the responsibility of a future collaborator. Accordingly, Chondrial will need to obtain additional funding in connection with its continuing operations.

As of December 31, 2019, Chondrial’s existing cash and cash equivalents were $1.0 million. This amount, combined with the cash and cash equivalents of Zafgen that will be acquired in the merger and the additional $15.0 million of funding to be received through the Series B bridge convertible preferred units offering, will not be sufficient to fund all of the efforts that it plans to undertake or to fund the completion of development of CTI-1601. Accordingly, Chondrial will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. The incurrence of indebtedness would result in increased fixed payment obligations and Chondrial may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business.

Any additional fundraising efforts may divert Chondrial’s management from their day-to-day activities, which may adversely affect its ability to develop and commercialize its product candidates. In addition, Chondrial cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Chondrial could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and it may be required to relinquish rights to some of its technologies or product candidates or otherwise agree to terms unfavorable to Chondrial, any of which may have a material adverse effect on its business, operating results and prospects.

If Chondrial is unable to obtain funding on a timely basis, or on acceptable terms, it may be required to significantly curtail, delay or discontinue one or more of its research or development programs or the commercialization of any product candidate. Chondrial’s failure to raise capital as and when needed would have a negative impact on its business, financial condition and results of operations and its ability to pursue the development of CTI-1601 or future product candidates.

Raising additional capital may cause dilution to Chondrial’s existing stockholders, restrict its operations or require it to relinquish rights to its technologies, CTI-1601 or other product candidates that it may develop, in-license or acquire in the future.

Chondrial may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent Chondrial raises additional capital through the sale of equity or convertible debt securities, existing ownership interests will be diluted and the terms of such financings may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financings may be coupled with an equity component, such as warrants to purchase shares, which could also result in dilution of Chondrial’s existing stockholder’s ownership.

If Chondrial raises additional funds through strategic partnerships and alliances and licensing arrangements with third parties, it may have to relinquish valuable rights to CTI-1601 or other product candidates that it may develop, in-license or acquire in the future, or grant licenses on terms that are not favorable to it.

Chondrial’s ability to use its NOLs and certain other tax attributes may be limited.

Under Section 382 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. Chondrial has completed several financings since its inception, which it believes have resulted in a change in control as defined by Section 382 of the Code. Chondrial may also experience ownership changes in the future as a result of subsequent shifts in its stock ownership. As a result, if Chondrial earns net taxable income, its ability to use its pre-change NOLs to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to Chondrial. The Tax Cuts and Jobs Act of 2017 (referred to as the “Tax Act”), which significant reformed the Code, also reduced the corporate income tax rate to 21%, from a prior rate of 35%. This may cause a reduction in the economic benefit of Chondrial’s NOLs and other deferred tax assets available to Chondrial. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed and would adversely affect Chondrial’s business, financial condition and results of operations.

Risks Related to Chondrial’s Product Development and Regulatory Approvals

The success of Chondrial is currently dependent upon the success of its sole product candidate, CTI-1601, which is currently in Phase 1 clinical trials. Chondrial cannot be certain that it will be successful with its clinical development or that Chondrial will be able to obtain regulatory approval for CTI-1601.

Chondrial currently has no drug products for sale and its business is currently dependent on its successful clinical development, regulatory approval and commercialization of CTI-1601, which is in Phase 1 clinical trials.

If Chondrial’s efforts to develop and commercialize CTI-1601 for the treatment of Friedreich’s Ataxia are unsuccessful, or Chondrial experiences significant delays in doing so, its business could also be substantially harmed. The success of CTI-1601 will depend on several factors, including the following:

•	maintaining its IND application with the FDA in order to continue to conduct clinical trials in the United States;

•	successfully recruiting, enrolling and retaining patients in and completing Chondrial’s Phase 1 clinical trials and any clinical trials it may conduct in the future;

•	demonstrating safety, tolerability and efficacy profiles that are satisfactory to the FDA, EMA and other comparable regulatory authorities for marketing approval;

•	successfully completing all necessary toxicology studies to support clinical development and regulatory approval for CTI-1601;

•	receiving timely marketing approvals from applicable regulatory authorities;

•	managing the extent and cost of any required post-marketing approval commitments to applicable regulatory authorities;

•

establishing and maintaining arrangements with third-party manufacturers for CTI-1601, including developing, validating and maintaining a commercially viable manufacturing process that is compliant with current good manufacturing practices (referred to as “cGMPs”);

•	obtaining, maintaining and protecting Chondrial’s patents, trade secrets and regulatory exclusivity in the United States and other countries;

•	successfully launching commercial sales following any marketing approval, including establishing a specialty sales organization, if applicable;

•

obtaining commercial acceptance of Chondrial’s products, if approved, by patients, the medical community and third-party payors and obtaining and maintaining healthcare coverage and adequate reimbursement;

•	maintaining an acceptable safety profile following any marketing approval; and

•	competing with other therapies.

Many of these factors are outside of Chondrial’s control, including the clinical development and regulatory approval processes, results of nonclinical and toxicology studies and clinical trials, potential threats to Chondrial’s intellectual property rights and the manufacturing, marketing and sales efforts, respectively, of any current or future third-party contractors. The process of obtaining regulatory approval is expensive and time consuming. The FDA and foreign regulatory authorities may never approve CTI-1601 for sale and marketing, and even if CTI-1601 is ultimately approved, regulatory approval may be delayed or limited in the United States or in other jurisdictions. Even if Chondrial is authorized to sell and market CTI-1601 in one or more markets, there is no assurance that Chondrial will be able to successfully market CTI-1601 or that CTI-1601 will achieve market acceptance sufficient to generate profits. If Chondrial is unable to successfully develop and commercialize CTI-1601 due to failure to obtain regulatory approval for CTI-1601, to successfully market CTI-1601, to generate profits from the sale of CTI-1601, or due to other risk factors outlined in this report, it would have material adverse effects on Chondrial’s business, financial condition, and results of operations as CTI-1601 is currently Chondrial’s sole product candidate.

Clinical development is a lengthy and expensive process with an uncertain outcome, and the results of nonclinical studies, toxicology studies or clinical trials may not be predictive of future nonclinical studies, toxicology studies or clinical trial results.

Clinical development is expensive and can take many years to complete, and its outcome is inherently uncertain. Chondrial cannot guarantee that any nonclinical studies, toxicology studies or clinical trials will be conducted as planned or completed on schedule, if at all, and failure can occur at any time during the nonclinical study, toxicology study or clinical trial process. Despite promising nonclinical, toxicology or clinical results, any product candidate can unexpectedly fail at any stage of nonclinical, toxicology or clinical development. The historical failure rate for product candidates in Chondrial’s industry is high, especially for products in early stages of development.

The results from nonclinical studies, toxicology studies or clinical trials of a product candidate may not predict the results of later nonclinical or clinical trials of the product candidate, and interim results of a clinical trial are not necessarily indicative of final results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy characteristics despite having progressed through nonclinical studies and initial clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on nonclinical studies and early clinical trials, and many product candidates fail in clinical trials despite very promising early results.

Moreover, this and any future nonclinical and clinical data may be susceptible to varying interpretations and analyses. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies. Furthermore, Chondrial cannot assure you that it will be able to successfully progress any future nonclinical programs from candidate identification to Phase 1 clinical development. As is typical in candidate development, Chondrial has a program of ongoing toxicology studies in animals for CTI-1601 and cannot provide assurance that the findings from such studies or any ongoing or future clinical trials will not adversely affect the clinical development of CTI-1601. For the foregoing reasons, Chondrial cannot be certain that its ongoing and planned nonclinical studies and clinical trials will be successful. If nonclinical or clinical trials for CT1-1601 or any future product candidates or indications fail to demonstrate safety or efficacy to the satisfaction of the FDA or the equivalent regulatory authorities in other countries, the FDA or equivalent regulatory authority will not approve Chondrial’s product candidates in those and other indications, which could have a material adverse effect on Chondrial’s business, financial condition and results of operations.

Chondrial does not know whether any clinical trials for CTI-1601 will be completed on schedule, if at all, as the commencement and completion of clinical trials can be delayed, prevented or terminated for a number of reasons, including as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by Chondrial, the FDA, other regulatory authorities, the institutional review boards (referred to as “IRBs”) or ethics committees, a data monitoring committee, or safety review committee, overseeing the clinical trial at issue or other regulatory authorities due to a number of factors, including, among others:

•	failure to conduct the clinical trial in accordance with regulatory requirements or Chondrial’s clinical protocols;

•

inspection of the clinical trial operations or trial sites by the FDA, the EMA, or other applicable regulatory authorities that reveals deficiencies or violations that require Chondrial to undertake corrective action, including the imposition of a partial clinical hold or a full clinical hold;

•	unforeseen safety issues, including any that could be identified in Chondrial’s prior or ongoing toxicology studies, adverse events or lack of effectiveness;

•	changes in government regulations or administrative actions;

•	problems with clinical supply materials;

•	lack of adequate funding to continue the clinical trial;

•

challenges in recruiting and enrolling patients to participate in clinical trials, including the size and nature of the patient population, the proximity of patients to clinical trial sites, eligibility criteria for the clinical trial, the nature of the clinical trial protocol, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications;

•	difficulties in retaining or recruiting clinical investigators in Chondrial’s ongoing or future clinical trials;

•

difficulties retaining patients who have enrolled in a clinical trial but may be prone to withdraw due to rigors of the clinical trial, perceived lack of efficacy, side effects, screening and monitoring measures, personal issues or loss of interest;

•	severe or unexpected drug-related adverse events experienced by patients in a clinical trial;

•

the FDA, the EMA, or other applicable regulatory authorities may disagree with Chondrial’s clinical trial designs, Chondrial’s interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for Chondrial’s clinical trials; and

•	reports from nonclinical studies or clinical testing of other therapies that raise safety or efficacy concerns.

Failures or delays in the completion of Chondrial’s clinical trials could result in increased costs and could delay, prevent or limit its ability to generate revenue and continue Chondrial’s business.

Chondrial’s lead product candidate CTI-1601 is currently in Phase 1 clinical trials, and there are a number of FDA regulatory requirements that Chondrial must satisfy before it can commence late-stage clinical trials of CTI-1601. To receive approval of CTI-1601 in other countries Chondrial will also have to satisfy their regulatory requirements. Satisfaction of these requirements will entail substantial time, effort and financial resources. Chondrial may never satisfy these requirements. Clinical trials may also be delayed or terminated as result of ambiguous or negative interim results. If Phase 1 clinical trials of CTI-1601 fail or delays occur, Chondrial may not be able to develop and commercialize CTI-1601 and could fail to realize the potential advantages of doing so, and it could materially adversely affect Chondrial’s business, financial condition and results of operations.

Chondrial may not be successful in its efforts to identify, discover or acquire additional product candidates.

Chondrial only has one product candidate CTI-1601, which is in Phase I clinical trials in the United States. Therefore, the success of Chondrial’s business largely depends upon Chondrial’s ability to identify, develop, in-license or acquire and commercialize products targeting rare diseases. Chondrial may focus its efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. In addition, Chondrial’s research methodology may be unsuccessful in identifying potential product candidates or Chondrial’s potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval.

Research programs to identify new product candidates require substantial technical, financial and human resources. Chondrial may focus Chondrial’s efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. If any of these events occur, Chondrial may be forced to abandon Chondrial’s development efforts for a program or programs, which would have a material adverse effect on Chondrial’s business, financial condition and results of operations.

Chondrial has no marketed proprietary products and has not yet advanced a product candidate beyond Phase 1 clinical trials, which makes it difficult to assess Chondrial’s ability to develop CTI-1601 or any future product candidates and commercialize any resulting products independently.

As a company, Chondrial has no experience in Phase 2 and later stage clinical development, and related regulatory requirements or the commercialization of products. Chondrial has not yet demonstrated its ability to independently and repeatedly conduct clinical development after Phase 1, which has not yet been successfully completed, successfully conduct an international multi-center clinical trial, complete a clinical trial, conduct a pivotal clinical trial, obtain regulatory approval, manufacture drug product on a commercial scale or arrange for a third party to do so on Chondrial’s behalf, and commercialize therapeutic products. Chondrial will need to develop such abilities if it is to execute on its business strategy to develop and independently commercialize product candidates for orphan and niche indications. To execute on Chondrial’s business plan for the development of independent programs, it will need to successfully:

•	execute its clinical development plans for later-stage product candidates;

•	obtain required regulatory approvals in each jurisdiction in which it will seek to commercialize products;

•	build and maintain appropriate sales, distribution and marketing capabilities;

•	gain market acceptance for its future products, if any; and

•	manage its spending as costs and expenses increase due to clinical trials, regulatory approvals and commercialization activities.

If Chondrial is unsuccessful in accomplishing these objectives, it will not be able to develop and commercialize any product candidates independently and could fail to realize the potential advantages of doing so, and it would materially adversely affect Chondrial’s business, financial condition and results of operations.

Chondrial cannot be certain that it will be able to successfully complete clinical trials for CTI-1601 or any other product candidates.

Chondrial currently has only one product candidate in clinical development, CTI-1601, which is in Phase 1 clinical trials in the United States. Chondrial’s business currently depends primarily on CTI-1601’s successful clinical development, regulatory approval and commercialization. Chondrial submitted its IND and its application has gone into effect, permitting the conduct of clinical trials. However, the outcome of toxicology studies and early clinical trials may not be positive and may not be predictive of the success of later nonclinical studies or clinical trials, and interim results of clinical trials do not necessarily predict success in those or future clinical trials.

Published clinical data or case reports from third parties or early clinical trial data of CTI-1601 or any future product candidates may not be predictive of the results of later-stage clinical trials. Interpretation of results from early, usually smaller, studies that suggest a clinically meaningful response in some patients, requires caution. Results from later stages of clinical trials enrolling more patients may fail to show the desired safety or efficacy results or otherwise fail to be consistent with the results of earlier trials of the same product candidate. Later clinical trial results may not replicate earlier clinical trials for a variety of reasons, including differences in trial design, different trial endpoints (or lack of trial endpoints in exploratory studies), patient population, number of patients, patient selection criteria, trial duration, drug dosage and formulation and lack of statistical power in the earlier trials. These uncertainties are enhanced where the diseases under study lack established clinical endpoints, validated measures of efficacy, as is often the case with orphan diseases for which no drugs have been developed previously and where the product candidates target novel mechanisms. For example, to Chondrial’s knowledge, CTI-1601 is the only protein replacement therapy being developed for the treatment of Friedreich’s Ataxia and therefore nonclinical studies may not be adequate to predict efficacy in a clinical trial due to its novel protein replacement therapy platform.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, variability of the disease being studied, changes in and adherence to the dosing regimen and other clinical trial protocols and the rate of dropout among clinical trial participants. If Chondrial fails to receive positive results in clinical trials of CTI-1601, the development timeline and regulatory approval and commercialization prospects for CTI-1601, and, correspondingly, Chondrial’s business, financial prospects and results of operation would be negatively impacted.

Further, CTI-1601 or any future product candidates may not be approved even if they achieve their primary endpoint in clinical trials. The FDA, EMA or foreign regulatory authorities may disagree with Chondrial’s trial design and its interpretation of data from nonclinical studies and clinical trials. In addition, any of these regulatory authorities may change its requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for a pivotal clinical trial that, if successful, would potentially form the basis for an application for approval by the FDA, EMA or another regulatory authority. Furthermore, any of these regulatory authorities may also approve CTI-1601 or any future product candidates for a narrower indication than Chondrial may request or may grant approval contingent on the performance of costly post-marketing clinical trials. Any of the above could materially adversely affect Chondrial’s business, financial condition and results of operations.

Unforeseen safety issues or adverse events, including any that may be identified in Chondrial’s ongoing toxicology studies or clinical trials, may delay or prevent the development and regulatory approval of CTI-1601, damage public perception of the safety of CTI-1601 or increase government regulation of CTI-1601.

Chondrial is collecting data about CTI-1601 from ongoing Phase 1 clinical trials and toxicology studies and unforeseen safety issues or adverse events caused by, or other unexpected properties of, CTI-1601 could be identified. Such safety issues or adverse events could cause Chondrial or regulatory authorities to interrupt, delay or halt clinical trials of CTI-1601 or could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities for CTI-1601, which would materially adversely affect Chondrial’s business, financial condition and results of operations.

Even if Chondrial was to receive regulatory approval for CTI-1601 following such events, these events could damage public perception of the safety of CTI-1601 and prevent Chondrial from achieving or maintaining market acceptance of CTI-1601 and significantly impact Chondrial’s ability to successfully commercialize CTI-1601 and generate revenues, all of which would materially adversely affect Chondrial’s business, financial condition and results of operations.

Chondrial may experience difficulties identifying and enrolling patients in its clinical trials given the limited number of patients who have the diseases for which CTI-1601 is being studied or for any other product candidate it may study in the future. Difficulty in enrolling patients could delay or prevent clinical trials of CTI-1601 or any future product candidate.

Identifying and qualifying patients to participate in clinical trials of CTI-1601 is critical to Chondrial’s success. The timing of Chondrial’s clinical trials depends in part on the speed at which it can recruit patients to participate in testing CTI-1601, and Chondrial may experience delays in its clinical trials if it encounters difficulties in enrollment.

The conditions for which Chondrial is planning to evaluate CTI-1601, and any product candidates it may evaluate in the future, are rare genetic diseases. Accordingly, there are limited patient pools from which to draw for clinical trials. Chondrial is investigating its product candidate in Friedreich’s Ataxia, a rare disease. Arranging for investigative sites and recruiting patients for clinical trials in this disease may be very difficult. In addition, if other companies are investigating their investigational products in Friedreich’s Ataxia, it may be more difficult to enroll eligible patients into Chondrial’s clinical trials. If the actual number of patients with Friedreich’s Ataxia is lower than Chondrial believes or if any approval that Chondrial obtains is based on a narrower definition of these patient populations, then the potential market for CTI-1601 will be smaller than Chondrial anticipates.

In addition to the rarity of Friedreich’s Ataxia and other diseases that Chondrial is studying, the eligibility criteria of Chondrial’s clinical trials will further limit the pool of available study participants as it will require patients to have specific characteristics that it can measure to assure their disease is either severe enough or not too advanced to include them in a clinical trial. The process of finding and diagnosing patients may prove costly, especially since the diseases Chondrial is studying are rare. Chondrial also may not be able to identify, recruit, and enroll a sufficient number of appropriate patients to complete its clinical trials because of demographic criteria for prospective patients, the perceived risks and benefits of the product candidate under study, the proximity and availability of clinical trial sites for prospective patients, and the patient referral practices of physicians. The availability and efficacy of competing therapies and clinical trials can also adversely impact enrollment. If patients are unwilling to participate in Chondrial’s trials for any reason, the timeline for recruiting patients, conducting trials, and obtaining regulatory approval of potential products may be delayed, the commercial prospects of Chondrial’s product candidates will be harmed, and its ability to generate product revenue from any of these product candidates could be delayed or prevented. Furthermore, Chondrial’s inability to enroll a sufficient number of patients for Chondrial’s clinical trials could result in significant delays or may require Chondrial to abandon one or more clinical trials altogether. Enrollment delays in Chondrial’s clinical trials may result in increased development costs for CTI-1601 or any future product candidates, and jeopardize Chondrial’s ability to achieve Chondrial’s clinical development timeline and goals, including the dates by which Chondrial will commence, complete and receive results from clinical trials. Enrollment delays in Chondrial’s clinical trials may also jeopardize Chondrial’s ability to commence sales of and generate revenues from CTI-1601, which could cause the value of Chondrial’s company to decline and limit Chondrial’s ability to obtain additional financing, if needed. Any of these occurrences may harm Chondrial’s business, financial condition, and prospects significantly.

Friedreich’s Ataxia has no FDA-approved treatments, and clinical endpoints required to obtain approval are not well defined.

There are currently no therapies approved to treat Friedreich’s Ataxia. Chondrial has concentrated its research and development efforts on developing a novel therapeutic for the treatment of Friedreich’s Ataxia, and its future success depends on the success of this therapeutic approach. The clinical trial requirements of the FDA and other comparable regulatory agencies and the criteria these regulators use to determine the safety and efficacy of any product candidate vary substantially according to the type, complexity, novelty and intended use and market of the potential product. Given the nature of Friedreich’s Ataxia, Chondrial may have to devise novel clinical endpoints to be tested in its clinical trials, which can lead to some subjectivity in interpreting trial results and could result in regulatory agencies not agreeing with the validity of Chondrial’s endpoints, or Chondrial’s interpretation of the clinical data, and therefore denying approval, which would materially adversely affect Chondrial’s business, financial condition and results of operations. As a result, the design and conduct of clinical trials for a therapeutic product candidate such as CTI-1601 that is intended to deliver human FXN through a subcutaneously administered, recombinant fusion protein in Friedreich’s Ataxia patients is subject to unknown risks, and Chondrial may experience setbacks with its ongoing or planned clinical trials of CTI-1601 in Friedreich’s Ataxia because of the limited clinical experience with its mechanism of action in these patients.

In particular, regulatory authorities in the United States and the European Union (also referred to as the “EU”) have not issued definitive guidance as to how to measure and achieve efficacy in treatments for Friedreich’s Ataxia. As a result, the design and conduct of clinical trials of CTI-1601 may take longer, be more costly or be less effective as part of the novelty of development in Friedreich’s Ataxia. Chondrial may use new or novel endpoints or methodologies, and the FDA or other regulatory authorities may not consider the endpoints of its clinical trials to provide clinically meaningful results. Even if applicable regulatory authorities do not object to Chondrial’s proposed endpoints in an earlier stage clinical trial, such regulatory authorities may require evaluation of additional or different clinical endpoints in later-stage clinical trials.

CTI-1601 may cause adverse events or undesirable side effects that could delay or prevent its regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Chondrial is collecting data about CTI-1601 from ongoing Phase 1 clinical trials and toxicology studies and any adverse events or undesirable side effects caused by, or other unexpected properties of, CTI-1601 could cause Chondrial, any future collaborators, an IRB or ethics committee or regulatory authorities to interrupt, delay or halt clinical trials of Chondrial’s product candidate and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. It is possible that as Chondrial progresses CTI-1601 through clinical trials and toxicology studies, or as the use of CTI-1601 becomes more widespread if it receives regulatory approval, illnesses, injuries, discomforts and other adverse events that were not observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. If such side effects become known later in development or after approval, such findings may harm Chondrial’s business, financial condition and prospects significantly. Further, if a serious safety issue is identified in connection with the use of CTI-1601 commercially or in third-party clinical trials elsewhere, such issues may adversely affect the development potential of CTI-1601 elsewhere or result in regulatory authorities restricting Chondrial’s ability to develop or commercialize CTI-1601.

Further, if CTI-1601, were to receive marketing approval and Chondrial or others identify undesirable side effects caused by the product (or any other product) after the approval, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may request that Chondrial recall or withdraw the product from the market or may limit the approval of the product through labeling or other means;

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication or a precaution;

•	Chondrial may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;

•	Chondrial may decide to recall or remove the product from the marketplace;

•	Chondrial could be sued and/or held liable for injury caused to individuals exposed to or taking Chondrial’s product candidates; and

•	Chondrial’s reputation may suffer.

Any of these events could prevent Chondrial from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing Chondrial’s product candidates and significantly impact Chondrial’s ability to successfully commercialize Chondrial’s product candidates and generate revenues, all of which would materially adversely affect Chondrial’s business, financial condition and results of operations.

Chondrial’s approach to discover and develop fusion proteins for delivering proteins is novel and may never lead to marketable products.

Chondrial has concentrated its efforts and research and development activities on delivering proteins (FXN or other) to intracellular targets. Chondrial’s future success depends on the successful development and manufacturing of such therapeutics and the effectiveness of Chondrial’s platform. The scientific discoveries that form the basis for Chondrial’s research are relatively new.

CTI-1601 uses a novel and unproven approach and mechanism to treat Friedreich’s Ataxia and therefore its efficacy and safety are difficult to predict, and there is no guarantee that CTI-1601 will be approved by the FDA.

If Chondrial’s lead product candidate proves to be ineffective, unsafe or commercially unviable, it is possible that Chondrial’s platform and pipeline would have little, if any, value, which would substantially harm Chondrial’s business, financial condition, results of operations and prospects. In addition, Chondrial’s approach may expose Chondrial to additional financial risks and make it more difficult to raise additional capital than other, more advanced proven technologies, which would materially adversely affect Chondrial’s business, financial condition and results of operations.

Protein replacement therapies are novel, complex and difficult to manufacture. Chondrial could experience manufacturing problems that result in delays in the development or commercialization of Chondrial’s protein replacement therapy platform or product candidates or otherwise harm Chondrial’s business.

The manufacture of fusion proteins, such as CTI-1601 and any fusion protein candidates, is technically complex and necessitates substantial expertise and capital investment. Production difficulties caused by unforeseen events may delay the availability of material for clinical trials and commercial products for CTI-1601 or any fusion protein product that may receive regulatory approval in the future. Additionally, because biologic products are complex, the manufacture of such products and product candidates is more difficult and costly. Chondrial may not be able to have such products reliably manufactured in accordance with the applicable regulatory requirements in sufficient quantities to support its development programs and, if ultimately approved, commercial supply. Chondrial contracts with third parties for the manufacturing of program materials for CTI-1601.

There are a limited number of contract manufacturers who specialize in the manufacture of biologic products and those that do may still be developing appropriate processes, controls and facilities for large-scale production. While Chondrial believes that there will be sufficient sources of supply that can satisfy its clinical and commercial requirements, it cannot be certain that it will be able to identify and establish additional relationships with such sources, if necessary, in a timely manner or at all, and what the terms and costs of such new arrangements would be, or that such suppliers would be able to supply Chondrial’s potential commercial needs. Furthermore, in the event Chondrial’s primary manufacturer cannot meet its needs, any switch to an alternative manufacturer would result in a significant delay, would require FDA approval, and cause material additional costs.

As further described in these risk factors, the manufacturers of biologic products must comply with strictly enforced cGMP requirements, state and federal regulations, as well as foreign requirements when applicable. Any failure by Chondrial or its contract manufacturing organizations to adhere to or document compliance to such regulatory requirements could lead to a delay or interruption in the availability of Chondrial’s program materials for clinical trials or commercial use, among other consequences. If Chondrial or its manufacturers fail to comply with the FDA, EMA, or other regulatory authorities, it could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, clinical holds or termination of clinical trials, warning or untitled letters, regulatory communications warning the public about safety issues with a product, import or export refusals, license revocation, seizures, detentions, or recalls of product candidates or product, operating restrictions, criminal prosecutions or debarment, suits under the civil False Claims Act, corporate integrity agreements, or consent decrees any of which could significantly and adversely affect supplies of Chondrial’s product candidates and its business, financial conditions and results of operations could be materially adversely affected.

Chondrial’s dependence upon others for the manufacture of its product candidates may also adversely affect its business, results of operations, financial condition and results of operations, and its ability to commercialize any product candidates that receive regulatory approval on a timely and competitive basis.

Fast track designation by the FDA or any future designations may not lead to a faster development, regulatory review or approval process and it does not increase the likelihood that any of Chondrial’s product candidates will receive marketing approval.

Chondrial has received fast track therapy designation for CTI-1601 for the treatment of Friedreich’s Ataxia. Chondrial may, in the future, apply for other accelerated programs from the FDA (such as breakthrough therapy or accelerated approval) for CTI-1601 or future product candidates. Designation for these programs is within the discretion of the FDA. Accordingly, even if Chondrial believes CTI-1601 or a future product candidate meets the criteria for designation, the FDA may disagree. In any event, the receipt of a designation may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and, in any event, does not assure ultimate approval by the FDA. In addition, even though CTI-1601 has been designated as fast track, the FDA may later decide that it no longer meets the criteria for designation and revoke it. If Chondrial applies for designation to additional accelerated programs from the FDA for CTI-1601 or future product candidates, the FDA might not grant the designation. If Chondrial applies for any similar programs in foreign countries for CTI-1601 or future product candidates, those designations also might not be granted by the regulatory authorities of those countries. Any of the above could adversely affect Chondrial’s business, financial condition and results of operations.

If Chondrial fails to maintain orphan drug designation or other regulatory exclusivity for CTI-1601 or obtain such exclusivity for any of its other product candidates in the future, Chondrial’s competitive position would be harmed

Chondrial received orphan drug designation from the FDA for CTI-1601 in July 2017. In the United States, orphan drug designation entitles a party to financial incentives such as tax advantages and user-fee waivers. In addition, if a product candidate that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including an NDA, to market the same drug for the same indication for seven years, except in limited circumstances, including if the FDA concludes that the later drug is clinically superior to the approved drug. A drug is clinically superior if it is safer, more effective, or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Chondrial may lose orphan drug exclusivity if Chondrial is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Moreover, orphan drug exclusivity may not effectively protect Chondrial’s product candidates from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA or comparable foreign regulatory authority can subsequently approve the same drug for the same condition if such regulatory authority concludes that the later drug is clinically superior if it is shown to be safer, more effective or makes a major contribution to patient care. Loss of orphan drug designation for CTI-1601 or the failure to obtain such designation in other countries or for any future product candidates could adversely affect Chondrial’s business, financial condition and results of operation.

Although Chondrial has obtained rare pediatric disease designation for CTI-1601, it may not be eligible to receive a priority review voucher in the event the FDA determines it no longer meets the criteria for designation, revokes the designation or that FDA approval does not occur prior to October 1, 2022.

Chondrial received rare pediatric disease designation from the FDA for CTI-1601 in 2019. Chondrial may, in the future, apply for rare pediatric disease designation from the FDA for future product candidates that may qualify for designation. Vouchers for rare pediatric disease drugs are awarded when the designated drug receives approval. CTI-1601 may not receive approval and therefore, Chondrial may not receive a voucher. In addition, even though CTI-1601 has been designated as a drug for a rare pediatric disease, the FDA may later decide that it no longer meets the criteria for designation, revoke the designation or not award the voucher. If Chondrial applies for designation for future product candidates as drugs for rare pediatric diseases, the FDA may not grant the designation. In addition, the current law authorizing the rare pediatric disease program contains sunset provisions such that the FDA cannot award a voucher after September 30, 2020 unless the designation is granted by September 30, 2020 and the application is approved by September 30, 2022. Therefore, if Chondrial does not receive approval for CTI-1601 by September 30, 2022, or the legislation is not extended, it would not be able to receive a voucher. Furthermore, if the legislation is not extended, Chondrial would not be able to request designation for future product candidates or be eligible to receive vouchers for future product candidates. The failure to maintain rare pediatric disease designation for CTI-1601 or if FDA approval does not occur prior to October 1, 2022 could result in the inability to receive a priority review voucher which could adversely affect Chondrial’s business, financial condition and results of operations.

Changes in regulatory requirements, FDA guidance, guidance from other regulatory authorities or unanticipated events during Chondrial’s clinical trials of CTI-1601 may result in changes to clinical trial protocols or additional clinical trial requirements, which could result in increased costs to Chondrial and could delay Chondrial’s development timeline.

Changes in regulatory requirements, FDA guidance or guidance from EMA or unanticipated events during Chondrial’s clinical trials may force Chondrial to terminate or adjust its clinical program. The FDA, or the applicable regulatory authorities may impose additional clinical trial and/or nonclinical study requirements. Amendments to Chondrial’s clinical trial protocols would require resubmission to the FDA, or the applicable regulatory authorities as well as IRBs and ethics committees for review and approval, which may adversely impact the cost, timing or successful completion of a clinical trial. If Chondrial experiences delays completing, or if Chondrial terminates, any of its clinical trials, or if Chondrial is required to conduct additional clinical trials and/or nonclinical studies, the commercial prospects for CTI-1601 or any other potential product candidates may be harmed and Chondrial’s ability to generate product revenue will be delayed, and it would materially adversely affect Chondrial’s business, financial condition and results of operations.

Regulatory requirements governing biologic products have changed frequently and may continue to change in the future. Such requirements may lengthen the regulatory review process, require Chondrial to perform additional nonclinical studies or clinical trials, and increase Chondrial’s costs, or may force Chondrial to delay, limit or terminate certain of Chondrial’s programs.

Regulatory requirements governing biologic drug products are still evolving and may continue to change in the future. As a result, it is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for CTI-1601 for the treatment of Friedreich’s Ataxia or any other future protein replacement therapy product candidates in any indication, if at all. Regulatory review agencies and the new requirements and guidelines they promulgate may lengthen the regulatory review process, require Chondrial to perform additional or larger studies, increase Chondrial’s development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of Chondrial’s product candidates or lead to significant post-approval studies, limitations or restrictions. Delays, failure or unexpected costs in obtaining, the regulatory approval necessary to bring Chondrial’s product candidates to market could have a material adverse effect on Chondrial’s business, results of operations, financial condition and prospects.

In addition, the clinical trial requirements of the FDA, the EMA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of such product candidates. The regulatory approval process for novel product candidates such as Chondrial’s can be more expensive and take longer than for other, better known or more extensively studied product candidates.

The clinical trials of CTI-1601 and any future product candidates are, and the manufacturing and marketing of CTI-1601 and any future product candidates will be subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries, such as within the EU, where Chondrial intends to seek regulatory approval of, and market, any product candidate.

Before obtaining regulatory approvals for the commercial sale of any product candidate, Chondrial must demonstrate through nonclinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years. If marketing approval is obtained, it will likely include post-marketing studies, and other post-marketing requirements, and surveillance such as Risk Evaluation and Mitigation Strategies (referred to as “REMS”), which will require the expenditure of substantial resources beyond the proceeds Chondrial currently has on hand.

Furthermore, Chondrial is not permitted to market CTI-1601 in the United States or the EU until Chondrial receives approval of a BLA from the FDA or a MAA from the EMA, or in any other foreign countries until

Chondrial receives the requisite marketing approval from such countries. The development of drugs for Friedreich’s Ataxia or other rare diseases may require initial nonclinical studies, early and usually smaller, clinical trials and randomized, double-blind placebo controlled long-term safety and efficacy trials in order to test the safety and efficacy of the drug.

CTI-1601 is currently in Phase 1 clinical trials in the United States and will require substantial further clinical development before Chondrial can submit a BLA to the FDA. Development and/or regulatory programs for CTI-1601 in any countries other than the United States (such as a MAA to the EMA) is only in very preliminary stages and may require substantial further development in those countries prior to regulatory submissions seeking regulatory approval for marketing.

Even after successful completion of clinical trials, there is a risk that the FDA or other regulatory agencies may request further information from Chondrial, disagree with Chondrial’s findings or otherwise undertake a lengthy review of its submission.

The FDA and certain European regulatory authorities may delay, limit or deny testing or approval of CTI-1601 for many reasons, including, among others:

•	Chondrial may not be able to demonstrate that CTI-1601 is safe and effective to the satisfaction of the FDA or the EMA;

•	the results of Chondrial’s clinical trials may not meet the level of statistical or clinical significance required by the FDA or the EMA for marketing approval;

•	the FDA or the EMA may disagree with the number, design, size, duration, conduct or implementation of Chondrial’s clinical trials;

•	the FDA or the EMA may require that Chondrial conducts additional nonclinical studies or clinical trials;

•	the FDA or the EMA may not approve the formulation, manufacturing, labeling or specifications of CTI-1601;

•

the contract research organizations (referred to as “CROs”), that Chondrial retains to conduct its clinical trials may take actions outside of Chondrial’s control that materially adversely impact its clinical trials;

•	the FDA or the EMA may find the data from nonclinical studies and clinical trials insufficient to demonstrate that CTI-1601’s clinical and other benefits outweigh its safety risks;

•	the FDA or the EMA may disagree with Chondrial’s interpretation of data from its nonclinical studies or clinical trials;

•	the FDA or the EMA may not accept data generated at Chondrial’s clinical trial sites;

•

if and when Chondrial’s BLA is submitted, the FDA could require an FDA advisory committee assessment, or the advisory committee may recommend against approval of Chondrial’s application or may recommend that the FDA require, as a condition of approval, additional nonclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

•

the FDA could require development of a REMS as a condition of approval or post-approval, or may not agree with Chondrial’s proposed REMS, or may impose additional requirements that limit the promotion, advertising, distribution, or sales of CTI-1601;

•	the FDA or the EMA may find deficiencies with or not approve the manufacturing processes or facilities of third-party manufacturers with which Chondrial contracts; or

•	the FDA or the EMA may change their approval policies or adopt new regulations.

Any of these factors, many of which are beyond Chondrial’s control, could jeopardize Chondrial’s ability to obtain and/or maintain regulatory approval for and successfully market CTI-1601. Any delay or failure in obtaining required approvals could have a material adverse effect on Chondrial’s business, financial condition and results of operations. This process can take many years and will likely require the expenditure of substantial resources. Of the large number of drugs in development in the United States, only a small percentage will successfully complete the FDA regulatory approval process and be commercialized. It is possible that the FDA or other regulatory agencies will not approve any application that Chondrial submits. It is possible that Chondrial’s product candidates may not obtain appropriate regulatory approvals necessary for Chondrial to commence clinical trials for Chondrial’s product candidates. Accordingly, even if Chondrial is able to obtain the requisite financing to continue to fund Chondrial’s development and clinical trials, Chondrial cannot assure that CTI-1601, or any other of Chondrial’s potential product candidates will be successfully developed or commercialized.

Chondrial is subject to healthcare laws and regulations, and health information privacy and security laws, which could expose it to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and others will play a primary role in the recommendation and prescription of CTI-1601 or any potential product candidates, if approved. Chondrial’s future arrangements with third-party payors will expose it broadly to applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Chondrial markets, sells and distributes CTI-1601 or potential product candidates, if Chondrial obtains marketing approval. In addition, Chondrial may be subject to patient privacy regulation by both the federal government and the states or other countries in which Chondrial conducts its business. Restrictions under applicable federal and state healthcare laws and regulations include the following:

•

the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

•

the federal false claims laws impose criminal and civil penalties, including those from civil whistleblower or qui tam actions pursuant to the federal False Claims Act, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government;

•

the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (referred to as “HIPAA”), imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•

the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•

the federal transparency requirements, sometimes referred to as the “Sunshine Act,” under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (referred to as the “ACA”), require manufacturers of drugs, devices, biologics, and medical supplies to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests;

•	HIPAA and its implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

•

analogous state laws and regulations, such as state anti-kickback and false claims laws and transparency laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and drug pricing.

Ensuring that Chondrial’s future business arrangements with third parties comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that Chondrial’s business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Chondrial’s operations, including anticipated activities to be conducted by Chondrial’s sales team, were found to be in violation of any of these laws or any other governmental regulations that may apply to Chondrial, Chondrial may be subject to significant civil, criminal and administrative penalties, damages, fines and exclusion from government funded healthcare programs, such as Medicare and Medicaid, any of which could substantially disrupt Chondrial’s operations and would materially adversely affect Chondrial’s business, financial condition and results of operations. If any of the physicians or other providers or entities with whom Chondrial expects to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Recently enacted and future legislation may increase the difficulty and cost for Chondrial to obtain regulatory approval of and commercialize Chondrial’s product candidates and affect the prices it may obtain.

The commercial potential for Chondrial’s approved products, if any, could be affected by changes in healthcare spending and policy in the United States and abroad. Chondrial operates in a highly regulated industry. New laws, regulations or judicial decisions or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could adversely affect Chondrial’s business, operations and financial condition.

For example, the ACA, has a significant impact on the healthcare industry. The ACA is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The current presidential administration has indicated that enacting changes to the ACA is a legislative priority and has alternatively discussed repealing and replacing the ACA. While Congress has not passed repeal legislation to date, the Tax Act includes a provision that repealed the individual mandate, effective January 1, 2019. Further, on January 20, 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. On October 13, 2017, President Trump signed an Executive Order terminating the cost-sharing subsidies that reimburse insurers under the ACA. In addition, the Centers for Medicare and Medicaid Services (referred to as the “CMS”) has proposed regulations that would give states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through these marketplaces. Congress will likely consider other legislation to replace elements of the ACA. Chondrial does not know at this time what implications these changes and other, proposed changes, if enacted, would have on the ACA’s current requirements or on Chondrial’s future business. Changes to the ACA or other existing health care regulations could significantly impact Chondrial’s business and the pharmaceutical industry.

In addition, on January 31, 2020, the United Kingdom exited from the European Union (referred to as “Brexit”). The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets either during a transitional period or more permanently. Brexit could lead to legal uncertainty and potentially divergent national laws and regulation as the United Kingdom determines which European Union laws to replace or replicate.

Chondrial cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Chondrial or its collaborators are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Chondrial’s or its collaborators are not able to maintain regulatory compliance, CTI-1601 or any future product candidates may lose any marketing approval that may have been obtained and Chondrial may not achieve or sustain profitability, which would materially adversely affect its business, financial condition and results of operations.

Even if approved, reimbursement policies could limit Chondrial’s ability to sell product candidates that Chondrial elects to sell on its own.

If approved by regulatory authorities, market acceptance and sales of product candidates that Chondrial elects to sell on its own will depend on reimbursement policies and may be affected by healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels for those medications. Cost containment is a primary concern in the U.S. healthcare industry and elsewhere. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Chondrial cannot be sure that reimbursement will be available for CTI-1601 or future product candidates that Chondrial elects to sell on its own and, if reimbursement is available, the level of such reimbursement. Reimbursement may impact the demand for, or the price of, product candidates that Chondrial elects to sell on its own. If reimbursement is not available or is available only at limited levels, Chondrial may not be able to successfully commercialize product candidates that Chondrial elects to sell on its own.

In some foreign countries, particularly in Canada and European countries, the pricing of prescription pharmaceuticals is subject to strict governmental control. In these countries, pricing negotiations with governmental authorities can take six to 12 months or longer after the receipt of regulatory approval and product launch. To obtain favorable reimbursement for the indications sought or pricing approval in some countries, Chondrial may be required to conduct a clinical trial that compares the cost-effectiveness of product candidates that Chondrial elects to sell on its own with other available therapies. If reimbursement for product candidates that Chondrial elects to sell on its own is unavailable in any country in which Chondrial seeks reimbursement, if it is limited in scope or amount, if it is conditioned upon Chondrial’s completion of additional clinical trials, or if pricing is set at unsatisfactory levels, Chondrial’s business, financial conditions and results of operations could be materially adversely affected.

Even if Chondrial obtains regulatory and marketing approval for a product candidate, Chondrial’s product candidates will remain subject to regulatory oversight.

Even if Chondrial receives marketing and regulatory approval for CTI-1601 or a future product candidate, regulatory authorities may still impose significant restrictions on the indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies. CTI-1601 or future product candidates will also be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information. The FDA has significant post-market authority, including, for example, the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate serious safety risks related to the use of a drug. Any regulatory approvals that Chondrial receives for CTI-1601 may also be subject to a REMS, limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including post-approval clinical trials, and surveillance to monitor the quality, safety and efficacy of the product, all of which could lead to lower sales volume and revenue. For example, the holder of an approved BLA or NDA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA or NDA. The holder of an approved BLA or NDA also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP requirements and adherence to commitments made in the BLA or NDA or foreign marketing application. If Chondrial, or a regulatory authority, discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagrees with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or Chondrial, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If Chondrial or its contractors fail to comply with applicable regulatory requirements following approval of CTI-1601, a regulatory authority may:

•	issue a warning letter asserting that Chondrial is in violation of the law;

•	request voluntary product recalls;

•	seek an injunction or impose administrative, civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve a pending BLA or NDA or comparable foreign marketing application (or any supplements thereto) submitted by Chondrial or its strategic partners;

•	restrict the marketing or manufacturing of the product;

•	seize or detain the product or otherwise require the withdrawal of the product from the market;

•	refuse to permit the import or export of product candidates; or

•	refuse to allow Chondrial to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require Chondrial to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit Chondrial’s ability to commercialize CTI-1601 and adversely affect Chondrial’s business, financial condition, results of operations and prospects.

In addition, the FDA’s policies, and those of equivalent foreign regulatory agencies, may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of CTI-1601. Chondrial cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Chondrial is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Chondrial is not able to maintain regulatory compliance, Chondrial may lose any marketing approval that Chondrial may have obtained and Chondrial may not achieve or sustain profitability, which would materially and adversely affect Chondrial’s business, financial condition, results of operations and prospects.

Even if Chondrial receives marketing approval for CTI-1601 in the United States, Chondrial may never receive regulatory approval to market CTI-1601 outside of the United States.

Chondrial may pursue marketing approval for CTI-1601 in the United States, the European Union and in other countries worldwide. In order to market any product outside of the United States, Chondrial must establish and comply with the numerous and varying safety, efficacy and other regulatory requirements of other countries, including potential additional clinical trials and/or nonclinical studies. Approval procedures vary among countries and can involve additional testing and additional administrative review periods. The time required to obtain approvals in other countries might differ from that required to obtain FDA approval. The marketing approval processes in other countries may implicate all of the risks detailed above regarding FDA approval in the United States as well as other risks. In particular, in many countries outside of the United States, products must receive pricing and reimbursement approval before the product can be commercialized. Obtaining this approval can result in substantial delays in bringing products to market in such countries. Marketing approval in one country does not necessarily ensure marketing approval in another, but a failure or delay in obtaining marketing approval in one country may have a negative effect on the regulatory process or commercial activities in others. Failure to obtain marketing approval in other countries or any delay or other setback in obtaining such approval would impair Chondrial’s ability to market a product candidate in such foreign markets. Any such impairment would reduce the size of Chondrial’s potential market, which could have a material adverse impact on Chondrial’s business, financial condition, results of operations and prospects.

Chondrial’s future growth depends, in part, on Chondrial’s ability to penetrate foreign markets, where Chondrial would be subject to additional regulatory burdens and other risks and uncertainties.

Chondrial’s future profitability will depend, in part, on Chondrial’s ability to commercialize CTI-1601 and future product candidates in foreign markets for which Chondrial may rely on collaborations with third parties. If Chondrial commercializes a product candidate in foreign markets, Chondrial would be subject to additional risks and uncertainties, including:

•	Chondrial’s customers’ ability to obtain reimbursement for a product candidate in foreign markets;

•	compliance with the Foreign Corrupt Practices Act of 1977 (referred to as the “FCPA”);

•	Chondrial’s inability to directly control commercial activities because Chondrial is relying on third parties;

•	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

•	import or export licensing requirements;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries;

•	foreign currency exchange rate fluctuations; and

•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of a product candidate could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

If Chondrial is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell CTI-1601, Chondrial may not be able to generate any revenue.

Chondrial does not currently have an established infrastructure for the sales, marketing and distribution of biologic or drug products in the United States or foreign countries. In order to market a product candidate, if approved by the FDA or any other regulatory authority, Chondrial must build Chondrial’s sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If Chondrial is unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, or if Chondrial is unable to do so on commercially reasonable terms, Chondrial’s business, results of operations, financial condition and prospects will be materially adversely affected.

Even if Chondrial receives marketing approval for CTI-1601, it may not achieve broad market acceptance, which would limit the revenue that Chondrial generates from its sales.

The commercial success of CTI-1601, if developed and approved for marketing by the FDA or EMA or other applicable regulatory authorities, will depend upon the awareness and acceptance of CTI-1601 among the medical community, including physicians, patients, advocacy groups and healthcare payors. Market acceptance of CTI-1601, if approved, will depend on a number of factors, including, among others:

•	the relative convenience and ease of subcutaneous injections as the necessary method of administration;

•	the prevalence and severity of any adverse side effects associated with CTI-1601;

•	limitations or warnings contained in the labeling approved for CTI-1601 by the FDA, EMA, or other regulatory authorities, such as a “black box” warning;

•	availability of alternative treatments, including any competitive Friedreich’s Ataxia therapies in development that could be approved or commercially launched prior to approval of CTI-1601;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support and timing of market introduction of competitive products;

•	publicity concerning Chondrial’s products or competing products and treatments;

•	pricing;

•	payor acceptance;

•	increased political pressure on pharmaceutical pricing;

•	increased pressure on orphan drug pricing for affected patient groups;

•	the impact of any future changes in U.S. healthcare, including medical financial assistance or a transition to a single-payer system;

•	the effectiveness of Chondrial’s sales and marketing strategies;

•	Chondrial’s ability to increase awareness of CTI-1601 through marketing efforts;

•	Chondrial’s ability to obtain sufficient third-party coverage or reimbursement;

•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage; and

•

the likelihood that the FDA may require development of a REMS, as a condition of approval or post-approval or may not agree with Chondrial’s proposed REMS or may impose additional requirements that limit the promotion, advertising, distribution or sales of Chondrial’s product candidates.

If CTI-1601 is approved but does not achieve an adequate level of acceptance by patients, advocacy groups, physicians and payors, Chondrial may not generate sufficient revenue from CTI-1601 to become or remain profitable and its business, financial condition and results of operations could be materially adversely affected. Chondrial’s efforts to educate the medical community and third-party payors about the benefits of CTI-1601 may require significant resources and may never be successful.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If Chondrial is found to have improperly promoted off-label uses, Chondrial may become subject to significant liability.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as CTI-1601 or any potential product candidates, if approved. If Chondrial receives marketing approval for CTI-1601, or any potential product candidates, physicians may prescribe Chondrial’s product candidates to their patients in a manner that is inconsistent with the approved label. If Chondrial is found to have promoted such off-label uses, Chondrial may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion and required that they enter into corporate integrity agreements with the Office of Inspector General of the Department of Health and Human Services. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If Chondrial cannot successfully manage the promotion of CTI-1601 or any potential product candidates, if approved, Chondrial could become subject to significant liability, which would materially adversely affect Chondrial’s business, financial condition and results of operations.

Competing technologies could emerge, adversely affecting Chondrial’s opportunity to generate revenue from the sale of CTI-1601.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, convenience, tolerability and safety to be commercially successful. Other competitive factors, including biosimilar and gene therapy competition, could force Chondrial to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to CTI-1601 or any other potential product candidates. If Chondrial is not able to compete effectively against Chondrial’s current and future competitors, Chondrial’s business will not grow and Chondrial’s financial condition and results of operations will be adversely affected.

Chondrial may face competition from biosimilars and may face increasing competition over time.

Chondrial may face competition from biosimilars in both the United States and Europe, and over time Chondrial may face increasing biosimilar competition. To the extent that governments adopt more permissive approval frameworks and competitors are able to obtain broader or expedited marketing approval for biosimilars, the rate of increased competition for Chondrial’s biologic drug products could accelerate. Expiration or successful challenge of applicable patent rights could trigger such competition, and Chondrial could face more litigation regarding the validity and/or scope of its patents. Chondrial’s products may also experience greater competition from lower-cost biosimilars or generics that come to market when branded products that compete with Chondrial’s products lose their own patent protection.

In the EU, the European Commission has granted marketing authorizations for biosimilars pursuant to a set of general and product class-specific guidelines for biosimilar approvals issued in 2005. In addition, in an effort to spur biosimilar utilization and/or increase potential healthcare savings, some EU countries have adopted biosimilar uptake measures such as requiring physician prescribing quotas or promoting switching or pharmacy substitution of biosimilars for the corresponding reference products, and other countries may adopt similar measures. Some EU countries may impose automatic price reductions upon market entry of the second or third biosimilar competitor.

In the United States, in 2010 the ACA authorized the FDA to approve biosimilars via a separate, abbreviated pathway. A growing number of companies have announced that they are in varying stages of development of biosimilar versions of existing biotechnology products. Some companies pursuing development of biosimilars may challenge Chondrial’s patents well in advance of the expiration of Chondrial’s material patents. The U.S. pathway includes the option for biosimilar products meeting certain criteria to be approved as interchangeable with their reference products. Some companies developing biosimilars may seek to register their products as interchangeable biologics, which could make it easier for prescribers or pharmacists to substitute those biosimilars for Chondrial’s products. In addition, critics of the 12-year exclusivity period in the biosimilar pathway law will likely continue to seek to shorten the data exclusivity period and/or to encourage the FDA to interpret narrowly the law’s provisions regarding which new products receive data exclusivity. While Chondrial is unable to predict the precise impact of biosimilars, Chondrial expects in the future for there to be greater competition in the United States as a result of biosimilars and downward pressure on product prices and sales. This additional competition could have a material adverse effect on Chondrial’s business, financial condition and results of operations.

Risks Related to Chondrial’s Business

If Chondrial is unable to manage expected growth in the scale and complexity of its operations, including attracting and hiring additional qualified management, its performance may suffer.

Chondrial is an early-stage clinical biotechnology company with a small number of employees, and Chondrial’s management systems currently in place are not likely to be adequate to support Chondrial’s future growth plans. As a result, Chondrial is highly dependent on Chondrial’s management and scientific personnel. The loss of the services of any of Chondrial’s executive officers, other key employees or consultants and other scientific advisors in the foreseeable future, might impede the achievement of Chondrial’s research, development and commercialization objectives. Chondrial relies on consultants and advisors, including scientific, nonclinical and clinical advisors, to assist it in formulating Chondrial’s development and commercialization strategy. These consultants and advisors may be employed by other employers and may have commitments under consulting or advisory contracts with other entities that may limit their availability to Chondrial. The loss of the services of Chondrial’s executive officers or other key employees could impede the achievement of Chondrial’s research, development and commercialization objectives and seriously harm its ability to successfully implement its business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the competition for talent, particularly with the limited number of individuals in Chondrial’s industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products.

Recruiting and retaining qualified scientific, medical clinical, manufacturing, quality assurance, regulatory, legal, public company financial, business, sales, marketing and commercial personnel and implementing and improving Chondrial’s operational, financial and management systems will be critical to Chondrial’s ability to grow and succeed. These demands also will require the hiring of additional executive or management-level personnel or the development of additional expertise by Chondrial’s senior management personnel. Hiring a significant number of additional employees, particularly those at the executive or management level, would increase Chondrial’s expenses significantly. In addition, Chondrial may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical companies for similar personnel. Chondrial also experiences competition for the hiring of scientific personnel from universities and research institutions. Moreover, delays or failures in clinical trials may also make it more challenging to recruit and retain qualified scientific personnel. If Chondrial is unable to continue to attract and retain high quality personnel, Chondrial’s ability to pursue its business strategy will be limited and its business, financial condition and results of operations would be adversely affected.

Further, if Chondrial fails to expand and enhance Chondrial’s operational, financial and management systems in conjunction with potential future growth, such failure could have a material adverse effect on Chondrial’s business, financial condition and results of operations. Chondrial may be unable to successfully implement these tasks on a larger scale and, accordingly, may not achieve Chondrial’s research, development, business and growth goals.

Chondrial has identified material weaknesses in its internal control over financial reporting. If Chondrial is unable to remediate these material weaknesses, or if Chondrial identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, Chondrial may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Chondrial’s business.

Chondrial has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. If Chondrial is unable to remediate these material weaknesses, or if Chondrial identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, Chondrial may not be able to accurately or timely report its financial condition or results of operations.

The material weaknesses Chondrial identified were as follows:

•

Chondrial did not maintain an effective control environment commensurate with its financial reporting requirements. Chondrial lacked a sufficient number of professionals with an appropriate level of accounting and controls knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely, completely and accurately. Additionally, the limited personnel resulted in Chondrial’s inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, amongst other things, its insufficient segregation of duties in its finance and accounting functions. This material weakness contributed to the following material weakness.

•

Chondrial did not design and maintain adequate controls over the preparation and review of certain account reconciliations and journal entries. Specifically, Chondrial did not design and maintain controls to ensure (i) appropriate segregation of duties in the preparation and review of account reconciliations and journal entries, and (ii) account reconciliations and journal entries were reviewed at the appropriate level of precision. This material weakness resulted in adjustments to prepaid expenses and accrued expenses which were identified and recorded as part of the audit of Chondrial’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018.

Each of these control deficiencies could result in a misstatement of Chondrial’s accounts or disclosures that would result in a material misstatement of our consolidated financial statements that would not be prevented or detected, and accordingly, Chondrial determined these control deficiencies constitute material weaknesses.

Chondrial is in the process of implementing measures designed to improve its internal control over financial reporting and remediate the control deficiencies that led to this material weakness, including hiring additional finance and accounting personnel and initiating design and implementation of its financial control environment, including the establishment of formal accounting policies and procedures and period-end financial reporting controls. Chondrial cannot assure you that the measures Chondrial has taken to date, and actions Chondrial may take in the future, will be sufficient to remediate the control deficiencies that led to Chondrial’s material weaknesses in its internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither Chondrial’s management nor its independent registered public accounting firm has performed an evaluation of Chondrial’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had Chondrial or its independent registered public accounting firm performed an evaluation of Chondrial’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. If Chondrial is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of Chondrial’s financial reporting may be adversely affected, Chondrial may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements and investors may lose confidence in Chondrial’s financial reporting.

Chondrial’s internal computer systems, or those of any contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of Chondrial’s product development programs.

Despite the implementation of security measures, Chondrial’s internal computer systems and those of third parties with which Chondrial contracts are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any system failure, accident or security breach that causes interruptions in Chondrial’s operations could result in a material disruption of Chondrial’s product development programs and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. For example, the loss of clinical trial data from completed clinical trials could result in delays in Chondrial’s regulatory approval efforts and significantly increase Chondrial’s costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss or damage to Chondrial’s data or applications, or inappropriate disclosure of confidential or proprietary information, Chondrial may incur liabilities and the further development of Chondrial’s product candidates may be delayed. In addition, Chondrial may not have adequate insurance coverage to provide compensation for any losses associated with such events.

Chondrial could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in the information systems and networks of Chondrial’s company, including personal information of Chondrial’s employees. In addition, outside parties may attempt to penetrate Chondrial’s systems or those of Chondrial’s vendors or fraudulently induce Chondrial’s employees or employees of Chondrial’s vendors to disclose sensitive information in order to gain access to Chondrial’s data. Like other companies, Chondrial may experience threats to Chondrial’s data and systems, including malicious codes and viruses, and other cyber-attacks. The number and complexity of these threats continue to increase over time. If a material breach of Chondrial’s security or that of Chondrial’s vendors occurs, the market perception of the effectiveness of Chondrial’s security measures could be harmed, Chondrial could lose business and Chondrial’s reputation and credibility could be damaged, all of which would materially adversely affect its business, financial condition and results of operations. Chondrial could be required to expend significant amounts of money and other resources to repair or replace information systems or networks. Although Chondrial develops and maintains systems and controls designed to prevent these events from occurring, the development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Moreover, despite Chondrial’s efforts, the possibility of these events occurring cannot be eliminated entirely.

Chondrial may acquire businesses or products, or form strategic alliances, in the future, and Chondrial may not realize the benefits of such acquisitions or alliances.

Chondrial may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that it believes will complement or augment its existing business. If Chondrial acquires businesses with promising markets or technologies, Chondrial may not be able to realize the benefit of such transactions if it is unable to successfully integrate such businesses with its existing operations and company culture. Chondrial may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delays or prevents Chondrial from realizing their expected benefits or enhancing Chondrial’s business. Chondrial cannot be certain that, following any such transaction, Chondrial will achieve the expected synergies to justify the transaction and it could adversely affect its business, financial condition and results of operations.

Chondrial may seek to establish collaborations and, if it is not able to establish them on commercially reasonable terms, Chondrial may have to alter its development and commercialization plans or expand its internal efforts and growth.

Chondrial’s development programs and the potential commercialization of Chondrial’s product candidates will require substantial additional cash to fund expenses. For CTI-1601, and any future product candidates, Chondrial may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates in some or all markets.

Chondrial faces significant competition in seeking appropriate collaborators. Whether Chondrial reaches a definitive agreement for a collaboration for CTI-1601 or other potential product candidates will depend, among other things, upon Chondrial’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the applicable product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to Chondrial’s ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with Chondrial for Chondrial’s product candidate. The terms of any collaboration or other arrangements that Chondrial may establish may not be favorable to Chondrial.

Chondrial may also be restricted under existing license agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

Chondrial may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Chondrial is unable or unwilling to do so, Chondrial may have to curtail the development potential product candidates for which it is seeking to collaborate, reduce or delay its development program or one or more of its other development programs, delay potential commercialization in some or all markets or reduce the scope of any sales or marketing activities, or increase Chondrial’s expenditures and undertake development or commercialization activities at its own expense, including potentially increasing its infrastructure and investment outside the United States. If Chondrial elects to increase its expenditures to fund development or commercialization activities on its own, Chondrial will need to obtain additional capital, which may not be available to Chondrial on acceptable terms or at all. If it does not have sufficient funds, Chondrial may not be able to further develop its product candidates or bring them to market and generate product revenue. In addition, such efforts may require diversion of a disproportionate amount of Chondrial’s attention away from other day-to-day activities and require devotion of a substantial amount of Chondrial’s time to managing these activities.

In addition, any future collaborations that Chondrial enters into may not be successful. The success of Chondrial’s collaboration arrangements will depend heavily on the efforts and activities of its collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration could adversely affect Chondrial’s business, financial condition, results of operations and could harm its business reputation.

Chondrial faces risks related to health epidemics and other outbreaks of communicable diseases, which could significantly disrupt its operations and may materially and adversely affect its business and financial conditions.

Chondrial’s business could be adversely impacted by the effects of the coronavirus or other epidemics. In December 2019, a novel strain of the Coronavirus (COVID-19) emerged in China and the virus has now spread to several other countries. In an effort to halt the outbreak of COVID-19, the Chinese government and the governments of other impacted countries, such as Italy and the Republic of Korea, have placed significant restrictions on travel within their respective borders, leading to extended business closures in some instances. The extent to which the coronavirus and global efforts to contain its spread will impact Chondrial’s operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the outbreak and the actions taken to contain or treat the coronavirus outbreak. The continued spread of the coronavirus globally could materially and adversely impact Chondrial’s operations, including without limitation, its manufacturing and supply chain for CTI-1601 and ongoing and planned Phase 1 clinical trials, which could face enrollment difficulties if hospitals or clinical trials sites experience closures. In addition, employee health and availability could be impacted, which may have a material and adverse effect on Chondrial’s business, financial condition and results of operations. A significant outbreak of coronavirus could also result in widespread global health crisis that could adversely affect global economies and financial markets resulting in an economic downturn that could have a material adverse effect on Chondrial’s business and prospects.

Compliance with global privacy and data security requirements could result in additional costs and liabilities to Chondrial or inhibit its ability to collect and process data globally, and the failure to comply with such requirements could expose it to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which Chondrial may operate has established its own data security and privacy frameworks with which Chondrial must comply. For example, the European Union’s General Data Protection Regulation 2016/679 (referred to as the “GDPR”) imposes strict obligations on the processing of personal data, including personal health data, and the free movement of such data. The GDPR applies to any company established in the European Union as well as any company outside the European Union that processes personal data in connection with the offering of goods or services to individuals in the European Union or the monitoring of their behavior. The GDPR enhances data protection obligations for processors and controllers of personal data, including, for example, obligations relating to: processing health and other sensitive data; obtaining consent of individuals; providing notice to individuals regarding data processing activities; responding to data subject requests; taking certain measures when engaging third-party processors; notifying data subjects and regulators of data breaches; implementing safeguards to protect the security and confidentiality of personal data; and transferring personal data to countries outside the European Union, including the United States. The GDPR imposes additional obligations and risks upon Chondrial’s business and substantially increases the penalties to which Chondrial could be subject in the event of any non-compliance, including fines of up to €20 million or 4% of total worldwide annual turnover, whichever is higher. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages. Given the breadth and depth of changes in data protection obligations, if Chondrial is required to comply with the GDPR’s requirements, Chondrial will be required to spend significant time and resources to review its technologies, systems and practices, as well as those of any third-party service providers, contractors or consultants that process or transfer personal data collected in the European Union. The GDPR and other changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as healthcare data or other personal information from Chondrial’s clinical trials, could require Chondrial to change its business practices or lead to government enforcement actions, private litigation or significant fines and penalties against Chondrial, reputational harm and could have a material adverse effect on Chondrial’s business, financial condition or results of operations.

Chondrial faces potential product liability exposure, and, if claims are brought against Chondrial, it may incur substantial liability.

The use of CTI-1601 and other potential product candidates in clinical trials, if any, and the sale of CTI-1601 and other potential product candidates, if developed and approved, exposes Chondrial to the risk of product liability claims. Product liability claims might be brought against Chondrial by patients, healthcare providers or others selling or otherwise coming into contact with CTI-1601 or other potential product candidates. For example, Chondrial may be sued if any product Chondrial develops allegedly causes injury or death or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, including as a result of interactions with alcohol or other drugs, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If Chondrial becomes subject to product liability claims and cannot successfully defend itself against them, Chondrial could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in, among other things:

•	withdrawal of patients from Chondrial’s clinical trials;

•	substantial monetary awards to patients or other claimants;

•	decreased demand for CTI-1601 or Chondrial’s other potential product candidates following marketing approval, if obtained;

•	damage to Chondrial’s reputation and exposure to adverse publicity;

•	increased FDA warnings on product labels;

•	voluntary product recalls, withdrawals, or labeling restrictions;

•	litigation costs;

•	distraction of management’s attention from Chondrial’s primary business;

•	loss of revenue; and

•	the inability to successfully commercialize CTI-1601 or other potential product candidates, if approved.

Chondrial maintains product liability insurance coverage for its clinical trials with a $5 million aggregate coverage limit. Nevertheless, Chondrial’s insurance coverage may be insufficient to reimburse Chondrial for any expenses or losses Chondrial may suffer. Moreover, in the future, Chondrial may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect it against losses, including if insurance coverage becomes increasingly expensive. If Chondrial obtains marketing approval for CTI-1601 or other potential product candidates, Chondrial intends to expand its insurance coverage to include the sale of commercial products; however, it may not be able to obtain this product liability insurance on commercially reasonable terms. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in

Chondrial’s favor, could be substantial, particularly in light of the size of Chondrial’s business and financial resources. A product liability claim or series of claims brought against Chondrial could cause its stock price to decline and, if Chondrial is unsuccessful in defending such a claim or claims and the resulting judgments exceed its insurance coverage, Chondrial’s financial condition, business, results of operations and prospects could be materially adversely affected.

Risks Related to Chondrial’s Reliance on Third Parties

Chondrial has limited experience in conducting or supervising clinical trials and must outsource all clinical trials. As a result, many important aspects of Chondrial’s drug development programs are outside of its direct control.

Chondrial has limited experience in conducting or supervising clinical trials that must be performed to obtain data to submit in concert with applications for approval by the FDA or the EMA. As a result, Chondrial expects to continue to rely on CROs, clinical data management organizations and consultants to design, conduct, supervise and monitor its nonclinical studies and clinical trials. Chondrial and its CROs are required to comply with various regulations, including the FDA’s regulations commonly referred to as good clinical practices (referred to as “GCPs”), which are enforced by regulatory agencies, including the FDA, and comparable foreign regulatory authorities to ensure the health, safety and rights of patients are protected in clinical development and clinical trials, and that trial data integrity is assured. Regulatory authorities ensure compliance with these requirements through periodic inspections of trial sponsors, principal investigators and clinical trial sites. Chondrial’s expected reliance on third parties that it does not control does not relieve it of these responsibilities and requirements. If Chondrial or any of its CROs fail to comply with applicable requirements, the clinical data generated in its clinical trials may be deemed unreliable and the FDA, the European Commission or other comparable foreign regulatory authorities may require Chondrial to perform additional clinical trials before approving its marketing applications. Chondrial cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its clinical trials comply with such requirements. In addition, its clinical trials must be conducted with products produced under cGMP requirements, which mandate, among other things, the methods, facilities and controls used in manufacturing, processing and packaging of a drug product to ensure its safety and identity. Failure to comply with these regulations may require Chondrial to repeat nonclinical studies and/or clinical trials, which would delay the regulatory approval process, and could also subject Chondrial to enforcement action, up to and including, civil and criminal penalties, which would materially adversely affect Chondrial’s business, financial condition and results of operations.

Chondrial’s CROs are not its employees, and except for remedies available to it under its agreements with such CROs, it cannot control whether or not they devote sufficient time and resources to Chondrial’s ongoing clinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Chondrial’s clinical protocols, regulatory requirements or for other reasons, Chondrial’s clinical trials may be extended, delayed or terminated and it may not be able to obtain regulatory approval for or successfully commercialize its product candidates. As a result, Chondrial’s operations and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenue could be delayed or reduced. In addition, operations of Chondrial’s CROs could be affected by earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions. If their facilities are unable to operate because of an accident or incident, even for a short period of time, some or all of Chondrial’s research and development programs may be harmed or delayed and its operations and financial condition could suffer.

Chondrial has less direct control over the conduct, timing and completion of these clinical trials and the management of data developed through the clinical trials than would be the case if Chondrial were relying entirely upon Chondrial’s own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. These factors may materially adversely affect the willingness or ability of third parties to conduct Chondrial’s clinical trials and may subject Chondrial to unexpected cost increases that are beyond its control. Nevertheless, Chondrial is responsible for ensuring that each of its clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and Chondrial’s reliance on CROs does not relieve it of its regulatory responsibilities.

Because Chondrial has relied on third parties, its internal capacity to perform these functions is limited. Outsourcing these functions involves risk that third parties may not perform to Chondrial’s standards, may not produce results in a timely manner or may fail to perform at all. Chondrial currently has a small number of employees, which limits the internal resources it has available to engage new third-party providers, if necessary, and monitor existing third-party providers. To the extent Chondrial is unable to engage new third-party providers, if necessary, and successfully manage the performance of third-party service providers in the future, its business may be adversely affected. Though Chondrial carefully manages its relationships with CROs, there can be no assurance that Chondrial will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on its business, financial condition, results of operation and prospects.

Chondrial relies on third-party supply and manufacturing partners for drug supplies for its research and development, nonclinical activities, and clinical activities, and may do the same for any commercial supplies of its product candidates.

Chondrial relies on third-party supply and manufacturing partners to supply the materials and components for, and manufacture, its research and development, nonclinical and clinical study drug substance and product. Chondrial has not yet manufactured or formulated any product candidate on a commercial scale and may not be able to do so for any of its product candidates. Chondrial will work to develop and optimize its manufacturing process, however Chondrial cannot be sure that the process will result in therapies that are safe, potent or effective.

Chondrial does not own manufacturing facilities or supply sources for such components, nonclinical and clinical study drug substance, product and materials, including devices that may be required for administration, but may develop these capabilities in the future. There can be no assurance that Chondrial’s supply of research and development, nonclinical and clinical development of drugs and other materials will not be limited, interrupted, restricted in certain geographic regions or will be of satisfactory quality or continue to be available at acceptable prices. In particular, replacement of any product formulation manufacturer Chondrial may engage could require significant effort and expertise because there may be a limited number of qualified replacements.

In the event that any of Chondrial’s suppliers or manufacturers fails to perform its obligations to Chondrial in relation to quality, timing or otherwise, or if Chondrial’s supply of components or other materials becomes limited or interrupted for other reasons, Chondrial may be forced to manufacture the materials itself, for which Chondrial currently does not have the capabilities or resources, or enter into an agreement with another third party, which Chondrial may not be able to do on reasonable terms, if at all. In some cases, the technical skills or technology required to manufacture Chondrial’s product candidates may be unique or proprietary to the original manufacturer and Chondrial may have difficulty, or there may be contractual restrictions prohibiting Chondrial from, transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase Chondrial’s reliance on such manufacturer or require Chondrial to obtain a license from such manufacturer in order to have another third party manufacture its product candidates. If Chondrial is required to change manufacturers for any reason, it will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect Chondrial’s ability to develop product candidates in a timely manner or within budget.

Chondrial also relies on third parties to store master and working cell banks. Chondrial currently has one master cell bank and one working cell bank for CTI-1601 and believes it would have adequate backup should any cell bank be lost in a catastrophic event. However, it is possible that Chondrial could lose multiple cell banks and have its manufacturing severely impacted by the need to replace the cell banks, which could materially and adversely affect Chondrial’s business, financial condition and results of operations

Chondrial may rely on third party manufacturers if it receives regulatory approval for any product candidate. To the extent that Chondrial has existing, or enters into future, manufacturing arrangements with third parties, it will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If Chondrial is unable to obtain or maintain third-party manufacturing for product candidates, or to do so on commercially reasonable terms, Chondrial may not be able to develop and commercialize its product candidates successfully. Chondrial’s or a third party’s failure to execute on Chondrial’s manufacturing requirements could adversely affect Chondrial’s business, financial condition and results of operations in a number of ways, including:

•	an inability to initiate or continue clinical trials of product candidates under development;

•	delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

•	loss of the cooperation of a collaborator;

•	subjecting Chondrial’s product candidates to additional inspections by regulatory authorities;

•	requirements to cease distribution or to recall batches of Chondrial’s product candidates; and

•	in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for Chondrial’s products.

Chondrial and its contract manufacturers are subject to significant regulation with respect to manufacturing Chondrial’s products. The manufacturing facilities on which Chondrial relies may not continue to meet regulatory requirements and have limited capacity.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including Chondrial’s existing contract manufacturers for CTI-1601, are subject to extensive regulation. Some components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of Chondrial’s product candidates that may not be detectable in final product testing. Chondrial or its contract manufacturers must supply all necessary documentation in support of a BLA or NDA on a timely basis and where required, must adhere to the FDA’s or other regulator’s good laboratory practices (referred to as “GLPs”), and cGMP regulations enforced by the FDA or other regulator through facilities inspection programs. The facilities and quality systems of some or all of Chondrial’s third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of CTI-1601 or any of Chondrial’s other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of CTI-1601 or Chondrial’s other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, FDA or other regulatory approval of the products will not be granted.

The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of Chondrial’s third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of Chondrial’s product specifications or applicable regulations occurs independent of such an inspection or audit, Chondrial or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for Chondrial or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon Chondrial or third parties with whom Chondrial contract could materially harm Chondrial’s business.

If Chondrial or any of Chondrial’s third-party manufacturers fail to maintain regulatory compliance, the FDA or other regulators can impose regulatory sanctions including, among other things, refusal to approve a pending application for a biologic product, or revocation of a pre-existing approval. As a result, Chondrial’s business, financial condition and results of operations may be materially harmed.

Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in commercial supply. The number of manufacturers with the necessary manufacturing capabilities is limited. In addition, an alternative manufacturer would need to be qualified through a BLA or NDA supplement or similar regulatory submission which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. The delays associated with the verification of a new manufacturer could negatively affect Chondrial’s ability to develop product candidates in a timely manner or within budget.

These factors could also cause the delay of manufacturing development, clinical trials, regulatory submissions, required approvals or commercialization of CTI-1601 or any other product candidates, cause Chondrial to incur higher costs and prevent Chondrial from commercializing Chondrial’s products successfully. Furthermore, if Chondrial’s suppliers fail to meet contractual requirements, and Chondrial is unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, Chondrial’s clinical trials may be delayed or Chondrial could lose potential revenues. Any of the above would materially adversely affect its business, financial condition and results of operations.

Chondrial enters into various contracts in the normal course of its business in which Chondrial indemnifies the other party to the contract. In the event Chondrial has to perform under these indemnification provisions, it could materially increase Chondrial’s costs and potential liability.

In the normal course of business, Chondrial periodically enters into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to Chondrial’s academic and other research agreements, Chondrial typically indemnifies the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which Chondrial has secured licenses, and from claims arising from Chondrial’s or its sublicensees’ exercise of rights under the agreement. With respect to Chondrial’s collaboration and contract service agreements, Chondrial indemnifies its collaborators from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party. With respect to consulting agreements, Chondrial indemnifies consultants from claims arising from the good faith performance of their consulting services.

Should Chondrial’s obligation under an indemnification provision exceed applicable insurance coverage or should Chondrial be denied insurance coverage, Chondrial’s business, financial condition and results of operations could be adversely affected. Similarly, if Chondrial is relying on a collaborator to indemnify Chondrial and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify Chondrial, its business, financial condition and results of operations could be adversely affected.

To the extent Chondrial is able to enter into collaborative arrangements or strategic alliances, Chondrial may be exposed to risks related to those collaborations and alliances.

Biotechnology companies sometimes become dependent upon collaborative arrangements or strategic alliances to complete the development and commercialization of product candidates. If Chondrial elects to enter into collaborative arrangements or strategic alliances, these arrangements may place the development of its product candidates outside its control, may require it to relinquish important rights or may otherwise be on terms unfavorable to it, which could adversely affect Chondrial’s business, financial condition and results of operations.

Dependence on collaborative arrangements or strategic alliances would subject Chondrial to a number of risks, including the risk that:

•	Chondrial may not be able to control the amount and timing of resources that its collaborators may devote to the relevant product candidates;

•	Chondrial’s collaborators may experience financial difficulties;

•	Chondrial may be required to relinquish important rights, such as marketing and distribution rights;

•	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	a collaborator could independently move forward with a competing drug candidate developed either independently or in collaboration with others, including Chondrial’s competitors; and

•	collaborative arrangements are often terminated or allowed to expire, which would delay the development and may increase the cost of developing Chondrial’s drug candidates.

Risks Related to Chondrial’s Intellectual Property Rights

If Chondrial is unable to adequately protect its proprietary technology or maintain issued patents which are sufficient to protect CTI-1601 or potential product candidates, third parties could compete against Chondrial more directly, which would have a material adverse impact on Chondrial’s business, results of operations, financial condition and prospects.

Chondrial’s commercial success will depend in part on Chondrial’s success in obtaining and maintaining issued patents and other intellectual property rights in the United States and elsewhere and protecting Chondrial’s proprietary technology. If Chondrial does not adequately protect its intellectual property and proprietary technology, competitors may be able to use its technologies and erode or negate any competitive advantage Chondrial may have, which could harm Chondrial’s business and ability to achieve profitability.

With respect to Chondrial’s patent portfolio, Chondrial in-licenses from Wake Forest University Health Sciences (referred to as “WFUHS”) certain issued U.S. patents that relate to CTI-1601 and its use for treating Friedreich’s Ataxia. Chondrial in-licenses from Indiana University (referred to as “IU”) certain pending U.S. provisional patent applications that relate to the composition of CTI-1601 and methods of use, and certain U.S. patents relating to materials and methods relating to the development of CTI-1601. Chondrial also owns or co-owns pending U.S. provisional applications relating to methods of use of CTI-1601, biomarkers and to Chondrial’s platform technology.

In some cases, Chondrial has only filed provisional patent applications on certain aspects of Chondrial’s technologies and each of these provisional patent applications is not eligible to become an issued patent until, among other things, Chondrial files a non-provisional patent application within 12 months of the filing date of the applicable provisional patent application. Any failure to file a non-provisional patent application within this timeline could cause Chondrial to lose the ability to obtain patent protection for the inventions disclosed in the associated provisional patent applications.

With respect to both in-licensed and owned intellectual property, Chondrial cannot predict whether the patent applications Chondrial and its licensors are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties.

Chondrial cannot provide any assurances that any of its pending patent applications that mature into issued patents will include claims with a scope sufficient to protect CTI-1601, or other potential product candidates. Other parties have developed technologies that may be related or competitive to Chondrial’s approach and may have filed or may file patent applications and may have received or may receive patents that may overlap or conflict with Chondrial’s patent applications, either by claiming the same methods or formulations or by claiming subject matter that could dominate Chondrial’s patent position. The patent positions of biotechnology and pharmaceutical companies, including Chondrial’s patent position, involve complex legal and factual questions, and, therefore, the issuance, scope, validity and enforceability of any patent claims that Chondrial may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated, or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, ex parte reexamination, or inter partes review proceedings, supplemental examination and challenges in district court. Patents may be subjected to opposition, post-grant review, or comparable proceedings lodged in various foreign, both national and regional, patent offices. These proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that Chondrial may own or exclusively license may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by Chondrial, which in turn could affect Chondrial’s ability to develop, market or otherwise commercialize CTI-1601, and other potential product candidates.

Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide Chondrial with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around Chondrial’s patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. The laws of some foreign countries do not protect Chondrial’s proprietary rights to the same extent as the laws of the United States, and Chondrial may encounter significant problems in protecting its proprietary rights in these countries. If these developments were to occur, they could have a material adverse effect on Chondrial’s potential future sales.

Chondrial’s ability to enforce its patent rights depends on its ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. Any litigation to enforce or defend Chondrial’s patent rights, even if Chondrial were to prevail, could be costly and time-consuming and would divert the attention of Chondrial’s management and key personnel from its business operations. Chondrial may not prevail in any lawsuits that it initiates and the damages or other remedies awarded if Chondrial were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend Chondrial’s patents could put its patents at risk of being invalidated, held unenforceable, or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against Chondrial, including that some or all of the claims in one or more of Chondrial’s patents are invalid or otherwise unenforceable. If any of Chondrial’s patents covering CTI-1601, are invalidated or found unenforceable, Chondrial’s financial position and results of operations would be materially and adversely impacted. In addition, if a court found that valid, enforceable patents held by third parties covered CTI-1601, Chondrial’s financial position and results of operations would also be materially and adversely impacted.

The degree of future protection for Chondrial’s proprietary rights is uncertain, and Chondrial cannot ensure that:

•	any of Chondrial’s patents, or any of Chondrial’s pending patent applications, if issued, will include claims having a scope sufficient to protect CTI-1601 or any other products or product candidates;

•	any of Chondrial’s pending patent applications will issue as patents;

•	Chondrial will be able to successfully develop and commercialize CTI-1601 if approved, before Chondrial’s relevant patents expire;

•	Chondrial was the first to make the inventions covered by each of Chondrial’s patents and pending patent applications;

•	Chondrial was the first to file patent applications for these inventions;

•	others will not develop similar or alternative technologies that do not infringe Chondrial’s patents;

•	any of Chondrial’s patents will be found to ultimately be valid and enforceable;

•

any patents issued to Chondrial will provide a basis for an exclusive market for Chondrial’s commercially viable products, will provide Chondrial with any competitive advantages or will not be challenged by third parties;

•	Chondrial will develop additional proprietary technologies or product candidates that are separately patentable; or

•	that Chondrial’s commercial activities or products will not infringe upon the patents of others.

Chondrial relies upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which Chondrial seeks to protect, in part, by confidentiality agreements with its employees and Chondrial’s consultants. Chondrial also has agreements with its employees and selected consultants that obligate them to assign their inventions to its and has non-compete agreements with some, but not all, of its consultants. It is possible that technology relevant to Chondrial’s business will be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, Chondrial may not have adequate remedies for any such breach or violation, and Chondrial could lose its trade secrets through such breaches or violations. Further, Chondrial’s trade secrets could otherwise become known or be independently discovered by its competitors. If Chondrial is unable to adequately protect its proprietary technology or maintain issued patents which are sufficient to protect CTI-1601 or potential future product candidates, third parties could compete against Chondrial more directly, which would have a material adverse impact on Chondrial’s business, results of operations, financial condition and prospects

Over time, Chondrial will lose its ability to rely upon the intellectual property Chondrial currently owns to prevent competing product, which may impair Chondrial’s ability to generate revenue.

Chondrial has in-licensed certain patents relating to CTI-1601 from WFUHS. The U.S. patents relating to CTI-1601 and its use for the treatment of Friedreich’s Ataxia expire in 2024 and 2025, respectively. Chondrial has also in-licensed certain provisional patent applications relating to the composition of CTI-1601 and methods of use from IU, which, if issued as a patent, would expire at the earliest in 2040. Chondrial cannot predict whether these provisional patent applications Chondrial and its licensors are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties. When these various patents expire, Chondrial will be unable to use the patents to try to block others from marketing CTI-1601 in the United States.

In addition, given the amount of time required for the development, testing, and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, Chondrial’s intellectual property may not provide Chondrial with sufficient rights to exclude others from commercializing products similar or identical to Chondrial’s.

Once Chondrial’s patents expire, Chondrial will be subject to competition from third parties who will be able to use the intellectual property covered by these patents, which could impair its ability to generate revenue and could adversely affect its business, financial condition and results of operations.

Chondrial may infringe the intellectual property rights of others, which may prevent or delay Chondrial’s product development efforts and stop Chondrial from commercializing or increase the costs of commercializing CTI-1601 or other potential product candidates, if approved.

Chondrial’s success will depend in part on its ability to operate without infringing the intellectual property and proprietary rights of third parties. Chondrial cannot ensure that its business, products and methods do not or will not infringe the patents or other intellectual property rights of third parties.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may allege that CTI-1601 or Chondrial’s other potential product candidates or the use of Chondrial’s technologies infringes patent claims or other intellectual property rights held by them or that Chondrial is employing their proprietary technology without authorization. Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. Any claim relating to intellectual property infringement that is successfully asserted against Chondrial may require it to pay substantial damages, including treble damages and attorneys’ fees if Chondrial is found to be willfully infringing another party’s patents, for past use of the asserted intellectual property and royalties and other consideration going forward if Chondrial is forced to take a license. In addition, if any such claim were successfully asserted against Chondrial and it could not obtain such a license, Chondrial may be forced to stop or delay developing, manufacturing, selling or otherwise commercializing CTI-1601.

Even if Chondrial is successful in these proceedings, it may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on Chondrial. If Chondrial is unable to avoid infringing the patent rights of others, it may be required to seek a license, defend an infringement action or challenge the validity of the patents in court, or redesign Chondrial’s products. Patent litigation is costly and time consuming. Chondrial may not have sufficient resources to bring these actions to a successful conclusion. In addition, intellectual property litigation or claims could force Chondrial to do one or more of the following:

•	cease developing, selling or otherwise commercializing CTI-1601;

•	cease preparations or developing of Chondrial’s other potential product candidates;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and

•

in the case of trademark claims, redesign or rename the trademarks or trade names of Chondrial’s product candidates to avoid infringing the intellectual property rights of third parties, which may not be possible and, even if possible, could be costly and time-consuming.

Any of these risks coming to fruition could have a material adverse effect on Chondrial’s business, results of operations, financial condition and prospects.

Chondrial may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

Chondrial may also be subject to claims that former employees or other third parties have an ownership interest in Chondrial’s patents or other intellectual property. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Chondrial fails in defending any such claims, in addition to paying monetary damages, Chondrial may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on Chondrial’s business, financial condition and results of operations. Even if Chondrial is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining Chondrial’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and Chondrial’s patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office (referred to as the “U.S. PTO”) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case, which would adversely affect Chondrial’s business, financial condition and results of operations.

Chondrial may be involved in lawsuits to protect or enforce its patents or the patents of Chondrial’s licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe Chondrial’s patents or the patents of Chondrial’s licensors. To counter infringement or unauthorized use, Chondrial may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of Chondrial’s or Chondrial’s licensors is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that Chondrial’s patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of Chondrial’s patents at risk of being invalidated or interpreted narrowly and could put Chondrial’s patent applications at risk of not issuing which could materially adversely affect its business, financial condition and results of operations.

Interference proceedings provoked by third parties or brought by Chondrial may be necessary to determine the priority of inventions with respect to Chondrial’s patents or patent applications or those of Chondrial’s licensors. An unfavorable outcome could require Chondrial to cease using the related technology or to attempt to license rights to it from the prevailing party. Chondrial’s business, financial condition and results of operations could be harmed if the prevailing party does not offer Chondrial a license on commercially reasonable terms. Chondrial’s defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract Chondrial’s management and other employees. Chondrial may not be able to prevent, alone or with Chondrial’s licensors, misappropriation of Chondrial’s intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States, which could adversely affect Chondrial’s business, financial condition and results of operations.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Chondrial’s confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, it could have a material adverse effect on the price of Chondrial common stock.

Issued patents covering Chondrial’s product candidates could be found invalid or unenforceable if challenged in court.

If Chondrial or one of its licensing partners initiated legal proceedings against a third party to enforce a patent covering Chondrial’s product candidate, the defendant could counterclaim that the patent covering Chondrial’s product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the U.S. PTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of Chondrial’s patents in such a way that they no longer cover Chondrial’s product candidates or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, Chondrial cannot ensure that there is no invalidating prior act, of which Chondrial and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Chondrial would lose at least part, and perhaps all, of the patent protection on Chondrial’s product candidates. Such a loss of patent protection would have a material adverse impact on Chondrial’s business, financial condition, and results of operations.

Chondrial does not seek to protect its intellectual property rights in all jurisdictions throughout the world and Chondrial may not be able to adequately enforce its intellectual property rights even in the jurisdictions where Chondrial seeks protection.

Filing, prosecuting and defending patents on product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and Chondrial’s intellectual property rights in some countries outside the United States could be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Chondrial may not be able to prevent third parties from practicing Chondrial’s inventions in all countries outside the United States, or from selling or importing products made using Chondrial’s inventions in and into the United States or other jurisdictions. Competitors may use Chondrial’s technologies in jurisdictions where Chondrial has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where Chondrial has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Chondrial’s products and Chondrial’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for Chondrial to stop the infringement of its patents or marketing of competing products in violation of Chondrial’s proprietary rights generally. For example, an April 2014 report from the Office of the United States Trade Representative identified a number of countries, including India and China, where challenges to the procurement and enforcement of patent rights have been reported. Several countries, including India and China, have been listed in the report every year since 1989. Proceedings to enforce Chondrial’s patent rights in foreign jurisdictions could result in substantial costs and divert Chondrial’s efforts and attention from other aspects of Chondrial’s business, could put Chondrial’s patents at risk of being invalidated or interpreted narrowly, could put Chondrial’s patent applications at risk of not issuing and could provoke third parties to assert claims against Chondrial. Chondrial may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Chondrial’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Chondrial develops or licenses, which would materially adversely affect its business, financial condition and results of operations.

Chondrial is dependent on licensed intellectual property for certain early-stage product candidates. If Chondrial were to lose its rights to licensed intellectual property, Chondrial may not be able to continue developing or commercializing such product candidates, if approved.

Chondrial has an exclusive license with WFUHS, pursuant to which Chondrial exclusively licenses certain patent rights relating to the TAT-frataxin fusion protein and its use, on a worldwide basis. Chondrial has an exclusive license with IU, pursuant to which Chondrial exclusively licenses certain patent rights relating to CTI-1601 and its use for the treatment of mitochondrial diseases, on a worldwide basis. Chondrial may enter into additional licenses for third-party intellectual property that are necessary or useful to Chondrial’s business. Current or future licensors may also allege that Chondrial has breached its license agreement and may accordingly seek to terminate Chondrial’s license with them. In addition, current or future licensors may decide to terminate Chondrial’s license at will. If successful, this could result in loss of Chondrial’s right to use the licensed intellectual property, which could materially adversely affect its ability to develop and commercialize a product candidate or product, if approved, as well as harm Chondrial’s competitive business position, its business prospects, financial condition and results of operations.

If Chondrial fails to comply with Chondrial’s obligations in the agreements under which Chondrial license intellectual property rights from third parties or otherwise experience disruptions to Chondrial’s business relationships with Chondrial’s licensors, Chondrial could lose license rights that are important to Chondrial’s business.

Chondrial license agreements with WFUHS and IU impose, and Chondrial expects its future license agreements will impose, various development, diligence, commercialization, and other obligations on Chondrial in order to maintain the licenses. In spite of Chondrial’s efforts, WFUHS, IU, or a future licensor might conclude that Chondrial has materially breached its obligations under such license agreements and seek to terminate the license agreements, thereby removing or limiting Chondrial’s ability to develop and commercialize products and technology covered by these license agreements. If these licenses are terminated, or if the underlying patent rights licensed thereunder fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical to Chondrial’s and it may be required to cease its development and commercialization of certain of Chondrial’s product candidates or of CTI-1601. Any of the foregoing could have a material adverse effect on Chondrial’s competitive position, business, financial conditions, results of operations, and prospects.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which Chondrial’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under Chondrial’s collaborative development relationships;

•	Chondrial’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Chondrial’s licensors and Chondrial and its partners;

•	whether and the extent to which inventors are able to contest the assignment of their rights to Chondrial’s licensors; and

•	the priority of invention of patented technology.

The agreements under which Chondrial currently licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Chondrial believes to be the scope of its rights to the relevant intellectual property or technology, or increase what Chondrial believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on Chondrial’s business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that Chondrial has licensed prevent or impair Chondrial’s ability to maintain its current licensing arrangements on commercially acceptable terms, Chondrial may be unable to successfully develop and commercialize CTI-1601, which could have a material adverse effect on Chondrial’s business, financial conditions, results of operations, and prospects.

Some intellectual property may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit Chondrial’s exclusive rights, and limit Chondrial’s ability to contract with non-U.S. manufacturers.

Chondrial’s in-licensed patent rights from WFUHS and from IU were funded in part by the U.S. government and are therefore subject to certain federal regulations. When new technologies are developed with U.S. government funding, the U.S. government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the U.S. government to use the invention or to have others use the invention on its behalf. The U.S. government’s rights may also permit it to disclose the funded inventions and technology to third parties and to exercise march in rights to use or allow third parties to use the technology Chondrial has licensed that was developed using U.S. government funding. The U.S. government may exercise its march in rights if it determines that action is necessary because Chondrial fails to achieve practical application of the government-funded technology, or because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, Chondrial’s rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States in certain circumstances and if this requirement is not waived. Any exercise by the U.S. government of such rights or by any third party of its reserved rights could have a material adverse effect on Chondrial’s competitive position, business, financial condition, results of operations, and prospects.

Chondrial has not yet registered trademarks for a commercial trade name for CTI-1601 or other potential product candidates and failure to secure such registrations could adversely affect Chondrial’s business, financial condition and results of operations.

Chondrial has not yet registered trademarks for a commercial trade name for CTI-1601 or other potential product candidates. Any future trademark applications may be rejected during trademark registration proceedings. Although Chondrial would be given an opportunity to respond to those rejections, Chondrial may be unable to overcome such rejections. In addition, the U.S. PTO and comparable agencies in many foreign jurisdictions give third parties an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against Chondrial’s trademarks, and Chondrial’s trademarks may not survive such proceedings. Moreover, any name Chondrial proposes to use with its product candidates in the United States must be approved by the FDA, regardless of whether Chondrial has registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of Chondrial’s proposed proprietary product names, Chondrial may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

If Chondrial does not obtain additional protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the patent terms and obtaining data exclusivity for CTI-1601, Chondrial’s business may be materially harmed.

Depending upon the timing, duration and specifics of development and FDA marketing approval of CTI-1601 or Chondrial’s other potential product candidates, one or more of Chondrial’s U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, Chondrial may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than Chondrial requests. If Chondrial is unable to obtain patent term extension or restoration or the term of any such extension is less than Chondrial requests, Chondrial’s competitors may obtain approval of competing products following Chondrial’s patent expiration, and its ability to generate revenues, business, financial condition and results of operations could be materially adversely affected.

Chondrial’s proprietary rights may not adequately protect its technologies, which may adversely affect its position in the market, business, financial condition and results of operations.

Chondrial relies on unpatented trade secrets, know-how, and technology, which are difficult to protect, especially in the pharmaceutical industry, where much of the information about a product must be made public during the regulatory approval process. Chondrial seeks to protect trade secrets, in part, by entering into confidentiality agreements with employees, consultants and others. These parties may breach or terminate these agreements or may refuse to enter into such agreements with Chondrial, and Chondrial may not have adequate remedies for such breaches. Furthermore, these agreements may not provide meaningful protection for Chondrial’s trade secrets or other proprietary information or result in the effective assignment to Chondrial of intellectual property and may not provide an adequate remedy in the event of unauthorized use or disclosure of confidential information or other breaches of the agreements. Despite Chondrial’s efforts to protect its trade secrets, Chondrial or its board members, employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose Chondrial’s proprietary information to competitors.

If Chondrial fails to maintain trade secret protection, its competitive position may be adversely affected. Competitors may also independently discover Chondrial’s trade secrets. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. If Chondrial’s competitors independently develop equivalent knowledge, methods and know-how, Chondrial would not be able to assert its trade secrets against them and its business, financial condition and results of operations could be harmed.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Chondrial’s ability to protect its products.

As is the case with other biopharmaceutical companies, Chondrial’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (referred to as the “Leahy-Smith Act”) signed into law in September 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. For example, the Leahy-Smith Act allows third-party submission of prior art to the U.S. PTO during patent prosecution and additional procedures to attack the validity of a patent by U.S. PTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. In addition, the Leahy-Smith Act has transformed the U.S. patent system from a “first-to-invent” system to a “first-to-file” system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The first-to-file provisions, however, only became effective on March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of Chondrial’s business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for Chondrial’s inventions and increase the uncertainties and costs surrounding the prosecution of Chondrial’s or Chondrial’s collaboration partners’ patent applications and the enforcement or defense of Chondrial’s issued patents, all of which could harm Chondrial’s business, results of operations, financial condition and prospects.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact Chondrial’s ability to enforce Chondrial’s proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the U.S. PTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken Chondrial’s ability to obtain new patents or to enforce Chondrial’s existing patents and patents that Chondrial might obtain in the future.

Chondrial may be subject to damages resulting from claims that Chondrial or Chondrial’s employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Chondrial’s employees have been previously employed at other biotechnology or pharmaceutical companies, including Chondrial’s competitors or potential competitors. Although Chondrial is not aware of any claims currently pending against it, it may be subject to claims that Chondrial or Chondrial’s employees inadvertently or otherwise used or disclosed the trade secrets or other proprietary information of Chondrial’s employees’ former employers. Litigation may be necessary to defend against these claims. Even if Chondrial is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If Chondrial fails in defending such claims, in addition to paying money claims, Chondrial may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Chondrial’s ability to develop and commercialize CTI-1601 or Chondrial’s other potential product candidates, which would materially adversely affect Chondrial’s business, financial condition and results of operations.

Risks Related to the Combined Company

The combined company will incur losses for the foreseeable future and might never achieve profitability.

The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis and may not continue as a going concern.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock following the merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology, and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate following the merger include:

•	the ability of the combined company to obtain regulatory approvals for product candidates, and delays or failures to obtain such approvals;

•	the failure of any of the combined company’s product candidates, if approved for marketing and commercialization, to achieve commercial success;

•	issues in manufacturing the combined company’s approved products, if any, or product candidates;

•	the results of current, and any future, nonclinical or clinical trials of the combined company’s product candidates;

•	the entry into, or termination of, key agreements, including key licensing or collaboration agreements;

•

the initiation of material developments in, or conclusion of, disputes or litigation to enforce or defend any of the combined company’s intellectual property rights or defend against the intellectual property rights of others;

•	announcements by commercial partners or competitors of new commercial products, clinical progress (or the lack thereof), significant contracts, commercial relationships, or capital commitments;

•	adverse publicity relating to the combined company’s markets, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations or new therapies competing with potential products of the combined company;

•	the loss of key employees;

•	general and industry-specific economic conditions potentially affecting the combined company’s research and development expenditures;

•	changes in the structure of health care payment systems;

•	adverse regulatory decisions;

•	trading volume of the combined company’s common stock; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies or the biotechnology sector. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management’s attention and resources, which could significantly harm the combined company’s profitability and reputation.

The combined company must maintain effective internal controls over financial reporting, and if the combined company is unable to do so, the accuracy and timeliness of the combined company’s financial reporting may be adversely affected, which could have a material adverse effect on the combined company’s business and stock price.

Until December 31, 2019, Zafgen was an “emerging growth company,” as defined in the Jumpstart Our

Business Startups Act, and took advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

The combined company must maintain effective internal control over financial reporting in order to accurately and timely report its results of operations and financial condition. In addition, as a public company, the Sarbanes-Oxley Act requires, among other things, that the combined company assess the effectiveness of its disclosure controls and procedures quarterly and the effectiveness of the combined company’s internal control over financial reporting at the end of each fiscal year.

The rules governing the standards that must be met for the combined company management to assess the combined company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that the combined company’s audit committee be advised and regularly updated on management’s review of internal control over financial reporting.

Chondrial has identified material weaknesses in its internal control over financial reporting. See “Risk Factors—Risks Related to Chondrial—Chondrial has identified material weaknesses in its internal control over financial reporting. If Chondrial is unable to remediate these material weaknesses, or if Chondrial identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, Chondrial may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Chondrial’s business.” Chondrial is in the process of implementing measures designed to improve its internal control over financial reporting and remediate the control deficiencies that led to this material weakness, including hiring additional finance and accounting personnel and initiating design and implementation of its financial control environment, including the establishment of formal accounting policies and procedures and period-end financial reporting controls. The combined company will continue this process.

The combined company’s management may not be able to effectively and timely implement controls and procedures that adequately remediate Chondrial’s material weaknesses and respond to the increased regulatory compliance and reporting requirements that are applicable to the combined company as a public company. If the combined company fails to staff the combined company’s accounting, finance and information technology functions adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon the combined company as a public company, including the requirements of the Sarbanes-Oxley Act, or to otherwise remediate Chondrial’s existing or any future material weaknesses in internal control over financial reporting, or identify any additional material weaknesses the combined company’s business and reputation may be harmed and its stock price may decline. Furthermore, investor perceptions of the combined company may be adversely affected, which could cause a decline in the market price of its common stock.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and the combined company’s management will be required to devote substantial time to compliance matters.

As a publicly-traded company, the combined company will incur significant additional legal, accounting and other expenses that Chondrial did not incur as a privately-held company. The obligations of being a public company in the United States requires significant expenditures and will place significant demands on the combined company’s management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002 (referred to as the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (referred to as the “Dodd-Frank Act”) and the listing requirements of the stock exchange on which the combined company’s securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the Tax Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly. In addition, the combined company expects these rules and regulations to make it more difficult and more expensive for the combined company to obtain director and officer liability insurance and the combined company may be required to incur substantial costs to maintain the same or similar coverage that Chondrial had as a privately-held company. For example, Chondrial’s management has identified material weaknesses in Chondrial’s internal control over financial reporting. The combined company’s management and other personnel will need to devote a substantial amount of time to remedy the identified material weaknesses and otherwise ensure that the combined company comply with all of these requirements and to keep pace with new regulations, otherwise the combined company may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger and after expiration of applicable lock-up periods could adversely affect the market price of such shares after the merger.

Sales of a substantial number of shares of common stock of the combined company in the public market after the merger or after expiration of applicable lock-up periods and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. Zafgen and Chondrial are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale will have on the market price of the combined company’s common stock after the merger.

Ownership of the combined company’s common stock may be highly concentrated, and it may prevent other stockholders from influencing significant corporate decisions.

Upon completion of the merger, Holdings’ members are estimated to beneficially own or control approximately 60% of the combined company, on a fully-diluted basis. Accordingly Holdings’ members will have substantial influence over the outcome of a corporate action of the combined company requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets or any other significant corporate transaction. These stockholders also may exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company.

The combined company will continue to be a smaller reporting company. The combined company cannot be certain whether the reduced disclosure requirements applicable to smaller reporting companies will make the combined company’s common shares less attractive to investors or otherwise limit the combined company’s ability to raise additional funds.

Zafgen is currently, and the combined company will continue to be upon completion of the merger, a “smaller reporting company” under applicable securities regulations. A smaller reporting company is a company that, as of the last business day of its most recently completed second fiscal quarter, has an aggregate market value of the company’s voting stock held by non-affiliates, or public float, of less than $250 million, or has less than $100 million in annual revenues and either no public float or public float of less than $700 million. SEC rules provide that companies with a non-affiliate public float of less than $75 million may only sell shares under a Form S-3 shelf registration statement, during any 12-month period, in an amount less than or equal to one-third of the public float. If the combined company does not meet this public float requirement, any offering by the combined company under a Form S-3 will be limited to raising an aggregate of one-third of the combined company’s public float in any 12-month period. In addition, a smaller reporting company is able to provide simplified executive compensation disclosures in its filings, is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting if its public float is less than $75 million, and has certain other reduced disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Reduced disclosure in the combined company’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects.

Anti-takeover provisions in the combined company’s charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company’s stockholders to replace or remove the combined company’s management.

Provisions in the combined company’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors, a prohibition on actions by written consent of the combined company’s stockholders, and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporations Law (referred to as the “DGCL”), which prohibits stockholders owning in excess of 15% of the outstanding combined company’s voting stock from merging or combining with the combined company. Although Zafgen and Chondrial believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

Zafgen and Chondrial do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is the combined company will retain its future earnings to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the combined company’s common stock will be stockholders’ sole source of gain, if any, for the foreseeable future.

The combined company’s employees may engage in misconduct or other improper activities, including violating applicable regulatory standards and requirements or engaging in insider trading, which could significantly harm the combined company’s business.

The combined company is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and applicable non-U.S. regulators, provide accurate information to the FDA and applicable non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to the combined company. Employees may also unintentionally or willfully disclose the combined company’s proprietary and/or confidential information to competitors. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to the combined company’s reputation. The combined company is expected to adopt a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions the combined company takes to detect and prevent this activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting the combined company from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against the combined company, and the combined company is not successful in defending itself or asserting its rights, those actions could have a significant impact on the combined company’s business, including the imposition of significant fines or other sanctions.

Unfavorable global economic conditions could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the combined company’s business, including, weakened demand for the combined company’s product candidates and the combined company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the combined company’s suppliers, possibly resulting in supply disruption, or cause the combined company’s customers to delay making payments for its services. Any of the foregoing could harm the combined company’s business and the combined company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference into this proxy statement, contains “forward-looking” statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Zafgen or Chondrial, the management of either such company or the proposed transaction between Zafgen and Chondrial, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Zafgen, as well as assumptions made by, and information currently available to management. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Zafgen and Chondrial undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmaceutical industry, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Zafgen has filed with the SEC as well as the possibility that (1) the parties may be unable to obtain stockholder or regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) the parties may not be able to satisfy the conditions precedent to consummate the proposed transaction; (4) the proposed transaction may divert management’s attention from Zafgen’s ongoing business operations; (5) the anticipated benefits of the proposed transaction might not be achieved; (6) Chondrial’s clinical programs and nonclinical studies may not be successful or completed on time; (7) Chondrial may not be able to successfully demonstrate safety and efficacy of its clinical programs or nonclinical studies; (8) Chondrial’s expectations regarding the future development of its clinical programs and nonclinical studies may not materialize; (9) Chondrial’s clinical programs may not obtain necessary regulatory or other approvals; (10) Chondrial may not be able to raise the necessary capital to conduct Chondrial’s clinical programs and nonclinical studies or such capital may not be available; (11) the proposed transaction may involve unexpected costs; (12) risk that as a result of adjustments to the exchange ratio, Zafgen stockholders and Chondrial’s stockholder could own more or less of the combined company than is currently anticipated; (13) risks related to the market price of Zafgen common stock relative to the exchange ratio; (14) the parties may be unable to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; (15) the parties may be subject to risks related to the proposed transaction, including any legal proceedings related to the proposed transaction and the general risks associated with the respective businesses of Zafgen and Chondrial, including the general volatility of the capital markets, terms and deployment of capital, volatility of Zafgen share prices, changes in the biotechnology industry, interest rates or the general economy, underperformance of Zafgen’s or Chondrial’s assets and investments, decreased ability to raise funds and the degree and nature of Zafgen’s and Chondrial’s competition, as well as the risk that unexpected reductions in Zafgen’s cash balance could adversely affect the portion of the combined company that the Zafgen stockholders retain; or (16) activist investors might not approve of the proposed transaction. Additionally, forward-looking statements related to Chondrial’s future expectations are subject to numerous risks and uncertainties, including risks that planned development milestones and timelines will not be met. Neither Zafgen nor Chondrial gives any assurance that either Zafgen or Chondrial will achieve its expectations.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Zafgen described in the “Risk Factors” section of this proxy statement, Zafgen’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Zafgen from time to time with the SEC. All forward-looking statements included in this proxy statement are based upon information available to Zafgen and Chondrial the date hereof, and neither Zafgen nor Chondrial assumes any obligation to update or revise any such forward-looking statements.

All forward-looking statements included in this proxy statement are based upon information available to Zafgen and Chondrial on the date hereof. If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of operations of Zafgen, Chondrial or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Zafgen and Chondrial do not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any statement is made, the occurrence of unanticipated events or any new information that becomes available in the future.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page [●] of this proxy statement describe the material aspects of the merger, including the merger agreement. While Zafgen believes that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the merger agreement, which is attached as Annex A to this proxy statement, and the other documents to which Zafgen has referred to or incorporated by reference herein. For a more detailed description of where you can find those other documents, please see the section entitled “Where You Can Find Additional Information” beginning on page [●] of this proxy statement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the Zafgen Board, the Transaction Committee (as defined below), members of Zafgen management or Zafgen’s representatives and other parties.

Prior to September 2019, Zafgen was a clinical-stage biopharmaceutical company that was developing a novel class of MetAP2 inhibitors for the treatment of metabolic diseases. As discussed below, in September 2019, Zafgen announced that it did not believe it could resolve a clinical hold instituted by the FDA in the near-term and that Zafgen would focus on evaluating strategic alternatives.

From time to time the Zafgen Board, together with Zafgen management, has considered various strategic business initiatives intended to strengthen its business and enhance stockholder value. These have included licensing or acquiring rights to product candidates, divesting certain product candidates or businesses, or acquisitions of, or mergers with, other companies with other products, product candidates or technologies.

On November 26, 2018, Zafgen announced that the FDA had placed a clinical hold on the IND application for Zafgen’s first U.S. clinical trial of ZGN-1061, Zafgen’s second-generation, investigational MetAP2 inhibitor for the treatment of type 2 diabetes. Zafgen also announced that it planned to request a Type A meeting with the FDA to discuss next steps with the program. On November 26, 2018, the closing price of Zafgen’s common stock was $5.41, which represented a 41% decline from the previous trading day’s closing price of $9.10.

On March 11, 2019, Zafgen announced its fourth quarter and full year 2018 operating and financial results. Zafgen also announced its decision to suspend plans to file an IND application for ZGN-1258, Zafgen’s candidate for rare metabolic disorders due to unexpected findings from rodent toxicology studies. On March 12, 2019, the closing price of Zafgen’s common stock was $2.89, which represented a 37% decline from the previous trading day’s closing price of $4.60.

On April 23, 2019, Zafgen held a Type A meeting with the FDA regarding the clinical hold on ZGN-1061, at which Zafgen presented in vitro data.

On May 30, 2019, Zafgen announced the receipt of minutes from the Type A meeting with the FDA and that Zafgen was working with the FDA to agree upon an in vivo animal model developed by Zafgen to confirm the safety of ZGN-1061 (referred to as the “animal safety study”). On May 30, 2019, the closing price of Zafgen’s common stock was $1.91, which represented a 20% decline from the previous trading day’s closing price of $2.39.

During the first half of 2019, the Zafgen Board held meetings at which it discussed the strategic, financial and operational challenges of operating Zafgen’s business given the uncertainty of the timeline and results of the animal safety study and whether the FDA would remove the clinical hold on ZGN-1061, as well as Zafgen’s suspension of plans to file an IND for ZGN-1258. The Zafgen Board also discussed the risks and challenges facing Zafgen as a result of its cash burn levels and declining cash position. In addition, the Zafgen Board also reviewed the strategic alternatives that may have been available to Zafgen, including the potential risks and benefits of licensing or acquiring rights to product candidates, divesting certain product candidates or businesses, or a possible strategic merger or reverse merger with another company, each with a view towards enhancing value for Zafgen’s stockholders. A reverse merger, which represents a transaction in which a Zafgen subsidiary would merge with and into another company, with Zafgen surviving as the parent company and the other company continuing as a Zafgen subsidiary, was considered as a potential transaction structure, given Zafgen’s cash and its status as a public company. The Zafgen Board also had discussed with Goodwin Procter LLP (referred to as “Goodwin”), Zafgen’s outside legal counsel, the Zafgen Board’s fiduciary duties in the context of Zafgen entering into discussions with one or more third parties relating to a potential strategic transaction. In addition, the Zafgen Board had discussed the advisability of engaging a financial advisor to assist the Zafgen Board in evaluating strategic alternatives, including any interest that might be received in connection with a strategic process, as well as Zafgen’s business and prospects as a standalone company.

By June 2019, as authorized by the Zafgen Board, management had discussions with potentially interested companies primarily regarding Zafgen licensing or acquiring rights to product candidates or acquisitions of other products, product candidates or technologies. Ultimately, no definitive proposals were received that the Zafgen Board believed would enhance stockholder value.

In July 2019, Zafgen management discussed with representatives of MTS Health Partners, L.P. (referred to as “MTS”) Zafgen’s situation and prospects and the possibility of MTS acting as its financial advisor in evaluating strategic alternatives that might be available to Zafgen considering the risks and challenges facing Zafgen described above. Zafgen considered MTS as a potential financial advisor to assist and advise Zafgen given, among other things, MTS’s qualifications, experience and reputation, its knowledge of and involvement in recent transactions in the life sciences industry and its familiarity with Zafgen. In view of these considerations, Zafgen engaged MTS in September 2019, pursuant to an engagement letter dated September 3, 2019, to assist the Zafgen Board in exploring and evaluating a broad range of strategic and financial alternatives to enhance stockholder value, including a possible reverse merger or strategic merger.

From July through August 2019, at the direction of the Zafgen Board, management and MTS conducted a broad search of potential strategic opportunities which overlapped therapeutically with Zafgen and its MetAP2 inhibitor programs in the rare disease, metabolic, liver, fibrosis and inflammation spaces. Ultimately, no definitive proposals were received that the Zafgen Board believed would enhance stockholder value.

In August 2019, the Zafgen Board established an advisory transaction committee (referred to as the “Transaction Committee”), for convenience in order to assist the Zafgen Board in exploring potential strategic alternatives, including a possible business combination transaction. Peter Barrett, Ph.D., Thomas O. Daniel, M.D. and Frank E. Thomas, all of whom are non-management, independent directors, and have significant experience with merger and acquisition transactions were appointed to the Transaction Committee. The Zafgen Board authorized the Transaction Committee to oversee the exploration of strategic alternatives, and, in between meetings of the Zafgen Board, to give direction to Zafgen’s financial and legal advisors and to lead on behalf of Zafgen (or to give guidance to Zafgen’s representatives in connection with) any negotiations with potentially interested parties and periodically to brief the Zafgen Board on the status of the exploration of strategic alternatives. Throughout the Transaction Committee’s evaluation of proposals for a strategic transaction involving Zafgen, the Transaction Committee conducted formal meetings, but its members were also in regular informal communication with Zafgen’s Chief Executive Officer, representatives of Zafgen’s financial and legal advisors and with each other.

On September 3, 2019, the Zafgen Board held a meeting with members of Zafgen management and representatives of Goodwin present. Zafgen’s Chief Executive Officer provided an update on the animal safety study and the FDA’s concerns related to the study. The Zafgen Board discussed the risks, challenges, and strategic opportunities facing Zafgen taking into consideration the results of the animal safety study and Zafgen’s near-term cash requirements. The Zafgen Board also discussed that Zafgen had not found an opportunity to license or acquire rights to product candidates that the Zafgen Board believed would enhance stockholder value. Following discussion, the Zafgen Board concluded that it was unlikely that the clinical hold on ZGN-1061 would be resolved in the near term and therefore it was in the best interests of stockholders for Zafgen to explore its broader strategic alternatives, including a reverse merger, strategic merger and remaining as an independent company. The Zafgen Board directed management to publicly announce that Zafgen would be exploring strategic alternatives in conjunction with the public announcement that the clinical hold on ZGN-1061 was unlikely to be resolved.

On September 5, 2019, Zafgen issued a press release announcing that the preliminary results for the animal safety study were unlikely to resolve the ZGN-1061 clinical hold in a timely manner. The press release also announced that, as a result, the Zafgen Board planned to explore a range of strategic options to enhance stockholder value, and that it had retained MTS as its financial advisor to assist in the strategic review process. The press release also referenced Zafgen’s recently implemented plans to reduce operating expenses and prioritize key resources, including a workforce reduction and operational changes to preserve cash.

Following the September 5, 2019 press release, at the direction of the Zafgen Board, management and MTS proactively reached out to, and responded to inbound interest on behalf of, potential merger counterparties, as discussed below. Also following the September 5, 2019 press release, Zafgen halted all further development activities of MetAP2 inhibitors and withdrew the IND for ZGN-1061.

On September 19, 2019, Zafgen disclosed that it had received a letter from NASDAQ advising that for the 30 consecutive preceding trading days, the bid price of Zafgen’s common stock had closed below the $1.00 per share minimum required for continued listing on NASDAQ, and that Zafgen would have 180 days to regain compliance with the NASDAQ rules.

On September 23, 2019, Zafgen and Chondrial entered into a mutual confidentiality agreement that did not include a standstill provision.

On September 24, 2019, the Zafgen Board met to discuss, among other things, the strategic process. Members of Zafgen management and representatives of MTS were present. Representatives of MTS provided an update on the strategic process. Representatives of MTS also described its extensive screening process of companies, which included the aforementioned broad search of potential strategic opportunities which overlapped therapeutically with Zafgen and its MetAP2 inhibitor programs in the rare disease, metabolic, liver, fibrosis and inflammation spaces, as well as outreach to a broad list of top tier venture capital firms which might have portfolio companies potentially looking to go public through a reverse merger, a review of current, soon-to-be and previously-filed initial public offering candidates, input from Zafgen management and directors and inbound interest resulting from Zafgen’s September 5, 2019, public announcement to consider strategic alternatives. Zafgen management then described the methodology and criteria that was and would be used to narrow the universe of potential counterparties to those who would be solicited to submit a non-binding first round proposal, which included an evaluation of each candidate, including scientific, regulatory, commercial and other business determinations. Representatives of MTS discussed the proposed timetable for the strategic process and soliciting proposals from the selected companies. Following discussion, the Zafgen Board directed MTS and Zafgen management to narrow the list of potential counterparties as discussed at the meeting and approved the timetable discussed at the meeting. Management provided an update on Zafgen’s restructuring activities, cash forecast and financial outlook for Zafgen, including that all non-executive research and clinical personnel would be terminated by the end of that month. The Zafgen Board and management discussed Zafgen’s cash burn and cash position and that to maximize its cash position relative to the proposals, Zafgen should target executing a merger agreement by December 17, 2019 to best position itself to close a transaction by the end of March 2020. The directors also discussed the NASDAQ delisting notice.

Following the meeting, in accordance with the directions from the Zafgen Board, MTS and Zafgen management narrowed the list of potential merger candidates based on the criteria discussed at the September 24, 2019 Zafgen Board meeting. In total, during the months of September and October 2019, from an initial universe of over 100 companies, the list was narrowed to 42 potential merger candidates, and MTS sent these 42 companies a form of mutual confidentiality agreement on behalf of Zafgen and invited these companies to express an interest in a strategic transaction with Zafgen. Forty of these companies executed a mutual confidentiality agreement with Zafgen. All of these mutual confidentiality agreements, including those executed by four private companies referred to as “Companies A, B, C and D,” and Chondrial, did not include any standstill provisions, except that two confidentiality agreements included customary standstill obligations that automatically terminated upon Zafgen’s announcement of the execution of a definitive agreement with a third party to effect a change of control of Zafgen.

Beginning on September 26, 2019, MTS sent each of the 40 companies that executed a mutual confidentiality agreement a first-round process letter, including Companies A, B, C and D, and Chondrial. The majority of process letters set a deadline of October 10, 2019 for the submission of non-binding written proposals, though some parties that expressed interest later in the process received process letters with later submission deadlines. The process letters outlined criteria for Zafgen’s evaluation of merger opportunities as well as other topics to be addressed in any proposals submitted. The process letters indicated that assuming a strategic transaction closed by March 2020, Zafgen’s expected available net cash balance would be approximately $40 million. The process letters also indicated that following evaluation of initial proposals, Zafgen expected to select a limited number of companies to engage in further diligence and be invited to present in-person to the Zafgen Board on November 4 and 5, 2019.

Of the 40 companies to which MTS sent process letters, 33 companies (including Companies A, B, C and D, and Chondrial) submitted first round non-binding written proposals, which described why the particular company believed it would be a good merger partner for Zafgen, a description and current presentation outlining its business opportunity, the competitive landscape, its technology, its management needs, its preliminary valuation splits for a potential merger with Zafgen, its cash forecasts, whether any additional capital would need to be raised before reaching its next set of key milestones, including the amount of any such capital, if required, and certain other matters relevant to any potential transaction, including any required regulatory approvals.

On October 10, 2019, Chondrial submitted a preliminary non-binding written proposal that provided for, among other things, a 66.6% and 33.3% ownership split for Chondrial and Zafgen equity holders in the post-closing company, assuming a Zafgen net cash balance of approximately $40 million on a projected closing date of March 31, 2020.

On October 15, 2019, the Zafgen Board met to discuss, among other things, the first-round proposals. Members of Zafgen management and representatives of MTS and Goodwin were present. Management and representatives of MTS discussed the companies and the first-round proposals, including the diligence review of companies conducted by management and the companies’ perceived level of interest in a strategic transaction with Zafgen. Based on the criteria discussed at the previous Zafgen Board meetings, the Zafgen Board ultimately decided to invite ten companies to proceed to the next round of the strategic process, which would involve mutual diligence between Zafgen and each of the selected companies as well as an in-person presentation to the Zafgen Board and management by each selected company. Companies A, B, C and D, and Chondrial were included in the ten selected companies, all of which had executed mutual confidentiality agreements with Zafgen that did not contain standstill provisions. At the conclusion of the meeting, the independent directors participating in the meeting met in executive session to further discuss the strategic process.

On October 18, 2019, as directed by the Zafgen Board, representatives of MTS sent a process letter to each of the ten companies invited to participate in the next round of the strategic process, which outlined the expectations for the presentations to the Zafgen Board, specific questions from initial due diligence performed by Zafgen and the next steps in the strategic process.

Beginning on October 23, 2019, each of the ten companies were provided access to an online data room containing nonpublic information regarding Zafgen (Chondrial was provided access beginning on October 23, 2019).

From October 15 through November 3, 2019, Zafgen management continued its due diligence review of the ten companies.

On October 30 and 31, 2019, two of the ten companies selected to present to the Zafgen Board notified representatives of MTS that they were withdrawing from the strategic process. One company indicated that it was withdrawing to enter into exclusive discussions with a third party regarding a potential strategic transaction. The other company indicated that it was withdrawing due to a refocusing of its strategic plan.

On November 4 and 5, 2019, each of the eight companies, including Companies A, B, C and D, and Chondrial, presented detailed information to the Zafgen Board and management in Boston, Massachusetts on their drug development candidates, including clinical, regulatory, preclinical, intellectual property, and market opportunity information, commercial assessment work, financial models, management synergies, valuation, potential ownership splits and rationale for a reverse merger with Zafgen, as well as key milestones and cash projections to achieve these milestones.

On November 5, 2019, the Zafgen Board met to discuss, among other things, the selection of finalists to participate in more in-depth diligence review and discussions regarding a possible reverse merger with Zafgen. Members of Zafgen management and representatives of MTS and Goodwin were present. The Zafgen Board discussed, with the assistance of representatives of MTS and management, the presentations by each of the eight companies and management discussed its diligence findings to date related to the eight companies. Based on the discussions at this meeting and the criteria discussed at the previous Zafgen Board meetings, the Zafgen Board narrowed the selection of possible reverse merger partners to five companies—Companies A, B, C and D, and Chondrial. The Zafgen Board determined that these five companies be moved to the final round of the strategic process and directed MTS to seek best and final proposals from these five companies, which would include a mark-up of Zafgen’s proposed draft merger agreement. The Zafgen Board, however, discussed that in the case of Company D, certain operational changes would need to be agreed to between Zafgen and Company D before Company D would be allowed to submit a final proposal. The Zafgen Board also discussed Zafgen’s cash burn and cash position and that to maximize its cash position relative to the proposals, Zafgen should target executing a merger agreement by December 17, 2019 to best position itself to close a transaction by the end of March 2020.

From November 8 through 12, 2019, representatives of MTS sent a draft reverse merger agreement to Companies A, B and C, and Chondrial, and instructed the companies to submit their best and final proposals and a mark-up of the merger agreement by November 18, 2019.

On November 12, 2019, after several discussions between representatives of MTS, Zafgen management, the Transaction Committee and Company D and its advisors, Zafgen determined that Company D was unlikely to agree to the proposed operational changes and Company D was therefore removed from the process.

From November 14 through 22, 2019, representatives of Goodwin discussed with each of the Zafgen directors information concerning their fiduciary duties in connection with Zafgen potentially effecting a change of control via a merger with another company, including whether any director had any relationship with any of the merger candidates. Dr. Barrett, a partner in Atlas Venture, disclosed that Atlas Venture had an equity position in Company B.

On November 18, 2019, Companies A and B, and Chondrial submitted best and final non-binding proposals for a reverse merger transaction with Zafgen. Company B and Chondrial also concurrently with their proposals submitted a revised draft of the merger agreement. Company A’s proposal provided for a 77% and 23% ownership split for the Company A and Zafgen equityholders in the post-closing company, assuming a Zafgen net cash balance of $38 million. Company B’s proposal provided for a 63% and 37% ownership split for the Company B and Zafgen equityholders in the post-closing company, assuming a Zafgen net cash balance of $40 million. Chondrial’s proposal provided for a 60% and 40% ownership split for Chondrial and Zafgen equityholders in the post-closing company, assuming a Zafgen net cash balance of $40 million on March 31, 2020. Chondrial’s proposal also indicated that its majority owner, investment funds affiliated with Deerfield Management (referred to as “Deerfield”), would continue to fund Chondrial in accordance with its business plan through the closing of the proposed transaction with Zafgen. Company C declined to submit a revised proposal or a revised merger agreement by November 18, 2019 and instead reiterated its indication of interest (which provided for a 81.6% and 18.4% ownership split for the Company C and Zafgen equityholders in the post-closing company), and stated that upon being granted an exclusive negotiation period with Zafgen, it would meet with Zafgen to determine a path forward for completing its diligence and submitting a revised draft of the merger agreement.

Following receipt of these proposals, as authorized by the Transaction Committee, representatives of MTS followed up with each of the parties to clarify certain aspects of their proposals. During their discussion with Company A, representatives of MTS encouraged Company A to submit a revised draft of the merger agreement before the Zafgen Board was scheduled to meet to consider the final proposals on November 26, 2019. During their discussion with Company C, representatives of MTS encouraged Company C to submit an improved proposal and revised draft of the merger agreement before November 26, 2019, which Company C did not do.

On November 25, 2019, Company A submitted a revised draft of the merger agreement.

On November 26, 2019, the Zafgen Board met to discuss, among other things, the reverse merger proposals. Members of Zafgen management and representatives of Goodwin were present, and representatives of MTS were present for a portion of the meeting. Dr. Barrett recused himself from discussions about Company B and was not present at the meeting. Representatives of Goodwin reviewed with the Zafgen Board the affirmative steps taken regarding Dr. Barrett’s disclosure to the Zafgen Board of Atlas Venture’s equity interest in Company B and that Dr. Barrett had recused himself from Zafgen Board meetings and other discussions regarding the strategic process until such time as Company B was no longer involved in the strategic process.

Before representatives of MTS joined the meeting, representatives of Goodwin discussed with the Zafgen Board the disclosure that MTS provided regarding its relationships with Companies A, B and C, and Chondrial. The MTS disclosure indicated that MTS did not have any relationships with any of Companies A, B or C. Representatives of Goodwin discussed that MTS had previously informed Zafgen management and the Zafgen Board that prior to being engaged by Zafgen, MTS was engaged by Chondrial to provide financial advisory services, including with respect to potential future equity financing transactions and that, in connection with this engagement, MTS would provide financial advisory services to Chondrial in connection with equity financing related to the reverse merger with Zafgen; however, MTS would not act as financial advisor to Chondrial with respect to the proposed merger with Zafgen, no member of the MTS team advising Zafgen was also advising Chondrial and MTS would not receive any fees from Chondrial that are contingent upon the consummation of the proposed merger with Zafgen. Following review of this information, the Zafgen Board determined, with input from Goodwin, that based on the information provided by MTS and the condition that no member of the MTS team advising Zafgen would also advise Chondrial, MTS’s engagement by Chondrial would not impact MTS’s ability to act effectively as financial advisor to Zafgen or Zafgen’s decision to continue to retain MTS. (For more information see the section titled “The Merger—Opinion of Zafgen’s Financial Advisor”).

Representatives of MTS then joined the meeting and provided an update on the discussions with Companies A, B and C, and Chondrial, and their perceived levels of interest in a transaction with Zafgen. Zafgen management provided an update on Zafgen’s cash burn and cash position. Zafgen management also provided an update on the due diligence conducted on each of the four companies. Representatives of Goodwin reviewed the respective terms of the revised draft merger agreements related to each of the proposals. Representatives of Goodwin provided an overview of the fiduciary duties of Zafgen’s directors and the legal standards applicable to their decisions and actions in evaluating and responding to the proposals and the Zafgen Board’s consideration of any alternatives, including remaining as a standalone company. The Zafgen Board and management reviewed the merits of a possible business combination with each of the four companies, including strategic fit, long term growth platform, short- and long-term financial benefits, cultural fit and views of the strengths of the various companies, and other factors affecting whether to enter into a reverse merger transaction with each of the companies. The Zafgen Board discussed that Company C had declined to submit an improved proposal and revised merger agreement and its perceived level of interest was lower than the other companies, and concluded that for these reasons and based on the criteria previously discussed by the Zafgen Board, Company C should be excluded from further consideration. Following discussion, management recommended Chondrial as the most attractive reverse merger partner. The Zafgen Board believed that the level of ownership for Zafgen stockholders being proposed by each of Companies A and B, and Chondrial could be in a range that would provide substantial value to Zafgen’s stockholders, and that it had received the best and final proposals from each of Companies A and B, and Chondrial. The Zafgen Board concluded that based on the criteria and the discussions at the board meetings, Chondrial’s proposal represented the best alternative to further enhance stockholder value. The Zafgen Board directed MTS to inform Chondrial that it was selected to enter into a reverse merger transaction with Zafgen provided that the parties could reach agreement on certain key provisions in Chondrial’s revised draft of the merger agreement, including that Chondrial would receive funding from Deerfield necessary for Chondrial to execute its business plan through closing, and that the parties would work to finalize the merger agreement by December 17, 2019. The Zafgen Board also directed MTS, following indication from Chondrial that it would agree to the conditions discussed above, to inform Companies A, B and C that the Zafgen Board had selected another party for a strategic transaction. The Zafgen Board also instructed Zafgen management, representatives of MTS and Goodwin to work with Chondrial and its representatives to finalize the merger agreement and related documents by December 17, 2019.

On November 27, 2019, as directed by the Zafgen Board, representatives of MTS had a discussion with Chondrial’s Chief Executive Officer and informed her that the Zafgen Board had determined to move forward with Chondrial provided that the parties could reach agreement on certain key provisions in Chondrial’s revised draft of the merger agreement, including that Chondrial would receive funding from Deerfield necessary for Chondrial to execute its business plan through closing, and that the parties would work to finalize the merger agreement by December 17, 2019. Chondrial’s Chief Executive Officer indicated that Chondrial would work expeditiously with Zafgen to satisfy the Zafgen Board’s conditions. Following this discussion, representatives of MTS sent to Chondrial a list of the key provisions in Chondrial’s revised draft of the merger agreement that would need to be resolved to Zafgen’s satisfaction.

Also on November 27, 2019, Goodwin provided a revised draft of the merger agreement to Chondrial’s outside counsel.

From November 28 through December 17, 2019, representatives of Zafgen, MTS, Goodwin, Chondrial and its outside counsel, Deerfield and its outside counsel, Brown Rudnick LLP (referred to as “Brown Rudnick”) had various telephonic meetings to finalize the confirmatory due diligence of the parties and discuss open points in the merger agreement and related documents.

On December 1, 2019, as authorized by the Zafgen Board, Zafgen’s Chief Executive Officer had a discussion with a representative of Deerfield regarding the status of the merger agreement discussions generally and the potential composition of the board of directors of the post-closing company. The possibility of Zafgen’s Chief Financial Officer continuing as a consultant with the post-closing company to assist with public company financial and compliance matters was also discussed.

On December 3, 2019, Chondrial provided responses to Zafgen’s November 27, 2019 list of the key merger agreement provisions. Representatives of MTS, Goodwin, and Zafgen management discussed Chondrial’s responses, and determined the responses were acceptable to continue discussions with Chondrial and inform Companies A, B and C that the Zafgen Board had selected another party for a strategic transaction.

From December 3 through 4, 2019, as directed by the Zafgen Board, MTS had discussions with each of Companies A, B and C, and informed them that Zafgen had selected another company with which to pursue a strategic transaction and that they would no longer be involved in Zafgen’s strategic process. Following notice to Company B that it was no longer involved in the strategic process, Dr. Barrett was no longer recused from the strategic process.

From December 4 through December 17, 2019, representatives of Goodwin, at the direction of the Zafgen Board and with input from Zafgen management and with the benefit of the views of the directors provided at the Zafgen Board and Transaction Committee meetings, Chondrial’s outside counsel and Brown Rudnick exchanged drafts and participated in discussions regarding the terms of the merger agreement and related documents. The items negotiated with respect to the merger agreement and related documents included, among other things: the representations and warranties to be made by the parties; the restrictions on the conduct of the parties’ businesses until completion of the transaction; the definitions of material adverse effect; the conditions to completion of the merger, including the required minimum net cash balances of each of the parties; the determination of Zafgen’s net cash balance at closing; the manner by which Zafgen would issue shares of its common stock to Chondrial’s stockholder as consideration for the merger; Deerfield’s obligation to fund Chondrial’s operations in accordance with its business plan until completion of the transaction; the provisions regarding Zafgen’s employee benefit plans, severance and other compensation matters; the composition of the board of directors of the post-closing company; the remedies available to each party under the merger agreement, including the triggers of the termination fee and expense reimbursement payable to each of the parties; the amounts of the termination fees and expense reimbursements; and which equityholders of each of the parties would be required to execute voting agreements concurrent with the execution of the merger agreement.

On December 12, 2019, the Transaction Committee held a meeting with members of Zafgen management and representatives of MTS and Goodwin present. Management and representatives of MTS and Goodwin provided an update on the merger agreement discussions with Chondrial, Deerfield and their respective representatives. The Transaction Committee also discussed the potential composition of the board of directors of the post-closing company. The Transaction Committee provided feedback to Zafgen management, MTS and Goodwin regarding the key open points in the merger agreement and directed them to finalize the merger agreement and related documentation with Chondrial and Deerfield by December 17, 2019.

Also at the meeting, management discussed an analysis of a potential liquidation of Zafgen prepared by Zafgen management and had previously been provided to the Transaction Committee, including the potential timeline for liquidation and an estimate, subject to various assumptions, of the aggregate and per share amount that would be distributable to Zafgen stockholders in this scenario (which is summarized below under the section titled “—Opinion of MTS Securities—Zafgen Valuation Analysis,” and referred to as the “liquidation plan”). In the context of reviewing the liquidation plan, the Transaction Committee discussed the risks, challenges, and strategic opportunities facing Zafgen. Following discussion and questions of management regarding various matters relating to the liquidation plan, including the assumptions on which the liquidation plan was based, the Transaction Committee approved the liquidation plan for use by MTS in conducting its financial analyses of Zafgen.

On December 13, 2019, Zafgen entered into a confidentiality agreement with affiliates of Atlas Venture that were Zafgen stockholders, which did not contain a standstill provision, to facilitate discussions regarding such stockholders entering into a customary voting agreement and lock-up agreement concurrent with the execution of the merger agreement.

On December 17, 2019, the Zafgen Board held a meeting at Zafgen’s headquarters in Boston, Massachusetts to discuss the terms of the proposed transaction with Chondrial. Members of management and representatives of MTS and Goodwin were present. Management discussed the findings of its confirmatory due diligence of Chondrial. This discussion included the findings that in the course of Chondrial’s 90-day toxicology study for CTI-1601 conducted in non-human primates (referred to as “NHPs”), Chondrial had observed occasional transient rigidity immediately after dosing in certain NHPs, that these NHPs required no intervention and continued dosing in the study, and that the results of this study as well as the results from other toxicology studies could affect the timing and design of the development program for CTI-1601. Representatives of Goodwin reviewed the fiduciary duties of the Zafgen Board with respect to the proposed merger with Chondrial. Representatives of Goodwin provided an overview of the negotiation process to date with Chondrial’s representatives, as well as a presentation regarding the material terms of the draft merger agreement, the draft voting agreement and draft lock-up agreement. Management discussed Zafgen’s cash burn and cash position and the Zafgen Board ratified the liquidation plan previously approved by the Transaction Committee. The Board also discussed that to date, Chondrial had not had, and had not requested to have, discussions with Zafgen management or directors regarding their roles, compensation, retention or investment arrangements in connection with the proposed transaction, other than Dr. Barrett’s, Dr. Daniel’s and Mr. Thomas’ positions as directors of the post-closing company and Zafgen’s Chief Financial Officer’s potential consultant role with the post-closing company, which are described in the section titled “Interests of Zafgen’s Directors and Executive Officers in the Merger.” Representatives of MTS reviewed certain financial matters concerning Chondrial and the proposed merger and rendered the oral opinion of MTS Securities, LLC (a wholly-owned subsidiary of MTS), which was subsequently confirmed by the delivery of a written opinion dated December 17, 2019, to the Zafgen Board to the effect that as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in its written opinion, the Exchange Ratio (as defined in the merger agreement) was fair, from a financial point of view, to the holders of Zafgen Common Stock (as more fully described in the section titled “The Merger—Opinion of Zafgen’s Financial Advisor”). After further discussing the advantages and risks of the proposed transaction that are described in the section titled “Zafgen’s Reasons for the Merger; Recommendations of the Board of Directors,” and based on the discussions and deliberations at the Zafgen Board’s meetings and Transaction Committee meetings and after receiving Zafgen management’s favorable recommendation of the merger, the Zafgen Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were fair to, and in the best interests of, Zafgen and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, authorized management to execute the merger agreement on behalf of Zafgen, and resolved to recommend that the Zafgen stockholders vote to approve the issuance of the shares of Zafgen common stock in connection with the merger.

Later on December 17, 2019, the parties finalized and executed the merger agreement, the voting agreements and the lock-up agreements, including affiliates of Atlas Venture executing a voting agreement and lock-up agreement.

On the morning of December 18, 2019, prior to the opening of trading on the NASDAQ market, Zafgen and Chondrial issued a joint press release announcing their entry into the merger agreement and held an investor call regarding the proposed transaction.

Zafgen’s Reasons for the Merger; Recommendations of the Zafgen Board of Directors

In the course of its evaluation of the merger and the merger agreement, the Zafgen Board held numerous meetings, consulted with its management, legal counsel and its financial advisor and reviewed a significant amount of information and, in reaching its decision to approve the merger and the merger agreement, the Zafgen Board considered a number of factors, including, among others, the following factors:

•

information concerning Zafgen’s business, financial performance (both past and prospective) and its financial condition, results of operation (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

•

Zafgen’s business and financial prospects if it were to remain an independent company and the Zafgen Board’s determination that Zafgen could not continue to operate as an independent company and needed to enter into an agreement with a strategic partner;

•

the possible alternatives to the merger, the range of possible benefits and risks to the Zafgen stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the Zafgen Board’ assessment that the merger presented a superior opportunity to such alternatives for Zafgen stockholders;

•

the Zafgen Board’s view of the valuation of the potential merger candidates. In particular, the Zafgen Board’s view that Chondrial was the most attractive candidate because of its novel clinical and nonclinical protein replacement therapy programs and the Zafgen Board’s belief that the merger would create a publicly traded company focused on improving the lives of patients with rare diseases, initially Friedreich’s Ataxia, which currently has no approved therapies for treatment, and its belief that the merger with Chondrial will create more value for Zafgen’s stockholders than any of the other proposals that the Zafgen Board had received or that Zafgen could create as a standalone company;

•	the ability of Zafgen’s stockholders to participate in the future growth potential of the combined company following the merger;

•	the results of discussions with third parties relating to a variety of strategic transactions, including a licensing transaction and possible business combination or similar transaction with Zafgen;

•

the process undertaken by the Zafgen Board in connection with pursuing a strategic transaction and the terms and conditions of the proposed merger, in each case considering the current market dynamics;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Zafgen common stock;

•

the potential for obtaining a superior offer from an alternative purchaser considering the other potential strategic buyers previously identified and contacted by or on behalf of Zafgen and the risk of losing the proposed transaction with Chondrial;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties;

•

the financial analysis presented by MTS to the Zafgen Board on December 17, 2019 and MTS’s opinion, dated December 17, 2019, to the Zafgen Board that, as of such date , based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in such opinion, the Exchange Ratio (as defined in the merger agreement) was fair from a financial point of view, to the holders of Zafgen Common Stock (as more fully described in the section titled “The Merger—Opinion of Zafgen’s Financial Advisor”);

•	the likelihood that the merger would be consummated;

•

the merger agreement, subject to the limitations and requirements contained in the merger agreement, provides the Zafgen Board with flexibility to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Chondrial of a termination fee of $3,375,000 (which the Zafgen Board believes is reasonable under the circumstances) to terminate the merger agreement, to accept a superior proposal; and

•

the reasonableness of the potential reimbursement of certain transaction expenses of up to $350,000, which could become payable by either Zafgen or Chondrial if the merger agreement is terminated in certain circumstances.

In the course of its deliberations, the Zafgen Board also considered, among other things, the following negative factors:

•	the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on Zafgen’s business and stock price;

•	the challenges inherent in the combination of the two divergent businesses of the size and scope of Zafgen and Chondrial;

•

certain provisions of the merger agreement that could have the effect of discouraging proposals for competing proposals involving Zafgen, including the restrictions on Zafgen’ ability to solicit proposals for competing transactions involving Zafgen and that under certain circumstances Zafgen may be required to pay to Chondrial a termination fee of $3,375,000;

•

the strategic direction of the continuing entity following the completion of the merger, which will be determined by a board of directors initially comprised of a majority of designees of Chondrial and Deerfield;

•	the substantial fees and expenses associated with completing the merger, including the costs associated with any related litigation;

•	the risk that Chondrial is unable to meet its closing condition to deliver a net cash balance of not less than zero;

•	the risk that Zafgen is unable to meet its closing condition to deliver a net cash balance of at least $30,000,000; and

•

the risk that the merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Zafgen as a standalone company because of such failure or delay, and that a more limited range of alternative strategic transactions may be available to Zafgen in such an event and its likely inability to raise additional capital through the public or private sale of equity securities.

Although this discussion of the information and factors considered by the Zafgen Board is believed to include the material factors considered by the Zafgen Board, it is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the merger and the complexity of these matters, the Zafgen Board did not find it practicable to and did not quantify or attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger and the merger agreement are advisable and in best interests of Zafgen and its stockholders. In addition, the Zafgen Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Zafgen Board, but rather the Zafgen Board conducted an overall analysis of the factors described above, including discussions with and questioning of Zafgen management, Goodwin and MTS.

Recommendation of the Zafgen Board of Directors

After careful consideration, the Zafgen Board approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable, and in the best interests of the stockholders of Zafgen. Therefore, the Zafgen Board recommends Zafgen stockholders vote “FOR” the issuance of the shares of Zafgen common stock in the merger and the other Zafgen proposals set forth in this proxy statement.

In considering the recommendation of the Zafgen Board with respect to the issuance of shares of Zafgen common stock in the merger, you should be aware that the directors and executive officers of Zafgen may have interests in the merger that are different from, or are in addition to, the interests of Zafgen stockholders. Please see “The Merger—Interests of Zafgen’s Executive Officers and Directors in the Merger.”

THE ZAFGEN BOARD UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR AND IN THE BEST INTERESTS OF ZAFGEN’S STOCKHOLDERS AND UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN’S STOCKHOLDERS APPROVE THE ISSUANCE OF ZAFGEN COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE REVERSE STOCK SPLIT.

Certain Zafgen Management Unaudited Prospective Financial Information

As a matter of course, Zafgen does not publicly disclose long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with its evaluation of the merger, the Zafgen Board considered certain unaudited, non-public financial projections with respect to Chondrial as developed by Zafgen management, based on discussions with and materials provided by Chondrial to Zafgen management on November 11, 2019 and November 18, 2019, industry metrics and Zafgen management’s judgement, for each of the calendar years ending December 31, 2020 through 2034, (referred to as the “Zafgen management Chondrial projections”). Chondrial did not provide or review the Zafgen management Chondrial projections. The Zafgen management Chondrial projections were provided to Zafgen’s financial advisor. A summary of the Zafgen management Chondrial projections is set forth below.

The inclusion of the Zafgen management Chondrial projections should not be deemed an admission or representation by Zafgen, its financial advisor or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such projections. The Zafgen management Chondrial projections are not included to influence your views on the merger but solely to provide stockholders access to certain non-public information prepared by Zafgen management that was provided to the Zafgen Board in connection with its evaluation of the merger and to Zafgen’s financial advisor to assist with its financial analyses as described in the section titled “The Merger—Opinion of MTS Securities, LLC.” The information from the Zafgen management Chondrial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Zafgen and Chondrial in this proxy statement.

The unaudited prospective financial information included in this document has been prepared by, and is the responsibility of, Zafgen’s management. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying unaudited prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated in this proxy statement relates to Zafgen’s previously issued financial statements and the PricewaterhouseCoopers LLP report included in this proxy statement relates to Chondrial’s issued financial statements. They do not extend to the unaudited prospective financial information and should not be read to do so.

The Zafgen management Chondrial projections were prepared solely for internal use and in connection with Zafgen’s financial advisor’s work and are subjective in many respects. As a result, these Zafgen management Chondrial projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Zafgen believes its assumptions about Chondrial to be reasonable, all financial projections are inherently uncertain, and Zafgen expects that differences will exist between actual and projected results. Although presented with numerical specificity, the Zafgen management Chondrial projections reflect numerous variables, estimates, and assumptions made by Zafgen’s management at the time they were prepared, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Zafgen’s control. In addition, the Zafgen management Chondrial projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Zafgen management Chondrial projections will prove accurate or that any of the Zafgen management Chondrial projections will be realized.

The Zafgen management Chondrial projections included certain assumptions relating to, among other things, Zafgen’s expectations, which may not prove to be accurate, based on information provided by Chondrial relating to the Friedreich’s Ataxia market; and revenues and cost of goods sold.

The Zafgen management Chondrial projections are subject to many risks and uncertainties and you are urged to review the section titled “Risk Factors” beginning on page [●] of this proxy statement for a description of risk factors relating to the merger and Chondrial’s business. You should also read the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement for additional information regarding the risks inherent in forward-looking information such as the Zafgen management Chondrial projections. Zafgen management Chondrial projections that were derived or extrapolated from projections provided by Chondrial’s management were not reviewed or passed upon by Chondrial management, its board of directors or its advisors.

The inclusion of the Zafgen management Chondrial projections herein should not be regarded as an indication that Zafgen, its financial advisor or any of their respective affiliates or representatives considered or consider the Zafgen management Chondrial projections to be necessarily indicative of actual future events, and Zafgen management Chondrial projections should not be relied upon as such. The Zafgen management Chondrial projections do not take into account any circumstances or events occurring after the date they were prepared. Zafgen does not intend to, and disclaims any obligation to, update, correct, or otherwise revise the Zafgen management Chondrial projections to reflect circumstances existing or arising after the date the Zafgen management Chondrial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Zafgen management Chondrial projections are shown to be in error. Furthermore, the Zafgen management Chondrial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. The statements set forth in this and the foregoing six paragraphs are referred to as “financial projection statements”.

In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Zafgen management Chondrial projections.

The following table, which is subject to the financial projection statements above, presents a selected summary of the unadjusted Zafgen management Chondrial projections that were made available to the Zafgen Board and Zafgen’s financial advisor.

	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
	(in millions)
Net Sales	—	—	—	$237	$672	$1,101	$1,408	$1,656	$1,675	$1,694	$1,714	$1,733	$1,753	$1,733	$1,793
Gross Profit (1)	—	—	(1)	180	516	845	1,081	1,271	1,286	1,300	1,315	1,330	1,345	1,361	1,376
Operating Income (2)	(14)	(26)	(82)	(15)	139	341	547	764	773	782	791	800	809	819	828
Net Income (3)	($14)	($26)	($82)	($15)	$139	$254	$405	$566	$573	$579	$586	$593	$599	$606	$613

(1)	Equal to net sales less cost of goods sold, milestones payable and royalties payable.
(2)	Equal to gross profit less research and development expenses, sales and marketing expense and general and administrative expense.
(3)	Equal to operating income less taxes.

The following table, which is subject to the financial projection statements above, presents a selected summary of the adjusted Zafgen management Chondrial projections that were made available to the Zafgen Board and Zafgen’s financial advisor. The revenues and expenses in the following projections have been adjusted for an assumption of a cumulative probability of success for CTI-1601 in the Friedreich’s Ataxia market of 25% (as to which there can be no assurance).

	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
	(in millions)
Net Sales	—	—	—	$60	$170	$278	$356	$418	$423	$428	$433	$438	$443	$448	$453
Gross Profit (1)	—	—	—	45	130	213	273	321	325	328	332	336	340	344	347
Operating Income (2)	(14)	(26)	(62)	(30)	35	86	138	193	195	197	200	202	204	207	209
Net Income (3)	($14)	($26)	($62)	($30)	$35	$86	$108	$143	$145	$146	$148	$150	$152	$153	$155
Change in Working Capital	—	2	3	(9)	(13)	(9)	(9)	(7)	—	—	—	—	—	—	22
Unlevered Free Cash Flow (4)	($14)	($24)	($59)	($39)	$23	$77	$99	$136	$144	$146	$148	$149	$151	$153	$177

(1)	Equal to net sales less cost of goods sold, milestones payable and royalties payable.
(2)	Equal to gross profit less research and development expenses, sales and marketing expense and general and administrative expense.
(3)	Equal to operating income less taxes.
(4)	Equal to operating income less taxes less change in working capital.

Opinion of Zafgen’s Financial Advisor

Zafgen retained MTS Health Partners, L.P. as a financial advisor in connection with the merger. On December 17, 2019, MTS Securities, LLC, a wholly-owned subsidiary of MTS Health Partners, L.P., rendered its oral opinion to the Zafgen Board (which was subsequently confirmed in writing as of December 17, 2019), that, as of that date and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such written opinion and described below, the Exchange Ratio (as defined in the merger agreement) is fair, from a financial point of view, to the holders of Zafgen common stock. References to MTS in the remainder of this section refer to MTS Securities, LLC and not MTS Health Partners, L.P.

The full text of the MTS Opinion sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by MTS in connection with its opinion. The MTS Opinion is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the MTS Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the MTS Opinion. We urge you to read carefully the MTS Opinion, together with the summary thereof in this proxy statement, in its entirety.

MTS provided its opinion for the information and assistance of the Zafgen Board in connection with its consideration of the merger. The MTS Opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio (as defined in the merger agreement), to the holders of Zafgen common stock in the merger and does not address any other aspect or implication of the merger. The MTS Opinion was not a recommendation to the Zafgen Board or any stockholder of Zafgen as to how to vote or to take any other action in connection with the merger.

In the course of performing its review and analyses for rendering the opinion described above, MTS:

(i)

reviewed the financial terms of a draft copy of the merger agreement dated as of December 16, 2019, which was the most recent draft available to MTS prior to the time it rendered its oral opinion (referred to as the “draft merger agreement”);

(ii)	reviewed certain publicly available financial and other information concerning Zafgen and Chondrial and the industries in which they each operate;

(iii)

reviewed certain internal financial analyses and forecasts prepared by and provided to MTS by the management of Zafgen relating to Zafgen’s and Chondrial’s business (referred to as the “Projections”), and utilized per the instruction of Zafgen (a summary of which is provided below in “Opinion of MTS Securities—Zafgen Valuation Analysis” and “The Merger—Certain Zafgen Management Unaudited Prospective Financial Information”;

(iv)	conducted discussions with members of senior management and representatives of Zafgen and Chondrial, respectively, concerning the matters described in clauses (ii) through (iii) above;

(v)	reviewed and analyzed the reported current and historical prices and trading history of shares of Zafgen common stock;

(vi)	reviewed and analyzed, based on the Projections, the projected cash flows to be generated by Chondrial to determine the present value of Chondrial’s discounted cash flows;

(vii)	reviewed and analyzed certain publicly available financial and other information of certain publicly traded companies that MTS deemed relevant;

(viii)	reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that MTS deemed relevant; and

(ix)	performed such other financial studies, analyses and investigations and considered such other information as MTS deemed appropriate for the purposes of its opinion.

In arriving at its opinion, MTS assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by MTS and upon the assurances of the management of Zafgen and Chondrial, respectively, that they were not aware of any material relevant developments or matters related to Zafgen or Chondrial or that may affect the merger that were omitted or that remained undisclosed to MTS. The MTS Opinion does not address any legal, regulatory, tax, accounting or financial reporting matters, as to which MTS understood that Zafgen had obtained such advice as it deemed necessary from other advisors, and MTS relied with the consent of the Zafgen Board on any assessments made by such other advisors to Zafgen with respect to such matters. MTS did not conduct any independent verification of the Projections or other forward-looking information or the assumptions on which they are based. Without limiting the generality of the foregoing, with respect to the Projections, MTS assumed, with the consent of the Zafgen Board, and based upon discussions with Zafgen’s management, that the Projections were reasonably prepared in good faith and that the Projections reflected the best currently available estimates and judgments of the management of Zafgen of the future results of operations and financial performance of Zafgen and Chondrial. MTS expressed no view as to the Projections or the assumptions on which they were based and MTS assumes no responsibility for the accuracy or completeness thereof. No company or transaction used in any analysis for purposes of comparison was identical to Zafgen or Chondrial. Accordingly, an analysis of the results of the comparisons was not mathematical; rather, it involved complex considerations and judgments about differences in the companies and transactions to which Zafgen and Chondrial were compared and other factors that could affect the public trading value or transaction value of the companies. In connection with MTS’s review of the merger, and in arriving at MTS’s opinion, MTS solicited expressions of interest from other parties with respect to a business combination with Zafgen or any other alternative transactions.

In arriving at its opinion, MTS made no analysis of, and expressed no opinion as to, the adequacy of the reserves of Zafgen or Chondrial. In addition, MTS did not make any independent evaluations or appraisals of the assets or liabilities (fixed or contingent) of Zafgen or Chondrial or any of their respective subsidiaries, and was not furnished with any such evaluations or appraisals, nor did MTS evaluate the solvency of Zafgen, Chondrial or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. MTS assumed that there was no material change in the assets, financial condition, business or prospects of Zafgen or Chondrial since the date of the most recent relevant financial information made available to MTS. Without limiting the generality of the foregoing, MTS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Zafgen, Chondrial or any of their respective affiliates is a party or may be subject, and, at the direction of Zafgen’s management and with the Zafgen Board’s consent, MTS’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. MTS also assumed that neither Zafgen nor Chondrial is party to any material pending transaction that was not disclosed to MTS, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger, the financing in connection with the Bridge Unit Purchase Agreement (as defined in the merger agreement) and any additional Funding Commitments (as defined in the merger agreement). In addition, MTS did not conduct, nor did it assume any obligation to conduct, any physical inspection of the properties or facilities of Zafgen or Chondrial. MTS assumed, at Zafgen’s direction and with the Zafgen Board’s consent, that the only material asset of Zafgen is the Net Cash (as defined in the merger agreement), that no other assets of Zafgen, including, without limitation, any net operating losses of Zafgen, have any material value and that Zafgen does not, and does not intend to, engage in any activity that may result in the generation of any revenue.

MTS assumed that the representations and warranties of each party contained in the merger agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the merger agreement and any other agreement contemplated thereby and that the transactions contemplated by the merger agreement, including, without limitation, the merger, will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement. MTS assumed that the final form of the merger agreement will be in all material respects identical to the draft merger agreement. MTS, with the Zafgen Board’s consent, further assumed that any adjustment to the Exchange Ratio (as defined in the merger agreement) pursuant to the terms of the merger agreement will not result in any adjustment to the Exchange Ratio that is material to MTS’s analysis. MTS also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the merger will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on Zafgen, Chondrial or the contemplated benefits of the merger.

The MTS Opinion is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to MTS as of the date of such opinion. MTS did not consider any potential legislative or regulatory changes currently being considered by the United States Congress, the SEC, or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. It should be understood that, although subsequent developments may affect the conclusion reached in the MTS Opinion, MTS does not have any obligation to update, revise or reaffirm such opinion. The credit, financial and stock markets as well as industries in which Zafgen and Chondrial operate have experienced, and continue to experience, volatility and MTS expressed no opinion or view as to any potential effects of such volatility on Zafgen, Chondrial or the merger. The MTS Opinion addresses solely the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio (as defined in the merger agreement) to the holders of Zafgen common stock and does not address any other terms in the merger agreement, or any other agreement contemplated by the merger agreement or relating to the merger or any other aspect or implication of the merger, including, without limitation, the form or structure of the merger or the fairness of the merger or the Exchange Ratio to any other securityholders or creditors or any other constituency of Zafgen. The MTS Opinion does not address Zafgen’s underlying business decision to proceed with the merger or the relative merits of the merger compared to other alternatives available to Zafgen. MTS expressed no opinion as to the prices or ranges of prices at which shares of securities of any person, including Zafgen or Chondrial, will trade at any time, including following the announcement or consummation of the merger. MTS was not requested to opine as to, and the MTS Opinion did not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the merger, or any class of such persons, relative to the compensation to be paid to the holders of Zafgen common stock in connection with the merger or with respect to the fairness of any such compensation. MTS expressed no view or opinion as to any financing of the merger or the terms or conditions upon which it was obtained.

Summary of Financial Analysis

MTS performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, MTS considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions MTS reached were based on all the analyses and factors presented, taken as a whole, and also on application of MTS’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. MTS therefore gave no opinion as to the value or merit standing alone of any one or more parts of the analyses. Furthermore, MTS believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying MTS’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below should not be taken to be the view of MTS with respect to the actual value of Zafgen, Zafgen common stock, Chondrial or Chondrial common stock.

Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by MTS. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by MTS.

In performing its analyses, MTS made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, all of which are beyond MTS’s control and many of which are beyond the control of Zafgen and/or Chondrial. Any estimates used by MTS in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

MTS performed stand-alone valuation analyses of both Zafgen and Chondrial using a variety of valuation methodologies, as described below. MTS then performed a relative valuation analysis in order to compare the aggregate value exchange ratio implied by the Exchange Ratio (as defined in the merger agreement) to the range of aggregate value exchange ratios implied based on the respective stand-alone valuation ranges. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 13, 2019 and is not necessarily indicative of current market conditions.

Zafgen Valuation Analysis

Liquidation Analysis

As noted above, at the direction of Zafgen’s management and with the Zafgen Board’s consent, MTS assumed that the only material asset of Zafgen was its cash and that Zafgen does not currently, and does not intend in the future to, conduct any activity that may result in the generation of revenue. Accordingly, MTS considered an appropriate measure of the implied equity value of Zafgen Common Stock to be the amount of cash available for distribution to Zafgen stockholders in an orderly liquidation of Zafgen. Based on information provided by Zafgen’s management, MTS calculated the total equity value of Zafgen to be $40.6 million, calculated as $73.8 million of cash as of November 30, 2019 less wind-down costs of $12.0 million less liquidation costs of $21.2 million. The analysis assumed a liquidation date of March 31, 2020, that all wind-down costs were paid in full, that all remaining licenses were terminated, that employees are retained to facilitate wind-down until liquidation date, that all employee-related costs are paid in full, and, to be conservative, that no funds were retained in reserve for unknown or contingent liabilities.

Historical Stock Price Performance

MTS also calculated the total equity value of Zafgen based on the share price trading history of Zafgen common stock for the period beginning on September 5, 2019, the day Zafgen announced plans to explore strategic options to maximize shareholder value, and ending on December 13, 2019. During this period, shares of Zafgen common stock traded as low as $0.63 per share and as high as $0.87 per share, compared to the closing price of Zafgen common stock on December 13, 2019 of $0.82 per share. Based on this range of per-share prices, MTS calculated a total equity value for Zafgen of between $24.5 million and $31.8 million. MTS also reviewed the high and low trading prices during the 12 month period ending on December 13, 2019, and noted that during this period, shares of Zafgen common stock traded as low as $0.63 per share and as high as $5.77 per share. In addition, MTS reviewed the volume weighted average trading price (referred to as “VWAP”) over the five trading day, 10 trading day, 20 trading day, 60 trading day, six month and 12 month periods ending on December 13, 2019. These VWAPs are set forth in the table below.

Trading Period	VWAP
5 Trading Day	$0.83
10 Trading Day	$0.82
20 Trading Day	$0.80
60 Trading Day	$0.75
6 Months	$0.85
12 Months	$1.85

Zafgen’s management instructed MTS to ascribe no value to Zafgen’s ongoing operations for the purposes of valuing Zafgen. Therefore, MTS noted that the liquidation analysis was relied on by MTS for valuation purposes. The share price trading history and volume weighted average trading prices were provided to the Zafgen Board for informational purposes only and were not relied upon by MTS for valuation purposes.

Chondrial Valuation Analysis

MTS analyzed the valuation of Chondrial using three different methodologies: a discounted cash flow analysis, a public trading comparable companies analysis and an analysis of initial public offerings of companies MTS deemed relevant. The results of each of these analyses are summarized below.

Discounted Cash Flow Analysis

MTS estimated the present value of the cash flows to be generated by Chondrial during the period beginning on December 31, 2019 and ending on December 31, 2034 based on the Projections (risk adjusted for a cumulative probability of success of 25%). At the direction of Zafgen’s management, MTS conducted certain sensitivity analyses in connection with this discounted cash flow analysis using ranges of: (i) revenue achievement factors of 75% to 125%, as provided by Zafgen’s management; (ii) annual price increase of 0.0% to 5.0%; and (iii) cumulative regulatory probabilities of success of 20% to 30%, as provided by Zafgen’s management; as discounted back to December 31, 2019 based on a weighted average cost of capital of 13% to 15%, reflecting estimates of Chondrial’s weighted average cost of capital, based upon MTS’s analysis of the cost of capital for Chondrial’s publicly traded comparable companies (as described in more detail below under “Opinion of MTS Securities, LLC—Chondrial Valuation Analysis—Public Trading Comparable Companies Analysis”).

MTS utilized the unlevered free cash flows (defined as operating income less income tax expense, less changes in working capital (capital expenditures, and associated depreciation and amortization were deemed to be de minimis for Chondrial, and were therefore not included)), based on the Projections, that Zafgen’s management reasonably projected Chondrial will generate during the period beginning on December 31, 2019 and ending on December 31, 2034, taking into account the sensitivity metrics described above, and incorporating the cash tax savings from future NOLs that Zafgen’s management estimated will be generated by Chondrial during the projection period and that Zafgen’s management projected Chondrial will utilize during such period (to be conservative, the analysis did not include Chondrial’s estimated NOL balance at the closing of the merger and did not include a terminal value, either of which would have resulted in a higher implied equity value for Chondrial; and did not include revenues and expenses associated with development of Chondrial’s other pipeline programs or other indications of CTI-1601). The unlevered free cash flows incorporating the NOLs were then discounted to present values using a range of discount rates based on Chondrial’s estimated weighted average cost of capital.

The following table reflects the ranges of equity value of Chondrial implied by this discounted cash flow analysis for each sensitivity metric described above and using the range of discount rates based on Chondrial’s estimated weighted average cost of capital, rounded to the nearest $5 million:

Metric	Metric Range	Implied Equity Value of Chondrial (millions)
Revenue Achievement	75% – 125%	$190 – $435
Annual Price Increase	0% – 5%	$275 – $475
Cumulative Regulatory Probability of Success	20% – 30%	$205 – $405

Public Trading Comparable Companies Analysis

MTS reviewed and compared the projected operating performance of Chondrial with publicly available information concerning other publicly traded comparable companies and reviewed the current market price of certain publicly traded securities of such other companies. MTS selected the following orphan/rare disease focused companies without any clinical data (excluding gene editing companies with drugs in development for orphan indications):

•	LogicBio Therapeutics, Inc.

•	Silence Therapeutics, PLC

•	Stoke Therapeutics, Inc.

Although none of the selected companies is directly comparable to Chondrial, MTS included these companies in its analysis because they are publicly traded companies with certain characteristics that, for purposes of analysis, may be considered similar to certain characteristics of Chondrial. For the purposes of calculating the weighted average cost of capital utilized in the discounted cash flow analysis described above, Stoke Therapeutics, Inc. was not included as a publicly traded comparable company as it had been publicly traded for less than one year as of December 13, 2019.

MTS calculated the enterprise value for the selected companies, as of December 13, 2019 by multiplying the closing price per share of common stock of such company on December 13, 2019 by the number of such company’s fully diluted outstanding shares, using the treasury stock method, and adding to that result such company’s net debt, preferred stock and minority interest, as appropriate. The table below shows the enterprise values calculated for each comparable company as of December 13, 2019:

Publicly Traded Comparable Company	Enterprise Value (millions)
LogicBio Therapeutics	$137
Silence Therapeutics	$548
Stoke Therapeutics	$651

MTS derived a maximum and minimum enterprise value range for the comparable companies, and added to those values Chondrial’s estimated net cash at closing to calculate the implied equity value range for Chondrial.

For valuation purposes, Chondrial’s net cash at closing included future equity commitments by Chondrial’s shareholders through closing at no additional dilution to Zafgen and was estimated to be approximately $14 million. The table below notes the implied equity value range of Chondrial, rounded to the nearest $5 million:

Metric	Metric Range (millions)	Implied Equity Value of Chondrial (millions)
Enterprise Value	$137 – $651	$150 – $665

IPO Comparables Analysis

MTS also analyzed the pre-money enterprise valuations of the following orphan/rare disease focused companies (along with the corresponding initial public offering date), each of which had completed an initial public offering in 2017 or later and had not released any clinical data at the time of its initial public offering:

Company	Date	Stage at IPO	Pre-Money Enterprise Valuation (million)
Cabaletta Bio	10/25/2019	Preclinical	$122
Fulcrum Therapeutics	7/18/2019	Phase I	$252
Stoke Therapeutics	6/19/2019	Preclinical	$403
Kaleido Biosciences	2/27/2019	Preclinical	$359
LogicBio Therapeutics	10/19/2018	Preclinical	$151
Translate Bio	6/27/2018	Phase I	$456
Scholar Rock	5/23/2018	Phase I	$228
Solid Biosciences	1/25/2018	Phase I/II	$340
Krystal Biotech	9/19/2017	Preclinical	$46

MTS derived a low quartile and top quartile pre-money enterprise valuation range for these companies, for both the entire set of comparable companies, as well the subset of these companies which were clinical stage, and added to those values Chondrial’s estimated net cash at closing to calculate the implied equity value ranges for Chondrial. For valuation purposes, Chondrial’s net cash at closing included future equity commitments by Chondrial’s shareholders through closing at no additional dilution to Zafgen and was estimated to be approximately $14 million.

The table below notes, for each metric described above, the implied equity value ranges of Chondrial, rounded to the nearest $5 million, at the low and top quartile ranges:

Metric	Metric Range (millions)	Implied Equity Value of Chondrial (millions)
Pre-Money Enterprise Value (All Comps)	$151 – $359	$165 – $375
Pre-Money Enterprise Value (Clinical Only)	$143 – $370	$160 – $385

Relative Valuation Analysis

MTS analyzed the relative valuations resulting from the stand-alone equity value ranges calculated for Zafgen and Chondrial. MTS compared the equity value of Zafgen based upon Zafgen’s liquidation analysis to the implied equity value of Chondrial based upon each of the three methodologies summarized above.

MTS compared the liquidation value of Zafgen common stock to the low and high values of Chondrial’s equity value implied by the analyses summarized above to determine the implied range of the aggregate value exchange ratio, calculated as Chondrial’s equity value divided by Zafgen’s equity value. MTS also analyzed the implied pro-forma ownership derived from these implied aggregate value exchange ratios.

The following table sets forth the results of these analyses, rounded to the nearest integer and percentage for the aggregative value exchange ratio and pro forma ownership, respectively:

	Implied Aggregate Value Exchange Ratio		Zafgen’s Implied Pro-Forma Ownership
Valuation Methodology	Low	High	Low	High
Discounted Cash Flow
Sensitized by Revenue Achievement and Weighted Average Cost of Capital	5:1	11:1	9%	18%
Sensitized by Annual Price Increase and Weighted Average Cost of Capital	7:1	12:1	8%	13%
Sensitized by Cumulative Probability of Success and Weighted Average Cost of Capital	5:1	10:1	9%	17%

Public Trading Comparable Companies Analysis
Enterprise Value	4:1	16:1	6%	21%

IPO Comparables
Pre-Money Enterprise Value (All Comps)	4:1	9:1	10%	20%
Pre-Money Enterprise Value (Clinical Stage Only)	4:1	9:1	10%	20%

MTS compared the above ranges of implied aggregate value exchange ratios to the aggregate value exchange ratio implied by the Exchange Ratio (as defined in the merger agreement) of 1.5:1, and found that, in all instances, the range of aggregate value exchange ratios implied by the analyses described above was higher than that implied by the Exchange Ratio (as defined in the merger agreement).

MTS also compared the above ranges of Zafgen’s implied pro-forma ownership to the pro-forma ownership implied by the Exchange Ratio (as defined in the merger agreement) of 40%, and found that, in all instances, the range of Zafgen’s pro forma ownership implied by the analyses described above was lower than that implied by the Exchange Ratio (as defined in the merger agreement).

Miscellaneous

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, MTS did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, MTS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The MTS Opinion was one of the many factors taken into consideration by the Zafgen Board in making its determination to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Zafgen Board with respect to the merger or of whether the Zafgen Board would have been willing to agree to different terms. The Exchange Ratio was determined through arm’s-length negotiations between Zafgen and Chondrial and was approved by the Zafgen Board. MTS and its affiliates provided advice to Zafgen during these negotiations. However, neither MTS nor any of its affiliates recommended any specific amount of consideration to Zafgen or the Zafgen Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

MTS and its affiliates, as part of their investment banking services, are regularly engaged in the valuation of businesses (including those in the healthcare industry) and securities in connection with mergers and acquisitions, and for other purposes. As noted above, MTS Health Partners, L.P. acted as a financial advisor to Zafgen in connection with the merger and participated in certain of the negotiations leading to the merger agreement. Zafgen selected MTS Health Partners, L.P. as its financial advisor because it is nationally recognized in the healthcare industry as having investment banking professionals with significant experience in healthcare investment banking and merger and acquisition transactions, including transactions similar to the merger. Pursuant to an engagement letter agreement, dated as of September 3, 2019, between Zafgen and MTS Health Partners, L.P., Zafgen engaged MTS Health Partners, L.P. to act as its financial advisor in connection with Zafgen’s consideration, evaluation and/or exploration of certain potential merger and acquisition transactions or similar transactions. As permitted by the terms of the engagement letter and pursuant to MTS Health Partners, L.P.’s internal policies, MTS Securities, LLC, a wholly-owned subsidiary of MTS Health Partners, L.P., delivered the MTS Opinion. As compensation for MTS Health Partners, L.P. and its affiliates’ financial advisory services, Zafgen paid a non-refundable retainer fee of $100,000 and paid a fee of $500,000 to MTS for rendering the MTS Opinion in connection with the Zafgen Board’s consideration of the proposed transaction with Chondrial, which fee was not contingent upon the successful completion of the merger or the conclusion reached within the MTS Opinion. Upon consummation of the merger, Zafgen will be obligated to pay to MTS Health Partners, L.P. a fee equal to approximately $2,000,000 (up to $500,000 of which may be paid, at Zafgen’s discretion, in the form of Zafgen common stock), with all fees previously paid by Zafgen pursuant to the engagement letter credited towards such amount, including the fee paid by Zafgen upon delivery of the MTS Opinion. In addition, Zafgen also agreed to reimburse to MTS Health Partners, L.P. and its affiliates for their direct, reasonable and documented out-of-pocket expenses incurred in connection with any of the matters contemplated in the engagement letter. Zafgen also agreed to indemnify MTS Health Partners, L.P. and each of its related parties against various liabilities in connection with their engagement.

Separately, as the Zafgen Board was aware prior to the oral delivery of MTS’s fairness opinion, prior to MTS’s engagement by Zafgen, MTS Health Partners, L.P. was engaged by Chondrial to provide financial advisory services, including with respect to an equity financing transaction, for which MTS Health Partners, L.P. received a $50,000 up-front retainer from Chondrial. As part of the Chondrial engagement, MTS Health Partners, L.P. or its affiliates may continue to provide advisory services to Chondrial, including with respect to equity financing in connection with the consummation of the merger, and expects to receive a customary fee for such services, contingent upon the consummation of such financing. MTS Health Partners, L.P. or its affiliates did not act as a financial advisor to Chondrial with respect to the merger, and will not receive any fees from Chondrial that are contingent upon the consummation of the merger. Other than as described in this paragraph and the foregoing paragraph, neither MTS nor MTS Health Partners, L.P. has had a material relationship with, or otherwise received fees from, Zafgen or Chondrial or any other parties to the merger agreement during the two years preceding the date of the MTS Opinion. MTS, MTS Health Partners, L.P. and their affiliates may seek to provide investment banking and/or financial advisory services to Zafgen and Chondrial in the future and would expect to receive customary fees for the rendering of any such services.

Interests of Zafgen’s Directors and Executive Officers in the Merger

In considering the recommendation of the Zafgen Board that you vote in favor of the proposals outlined herein, you should be aware that aside from their interests as Zafgen stockholders, the directors and executive officers of Zafgen have interests in the merger that are different from, or in addition to, those of other Zafgen stockholders generally. Members of the Zafgen Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Zafgen stockholders to vote in favor of the proposals outlined herein. See the section entitled “Zafgen’s Reasons for the Merger; Recommendations of the Zafgen Board of Directors” on page [●] of this proxy statement. Zafgen stockholders should take these interests into account in deciding whether to vote in favor of the proposals outlined herein. These interests are described in more detail below, and certain of them are quantified in the narrative and tables below.

Pursuant to the merger agreement, it is expected that Zafgen’s current directors, Peter Barrett, Ph.D., Thomas O. Daniel, M.D. and Frank E. Thomas, will continue to serve on the combined company’s board of directors following the merger. The merger agreement further provides that for a period of six years following the effective time of the merger:

•

Zafgen and the combined company shall indemnify and hold harmless each person who is or has served as a director or officer of Zafgen or Chondrial against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Zafgen or Chondrial, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. In addition, each such director and officer, or former director and officer, is entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation;

•

the provisions of Zafgen’s ninth amended and restated certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Zafgen shall not be amended, modified or repealed for a period of six years from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Zafgen. The certificate of incorporation and bylaws of the combined company, shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former and present directors and officers than are presently set forth in the certificate of incorporation and bylaws of Zafgen; and

•

Zafgen shall maintain directors’ and officers’ liability insurance policies commencing at the closing time of the merger, on commercially available terms and conditions with coverage limits customary for U.S. public companies similar situated to Zafgen.

In addition to the indemnification obligations required by the ninth amended and restated certificate of incorporation and bylaws of Zafgen, Zafgen has entered into indemnification agreements with each of its directors and executive officers. These agreements provide for the indemnification of Zafgen’s directors and executive officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Zafgen.

As of December 31, 2019, Zafgen’s executive officers were as follows:

Name	Position
Jeffrey S. Hatfield	Chief Executive Officer
Patricia L. Allen	Chief Financial Officer
Brian P. McVeigh	Chief Business Officer
Priya Singhal, M.D., M.P.H. (1)	Head of Research and Development

(1)	Dr. Singhal’s employment was terminated by Zafgen on January 31, 2020.

Executive Severance and Change in Control Provisions of Employment Arrangements

Zafgen previously entered into Severance and Change in Control Agreements with each of Jeffrey S. Hatfield, dated October 9, 2017, as amended effective September 12, 2019, Patricia L. Allen, dated June 30, 2016, as amended effective September 12, 2019, Brian P. McVeigh, dated May 29, 2018, as amended effective September 12, 2019 and Priya Singhal, M.D., M.P.H., dated March 4, 2019, as amended effective September 12, 2019; (referred to as the “Zafgen Executive Severance Agreements” and each of Mr. Hatfield, Ms. Allen, Mr. McVeigh and Dr. Singhal referred to as the “Zafgen executive officers”). The merger will constitute a change in control under each of the Zafgen Executive Severance Agreements, and we expect that each Zafgen executive officer will be eligible to receive certain severance payments and other benefits in connection with a termination by Zafgen without “cause” or the Zafgen executive officer’s resignation for “good reason” (as such terms are defined in the respective Zafgen Executive Severance Agreement, and each such termination, referred to as a “qualifying termination”) in connection with the merger.

Pursuant to the terms of each Zafgen Executive Severance Agreement, upon a qualifying termination that occurs within 3 months prior to or 12 months after the merger (referred to as the “protection period”), and subject to the execution and nonrevocation of a separation agreement with a general release of claims, each of the Zafgen executive officers are eligible to receive (i) an amount equal to the sum of (A) 12 months’ base salary (18 months’ base salary for Mr. Hatfield) in effect immediately prior to the termination (or, if higher, immediately prior to the merger) and (B) the Zafgen executive officer’s target annual incentive compensation in effect immediately prior to the termination (or, if higher, immediately prior to the merger), (ii) if the Zafgen executive officer was participating in the Zafgen health plan immediately prior to termination and elects COBRA health continuation, an amount equal to 12 months (18 months for Mr. Hatfield) of the monthly employer contribution that Zafgen would have made to provide health insurance to the Zafgen executive officer and his or her eligible dependents if the Zafgen executive officer had remained employed by Zafgen or the combined company, (iii) full acceleration of Zafgen equity awards that are subject solely to time-based vesting, and (iv) extension of the post-termination exercise period for the Zafgen executive officer’s vested Zafgen options until the two-year anniversary of the Zafgen executive officer’s date of termination (or, if earlier, the original 10-year expiration date of such vested Zafgen option). The estimated value of potential severance payments and benefits is set forth in the table below, assuming each Zafgen executive officer is participating in the Zafgen health plan immediately prior to the termination and elects COBRA health continuation. In addition, in connection with Dr. Singhal’s termination of employment, the Zafgen Board agreed that should the merger be consummated on or prior to September 1, 2020, she will be eligible to receive the severance and benefits described above, whether or not her termination occurs within the protection period.

Name	Estimated Value of Cash Severance Payments ($)
Jeffrey S. Hatfield	1,140,759
Patricia L. Allen	572,368
Brian P. McVeigh	614,383
Priya Singhal, M.D., M.P.H.	610,493

Executive Retention Bonuses

On September 12, 2019, Zafgen entered into retention letter agreements with each of Jeffrey Hatfield, Patricia Allen, and Brian McVeigh (referred to as the “Zafgen Executive Retention Agreements”). Pursuant to the Zafgen Executive Retention Agreements, (i) each Zafgen executive officer will receive 100% of his or her target annual bonus for 2019, subject to his or her continued employment through the date of payment or termination of employment by Zafgen without “cause” (as defined in the Zafgen Executive Severance Agreements) and (ii) Ms. Allen will receive a cash retention bonus equal to 1.5 times her target annual bonus for 2020, Mr. Hatfield will receive a cash retention bonus equal to 2.0 times his target annual bonus for 2019, and each of Mr. McVeigh and Dr. Singhal will receive a cash retention bonus equal to 1.5 times his or her target annual bonus for 2019, subject in each case to the Zafgen executive officer’s continued employment through the closing of the merger (or, for Mr. Hatfield, the signing of the definitive merger agreement) or termination of employment by Zafgen without “cause” (as defined in the Zafgen Executive Severance Agreements) prior to the closing of the merger. Each Zafgen executive officer’s guaranteed target bonus for the 2019 calendar year was earned by and paid to the Zafgen executive officer on December 24, 2019. In addition, Mr. Hatfield’s retention bonus was earned by and paid to Mr. Hatfield within 10 days of the signing of the definitive merger agreement. The estimated values of such payments are set forth in the table below.

Name	Guaranteed 2019 Target Bonus ($)	Retention Bonus ($)
Jeffrey S. Hatfield	268,065	536,130
Patricia L. Allen	134,033	229,770
Brian P. McVeigh	163,267	244,901
Priya Singhal, M.D., M.P.H.	174,000	261,000

Termination of Employment

Pursuant to the terms of the merger agreement, unless otherwise determined by the parties, the employment of each employee of Zafgen, including each Zafgen executive officer, will be terminated effective as of the date of the closing. Therefore, it is expected that each Zafgen executive officer will be entitled to receive payment of the severance benefits and retention bonuses as described, and all outstanding equity awards that are subject solely to time-based vesting will become fully vested.

Acceleration of Director Options and RSUs

In accordance with the merger agreement, the Zafgen Board has decided to fully accelerate outstanding unvested Zafgen options and Zafgen RSUs held by non-employee directors effective as of immediately prior to the merger.

Quantification of Equity Acceleration

Assuming that the effective time of the merger is on March 31, 2020, each of the Zafgen RSUs held by Zafgen non-employee directors will have been fully vested prior to the effective time of the merger.

In addition, while each of the Zafgen executive officers and non-employee directors holds outstanding Zafgen options that will, or could upon a qualifying termination, become fully vested and exercisable in connection with the merger, the option exercise price per share of each such Zafgen option exceeds the estimated implied value per share for each such stock option.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the merger and that is payable or may become payable to

Zafgen’s named executive officers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer will receive, may materially differ from the amounts set forth in the table.

The table below assumes that the effective time of the merger will occur on March 31, 2020, that a Zafgen named executive officer experiences a qualifying termination of employment at the effective time of the merger, that no amount of withholding taxes are applicable to any payments set forth in the table and that no payments are delayed for six months to the extent required under Section 409A of the Code, and that no payments are subject to reduction to the extent required by the terms of any applicable agreement to account for the application of Section 4999 of the Code to such payments. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see “—Executive Severance and Change in Control Agreements” and “—Executive Retention Bonuses” above. Jeffrey S. Hatfield, Dr. Priya Singhal and Brian McVeigh were Zafgen’s named executive officers for the fiscal year ended December 31, 2019.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Jeffrey S. Hatfield	1,072,260	0	68,499	804,195	1,944,954
Priya Singhal, M.D., M.P.H.	609,000	0	1,493	435,000	1,045,493
Brian P. McVeigh	571,433	0	42,949	408,168	1,022,550

(1)

Pursuant to the Zafgen Executive Severance Agreements, the cash amounts payable to each Zafgen named executive officer consist of severance payments equal to the sum of (i) 12 months of base salary (18 months for Mr. Hatfield), and (ii) the Zafgen named executive officer’s target annual incentive compensation. All cash severance payments are “double trigger” and would be due upon a qualifying termination of employment in connection with the merger, subject to the Zafgen named executive officer’s execution and non-revocation of a release of claims in favor of Zafgen. As noted in the section entitled “The Merger Agreement—Employees”, each Zafgen employee’s employment is expected to terminate on or prior to the effective time of the merger.

(2)

Pursuant to the Zafgen Executive Severance Agreements, each Zafgen named executive officer will be entitled to receive “double trigger” full acceleration of his or her Zafgen options that are subject solely to time-based vesting upon a qualifying termination of employment in connection with the merger; however, the exercise price of each such option exceeds the estimated implied value per share.

(3)

The amounts listed in this column represent the estimated value of payments that each Zafgen named executive officer will receive pursuant to the terms of the respective Zafgen Executive Severance Agreements if the Zafgen named executive officer was participating in the Zafgen health plan immediately prior to termination and elects COBRA health continuation. Such amounts reflect the amount equal to 12 months (18 months for Mr. Hatfield) of the monthly employer contribution that Zafgen would have made to provide health insurance to the Zafgen named executive officer and his or her eligible dependents if the executive had remained employed by Zafgen or the combined company, based on the applicable Zafgen named executive officer’s elected level of coverage and coverage rates for the October 1, 2019 to September 30, 2020 plan year.

(4)

The amounts listed in this column consist of (i) the Zafgen named executive officer’s guaranteed target annual bonus for the 2019 calendar year, and (ii) a cash retention bonus equal to, with respect to Mr. Hatfield, 2.0 times his target annual bonus for 2019, and, with respect to Dr. Singhal and Mr. McVeigh, 1.5 times his or her target annual bonus for 2019. Each Zafgen named executive officer’s guaranteed target bonus for the 2019 calendar year was earned by and paid to the Zafgen named executive officer on December 24, 2019. Each retention bonus is “single trigger” and is earned upon the Zafgen named executive officer’s continued employment through the closing of the merger (or, for Mr. Hatfield, through the signing of the definitive merger agreement), payable within 10 days of such date. The value of each component of these amounts is set forth in the table below:

Name	Guaranteed 2019 Target Bonus ($)	Retention Bonus ($)
Jeffrey S. Hatfield	268,065	536,130
Priya Singhal, M.D., M.P.H.	174,000	261,000
Brian P. McVeigh	163,267	244,901

Federal Securities Law Consequences; Resale Restrictions

The issuance of Zafgen common stock in the merger to Chondrial’s stockholder will be effected by means of a private placement, which is exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D or Regulation S promulgated thereunder and such shares will be “restricted securities.” The shares issued in connection with the merger will not be registered under the Securities Act upon issuance and will not be freely transferable. Holders of such shares may not sell their respective shares unless the shares are registered under the Securities Act or an exemption is available under the Securities Act. The merger agreement provides that Chondrial will use commercially reasonable efforts to take such actions and cause Holdings and the members of Holdings to provide all documentation, including an investor questionnaire to allow Zafgen to issue Zafgen common stock to Holdings in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S. Additionally, the shares of Zafgen common stock issued in the merger to Chondrial’s stockholder will be subject to the resale restrictions under the lock-up agreements, as further described in the section entitled “Agreements Related To The Merger” beginning on page [●] of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split and the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the reverse stock split and the merger that are expected to apply to each Zafgen stockholder. This summary is based upon current provisions of the Code, existing treasury regulations and current administrative rulings and court decisions, all in effect as of the date hereof and all of which are subject to change. Any change, which may be retroactive, could alter the tax consequences to Zafgen stockholders as described in this summary. No attempt has been made to comment on all of the U.S. federal income tax consequences of the reverse stock split and the merger that may be relevant to particular holders, including holders who do not hold their shares as capital assets; holders subject to special treatment under the Code such as dealers in securities; banks; insurance companies; other financial institutions; mutual funds; real estate investment trusts; tax-exempt organizations; investors in pass-through entities; stockholders who are subject to the alternative minimum tax provisions of the Code; stockholders who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction; U.S. holders, as defined below, that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; stockholders who acquired their shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant; and certain expatriates or former long-term residents of the United States. No ruling has been requested or will be obtained from the Internal Revenue Service (referred to as the “IRS”) regarding the U.S. federal income tax consequences of the merger or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court. Stockholders described in this paragraph are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split and the merger.

In the case of a stockholder that is a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of Zafgen capital stock and partners in such partnerships are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split and the merger.

In addition, the following discussion does not address the tax consequences of the reverse stock split and the merger under state, local or non-U.S. tax laws or federal tax laws other than the income tax.

For purposes of this discussion, a “ U.S. holder” is a beneficial owner of Zafgen common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States; (ii) a corporation or any other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person. For purposes of this discussion, a “non U.S. holder” is a beneficial owner of Zafgen common stock that is for U.S. federal income tax purposes (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from Zafgen common stock.

Zafgen stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the reverse stock split and the merger in light of their personal circumstances and the consequences under state, local and non-U.S. tax laws and other federal tax laws.

Reverse Stock Split

Zafgen stockholders generally will not recognize gain or loss as a result of the reverse stock split, except to the extent a Zafgen stockholder receives cash in lieu of a fractional share of Zafgen common stock. The aggregate adjusted tax basis in the shares of Zafgen common stock received pursuant to the reverse stock split will equal the aggregate adjusted tax basis of the shares of Zafgen common stock exchanged therefor. In general, each Zafgen stockholder’s holding period for the shares of Zafgen common stock received pursuant to the reverse stock split will include the holding period in the shares of Zafgen common stock exchanged therefor. Zafgen stockholders that acquired Zafgen common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A Zafgen stockholder that is a U.S. holder who receives cash in lieu of a fractional share of Zafgen common stock pursuant to the reverse stock split generally will recognize gain or loss equal to the difference between the amount of cash received for such fractional share and the portion of such stockholder’s tax basis in the Zafgen common stock allocated to the fractional share. Gain or loss recognized with respect to cash received in lieu of a fractional share of Zafgen common stock generally will be capital gain or loss, and generally will be long-term capital gain or loss if, as of the effective time of the merger, the stockholder’s holding period for such shares of Zafgen common stock is greater than one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

A Zafgen stockholder that is a non U.S. holder who receives cash in lieu of a fractional share of Zafgen common stock pursuant to the reverse stock split generally will not be subject to U.S. federal income tax on any gain recognized in connection with such reverse stock split unless:

•

that gain is effectively connected with the non U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (referred to as a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non U.S. holder’s holding period or the 5-year period ending on the date of disposition of the common stock and certain other conditions are met. We believe we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Merger

Chondrial and Zafgen intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Chondrial and Zafgen will use its commercially reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to permit or cause any affiliate or any subsidiary of Chondrial or Zafgen to, take any action or cause any action to be taken which would reasonable be expected to cause the merger to fail to qualify as a reorganization under Section 368(a) of the Code. Zafgen stockholders will not sell, exchange or dispose of any shares of Zafgen common stock as a result of the merger. Thus, there will be no material U.S. federal income tax consequences to Zafgen stockholders as a result of the merger.

THE ANNUAL MEETING

Date, Time and Place

The 2020 annual meeting of Zafgen’s stockholders will be held at [●] local time, on [●], 2020 at [●].

Purpose of the Annual Meeting

The purpose of the annual meeting is to consider and vote on the following proposals:

1.

To approve the issuance of Zafgen common stock pursuant to the Agreement and Plan of Merger, dated as of December 17, 2019, as amended, by and among Zafgen, the merger subsidiary, Holdings and Chondrial, and the resulting “change of control” of Zafgen under the NASDAQ rules;

2.	To approve an amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect a reverse stock split of Zafgen common stock;

3.	To approve, on a non-binding, advisory basis, the compensation that may become payable to Zafgen’s named executive officers that is based on or otherwise relates to the merger;

4.

To elect Jeffrey S. Hatfield, John L. LaMattina, Ph. D. and Frank E. Thomas as Class III directors of the Zafgen Board, to serve until Zafgen’s 2023 annual meeting of stockholders and until their successors are duly executed and qualified, subject to their earlier death, resignation or removal; provided, however, that, if the merger is completed, the board of directors will be reconstituted as provided in the merger agreement;

5.	To approve, on a non-binding, advisory basis, the compensation paid to Zafgen’s named executive officers in 2019;

6.	To approve, on an advisory, non-binding basis, the frequency of future advisory votes on executive compensation;

7.	To ratify the appointment of PricewaterhouseCoopers LLP as Zafgen’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

8.	To consider and vote upon an adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2.

If Zafgen is to complete the merger with Chondrial, stockholders must approve Proposal 1 and Proposal 2. The approval Proposals 3, 4, 5, 6, 7 or 8 is not a condition to the completion of the merger with Chondrial.

Record Date; Shares Outstanding and Entitled to Vote

The Zafgen Board has fixed [●], 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Zafgen common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. At the close of business on the record date, Zafgen had [●] shares of Zafgen common stock outstanding and entitled to vote at the annual meeting. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

How to Vote Your Shares

If you hold your shares in your own name, you may submit a proxy by telephone, via the internet or by mail or vote by attending the annual meeting and voting in person.

•	Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until [●] Eastern Time on [●] by calling the toll-free telephone number on the enclosed proxy card.

•

Submitting a Proxy via the internet: You can submit a proxy via the internet until 11:59 PM Eastern Time on [●] by accessing the web site listed on your proxy card and following the instructions you will find on the web site.

•

Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow the instructions from the holder of record carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must request a proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

How to Change Your Vote

The proxy accompanying this proxy statement is solicited on behalf of the Zafgen Board for use at the annual meeting.

Any Zafgen stockholder of record voting by proxy, other than those Zafgen stockholders who have executed a voting agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the annual meeting by:

•	delivering a written notice stating that he, she or it would like to revoke his, her or its proxy to the Corporate Secretary of Zafgen;

•	delivering a duly executed proxy card to the Corporate Secretary of Zafgen bearing a later date than the proxy being revoked;

•	submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before [●] Eastern Time on [●]; or

•	attending the annual meeting, withdrawing his, her or its proxy, and voting in person. Attendance alone at the annual meeting will not revoke a proxy.

If a stockholder of Zafgen has instructed a broker to vote its shares of Zafgen common stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Proxies; Counting Your Vote

A majority of the shares entitled to vote, present in person or represented by proxy constitute a quorum at the annual meeting. Stockholders shall have one vote for each share of stock entitled to vote owned by them as of the record date. Assuming the presence of a quorum at the meeting:

•

To approve the issuance of Zafgen common stock pursuant to the merger agreement and the resulting “change of control” of Zafgen under the NASDAQ rules, the affirmative vote of a majority of the votes properly cast at the annual meeting is required. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal;

•	To approve an amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect a reverse stock split of Zafgen common stock, the affirmative vote of holders of a majority of the outstanding shares of Zafgen common stock as of the record date for the annual meeting is required. A failure to submit a proxy card or vote at the annual meeting, or an abstention will have the same effect as a vote against the approval of this proposal;

•

To approve, on a non-binding, advisory basis, the compensation that may become payable to Zafgen’s named executive officers that is based on or otherwise relates to the merger, the affirmative vote of a majority of the votes properly cast at the annual meeting is required. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal;

•

Directors are elected by a plurality vote, which means that the three nominees receiving the most “FOR” votes will be elected. Broker non-votes and proxies marked to withhold authority with respect to one or more Class III directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election;

•

To approve, on a non-binding, advisory basis, the compensation paid to Zafgen’s named executive officers in 2019, the affirmative vote of a majority of the votes properly cast at the annual meeting is required. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal;

•

To vote, in the a non-binding, advisory vote, on the frequency of the stockholder advisory vote to approve the compensation of Zafgen’s named executive officers, the frequency that receives the highest number of votes will be deemed to be the non-binding recommendation of Zafgen’s stockholders. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal;

•

To ratify the appointment of PricewaterhouseCoopers LLP as Zafgen’s independent registered public accounting firm for the fiscal year ending December 31, 2020, the affirmative vote of a majority of the votes properly cast at the annual meeting is required. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non- vote” will have no effect on the outcome of this proposal; and

•

To consider and vote upon an adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and 2, the affirmative vote of a majority of the votes properly cast at the annual meeting is required. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of this proposal.

Appraisal Rights

Neither Zafgen’s stockholders nor Chondrial’s stockholder is entitled to appraisal rights in connection with the merger.

Voting by Zafgen’s Directors, Executive Officers and Certain Stockholders

Certain Zafgen stockholders, including certain directors and officers of Zafgen, owned approximately 9.7% of Zafgen’s fully-diluted common stock and are subject to voting agreements, pursuant to which each such stockholder has granted a proxy to Zafgen to vote such stockholder’s shares of Zafgen common stock in favor of the transactions contemplated by the merger agreement, as further described in the section entitled “Agreements Related To The Merger” beginning on page [●] of this proxy statement.

Solicitation of Proxies

Zafgen will bear the cost of soliciting proxies, including the printing, mailing and filing of this proxy statement, the proxy card and any additional information furnished to Zafgen’s stockholders. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Zafgen and Chondrial may use the services of its directors, officers and other employees to solicit proxies from Zafgen’s stockholders without additional compensation. In addition, Zafgen has engaged The Proxy Advisory Group, LLC, a proxy solicitation firm, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $20,000 in total. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Zafgen common stock for the forwarding of solicitation materials to the beneficial owners of Zafgen common stock. Zafgen will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The merger agreement has been attached to this proxy statement to provide you with information regarding its terms. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. Zafgen urges you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

Form of the Merger

The merger agreement provides that at the effective time of the merger, the merger subsidiary will be merged with and into Chondrial. Upon the consummation of the merger, Chondrial will continue as the surviving corporation and will be a wholly owned subsidiary of Zafgen.

After completion of the merger, Zafgen will be renamed “Larimar Therapeutics, Inc.” and expects to trade on NASDAQ under the symbol “LRMR”.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the approval by Zafgen’s stockholders of the issuance of Zafgen common stock and the amendment to the ninth amended and restated certificate of incorporation of Zafgen effecting the reverse stock split, Zafgen having a minimum net cash amount of at least $30,000,000 and Chondrial having a minimum net cash amount of not less than zero. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Zafgen and Chondrial and specified in the certificate of merger. Neither Zafgen nor Chondrial can predict the exact timing of the consummation of the merger.

Merger Consideration and Exchange Ratio

At the effective time of the merger:

•

any shares of Chondrial common stock held as treasury stock immediately prior to the effective time of the merger shall be canceled and retired and shall cease to exist with no consideration delivered in exchange;

•

each share of Chondrial common stock outstanding immediately prior to the effective time (excluding shares of Chondrial common stock held as treasury stock) shall be converted solely into the right to receive a number of shares of Zafgen common stock equal to the Exchange Ratio (as defined in the merger agreement), subject to adjustment to account for the reverse stock split and further adjusted based on Zafgen’s net cash immediately prior to the closing of the merger; and

•	no fractional shares of Zafgen common stock will be issuable to Chondrial’s stockholder pursuant to the merger.

The “Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Chondrial Merger Shares by (b) the Chondrial Outstanding Shares. For the purposes of calculating the Exchange Ratio:

•	“Aggregate Valuation” means the sum of (i) the Chondrial Valuation, plus (ii) the Zafgen Valuation.

•	“Chondrial Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Chondrial Valuation by (ii) the Aggregate Valuation.

•	“Chondrial Merger Shares” means the product determined by multiplying (i) the Post-Closing Zafgen Shares by (ii) the Chondrial Allocation Percentage.

•

“Chondrial Outstanding Shares” means the total number of shares of Chondrial common stock outstanding immediately prior to the effective time of the merger expressed on a fully-diluted and as-converted to Chondrial common stock basis, and assuming, without limitation or duplication, the issuance of shares of Chondrial common stock in respect of all Holdings options and any other options, warrants or other rights to receive shares of Chondrial common stock that will be outstanding immediately after the effective time of the merger.

•	“Chondrial Valuation” means the sum of (i) $67,500,000, plus $111,656 per day for each day that the closing date of the merger occurs after March 31, 2020.

•	“Lower Net Cash Amount” means, if Net Cash is less than the Lower Target Net Cash, then the amount, if any, that Net Cash is less than the Target Net Cash.

•	“Lower Target Net Cash” means $39,500,000; provided that such amount shall be reduced by $21,311 for each day the closing date of the merger is after March 31, 2020.

•	“Post-Closing Zafgen Shares” mean the quotient determined by dividing (i) the Zafgen Outstanding Shares by (ii) the Zafgen Allocation Percentage.

•	“Target Net Cash” means $40,000,000; provided that such amount shall be reduced by $21,311 for each day the closing date of the merger is after March 31, 2020.

•	“Upper Net Cash Amount” means, if Net Cash is greater than the Upper Target Net Cash, then the amount, if any, that Net Cash is greater than the Target Net Cash.

•	“Upper Target Net Cash” means $40,500,000; provided that such amount shall be reduced by $21,311 for each day the closing date of the merger is after March 31, 2020.

•	“Zafgen Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Zafgen Valuation by (ii) the Aggregate Valuation.

•

“Zafgen Outstanding Shares” means, subject the merger agreement, the total number of shares of Zafgen common stock outstanding immediately prior to the effective time of the merger expressed on a fully-diluted and as-converted to Zafgen common stock basis, and assuming, without limitation or duplication, (i) the issuance of shares of Zafgen common stock in respect of all Zafgen Options, warrants or other rights to receive such shares that will be outstanding immediately after the effective time of the merger, (ii) the settlement in shares of each Zafgen RSU outstanding as of the effective time of the merger, solely to the extent such Zafgen RSUs are not settled prior thereto and (iii) the issuance of shares of Zafgen common stock pursuant to the letter agreement between Zafgen and MTS Health Partners, L.P., dated September 3, 2019 (to the extent authorized by Zafgen).

•	“Zafgen Valuation” means the sum of (i) $45,000,000, minus (ii) the Lower Net Cash Amount (if any), plus (iii) the Upper Net Cash Amount (if any).

The Exchange Ratio is calculated using a formula intended to allocate to Chondrial’s stockholder (on a fully-diluted basis), a percentage of the combined company. Based on Chondrial’s and Zafgen’s capitalization as of [●], 2020, the Exchange Ratio is currently estimated to be approximately [●] pre-split shares of Zafgen common stock for each share of Chondrial common stock, subject to (i) adjustment to account for the effect of the reverse stock split and (iii) an upward or downward adjustment to the extent that Zafgen’s net cash immediately prior to the closing is less than $39,500,000 or greater than $40,500,000, or to the extent the closing date of the merger is after March 31, 2020 (and as a result, Zafgen stockholders could own more or less of the combined company).

Immediately after the merger, based on the Exchange Ratio, it is expected that Chondrial’s existing stockholder, Holdings, will own, or hold rights to acquire, approximately 60% of the fully-diluted common stock of Zafgen with Zafgen’s existing stockholders owning, or holding rights to acquire, approximately 40% of the fully-diluted common stock of Zafgen. Holdings currently expects that it will distribute the shares of Zafgen common stock it receives in the merger to its members promptly after the completion of the merger.

The merger agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Zafgen common stock that Chondrial’s stockholder will be entitled to receive for changes in the market price of Zafgen common stock after the date the merger agreement was signed. Accordingly, the market value of the shares of Zafgen common stock issued pursuant to the merger will depend on the market value of the shares of Zafgen common stock at the time the merger closes, and could vary significantly from the market value on the date of this proxy statement.

The merger agreement provides that, at the effective time of the merger, Zafgen will deposit with an exchange agent acceptable to Zafgen and Chondrial evidence of book-entry shares representing the shares of Zafgen common stock issuable to Chondrial’s stockholder.

The merger agreement provides that, promptly after the effective time of the merger, the exchange agent will mail to each record holder of Chondrial common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging Chondrial stock certificates held by such record holder in exchange for book-entry shares of Zafgen common stock. Upon surrender of a Chondrial stock certificate for exchange to the exchange agent, together with a duly executed letter of transmittal and such other documents as the exchange agent or Zafgen may reasonably require, the Chondrial stock certificate surrendered will be cancelled and the holder of such Chondrial stock certificate will be entitled to receive book-entry shares representing the number of whole shares of Zafgen common stock that such holder has the right to receive pursuant to the provisions of the merger agreement.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of Chondrial common stock or shares of Chondrial preferred stock will be deemed to represent only the right to receive book-entry shares of Zafgen common stock.

If any Chondrial stock certificate has been lost, stolen or destroyed, Zafgen may, in its discretion, and as a condition precedent to the delivery of any book-entry shares of Zafgen common stock, require the owner of such lost, stolen or destroyed certificate to provide an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond indemnifying Zafgen against any claim suffered by Zafgen related to the lost, stolen or destroyed certificate or any shares of Zafgen common stock issued in exchange for such certificate as Zafgen may reasonably request.

Zafgen will not pay dividends or other distributions on any shares of Zafgen common stock to be issued in exchange for shares of Chondrial’s capital stock represented by any unsurrendered Chondrial stock certificate until such Chondrial stock certificate is surrendered as provided in the merger agreement.

Determination of Zafgen’s Net Cash

The merger agreement includes a condition to Chondrial’s obligation to close the merger that requires Zafgen to have a minimum of $30,000,000 in net cash immediately prior to the closing (as calculated pursuant to the terms of the merger agreement). The closing could be delayed if Chondrial and Zafgen are not able to agree upon the amount of Zafgen’s net cash as of Zafgen’s net cash determination date.

Under the merger agreement, Zafgen’s “net cash” is defined as (a) Zafgen’s determination in a manner consistent with the manner in which such items were historically determined and in accordance with Zafgen’s audited financial statements and unaudited interim balance sheet, (i) the sum of (without duplication) Zafgen’s cash, cash equivalents and marketable securities minus (ii) the sum of (without duplication) (a) all accounts payable and accrued expenses (other than accrued expenses which are Transaction Costs (as defined in the merger agreement) of Zafgen) and other current and long-term liabilities or other obligations for borrowed money, (b) all payments due as a result of, or accrued in connection with, the transactions contemplated by the merger agreement that are not Zafgen’s Transaction Costs, and (c) any and all liabilities of Zafgen (x) to any current or former Zafgen officer, director, employee, consultant or independent contractor (including change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments), or (y) pursuant to any Zafgen employee benefit plan, including deferred compensation, accrued but unpaid bonuses and accrued but unpaid vacation or paid time off (including related employer employment taxes on all the foregoing)) minus (iii) all of Zafgen’s unpaid Transaction Costs minus (iv) all payables or obligations, whether absolute, contingent or otherwise, related to Zafgen’s lease obligations (net of any rights of Zafgen to receive payments relating to the property subject to such lease obligation pursuant to an arrangement reasonably acceptable in form and substance (including the creditworthiness of the counterparty thereto) to Chondrial, such acceptance not to be unreasonably withheld, conditioned or delayed) minus (v) all costs and expenses relating to the winding down of Zafgen’s prior research and development activities plus (vi) all prepaid Zafgen expenses specified in the merger agreement minus (vii) any deductibles paid under applicable insurance policies taken out by Zafgen or any of its subsidiaries minus (viii) the aggregate costs for obtaining a six year “tail” policy on its directors’ and officers’ liability insurance as set forth in the merger agreement. Notwithstanding the foregoing, Zafgen’s net cash shall be (i) increased by an amount equal to 50% of the aggregate amount of any costs or expenses, including attorneys’ fees or settlement costs (collectively referred to as, “litigation losses”), incurred in connection with any potential or actual transaction litigation that are not applied towards the retention amount of any insurance policy that covers litigation losses and (ii) decreased by an amount equal to 50% of the retention amount under such a policy paid by Zafgen as of closing after application of any litigation losses against such retention amount.

Zafgen’s net cash at the net cash determination date is subject to numerous factors, many of which are outside of Zafgen’s control. Zafgen will postpone or adjourn the Zafgen annual meeting if Zafgen and Chondrial are unable to negotiate an agreed upon determination of Zafgen’s net cash. In the event that for any reason Zafgen’s stockholders do not approve the issuance of Zafgen common stock in connection with the merger or the Zafgen reverse stock split within 30 days of the date that is 15 days prior to the Zafgen annual meeting, all Zafgen net cash determinations made will be null and void, and the parties will again determine Zafgen’s net cash in a manner consistent with the merger agreement. Furthermore, the Exchange Ratio at the closing will be subject to adjustment to the extent that Zafgen’s net cash immediately prior to the closing is less than $39,500,000 or greater than $40,500,000 (and as a result, Zafgen’s stockholders and Chondrial’s stockholder could own more or less of the combined organization), as described under “The Merger Agreement—Merger Consideration and Exchange Ratio.” If Zafgen’s net cash immediately prior to the closing is less than $30,000,000, based on the manner of calculating net cash pursuant to the merger agreement, Zafgen would be unable to satisfy a closing condition for the merger, in which case Chondrial could elect to waive the condition or choose to not consummate the merger.

Determination of Chondrial’s Net Cash

The merger agreement includes a condition to Zafgen’s obligation to close the merger that requires Chondrial to have a Chondrial net cash that is not less than zero as of the closing (as calculated pursuant to the terms of the merger agreement). The closing could be delayed if Zafgen and Chondrial are not able to agree upon the amount of Chondrial’s net cash as of Chondrial’s net cash determination date.

Under the merger agreement, Chondrial’s “net cash” is defined as (a) Chondrial’s cash and cash equivalents as of the anticipated closing date (at least 15 days prior to the Zafgen annual meeting), determined in a manner substantially consistent with the manner in which such items were historically determined and in accordance with Chondrial’s audited financial statements and Chondrial’s unaudited interim balance sheet, minus, (b) the sum of (without duplication) (i) Chondrial’s accounts payable and accrued expenses (including accrued tax liabilities, but excluding accrued expenses which are Transaction Costs (as defined in the merger agreement) of Chondrial) and Chondrial’s other current liabilities payable in cash, in each case as of the anticipated closing date and determined in a manner substantially consistent with the manner in which such items were historically determined and in accordance with Chondrial’s audited financial statements and Chondrial’s unaudited interim balance sheet, (ii) any Transaction Costs (as defined in the merger agreement) of Chondrial or for which Chondrial is liable and (iii) any indebtedness for borrowed money of Chondrial.

Chondrial’s net cash balance at the Chondrial net cash determination date is subject to numerous factors, many of which are outside of Chondrial’s control. Zafgen will postpone or adjourn the Zafgen annual meeting if Zafgen and Chondrial are unable to negotiate an agreed upon determination of Chondrial’s net cash. In the event that for any reason Zafgen’s stockholders do not approve the issuance of Zafgen common stock in connection with the merger or the Zafgen reverse stock split within 30 days of the date that is 15 days prior to the Zafgen annual meeting, all Chondrial net cash determinations made will be null and void, and the parties will again determine Zafgen’s net cash in a manner consistent with the merger agreement. If Chondrial’s net cash immediately prior to the closing is less than zero, based on the manner of calculating Chondrial net cash pursuant to the merger agreement, Chondrial would be unable to satisfy a closing condition for the merger, in which case Zafgen could elect to waive the condition or choose to not consummate the merger.

Equity Awards

Prior to the closing of the merger, the Zafgen Board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Zafgen option held by a non-employee member of the Zafgen Board will be accelerated in full effective as of immediately prior to the effective time of the merger. The number of shares of common stock underlying such options and the exercise price for such options will be adjusted to account for the reverse stock split. The Zafgen Stock Plans shall remain in effect and each unexpired, unexercised Zafgen option shall continue to remain outstanding after the effective time of the merger.

Prior to the closing of the merger, the Zafgen Board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that (i) the vesting of each outstanding unvested Zafgen RSU held by any non-employee member of the Zafgen Board will be accelerated in full effective as of immediately prior to the effective time of the merger and (ii) each outstanding unsettled Zafgen RSU (including any Zafgen RSUs that are accelerated as stated above or upon termination of employment as discussed below) will be settled and each holder shall receive, immediately prior to the effective time of the merger a number of shares of Zafgen common stock equal to the number of vested and unsettled restricted stock units underlying such Zafgen RSU. The number of shares of common stock underlying such options and the exercise price for such options will be adjusted to account for the reverse stock split. The Zafgen Stock Plans shall remain in effect and each unexpired, unexercised Zafgen option shall continue to remain outstanding after the effective time of the merger.

Prior to the closing of the merger, unless otherwise determined by the parties, Zafgen will use commercially reasonable efforts to provide fully executed original separation agreements with each Zafgen employee. Zafgen and Chondrial shall cause Zafgen to comply with the terms of any employment, severance, retention, change of control, or similar agreement with the Zafgen employees, including with respect to the acceleration of any Zafgen options and Zafgen RSUs held by the Zafgen employees.

Pursuant to the merger agreement, at the effective time of the merger, each Holdings option that is outstanding and unexercised immediately prior to the effective time of the merger issued under the Holdings Plan, whether or not vested, shall be substituted for a Zafgen option, and Zafgen shall take all necessary steps to effectuate such substitution. From and after the effective time of the merger, (i) each substituted Holdings option may be exercised solely for shares of Zafgen common stock, (ii) the number of shares of Zafgen common stock subject to each Holdings option assumed by Zafgen shall be determined by multiplying (A) the number of Holdings units that were subject to such Holdings option, as in effect prior to the effective time of the merger, by the total number of outstanding shares of Chondrial common stock (on a fully diluted basis), as in effect prior to the effective time of the merger, by (C) a fraction, the numerator of which is one and the denominator of which is the fully diluted number of Holdings units as of such time (assuming conversion of all classes of units of Holdings into common units of Holdings, and including common units underlying all Holdings options), by (D) the Exchange Ratio (as defined in the merger agreement), and rounding the resulting number down to the nearest whole number of shares of Zafgen common stock. The per share exercise price for shares of Zafgen common stock issuable upon exercise of each Holdings option assumed by Zafgen shall be determined by multiplying (A) the fair market value of a share of Zafgen common stock at the effective time of the merger (as determined under the applicable Zafgen Stock Plan) by (B) a fraction, the numerator of which is the per unit exercise price of Holdings units subject to such Holdings option, as in effect immediately prior to the effective time of the merger agreement, and the denominator of which is the fair market value of a Holdings unit immediately prior to the effective time of the merger, and rounding the resulting exercise price up to the nearest whole cent (subject to adjustment to the extent necessary to ensure that the excess of the aggregate fair market value of the shares of Zafgen common stock issuable upon exercise of each substituted Zafgen option immediately after such substitution over the aggregate exercise price with respect to the shares of Zafgen common stock subject to such Zafgen option is not greater than the excess of the aggregate fair market value of the common units of Holdings subject to the Holdings option immediately before the substitution over the aggregate exercise price with respect to such common units of Holdings subject to such Holdings option). Any restriction on the exercise of any substituted Holdings option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Holdings option shall otherwise remain unchanged.

Employees

Pursuant to the merger agreement, prior to the closing, unless otherwise determined by Zafgen, Chondrial, Holdings, and the merger subsidiary, Zafgen shall provide written notice to all Zafgen employees that their employment will be terminated effective as of the date of closing and provide Chondrial with copies of the written notice and will use commercially reasonable efforts to provide fully executed original separation agreements signed sufficiently in advance to allow any and all applicable periods of consideration and revocation to expire by each such employee compliant with applicable law. Zafgen and Chondrial shall cause Zafgen to comply with the terms of any employment, severance, retention, change of control, or similar agreement with Zafgen’s employees. Chondrial has indicated to Zafgen that it may want certain members of Zafgen’s finance, investor relations and information technology team, including Zafgen’s Chief Financial Officer, to provide transitional services to the combined company following the consummation of the merger.

Regulatory Approvals

Neither Zafgen nor Chondrial is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Zafgen and Chondrial must comply with applicable federal and state securities laws and the NASDAQ rules in connection with the issuance of shares of Zafgen common stock in the merger, including the filing with the SEC of this proxy statement and the required stockholder approval for the resulting “change of control” of Zafgen under the NASDAQ rules.

NASDAQ Listing

Zafgen common stock is currently listed on NASDAQ under the symbol “ZFGN”. Pursuant to the merger agreement, Zafgen has agreed to use its reasonable best efforts to cause the shares of Zafgen common stock being issued in the merger to be approved for listing on NASDAQ at or prior to the effective time of the merger.

Prior to consummation of the merger, Zafgen will file an initial listing application with NASDAQ pursuant to the NASDAQ “reverse merger” rules. If such application is accepted, Zafgen anticipates that Zafgen common stock will continue to be listed on NASDAQ following the closing of the merger under the trading symbol “LRMR.”

Amendments to Zafgen’s Certificate of Incorporation; Certificate of Incorporation of the Surviving Corporation

Stockholders of record of Zafgen common stock on the record date for the Zafgen annual meeting will be asked to approve an amendment to the ninth amended and restated certificate of incorporation of Zafgen to effect the reverse stock split upon consummation of the merger, which requires the affirmative vote of holders of shares representing a majority of all shares of Zafgen common stock outstanding on the record date for the annual meeting. The Zafgen name change also requires an amendment to the ninth amended and restated certificate of incorporation of Zafgen, but does not require a vote of the Zafgen stockholders.

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, which include the following:

•

there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the merger or any of the other transactions contemplated by the merger agreement illegal; and

•

the holder of a majority of the outstanding shares of Chondrial common stock must have adopted and approved the merger agreement, which adoption and approval was obtained on December 16, 2019, the holders of a majority of the votes properly cast at the annual meeting must have approved the issuance of Zafgen common stock in the merger, and the majority of the outstanding shares of Zafgen common stock must have approved the reverse stock split.

In addition, each party’s obligation to complete the merger is subject to the satisfaction or waiver by that party of the following additional conditions:

•

the representations and warranties regarding certain matters, including matters related to organization, authority, vote required and financial advisors of the other party in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•

the representations and warranties regarding capitalization matters of the other party in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except for such inaccuracies which are de minimis, individually or in the aggregate;

•

the remaining representations and warranties of the other party in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Chondrial Material Adverse Effect or Zafgen Material Adverse Effect (each as defined below), as applicable (without giving effect to any references therein to any Chondrial Material Adverse Effect or Zafgen Material Adverse Effect, as applicable, or other materiality qualifications);

•

the other party to the merger agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger;

•	the other party must have delivered certain certificates and other documents required under the merger agreement for the closing of the merger; and

•

the party must have received from the other party lock-up agreements executed by certain stockholders of such party, which shall remain in full force and effect as of immediately following the effective time of the merger.

In addition, the obligation of Zafgen and the merger subsidiary to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•

there shall have been no effect, change, event, circumstance, or development that (considered together with all other effects, changes, events, circumstances, or developments that have occurred prior to the applicable date of determination) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Chondrial or its subsidiaries, taken as a whole (referred to as a “Chondrial Material Adverse Effect”); provided that effects, changes, events, circumstances or developments resulting from the following shall not be taken into account for purposes of determining whether a Chondrial Material Adverse Effect shall have occurred:

•	the announcement or pendency of the merger agreement or the transactions contemplated thereby;

•	the taking of any action, or the failure to take any action, by Chondrial that is required to comply with the terms of the merger agreement;

•

any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing;

•	any change in GAAP or any change in applicable laws, rules or regulations or the interpretation thereof;

•	general economic or political conditions or conditions generally affecting the industries in which Chondrial and its subsidiaries operate; or

•	any change in the cash position of Chondrial or its subsidiaries which results from operations in the ordinary course of business.

Notwithstanding anything to the contrary above, the failure of a Funding Counterparty (as defined in the merger agreement) to fund Chondrial as specified in the merger agreement shall constitute a Chondrial Material Adverse Effect.

•	Chondrial shall have satisfied its Transaction Costs (as defined in the merger agreement) and Chondrial’s net cash shall not be less than zero as of the closing date.

In addition, the obligation of Chondrial to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•

there shall have been no effect, change, event, circumstance, or development that (considered together with all other effects, changes, events, circumstances, or developments that have occurred prior to the applicable date of determination) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Zafgen or its subsidiaries, taken as a whole (referred to as a “Zafgen Material Adverse Effect”); provided that effects, changes, events, circumstances or developments resulting from the following shall not be taken into account for purposes of determining whether a Zafgen Material Adverse Effect shall have occurred:

•	the announcement or pendency of the merger agreement or the transactions contemplated thereby;

•	any change in the stock price or trading volume of Zafgen common stock;

•

changes in the trading price or trading volume of Zafgen common stock (provided, however, that, a delisting of Zafgen common stock on NASDAQ shall constitute a Zafgen Material Adverse Effect, provided that Chondrial has not refused or unreasonably delayed its consent to reasonable actions by Zafgen to maintain the listing of Zafgen common stock on NASDAQ;

•	the taking of any action, or the failure to take any action, by Zafgen that is required to comply with the terms of the merger agreement;

•

any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing;

•	any change in GAAP or any change in applicable laws, rules or regulations or the interpretation thereof; or

•	general economic or political conditions or conditions generally affecting the industries in which Zafgen and its subsidiaries operate.

•	Zafgen’s net cash shall have been determined to be at least equal to $30,000,000;

•	The approval of the listing of the shares of Zafgen common stock to be issued in the merger shall have been approved for listing on NASDAQ; and

•	the directors’ and officers’ liability insurance policies contemplated by the merger agreement shall have been obtained and in full force and effect concurrent with the closing of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of Zafgen and Chondrial for a transaction of this type relating to, among other things:

•	corporate organization and power, and similar corporate matters;

•	subsidiaries;

•	authority to enter into the merger agreement and the related agreements;

•	votes required for completion of the merger and approval of the proposals that will come before the Zafgen annual meeting and that will be the subject of Chondrial’s stockholder consent;

•	except as otherwise specifically disclosed pursuant to in the merger agreement, the fact that the consummation of the merger would not contravene or require the consent of any third party;

•	capitalization;

•	financial statements and with respect to Zafgen, documents filed with the SEC and the accuracy of information contained in those documents;

•	material changes or events;

•	liabilities;

•	title to assets;

•	real property and leaseholds;

•	intellectual property;

•	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

•	regulatory compliance, permits and restrictions;

•	legal proceedings and orders;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	any brokerage or finder’s fee or other fee or commission in connection with the merger;

•	privacy and data security;

•	with respect to Chondrial, the accredited investor status of the stockholders of Holdings; and

•

with respect to Zafgen, the valid issuance in the merger of Zafgen common stock, no bad actors, the withdrawal or termination of all Investigational New Drug (IND) applications, and Exchange Act registration.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Zafgen and Chondrial to complete the merger.

No Solicitation

Each of Zafgen and Chondrial agreed that during the period commencing on the date of the merger agreement and ending on the earlier of the consummation of the merger or the termination of the merger agreement, except as described below, Zafgen and Chondrial and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•	solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry”;

•	furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend an acquisition proposal; or

•	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition transaction.

An “acquisition inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Chondrial, on the one hand, or Zafgen, on the other hand, to the other party) that could reasonably be expected to lead to an acquisition proposal.

An “acquisition proposal” means any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Chondrial or any of its affiliates, on the one hand, or by or on behalf of Zafgen or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to any “acquisition transaction.”

An “acquisition transaction” means any transaction or series of related transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which Zafgen, Chondrial, Holdings or merger subsidiary is a constituent entity, (ii) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Zafgen, Chondrial, Holdings or merger subsidiary or any of their respective subsidiaries or (iii) in which Zafgen, Chondrial, Holdings or merger subsidiary or any of their respective subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries (provided that no shares issued in connection with any Ordinary Course Capital Contribution (as defined in the merger agreement) to be completed by Chondrial prior to the closing of the merger shall be considered an “acquisition transaction”); or

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of Zafgen, Chondrial, Holdings or merger subsidiary and their respective subsidiaries, as applicable, taken as a whole.

Notwithstanding the foregoing, before obtaining the applicable approvals of the stockholders of Zafgen required to consummate the merger, Zafgen may furnish non-public information regarding Zafgen and its subsidiaries to, and may enter into discussions or negotiations with, any third party in response to a bona fide written acquisition proposal made or received after the date of the merger agreement, which the Zafgen Board determines in good faith, after consultation with Zafgen’s financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a “superior offer,” as defined below, if:

•	neither Zafgen nor any representative of Zafgen has breached the solicitation provisions of the merger agreement described above;

•

the Zafgen Board concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Zafgen Board’s fiduciary duties under applicable legal requirements;

•

Zafgen gives to Chondrial at least two business days prior written notice of the identity of the third party and of Zafgen’s intention to furnish information to, or enter into discussions or negotiations with, such third party before furnishing any information or entering into discussions or negotiations with such third party;

•

Zafgen receives from the third party an executed confidentiality agreement containing terms not materially less restrictive in the aggregate as those contained in the confidentiality agreement between Zafgen and Chondrial; and

•	At least two business days prior to furnishing of any non-public information to a third party, Zafgen furnishes the same non-public information to Chondrial to the extent not previously furnished.

A “superior offer” means an unsolicited, bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to greater than 50% for these purposes) that (a) was not obtained or made as a direct or indirect result of a breach, or violation, of the merger agreement, and (b) is on terms and conditions that the Zafgen Board determines in good faith, based on such matters that it deems relevant, as well as any written offer by Chondrial to amend the terms of the merger agreement, and following consultation with outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Zafgen’s stockholders than the terms of the merger. An acquisition proposal will not be considered a superior offer if any financing required to consummate the transaction contemplated by such acquisition proposal is not reasonably capable of being obtained by such third party.

Zafgen shall not be permitted enter into any definitive agreement that contemplates or otherwise relates to an acquisition transaction that constitutes a superior offer (referred to as a “Permitted Alternative Agreement”) unless: (i) Chondrial shall have received written notice from Zafgen of Zafgen’s intention to enter into such Permitted Alterative Agreement at least four business days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, (ii) Zafgen shall have complied in all material respects with its obligations under the merger agreement, (iii) the Zafgen Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law and (iv) Zafgen shall concurrently pay to Chondrial a termination fee of $3,375,000.

The merger agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party reasonably informed with respect to, any acquisition proposal or any inquiry, indication of interest or request for information that would reasonably be expected to lead to an acquisition proposal or any material change or proposed material change to that acquisition proposal or inquiry, indication of interest or request for information that would reasonably be expected to lead to an acquisition proposal.

Meeting of Zafgen’s Stockholders

Zafgen is obligated under the merger agreement to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the issuance of shares of Zafgen common stock, the amendment of Zafgen’s ninth amended and restated certificate of incorporation, and the merger and the reverse stock split. The Zafgen stockholders’ meeting shall be held as promptly as practicable after this proxy statement is filed with the SEC, and in any event no later than 45 days after such date. Zafgen has agreed to use reasonable best efforts to ensure that all proxies solicited in connection with the stockholders’ meeting are solicited in compliance with all applicable laws. Zafgen’s obligation to hold such meeting shall not be limited or otherwise affected by any withdrawal or modification of the recommendation of the Zafgen Board with respect to the issuance of shares of Zafgen common stock in the merger.

Directors and Officers Following the Merger

At and immediately after the effective time of the merger, the combined company will initially have a seven member board of directors. The initial directors to serve on the board of directors of the combined company shall be Carole Ben-Maimon, M.D., Jonathan Leff, Tom Hamilton, Peter Barrett, Ph.D., Thomas O. Daniel, M.D., Frank E. Thomas and a director designated by Deerfield. At and immediately after the effective time of the merger, the officers of the combined company shall include Carole Ben-Maimon, M.D., President and Chief Executive Officer, and John Berman, Vice President Finance and Operations and Treasurer. At the effective time of the merger, the executive management team of the combined company is also expected to include a chief financial officer and a chief medical officer.

Indemnification of Officers and Directors

From the effective time of the merger through the sixth anniversary of the date on which the effective time of the merger occurs, each of Zafgen and Chondrial shall indemnify and hold harmless each person who is at the effective time of the merger, or was at any time prior, or who became prior to the effective time of the merger, a director or officer of Zafgen or Chondrial, respectively (referred to as “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (referred to as the “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Zafgen or of Chondrial, whether asserted or claimed prior to, at or after the effective time of the merger, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Zafgen and Chondrial, jointly and severally, upon receipt by Zafgen or Chondrial from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Zafgen, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the effective time of the merger, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin or such other counsel selected by the D&O Indemnified Parties.

The provisions of the certificate of incorporation and bylaws of Zafgen with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Zafgen that are presently set forth in the certificate of incorporation and bylaws of Zafgen shall not be amended, modified or repealed for a period of six years from the effective time of the merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the merger, were officers or directors of Zafgen, unless such modification is required by applicable law. The certificate of incorporation and bylaws of the Chondrial shall contain, and Zafgen shall cause the certificate of incorporation and bylaws of Chondrial to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Zafgen.

From and after the effective time of the merger, (i) Chondrial shall fulfill and honor in all respects the obligations of Chondrial to its D&O Indemnified Parties as of immediately prior to the completion of the merger pursuant to any indemnification provisions under Chondrial’s Organizational Documents and pursuant to any indemnification agreements between Chondrial and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time of the merger and (ii) Zafgen shall fulfill and honor in all respects the obligations of Zafgen to its D&O Indemnified Parties as of immediately prior to the completion of the merger pursuant to any indemnification provisions under Zafgen’s Organizational Documents and pursuant to any indemnification agreements between Zafgen and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time of the merger.

From and after the effective time of the merger, Zafgen shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the completion of the merger, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Zafgen. In addition, Zafgen shall purchase, prior to the effective time of the merger, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Zafgen’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Zafgen’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Zafgen by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with this Agreement or the contemplated transactions or in connection with Zafgen’s initial public offering of shares of Zafgen common stock). Notwithstanding the foregoing, in satisfying its obligations, neither Zafgen nor Chondrial shall be obligated to pay annual premiums in excess of 300% of the amount per annum Zafgen paid in its last full fiscal year prior to the date hereof for such insurance (referred to as “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Zafgen shall cause to be maintained policies of insurance that, in Zafgen’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.

From and after the effective time of the merger, Zafgen shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this section in connection with their enforcement of the rights provided to such persons in this section. These provisions are intended to be in addition to the rights otherwise available to the current and former officers and directors of Zafgen and Chondrial by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. In the event Zafgen or Chondrial or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Zafgen or Chondrial, as the case may be, shall succeed to the obligations set forth in this section. Zafgen shall cause Chondrial to perform all of the obligations of Chondrial under this section.

Covenants; Conduct of Business Pending the Merger

Zafgen has agreed that, except as expressly contemplated or permitted by the merger agreement, as required by law, or unless Chondrial shall have provided written consent (which consent may not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the closing of the merger and the termination of the merger agreement, Zafgen will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts, and to take other agreed-upon actions. Zafgen has also agreed that, subject to certain limited exceptions, without the consent of Chondrial (which consent may not be unreasonably withheld, conditioned or delayed), it will not, during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the closing of the merger and the termination of the merger agreement:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of common stock from terminated employees, directors or consultants of Zafgen);

•

sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: any capital stock or other security (except for Zafgen common stock issued upon the valid exercise or settlement of outstanding Zafgen options or Zafgen RSUs, as applicable); any option, warrant or right to acquire any capital stock or any other security of Zafgen; or any instrument convertible into or exchangeable for any capital stock or other security of Zafgen;

•

except as required to give effect to anything in contemplation of the closing of the merger, amend the certificate of incorporation, bylaws or other charter or organizational documents of Zafgen, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the proposed transactions under the merger agreement;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into any joint venture with any other entity;

•	lend money to any person; incur or guarantee any indebtedness for borrowed money; guarantee any debt securities of others; or make any capital expenditure or commitment;

•

adopt, establish or enter into any employee benefit plan, cause or permit any employee benefit plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, pay any bonus or make any profit-sharing or similar payment (except with respect to obligations pursuant to any employee benefit plan, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants; or increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

•	enter into any transaction outside the ordinary course of business;

•	acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

•	make, change or revoke any material tax election; file any material amendment to any tax return, or adopt or change any material accounting method in respect of taxes;

•

waive, settle or compromise any pending or threatened legal proceeding against Zafgen or any of its subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate and (B) that do not impose any material restrictions on the operations or businesses of Zafgen or its subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, Zafgen or any of its subsidiaries;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•	enter into, amend or terminate material contract; or

•	agree, resolve or commit to do any of the foregoing.

Chondrial has agreed that, except as expressly permitted or contemplated by the merger agreement, as required by law, or unless Zafgen shall have provided written consent (which consent may not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the closing of the merger and the termination of the merger agreement, Chondrial will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts, and to take other agreed-upon actions. Chondrial has also agreed that, subject to certain limited exceptions, without the consent of Zafgen (which consent may not be unreasonably withheld, conditioned or delayed), it will not, during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the closing of the merger and the termination of the merger agreement:

•

declare, accrue, set aside or pay any dividend, other than cash dividends, or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of common stock from terminated employees, directors or consultants of Chondrial);

•

except as required to give effect to anything in contemplation of the closing of the merger, amend the certificate of incorporation, bylaws or other charter or organizational documents of Chondrial or its subsidiaries, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the proposed transactions under the merger agreement;

•

sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: any capital stock or other security, any option, warrant or right to acquire any capital stock or any other security of Chondrial; or any instrument convertible into or exchangeable for any capital stock or other security of Chondrial;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into any joint venture with any other entity;

•	lend money to any person; incur or guarantee any indebtedness for borrowed money; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $150,000;

•

other than in the ordinary course of business, adopt, establish or enter into any employee benefit plan, cause or permit any employee benefit plan to be amended other than as required by law, pay any bonus or make any profit-sharing or similar payment (except with respect to obligations pursuant to any employee benefit plan, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees; or increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

•	enter into any material transaction outside the ordinary course of business;

•

acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

•

sell, assign, transfer, license, sublicense or otherwise dispose of any material Chondrial intellectual property rights (other than pursuant to non-exclusive licenses in the ordinary course of business);

•

waive, settle or compromise any pending or threatened legal proceeding against Chondrial or any of its subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate and (B) that do not impose any material restrictions on the operations or businesses of Chondrial or its subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, Chondrial or any of its subsidiaries;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•	make, change or revoke any material tax election; file any material amendment to any tax return, or adopt or change any material accounting method in respect of taxes;

•	enter into, amend or terminate material contract;

•

materially change pricing or royalties or other payments set or charged by Chondrial or any of its subsidiaries to its customers or licensees or agree to materially change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Chondrial or any of its subsidiaries; or

•	agree, resolve or commit to do any of the foregoing.

Other Agreements

Each of Zafgen and Chondrial has agreed to use its commercially reasonable efforts to cause to be taken all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement. In connection therewith, each party has agreed to:

•	file or otherwise submit all applications and notices required to be filed in connection with the merger and the other transactions contemplated by the merger agreement;

•	use commercially reasonable efforts to obtain each consent reasonably required to be obtained in connection with the merger and the other transactions contemplated by the merger agreement;

•

use commercially reasonable efforts to provide the other party and the other party’s representatives with reasonable access to certain information upon reasonable notice during period prior to the effective time of the merger;

•	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the merger or the other transactions contemplated by the merger agreement; and

•	use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by the merger agreement.

Pursuant to the merger agreement, Zafgen and Chondrial have further agreed that:

•

for a period of six years after the closing of the merger, Zafgen will indemnify each of the directors and officers of Zafgen and Chondrial to the fullest extent permitted under the DGCL and will maintain directors’ and officers’ liability insurance for the directors and officers of Zafgen and Chondrial;

•

Zafgen shall maintain directors’ and officers’ liability insurance policies commencing at the closing of the merger, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Zafgen;

•

Chondrial will use commercially reasonable efforts to engage consultants or employees to fill the roles of chief financial officer and chief medical officer, and will provide Zafgen an opportunity to meet the candidates for such roles and consider Zafgen’s viewed with respect to the candidates in good faith;

•

Chondrial will promptly (and in any event within 48 hours) notify Zafgen of any significant matter related to Chondrial’s Phase 1 trials or other toxicology study that Chondrial becomes aware of during the period prior to the effective time of the merger;

•	Zafgen and Chondrial will cooperate in good faith to determine whether or not to terminate Zafgen’s 401(k) plan and/or Zafgen’s 2014 Employee Stock Purchase Plan;

•

Chondrial will use commercially reasonable efforts to take such actions and cause the holders of Chondrial common stock and equity interests in Holdings to provide all documentation, including investor questionnaires, reasonably requested by Zafgen to allow Zafgen to issue the Zafgen common stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S, including certifications to Zafgen;

•

within 30 days following the closing date, Zafgen will prepare and file with the SEC a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the shares of Zafgen common stock issued pursuant to the merger agreement), covering the resale of all of the shares of Zafgen common stock issued pursuant to the merger;

•

Chondrial agreed to provide to Zafgen a duly executed and effective copy of an agreement providing for the commitment of one or more persons to loan or otherwise invest capital in Holdings from time to time for the purpose of permitting Holdings to make Ordinary Course Capital Contributions (as defined in the merger agreement); and

•

Zafgen will obtain, prior to the effective time, a payoff letter in respect of the repayment of Zafgen’s loan and security agreement with Silicon Valley Bank, which will provide the dollar amount of all indebtedness required to be paid in order to fully pay off all amounts borrowed under the loan and security agreement with Silicon Valley Bank as of the effective time of the merger.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

•	by mutual written consent of Zafgen and Chondrial;

•

by either Zafgen or Chondrial if the merger shall not have been consummated by September 17, 2020 (referred to as the “Outside Date”); provided, however, that this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of the merger agreement; and provided, further, however, that, in the event that the SEC has not completed its review of this proxy statement by the date which is 60 days prior to the Outside Date, then either party shall be entitled to extend the Outside Date for an additional 60 days;

•

by either Zafgen or Chondrial if a court of competent jurisdiction or governmental authority has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger or any of the other transactions contemplated by the merger agreement;

•

by either Zafgen or Chondrial if the Zafgen annual meeting shall have been held and completed and Zafgen’s stockholders shall have taken a final vote and shall not have approved the merger agreement or any of the transactions contemplated thereby, including the merger and the issuance of Zafgen common stock to Chondrial’s stockholder in the merger; provided, that Zafgen may not terminate the merger agreement pursuant to this provision if the failure to obtain the approval of Zafgen’s stockholders was caused by the action or failure to act of Zafgen and such action or failure to act constitutes a material breach by Zafgen of the merger agreement;

•

by Chondrial, at any time prior to the approval by the Zafgen stockholders of the proposals to be considered at the Zafgen annual meeting, if any of the following circumstances shall occur (each of the following, referred to as a “Zafgen triggering event”):

•	the Zafgen Board fails to recommend that the Zafgen stockholders vote to approve the issuance of Zafgen common stock and the reverse stock split;

•	Zafgen fails to include in this proxy statement such recommendation;

•	The Zafgen Board changes such recommendation or approves, endorses or recommends any acquisition proposal; or

•	Zafgen enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the merger agreement;

•

by Zafgen or Chondrial if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of time of such breach or inaccuracy, but if such breach or inaccuracy is curable, then the merger agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and (ii) the breaching party ceasing to exercise commercially reasonable efforts to cure such breach, if such breach has not been cured;

•

by Zafgen, at any time prior to the approval by the Zafgen stockholders of the proposals to be considered at the Zafgen annual meeting, upon the Zafgen Board authorizing Zafgen to enter into a Permitted Alternative Agreement (as defined in the merger agreement); provided, however, that Zafgen shall not enter into any Permitted Alternative Agreement unless: (i) Chondrial shall have received written notice from Zafgen of Zafgen’s intention to enter into such Permitted Alterative Agreement at least four business days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, (ii) Zafgen shall have complied in all material respects with its obligations under the merger agreement, (iii) the Zafgen Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law and (iv) Zafgen shall concurrently pay to Chondrial a termination fee of $3,375,000.

Termination Fee

Fee payable by Zafgen

Zafgen must pay Chondrial a termination fee of $3,375,000 if:

•

the merger agreement is validly terminated by either Zafgen or Chondrial if (i) the annual meeting was completed and Zafgen’s stockholders took a final vote, (ii) Zafgen’s stockholders failed to approve the issuance of shares of Zafgen common stock to Chondrial’s stockholder in the merger and the reverse stock split, (iii) at any time after the date of merger agreement and prior to the Zafgen annual meeting contemplated by this proxy statement, an acquisition proposal with respect to Zafgen was publicly announced, disclosed or otherwise communicated to the Zafgen Board (and shall not have been withdrawn), and (iv) within 12 months after the date of such termination, Zafgen enters into a definitive agreement for or consummates an acquisition transaction; or

•

the merger agreement is terminated by Chondrial at any time prior to the approval of the share issuance and the reverse stock split by Zafgen’s stockholders upon the occurrence of a Zafgen triggering event.

Zafgen must reimburse Chondrial for expenses incurred by Chondrial in connection with the termination of the merger agreement and the transactions contemplated thereby, up to a maximum of $350,000, if the merger agreement is terminated by Chondrial because Zafgen or the merger subsidiary has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of Zafgen or the merger subsidiary has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of the time of such breach or inaccuracy, subject to a 30 day cure period.

Fee payable by Chondrial

Chondrial must pay Zafgen a termination fee of $3,375,000 if:

•

the merger agreement is terminated by Zafgen if (a) the required approval of Chondrial’s stockholder has not been obtained within five business days of this proxy statement is a part, being declared effective by the U.S. Securities and Exchange Commission, (b) at any time after the date of the merger agreement and prior to obtaining the approval of Chondrial’s stockholder, an acquisition proposal with respect to Chondrial was publicly announced, disclosed or otherwise communicated to the board of directors of Chondrial and (c) within 12 months after the date of such termination, Chondrial enters into a definitive agreement for or consummates an acquisition transaction; or

•

the merger agreement is terminated by Zafgen at any time prior to the adoption of the merger agreement, and approval of the merger and the other transactions contemplated by the merger agreement by Chondrial’s stockholder upon the occurrence of a Chondrial triggering event.

Chondrial must reimburse Zafgen for expenses incurred by Zafgen in connection with the termination of the merger agreement and the transactions contemplated thereby, up to a maximum of $350,000 if the merger agreement is terminated by Zafgen because Chondrial has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of Chondrial has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period.

Amendment

The merger agreement may be amended with the approval of the respective boards of directors of Chondrial, Zafgen and the merger subsidiary at any time, except that after the merger agreement has been adopted by either the stockholders of Zafgen or the stockholders of Chondrial, no amendment which by law requires further approval of the stockholders of either party, as the case may be, shall be made without such further stockholder approval.

AGREEMENTS RELATED TO THE MERGER

Voting Agreements

In connection with the execution of the merger agreement, certain Zafgen stockholders entered into voting agreements with Zafgen and Chondrial pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote (i) in favor of adoption and approval of (A) the issuance of the shares of Zafgen common stock by virtue of the merger (B) the adoption of the merger agreement and approval of the merger, and (C) an amendment to the certificate of incorporation of Zafgen to effect the reverse stock split; (ii) against any action or agreement that, to the knowledge of the stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Zafgen or any of its subsidiaries or affiliates under the merger agreement or that would reasonably be expect to result in any of the conditions to Zafgen’s or any of its subsidiaries’ or affiliates’ obligations under the merger agreement not being fulfilled; and (iii) against any Zafgen acquisition proposal, or any agreement, transaction, or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger and all other transactions contemplated by the merger agreement. The voting agreements grant a proxy to vote such shares in favor of the transactions contemplated by the merger agreement. In addition, the voting agreements place restrictions on the transfer of the shares of Zafgen and Chondrial shares held by the respective signatory stockholders.

As of December 17, 2019, stockholders owning in the aggregate approximately 9.7% of the outstanding shares of Zafgen common stock have entered into voting agreements. The Zafgen stockholders that entered into the voting agreements are Atlas Venture Fund VII, L.P., Jeffrey S. Hatfield, Patricia L. Allen, Brian P. McVeigh, Priya Singhal, M.D., M.P.H., Peter Barrett, Ph.D., Thomas O. Daniel, M.D., Wendy Everett, Sc.D., John L. LaMattina, Ph.D., C. Geoffrey McDonough, M.D., Robert J. Perez and Frank E. Thomas.

Lock-Up Agreements

In addition, pursuant to the conditions of the merger agreement, the Zafgen stockholders identified above and Holdings, entered into lock-up agreements with Zafgen pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, not to, except in limited circumstances (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for Zafgen common stock (including without limitation, Zafgen common stock or such other securities which may be deemed to be beneficially owned by the stockholder in accordance with the rules and regulations of the SEC and securities of Zafgen which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition; (ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the stockholder’s shares regardless of whether any such transaction described in the aforementioned clause (i) this clause (ii) is to be settled by delivery of Zafgen common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of Zafgen common stock or any security convertible into or exercisable or exchangeable for Zafgen common stock; from the closing of the merger until 180 days from the closing date of the merger. Pursuant to the merger agreement, certain members of Holdings shall execute lock-up agreements at the closing of the merger.

ZAFGEN DIRECTORS AND EXECUTIVE OFFICERS

Zafgen Directors

The Zafgen Board is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Zafgen Board are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Zafgen Board to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

The terms of the Class III directors are scheduled to expire on the date of the annual meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Zafgen Board (referred to as the “Nominating and Corporate Governance Committee”), the Zafgen Board’s nominees for election by the stockholders are the current Class III members: Jeffrey S. Hatfield, John L. LaMattina, Ph.D., and Frank E. Thomas. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2023 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal; provided, however, that if the merger is consummated, the board of directors will be reconstituted as provided in the merger agreement.

The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of Zafgen’s directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class III director nominees to the Zafgen Board. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the annual meeting, the proxies will be voted for the election of such substitute nominee as the Zafgen Board may designate.

Nominees for Class III Directors:

The names of the nominees for Class III directors and certain information about each as of February 21, 2020 are set forth below.

Name	Positions and Offices Held with Zafgen	Director Since	Age
Jeffrey S. Hatfield	Chief Executive Officer and Director	2017	62
John L. LaMattina, Ph.D.	Director	2013	70
Frank E. Thomas	Director	2014	50

Directors Not Standing for Election or Re-Election:

The names of and certain information as of February 21, 2020 about the members of the Zafgen Board who are not standing for election or re-election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with Zafgen	Director Since	Class and Year in Which Term Will Expire	Age
Thomas O. Daniel, M.D.	Director	2016	Class I – 2021	66
Cameron Geoffrey McDonough, M.D.	Director	2015	Class I – 2021	49
Robert J. Perez	Director	2015	Class I – 2021	55
Peter Barrett, Ph.D.	Chairman of the Board	2006	Class II – 2022	67
Wendy Everett, Sc.D.	Director	2018	Class II – 2022	74

Director Biographies

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led the Zafgen Board to conclude that each person nominated to serve or currently serving on the Zafgen Board should serve as a director. In addition to the information presented below, Zafgen believes that each director meets the minimum qualifications established by Zafgen’s Nominating and Corporate Governance Committee.

Peter Barrett, Ph.D. Dr. Barrett has served as the Chairman of the Zafgen Board since August 2006. Dr. Barrett joined Atlas Venture, an early-stage venture capital fund, in 2002, and currently serves as a Partner in the Life Sciences Group. Previously, from 1998 to 2002, he was a Co-founder, Executive Vice President and Chief Business Officer of Celera Genomics. Prior to Celera, from 1979 to 1998, Dr. Barrett held senior management positions at Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development. Dr. Barrett currently serves on the board of directors of the Perkin-Elmer Corporation and Synlogic, Inc., and several other privately held companies. Dr. Barrett is a Senior Fellow at Harvard Business School and is the Faculty Chair of the Key Advisory Board of the Blavatnik Fellowship Program. Dr. Barrett holds a B.S. in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and a Ph.D. in analytical chemistry from Northeastern University. He also completed Harvard Business School’s Management Development Program. Dr. Barrett’s qualifications to sit on the Zafgen Board include his extensive leadership, executive, managerial and business experience with life sciences companies, including experience in the formation, development and business strategy of multiple start-up companies in the life sciences sector.

Thomas O. Daniel, M.D. Dr. Daniel has served as a member of the Zafgen Board since March 2016. Dr. Daniel has more than 20 years of experience in biopharmaceutical discovery and development. He is currently Chairman of Locana Bio, Inc., is a Venture Partner at ARCH Venture Partners, and serves as a director of Vividion Therapeutics, Gossamer Bio, Inc. and Magenta Therapeutics, Inc. Previously, he served as President of Research and Early Development of Celgene Corporation from 2006 until 2012, as Executive Vice President and President of Research and Early Development until 2015 and as Chairman of Research until mid-2016. Prior to Celgene, he served as Chief Scientific Officer and Director at Ambrx Inc., from 2003 to 2006. Dr. Daniel also served as Vice President of Research at Amgen from 2002 to 2003, where he was Research Site Head of Amgen Washington and Therapeutic Area Head of Inflammation. Prior to Amgen’s acquisition of Immunex Corporation, Dr. Daniel served as Senior Vice President of Discovery Research at Immunex from 2000 to 2002. Dr. Daniel advises Equillium, Inc. and privately-held biotechnology companies Brii Bio, Inc. and Epirium Bio, Inc. Dr. Daniel previously served as a member of the board of directors of Juno Therapeutics, a publicly-traded biotechnology company, from July 2015 to March 2018, prior to its acquisition by Celgene Corporation. He chairs the board of overseers of The Scripps Research Institute, serves as director of Lupus Research Alliance, as a member of the Biomedical Science Advisory Board of Vanderbilt University Medical Center and is a trustee of Reed College. A nephrologist and former academic investigator, Dr. Daniel was previously the C.M. Hakim Professor of Medicine and Cell Biology at Vanderbilt University, and Director of the Vanderbilt Center for Vascular Biology. He formerly conducted research in the Howard Hughes Medical Institute at UC San Francisco. Dr. Daniel holds a B.A. in chemistry from Southern Methodist University, earned an M.D. from the University of Texas, Southwestern Medical School, and completed medical residency at Massachusetts General Hospital. Dr. Daniel’s qualifications to sit on the Zafgen Board include his biotechnology and pharmaceutical experience, including senior leadership roles at global biopharmaceutical companies Celgene Corporation and Amgen.

Wendy Everett, Sc.D. Dr. Everett has served on the Zafgen Board since June 2018. Dr. Everett has more than 30 years of experience spanning a variety of healthcare, health policy, academic, entrepreneurial, educational and clinical care settings. Since 2002, Dr. Everett has held multiple executive-level positions at the Network for Excellence in Health Innovation (NEHI), formerly the New England Healthcare Institute, including Chief Executive Officer and President, and currently serves as Special Advisor to the organization. She also currently serves as Senior Advisor to Avalere Health. Prior to NEHI, Dr. Everett was Managing Director at the

Institute for the Future from 1995 to 2002, an independent, futures research organization. Other previous strategic and leadership roles held by Dr. Everett include Principal, GBE Consulting; Senior Vice President, Interpractice Systems; National Program Director, Kaiser Family Foundation; Vice President, Brigham and Women’s Hospital; National Program Director, Robert Wood Johnson Foundation; and other positions in academia and health care. Dr. Everett received a B.S. in psychology and education from University of Rochester and B.S. in Nursing from the University of California, San Francisco. Dr. Everett also earned her S.M. and Sc.D. in health policy and management from Harvard University. Dr. Everett’s qualifications to sit on the Zafgen Board include her valuable leadership positions in healthcare and health policy positions, including her service at NEHI and Avalere Health.

Jeffrey S. Hatfield. Mr. Hatfield has served as Zafgen’s Chief Executive Officer and a member of the Zafgen Board since October 2017. He previously served as President, Chief Executive Officer and Director of Vitae Pharmaceuticals, Inc., where he led the growth of the company from start-up in 2004, until its unsolicited acquisition by Allergan Plc. in 2016. Prior to Vitae, Mr. Hatfield was a senior executive at Bristol-Myers Squibb Corporation (referred to as “BMS”) for twenty years, where he held roles of increasing responsibility including Senior Vice President, Immunology and Virology Divisions; President, BMS-Canada; and Vice President of US Market Access. During his career at BMS, Mr. Hatfield was directly involved with several successful commercial launches, including Plavix©, Pravachol©, Glucophage© and Atripla©. Mr. Hatfield currently serves on the boards of miRagen Therapeutics, Inc., where he is Chairman of the Board, and aTyr Pharmaceuticals, Inc. He previously served on the board of Ambit Biosciences, Inc. before its acquisition by Daiichi-Sankyo, and on the board and Executive Committee of BIO (the Biotechnology Innovation Organization). Mr. Hatfield earned an M.B.A. from The Wharton School, University of Pennsylvania, and a B.S. from the College of Pharmacy, Purdue University, where he currently serves as an adjunct professor for doctoral students, and as a member of the Dean’s Advisory Council. Zafgen believes that Mr. Hatfield’s extensive experience as a CEO at Vitae, along with his extensive experience in the pharmaceutical and biotechnology industry qualifies him to serve on the Zafgen Board.

John L. LaMattina, Ph.D. Dr. LaMattina has served as a member of the Zafgen Board since December 2013. Since 2009, Dr. LaMattina has been a Senior Partner at PureTech Health, a technology development company focusing on biotechnology investments. Dr. LaMattina is also on the board of directors of PureTech Health. Prior to that, Dr. LaMattina spent 30 years at Pfizer Inc. beginning as a medicinal chemist in 1977. During his career, he was appointed to various positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998, Senior Vice President of Worldwide Development in 1999 and President of Pfizer Global R&D in 2003. Dr. LaMattina graduated with cum laude honors from Boston College with a B.S. in Chemistry. He received a Ph.D. from the University of New Hampshire in Organic Chemistry and subsequently was at Princeton University in the National Institutes of Health Postdoctoral Fellowship program. From 2008 to 2012, Dr. LaMattina served on the board of directors of Human Genome Sciences. From 2008 to 2010, Dr. LaMattina served on the board of directors of Neurogen Corp. Dr. LaMattina currently serves on several boards, including the board of directors of Ligand Pharmaceuticals, Inc., Gelesis, Inc., Immunome, Inc. and Vedanta Biosciences, Inc. Dr. LaMattina’s qualifications to sit on the Zafgen Board include his valuable pharmaceutical experience, including his service at Pfizer Inc., one of the world’s largest pharmaceutical companies, in addition to his experience on several boards and involvement in the biotechnology industry through his position as a Senior Partner and member of the board of directors at PureTech Health.

Cameron Geoffrey McDonough, M.D. Dr. McDonough has served as a member of the Zafgen Board since September 2015. Since 2017, Dr. McDonough has served as the President, Chief Executive Officer and member of the board of directors of Generation Bio Corporation, a biotechnology company developing a break through class of genetic medicines to enable a new generation of people unaffected by inherited disease. From 2011 to 2017, he served as President and Chief Executive Officer of Swedish Orphan Biovitrum AB (referred to as “Sobi”) a Swedish pharmaceutical company. Prior to joining Sobi, Dr. McDonough held several senior leadership positions at Genzyme Corporation, a biotechnology company, from 2002 to 2011, including Senior

Vice President and General Manager, Personalized Genetic Health, Senior Vice President, Lysosomal Storage Disease Therapeutics and most recently, President of Europe, Middle East and Africa. Prior to joining Genzyme, Dr. McDonough was a practicing internist and pediatrician. He currently serves on the board of directors of Surface Oncology. Dr. McDonough received a B.A. and a B.Sc. from the University of North Carolina at Chapel Hill and an M.D. from Harvard Medical School. Dr. McDonough’s qualifications to sit on the Zafgen Board include his valuable experience as an M.D. and the CEO of a rare disease company, Sobi, as well as his prior experience at Genzyme, one of the world’s largest biopharmaceutical companies, in addition to his position as a chief executive officer and member of the board of directors of publicly traded companies.

Robert J. Perez. Mr. Perez has served as a member of the Zafgen Board since September 2015. He has served as an Operating Partner at General Atlantic since 2019. Mr. Perez was previously the Founder and Managing Partner of Vineyard Sound Advisors, a biopharmaceutical advisory firm, since 2015. He is the former Chief Executive Officer of Cubist Pharmaceuticals, Inc., a public pharmaceutical development company, which was acquired by Merck in 2015. He joined Cubist in 2003 as Senior Vice President, Sales and Marketing, and led the launch of Cubicin® (daptomycin for injection). He served as Executive Vice President and Chief Operating Officer from 2007 to 2012 and President and Chief Operating Officer from 2012 to 2014. Prior to joining Cubist, he served as Vice President of Biogen, Inc.’s CNS business unit from 2001 to 2003, where he was responsible for commercial leadership of an $800 million neurology business unit, and from 1995 to 2001 he held positions of increasing responsibility within Biogen’s CNS commercial organization. From 1987 to 1995, Mr. Perez held various sales and marketing positions at Zeneca Pharmaceuticals. Mr. Perez also currently serves as a member of the board of directors of public companies AMAG Pharmaceuticals, Inc., and Vir Bio, Inc. and sits on the board of several private companies in the biotechnology industry. Mr. Perez previously served on the board of directors of Spark Therapeutics, Inc. until Dec. 2019, Unum Therapeutics until June 2019, and Cidara Therapeutics, Inc. until March 2018. Mr. Perez is the Founder and Chairman of Life Sciences Cares since 2016, and has also been a member of the Board of Trustees at The Dana Farber Cancer Institute, Inc. since 2013. Mr. Perez received a B.S. in business from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

Frank E. Thomas. Mr. Thomas has served as a member of the Zafgen Board since June 2014. Mr. Thomas has been the Chief Operating Officer and Chief Financial Officer of Orchard Therapeutics PLC since January 2020, a biotechnology company dedicated to transforming the lives of patients with rare disorders through innovative gene therapies. Mr. Thomas served as Chief Financial Officer and Chief Business Officer of Orchard from January 2018 to January 2020. Prior to joining Orchard, Mr. Thomas served as President and Chief Operating Officer of AMAG Pharmaceuticals, Inc., a publicly traded, specialty pharmaceutical company, from 2015 to 2017, and previously served as AMAG’s Executive Vice President and Chief Operating Officer from 2012 through 2015 and as Executive Vice President, Chief Financial Officer and Treasurer from 2011 through 2012. Prior to joining AMAG, he served as Senior Vice President, Chief Operating Officer and Chief Financial Officer for Molecular Biometrics, Inc., a commercial stage medical diagnostics company, from 2008 to 2011. Prior to Molecular Biometrics, Mr. Thomas spent four years at Critical Therapeutics, Inc., a public biopharmaceutical company, from 2004 to 2008, where he was promoted to President in 2006 and Chief Executive Officer in 2006 from the position of Senior Vice President and Chief Financial Officer. He also served on the board of directors of Critical Therapeutics from 2006 to 2008. Prior to 2004, Mr. Thomas served as the Chief Financial Officer and Vice President of Finance and Investor Relations at Esperion Therapeutics, Inc., a public biopharmaceutical company. Since July 2017, Mr. Thomas has served on the board of directors of Spero Therapeutics, Inc., a publicly traded, development-stage biotechnology company. Mr. Thomas was a member of the board of directors of the Massachusetts Biotechnology Council from 2007 to 2015. Mr. Thomas holds a B.B.A. from the University of Michigan, Ann Arbor. Mr. Thomas’ qualifications to sit on the Zafgen Board include his extensive management experience at biopharmaceutical companies and with financial matters, including senior leadership roles at various biopharmaceutical companies.

Zafgen Executive Officers

The following table identifies Zafgen’s executive officers and sets forth their current position(s) at Zafgen and their ages as of February 21, 2020.

Name	Age	Position
Jeffrey S. Hatfield	62	Chief Executive Officer and Director
Patricia L. Allen	58	Chief Financial Officer
Brian P. McVeigh	47	Chief Business Officer

Please refer to the section entitled “Zafgen Directors and Executive Officers—Zafgen Directors” above for information about Zafgen’s Chief Executive Officer, Jeffrey S. Hatfield, information for Zafgen’s other executive officers, as of February 21, 2020, is set forth below.

Patricia L. Allen. Ms. Allen has served as Zafgen’s Chief Financial Officer since January 2013. Ms. Allen has over 25 years of financial leadership experience in the biotechnology industry at both publicly traded and private companies. From 2011 to 2012, she provided independent consulting services to biotechnology companies in a variety of areas, including interim Chief Financial Officer services, fundraising, deal structures, financial planning, organizational structure, investor relations and business development. Previously, from 2004 to 2011, Ms. Allen served as the Vice President of Finance, Treasurer and Principal Financial Officer of Alnylam Pharmaceuticals, Inc., a publicly traded biotechnology company, where she had significant interactions with the investment community and was influential in raising over $900 million via the company’s initial public offering, follow-on common stock offerings and multiple business development transactions with top-tier pharmaceutical companies. Prior to Alnylam, Ms. Allen was at Alkermes, Inc., a publicly traded biotechnology company, most recently as the Director of Finance. Ms. Allen began her career as an auditor at Deloitte & Touche, LLP. Since 2016, Ms. Allen has served on the board of directors of Deciphera Pharmaceuticals, Inc., a publicly traded clinical stage biopharmaceutical company and on the board of directors of Yumanity Therapeutics, a privately held clinical stage biotechnology company since August 2019. Ms. Allen graduated summa cum laude from Bryant College with a B.S. in business administration.

Brian P. McVeigh. Mr. McVeigh has served as Zafgen’s Chief Business Officer since May 2018. Mr. McVeigh was previously at GlaxoSmithKline (or GSK) where he held multiple senior-level positions within the global Business Development, Finance, Marketing, Corporate and Research and Development organizations. Throughout his 15-year tenure in the Business Development organization he personally led the assessment and negotiation of more than two-dozen significant transactions including the acquisitions of Sirtris Pharmaceuticals, Domantis Ltd. and Genelab Technologies, Inc. While with GSK he most recently served as the Vice President of Worldwide Business Development Transactions and Investment Management. In this role he formed and led a global organization accountable for delivering GSK’s business development deals, and he provided oversight and advisement to his team on the execution of over 100 global business development transactions. He also managed GSK’s portfolio of research and development equity investments in biotechnology partners and early-stage venture capital funds totaling more than $500 million of invested and committed capital, which delivered more than $650 million of realized financial returns while under his leadership. Prior to joining Zafgen, Mr. McVeigh was most recently the Chief Executive Officer and Board Director of KBP Biosciences, a multinational clinical stage biotechnology company. Mr. McVeigh is Chairman of the board of directors of Genisphere LLC, a privately held preclinical stage biotechnology company developing a DNA-based nanoparticle drug delivery technology. Mr. McVeigh holds B.S. degrees in accounting and finance from LaSalle University, an M.B.A. with a concentration in finance from Villanova University, a Post-M.B.A. certificate in pharmaceutical marketing from Saint Joseph’s University and a certificate of professional development from the Wharton Business School at the University of Pennsylvania. He is a member of the Licensing Executives Society and is a Certified Public Accountant, Certified Management Accountant and a Certified Licensing Professional.

Related Person Transactions

Zafgen describes below the transactions, and series of similar transactions, since January 1, 2019, to which Zafgen was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of Zafgen’s directors, executive officers or holders of more than 5% of Zafgen’s capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Zafgen did not enter into any related party transactions in 2019.

Zafgen has adopted a written policy that requires all transactions between Zafgen and any director, executive officer, holder of 5% or more of any class of Zafgen’s capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by Zafgen’s Audit Committee. Any request for such a transaction must first be presented to Zafgen’s Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, Zafgen’s Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to Zafgen than terms Zafgen could have generally obtained from an unaffiliated third party under the same or similar circumstances.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. The Zafgen Board has determined that all members of the Zafgen Board, except Mr. Hatfield, are independent, as determined in accordance with the NASDAQ rules. In making such independence determination, the Zafgen Board considered the relationships that each such nonemployee director has with Zafgen and all other facts and circumstances that the Zafgen Board deemed relevant in determining their independence, including the beneficial ownership of Zafgen’s capital stock by each nonemployee director. In considering the independence of the directors listed above, the Zafgen Board considered the association of Zafgen’s directors with the holders of more than 5% of Zafgen common stock. There are no family relationships among any of Zafgen’s directors or executive officers.

The positions of Zafgen’s Chairman of the Zafgen Board (referred to as “Chairman of the Zafgen Board”) and Chief Executive Officer are presently separated. Separating these positions allows Zafgen’s Chief Executive Officer to focus on Zafgen’s day-to-day business, while allowing the Chairman of the Zafgen Board to lead the Zafgen Board in its fundamental role of providing advice to and independent oversight of management. The Zafgen Board recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as Chairman of the Zafgen Board, particularly as the Zafgen Board’s oversight responsibilities continue to grow. The Zafgen Board also believes that this structure ensures a greater role for the non-management directors in the oversight of Zafgen and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Zafgen Board. The Zafgen Board believes its administration of its risk oversight function has not affected its leadership structure. Although Zafgen’s by-laws do not require the Chairman of the Zafgen Board and Chief Executive Officer positions to be separate, the Zafgen Board believes that having separate positions is the appropriate leadership structure for Zafgen at this time.

Code of Business Conduct and Ethics. Zafgen has adopted a Code of Business Conduct and Ethics that applies to all of Zafgen’s employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on Zafgen’s website at http://ir.zafgen.com/corporate-governance. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Zafgen, Inc., 3 Center Plaza, Suite 610 Boston, MA 02108, Attention: Chief Financial Officer. Zafgen intends to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to Zafgen’s principal executive officer, principal financial officer, or principal accounting officer, or persons performing similar functions, by posting such information on Zafgen’s website (available at http://www.zafgen.com/) and/or in Zafgen’s public filings with the SEC.

Corporate Governance Guidelines. The Zafgen Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and Zafgen’s certificate of incorporation and by-laws. Zafgen’s corporate governance guidelines are available in the corporate governance section of Zafgen’s website at http://ir.zafgen.com/corporate-governance. Although these corporate governance guidelines have been approved by the Zafgen Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Zafgen Board at any time as it deems appropriate.

Board Meetings and Committees. The Zafgen Board held 7 meetings during 2019. The independent directors regularly hold executive sessions at meetings of the Zafgen Board. During 2019, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Zafgen Board and at least 75% of the aggregate of all meetings of the committees of the Zafgen Board on which such director then served. Continuing directors and nominees for election as directors in a given year are encouraged to attend the annual meeting of stockholders. All directors serving on the Zafgen Board for Zafgen’s 2019 annual meeting of stockholders attended that meeting.

The Zafgen Board has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee.

Wendy Everett, Sc.D., John L. LaMattina, Ph.D., and Frank E. Thomas serve on the Audit Committee of the Zafgen Board (referred to as the “Audit Committee”), which is chaired by Mr. Thomas. The Zafgen Board has determined that all members of the Audit Committee are “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable NASDAQ rules, and have sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The Zafgen Board has designated Frank E. Thomas as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of Zafgen’s independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by Zafgen’s independent registered public accounting firm;

•	reviewing the overall audit plan with Zafgen’s independent registered public accounting firm and members of management responsible for preparing Zafgen’s consolidated financial statements;

•

reviewing and discussing with management and Zafgen’s independent registered public accounting firm its annual and quarterly consolidated financial statements and related disclosures as well as critical accounting policies and practices used by Zafgen;

•	coordinating the oversight and reviewing the adequacy of Zafgen’s internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending based upon the Audit Committee’s review and discussions with management and Zafgen’s independent registered public accounting firm whether Zafgen’s audited consolidated financial statements shall be included in its Annual Report on Form 10-K;

•

monitoring the integrity of Zafgen’s consolidated financial statements and its compliance with legal and regulatory requirements as they relate to its consolidated financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in Zafgen’s annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

The Audit Committee held 4 meetings during 2019. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the Audit Committee charter is available on Zafgen’s website at http://ir.zafgen.com/corporate-governance.

Compensation Committee.

Thomas O. Daniel, M.D., John L. LaMattina, Ph.D. and Cameron Geoffrey McDonough, M.D. serve on the Compensation Committee, which is chaired by Dr. Daniel. The Zafgen Board has determined that each member of the Compensation Committee is “independent” as defined in the applicable NASDAQ rules. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of Zafgen’s Chief Executive Officer;

•	evaluating the performance of Zafgen’s Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of Zafgen’s Chief Executive Officer;

•	reviewing and approving the compensation of Zafgen’s other executive officers;

•	reviewing and establishing Zafgen’s overall management compensation, philosophy and policy;

•	overseeing and administering Zafgen’s compensation and similar plans;

•	reviewing and approving Zafgen’s policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Zafgen Board with respect to director compensation;

•	reviewing and discussing with management the compensation section to be included in Zafgen’s annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with the Zafgen Board the corporate succession plans for the Chief Executive Officer and other key officers.

The Compensation Committee held 1 meeting during 2019 and conducted other business through unanimous written consent. The Compensation Committee operates under a written charter adopted by the Zafgen Board, which is available on Zafgen’s website at http://ir.zafgen.com/corporate-governance.

Nominating and Corporate Governance Committee.

Peter Barrett, Ph.D. and Robert J. Perez serve on the Nominating and Corporate Governance Committee, which is chaired by Dr. Barrett. The Zafgen Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable NASDAQ rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Zafgen Board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the Zafgen Board to ensure that it is composed of members containing the appropriate skills and expertise to advise Zafgen;

•	identifying individuals qualified to become members of the Zafgen Board;

•	recommending to the Zafgen Board the persons to be nominated for election as directors and to each of the Zafgen Board’s committees;

•	developing and recommending to the Zafgen Board a code of business conduct and ethics and a set of corporate governance guidelines;

•	developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner; and

•	overseeing the evaluation of the Zafgen Board and management.

The Nominating and Corporate Governance Committee held 0 meetings during 2019, and conducted its business through unanimous written consent. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Zafgen Board, which is available on Zafgen’s website at http://ir.zafgen.com/corporate-governance.

The Nominating and Corporate Governance Committee considers candidates for Zafgen Board membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Zafgen Board. Any Zafgen stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement in the section entitled “Future Stockholder Proposals.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of Zafgen’s by-laws relating to stockholder nominations as described previously in this proxy statement in the section entitled “Future Stockholder Proposals.”

Identifying and Evaluating Director Nominees. The Zafgen Board is responsible for selecting its own members. The Zafgen Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Zafgen Board, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Zafgen Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Zafgen Board’s approval as director nominees for election to the Zafgen Board.

Minimum Qualifications. The Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Zafgen Board’s selection as nominees for the Zafgen Board and as candidates for appointment to the Zafgen Board’s committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Zafgen Board, in collectively serving the long-term interests of the Zafgen stockholders.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Zafgen Board membership approved by the Zafgen Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Zafgen Board.

Stockholder Recommendations. Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to Zafgen’s Secretary at Zafgen, Inc., 3 Center Plaza, Suite 610 Boston, MA 02108, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by Zafgen stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications. The Zafgen Board provides to every Zafgen stockholder the ability to communicate with the Zafgen Board, as a whole, and with individual directors on the Zafgen Board through an established process for stockholder communication. For a stockholder communication directed to the Zafgen Board as a whole, stockholders may send such communication to the attention of the Chairman of the Zafgen Board via U.S. Mail or Expedited Delivery Service to: Zafgen, Inc., 3 Center Plaza, Suite 610 Boston, MA 02108, Attention: Chairman of the Board.

For a Zafgen stockholder communication directed to an individual director in his or her capacity as a member of the Zafgen Board, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Zafgen, Inc., 3 Center Plaza, Suite 610 Boston, MA 02108, Attention: [Name of Individual Director].

Zafgen will forward by U.S. Mail any such Zafgen stockholder communication to each director, and the Chairman of the Zafgen Board in his or her capacity as a representative of the Zafgen Board, to whom such Zafgen stockholder communication is addressed to the address specified by each such director and the Chairman of the Zafgen Board, unless there are safety or security concerns that mitigate against further transmission.

Risk Oversight. The Zafgen Board oversees the management of risks inherent in the operation of Zafgen’s business and the implementation of Zafgen’s business strategies. The Zafgen Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of Zafgen, the Zafgen Board addresses the primary risks associated with those operations and corporate functions. In addition, the Zafgen Board reviews the risks associated with Zafgen’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each committee of the Zafgen Board also oversees the management of Zafgen’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. In connection with its risk management role, Zafgen’s Audit Committee meets privately with representatives from Zafgen’s independent registered public accounting firm, and privately with Zafgen’s Chief Financial Officer. The Audit Committee oversees the operation of Zafgen’s risk management program, including the identification of the primary risks associated with Zafgen’s business and periodic updates to such risks, and reports to the Zafgen Board regarding these activities.

Audit Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of Zafgen’s other filings under the Exchange Act or the Securities Act, except to the extent that Zafgen specifically incorporates it by reference into such filing.

The Audit Committee operates under a written charter approved by the Zafgen Board, which provides that its responsibilities include the oversight of the quality of Zafgen’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of Zafgen’s independent registered public accounting firm, PricewaterhouseCoopers LLP, including reviewing their independence; reviewing and approving the planned scope of Zafgen’s annual audit; reviewing and pre-approving any non-audit services that may be performed by PricewaterhouseCoopers LLP; the oversight of Zafgen’s internal audit function; reviewing with management and Zafgen’s independent registered public accounting firm the adequacy of internal financial controls; and reviewing Zafgen’s critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

The Audit Committee oversees Zafgen’s financial reporting process on behalf of the Zafgen Board. Management is responsible for Zafgen’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP is responsible for performing an independent audit of Zafgen’s consolidated financial statements in accordance with the standards of the Public

Company Accounting Oversight Board (United States) (referred to as the “PCAOB”). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed Zafgen’s audited consolidated financial statements for the fiscal year ended December 31, 2019, with management. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee considered any fees paid to PricewaterhouseCoopers LLP for the provision of non-audit related services, if any, and does not believe that these fees compromise PricewaterhouseCoopers LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Zafgen Board that such audited consolidated financial statements be included in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

THE AUDIT COMMITTEE

Frank E. Thomas, Chair

Wendy Everett, Sc.D.

John L. LaMattina, Ph.D.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, the Zafgen Board has appointed PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2020. The Zafgen Board recommends that Zafgen’s stockholders vote for ratification of this appointment. If this proposal is not approved at the annual meeting, the Zafgen Board will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in Zafgen’s stockholders’ best interests.

PricewaterhouseCoopers LLP audited Zafgen’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018. Zafgen expects representatives of PricewaterhouseCoopers LLP to be present at the annual meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

PricewaterhouseCoopers LLP Fees

The following table sets forth the fees that Zafgen’s independent auditors, PricewaterhouseCoopers LLP, an independent registered public accounting firm, billed to Zafgen for audit and other services for the fiscal years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees	$556,000	$685,200
Audit-Related Fees	—	—
Tax Fees	44,352	39,723
All Others	956	956

Total	$601,308	$725,879

Audit Fees. Audit fees consist of fees billed for the audit of Zafgen’s annual consolidated financial statements, the review of the interim consolidated financial statements, and related services that are normally provided in connection with registration statements. Included in the 2018 audit fees are fees billed in connection with Zafgen’s secondary public offering, fees billed in connection with the filing of Zafgen’s Registration Statement on Form S-3 and fees billed in connection with Zafgen’s prospectus supplement associated with Zafgen’s at the market offering sales agreement with Cowen and Company, LLC.

Audit-Related Fees. There were no such fees incurred in 2019 or 2018.

Tax Fees. Tax fees consist of fees for professional services, including tax consulting and compliance performed by PricewaterhouseCoopers LLP.

All Other Fees. All other fees represent payment for access to PricewaterhouseCoopers LLP on-line software tools. These fees were approved by the Audit Committee.

Pre-Approval of Audit and Non-Audit Services

It is the policy of Zafgen’s Audit Committee that all services to be provided by Zafgen’s independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by Zafgen’s Audit Committee, and all such services provided in 2019 and 2018 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 7 requires that a majority of the votes properly cast vote “FOR” this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

The Zafgen Board recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as Zafgen’s independent registered public accounting firm, for the fiscal year ending December 31, 2020.

EXECUTIVE COMPENSATION

Zafgen’s executive compensation consists of base salary, cash incentive bonuses, long-term incentive compensation in the form of restricted common stock, restricted stock units and/or stock options (subject to time or performance based vesting) and broad-based benefits programs. Zafgen has not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Zafgen’s performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies. In 2019, the Compensation Committee retained the services of Radford Consulting (referred to as “Radford”) as its external compensation consultant and the Zafgen Board and the Compensation Committee considered Radford’s input on certain compensation matters as they deemed appropriate. Radford served at the discretion of the Compensation Committee and did not provide any other services to Zafgen during fiscal year 2019 other than those for which they were engaged by the Compensation Committee. Zafgen’s Compensation Committee requires that its compensation consultants be independent of Zafgen management and performs an annual assessment of the compensation consultants’ independence to determine whether the consultants are independent. The Compensation Committee has determined that Radford is independent and that its work has not raised any conflicts of interests.

Base Salary

Base salary is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries for Zafgen’s named executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which Zafgen competes for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, Zafgen’s understanding of what executives in similar positions at peer companies were paid, and also negotiations during the hiring process. The base salaries of Zafgen’s named executive officers are reviewed annually and may be adjusted to reflect market conditions and Zafgen’s executives’ performance during the prior year as well as the financial position of Zafgen, or if there is a change in the scope of the officer’s responsibilities.

Performance-based and Retention Cash Bonuses

The Compensation Committee has the authority to award annual performance-based cash bonuses to Zafgen’s executive officers. In 2018, the Compensation Committee awarded cash bonuses to Zafgen’s named executive officers in recognition of their performance in achieving certain corporate, clinical, and operational milestones during 2018. The amounts of such performance-based cash bonus awarded for 2018 are set forth in the column “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table—2019 and 2018 Fiscal Years” below.

On September 12, 2019, Zafgen entered into the Zafgen Executive Retention Agreements. Pursuant to the Zafgen Executive Retention Agreements, (i) each of Zafgen’s named executive officers was guaranteed 100% of his or her target annual bonus for 2019, subject to his or her continued employment through the date of payment or termination of employment by Zafgen without “cause” (as defined in the Zafgen Executive Severance Agreements) and (ii) a cash retention bonus equal to 2.0 times his target annual bonus for 2019, in the case of Mr. Hatfield, and 1.5 times his or her target annual bonus for 2019, in the case of Dr. Singhal and Mr. McVeigh, subject in each case to the named executive officer’s continued employment through the closing of the merger (or, for Mr. Hatfield, the signing of the definitive merger agreement) or termination of employment by Zafgen without “cause” (as defined in the Zafgen Executive Severance Agreements) prior to the closing of the merger. The amounts of the performance-based cash bonuses awarded for 2019 (other than the cash retention bonuses for Dr. Singhal and Mr. McVeigh, which were not yet earned in 2019) are set forth in the column “Bonus” in the “Summary Compensation Table—2019 and 2018 Fiscal Years” below.

Equity Incentive Compensation

Equity incentive grants to Zafgen’s named executive officers are made at the discretion of the Compensation Committee under the terms of the 2014 Stock Option and Incentive Plan, or as inducement awards pursuant to non-qualified stock option agreements outside of the 2014 Stock Option and Incentive Plan as a material inducement to acceptance of employment with Zafgen in accordance with NASDAQ Listing Rule 5635(c)(4). Zafgen believes that equity incentives subject to vesting over time can be an effective vehicle for the long-term element of compensation, as these awards align individual and team performance with the achievement of Zafgen’s strategic and financial goals over time, and with stockholders’ interests. Zafgen options, which have exercise prices equal to at least fair market value of Zafgen common stock on the date of grant, reward executive officers only if the stock price increases from the date of grant.

On March 3, 2020, Zafgen and Mr. Hatfield executed an amendment to his performance-based option to acquire 1,100,000 shares of Zafgen common stock, granted October 9, 2017, which will vest and become exercisable if the Company’s stock price meets certain performance targets on or prior to October 9, 2020 (referred to as the “Performance Option”) to provide that, in the event Mr. Hatfield’s employment terminates prior to achievement of the performance vesting conditions, the Performance Option will continue to remain outstanding and eligible to vest according to its terms and, to the extent it meets the performance criteria on or prior to October 9, 2020, shall remain outstanding and exercisable for two years after the termination of Mr. Hatfield’s employment with Zafgen.

Employee Benefits

In addition to the primary elements of compensation described above, Zafgen’s named executive officers also participate in the same broad-based employee benefits programs available to all Zafgen employees, including health insurance, life and disability insurance, dental insurance and Zafgen’s new 401(k) plan. Zafgen does not provide special benefits to its executives and officers.

Simple IRA and 401(k)

In 2009, Zafgen established a Savings Incentive Match Plan, or Simple IRA, for employees. Under the terms of the plan, Zafgen contributes 2% of an employee’s annual base salary, up to a maximum of the annual IRS compensation limits, for all full-time employees. Zafgen terminated this plan as of December 31, 2017 and implemented a new 401(k) plan in 2018. Under the terms of the 401(k) plan, Zafgen contributes 3% of an employee’s annual base salary, up to a maximum of the annual IRS compensation limits, for all full-time employees.

Summary Compensation Table—2019 and 2018 Fiscal Years

The following table presents information regarding the total compensation awarded to, earned by, and paid during the fiscal years ended December 31, 2019 and 2018 to each individual serving as Zafgen’s Chief Executive Officer and the two most highly-compensated executive officers who were serving as executive officers as of December 31, 2019. These individuals are Zafgen’s named executive officers for 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation ($)		Total ($)
Jeffrey S. Hatfield	2019	536,130	804,195	(3)	1,913,835	—	8,400	(4)	3,236,560
Chief Executive Officer	2018	518,000	—		1,720,290	155,400	75,165		2,468,855

Priya Singhal (6)	2019	360,852	174,000	(5)	855,413	—	8,400	(4)	1,398,665
Former Head of Research & Development	—	—	—		—	—	—		—

Brian P. McVeigh	2019	408,167	219,267	(5)	455,675	—	8,400	(4)	1,091,509
Chief Business Officer	2018	237,500	—		1,162,305	56,000	7,125	(4)	1,462,930

(1)

Amounts represent the aggregate grant-date fair value of option awards granted to Zafgen’s named executive officers in 2019 and 2018 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to Zafgen’s consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Zafgen’s Annual Report on Form 10-K for 2019. The amounts above reflect Zafgen’s aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

(2)	Represents amount of performance-based cash bonuses earned for 2018.
(3)

Represents (i) Mr. Hatfield’s 2019 annual performance bonus, which was guaranteed at 100% of target and was paid in December 2019 and (ii) a retention bonus of $536,130, which was paid within 10 days of signing the definitive merger agreement.

(4)	Consists of employer match contribution to the 401(k) plan in 2019.
(5)	Consists of payment of Dr. Singhal’s and Mr. McVeigh’s 2019 annual bonuses, which were guaranteed at 100% of target and in December 2019.
(6)	Dr. Singhal’s employment was terminated by Zafgen on January 31, 2020.

Employment Agreements with Zafgen’s Named Executive Officers

Zafgen has entered into an offer letter and severance and change in control agreements with each of Zafgen’s named executive officers in connection with their employment with Zafgen. These offer letters and severance and change in control agreements provide for “at will” employment and a double trigger for change of control.

Jeffrey S. Hatfield. On October 9, 2017, Zafgen entered into an offer letter and a severance and change in control agreement with Mr. Hatfield, Zafgen’s Chief Executive Officer, and amended the severance and change in control agreement on September 12, 2019. Pursuant to the severance and change in control agreement, as amended, in the event that Mr. Hatfield terminates his employment with “good reason” or is terminated without “cause,” he is eligible to receive 12 months of base salary continuation and 12 months of COBRA continuation medical benefits subsidized by Zafgen, provided that he executes and does not revoke a separation agreement and release of Zafgen and Zafgen’s affiliates. In the event that Mr. Hatfield’s employment is terminated without “cause” or he terminates his employment for “good reason” within 3 months prior to or 12 months after a “change of control,” Mr. Hatfield is eligible to receive an amount equal to 18 months base salary plus his target annual incentive compensation, 18 months of COBRA continuation medical benefits subsidized by Zafgen, and all options and other stock-based awards with solely time-based vesting held by him shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination and all vested options shall be exercisable for a period of 2 years from the date of termination (or until the option’s original 10-year expiration date, if earlier), provided that he executes and does not revoke a separation agreement and release of Zafgen and Zafgen’s affiliates. For 2019, Mr. Hatfield received a base salary of $536,130, and was eligible for an annual merit bonus with a target bonus opportunity of 50% of his base salary for 2019, payable at the discretion of the Zafgen Board; provided that, on September 12, 2019, Zafgen guaranteed Mr. Hatfield that his annual bonus would be paid at 100% of target, subject to his continued employment with Zafgen through the date of payment or his termination by Zafgen without cause, which Zafgen paid to Mr. Hatfield on December 24, 2019. Additionally, on September 12, 2019, Zafgen granted Mr. Hatfield the opportunity to earn a retention bonus equal to 2.0 times his target annual bonus for 2019, subject to his continued employment with Zafgen through the signing of the definitive merger agreement. Mr. Hatfield was also eligible to participate in Zafgen’s employee benefit plans generally available to Zafgen’s executive employees, subject to the terms of those plans.

Priya Singhal, M.D., M.P.H. On February 26, 2019, Zafgen entered into an offer letter with Dr. Singhal and on March 4, 2019, Zafgen entered into a severance and change in control agreement with Dr. Singhal, Zafgen’s Head of Research and Development, and amended the severance and change in control agreement on September 12, 2019. Pursuant to the severance and change in control agreement, as amended, in the event that Dr. Singhal terminates her employment with “good reason” or is terminated without “cause,” she is eligible to receive 9 months of base salary continuation and 9 months of COBRA continuation medical benefits subsidized by Zafgen, provided that she executes and does not revoke a separation agreement and release of Zafgen and Zafgen’s affiliates. In the event that Dr. Singhal’s employment is terminated without “cause” or she terminates her employment for “good reason” within 3 months prior to or 12 months after a “change of control,” Dr. Singhal is eligible to receive an amount equal to 12 months base salary plus her target annual incentive compensation, 12 months of COBRA continuation medical benefits subsidized by Zafgen, and all options and other stock-based awards with solely time-based vesting held by her shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination and all vested options shall be exercisable for a period of 2 years from the date of termination (or until the option’s original 10-year expiration date, if earlier), provided that she executes and does not revoke a separation agreement and release of Zafgen and Zafgen’s affiliates. In connection with her termination of employment on January 31, 2020, the Zafgen Board agreed to provide such benefits to Dr. Singhal so long as the merger closes on or prior to September 1, 2020. For 2019, Dr. Singhal received a base salary of $435,000, which was pro-rated based on the date that she commenced employment with Zafgen, and was eligible for an annual merit bonus with a target bonus opportunity of 40% of her base salary for 2019, payable at the discretion of the Zafgen Board; provided that, on September 12, 2019, Zafgen guaranteed Dr. Singhal that her annual bonus would be paid at 100% of target, subject to her continued employment with Zafgen through the date of payment or her termination by Zafgen without cause, which Zafgen paid to Dr. Singhal on December 24, 2019. Additionally, on September 12, 2019, Zafgen granted Dr. Singhal the opportunity to earn a retention bonus equal to 1.5 times her target annual bonus for 2019, subject to her continued employment with Zafgen through the closing of the merger or her termination without “cause” prior to such date. Dr. Singhal was also eligible to participate in Zafgen’s employee benefit plans generally available to Zafgen’s executive employees, subject to the terms of those plans.

Brian P. McVeigh. On May 29, 2018, Zafgen entered into an offer letter and severance and change in control agreement with Mr. McVeigh, Zafgen’s Chief Business Officer, and amended the severance and change in control agreement on September 12, 2019. Pursuant to his severance and change in control agreement, as amended, in the event that Mr. McVeigh terminates his employment with “good reason” or is terminated without “cause,” he is eligible to receive 9 months of base salary continuation and 9 months of COBRA continuation medical benefits subsidized by Zafgen, provided that he executes and does not revoke a separation agreement and release of Zafgen and Zafgen’s affiliates. In the event that Mr. McVeigh’s employment is terminated without “cause” or he terminates his employment for “good reason” within 3 months prior to or 12 months after a “change of control”, he is eligible to receive an amount equal to 12 months of base salary plus his target annual incentive compensation, 12 months of COBRA continuation medical benefits subsidized by Zafgen, and all options and other stock-based awards with solely time-based vesting held by him shall immediately accelerate and become fully exercisable or non-forfeitable as of the date of termination and all vested options shall be exercisable for a period of 2 years from the date of termination (or until the option’s original 10-year expiration date, if earlier), provided that he executes and does not revoke a separation agreement and release of Zafgen and Zafgen’s affiliates. For 2019, Mr. McVeigh received a base salary of $400,000, and was eligible for an annual merit bonus with a target bonus opportunity of 40% of his base salary for 2019, payable at the discretion of the Zafgen Board; provided that, on September 12, 2019, Zafgen guaranteed Mr. McVeigh that his annual bonus would be paid at 100% of target, subject to his continued employment with Zafgen through the date of payment or his termination by Zafgen without cause, which Zafgen paid to Mr. McVeigh on December 24, 2019. Additionally, on September 12, 2019, Zafgen granted Mr. McVeigh the opportunity to earn a retention bonus equal to 1.5 times his target annual bonus for 2019, subject to his continued employment with Zafgen through the closing of the merger or his termination without “cause” prior to such date. Mr. McVeigh was also eligible to participate in Zafgen’s employee benefit plans generally available to Zafgen’s executive employees, subject to the terms of those plans.

For purposes of the severance and change in control agreements of Zafgen’s named executive officers, “cause” means:

•	the commission by the officer of any felony, any crime involving Zafgen, or any crime involving fraud or dishonesty;

•	any unauthorized use or disclosure of Zafgen’s proprietary information by the officer;

•	any intentional misconduct or gross negligence on the officer’s part which has a materially adverse effect on Zafgen’s business or reputation; or

•	the officer’s repeated and willful failure to perform the duties, functions and responsibilities of the officer’s position after a written warning from Zafgen.

For purposes of the severance and change in control agreements of Zafgen’s named executive officers, “good reason” means:

•	a material diminution in the officer’s title, responsibilities, authority or duties;

•

a material diminution in the officer’s base salary except for across-the-board salary reductions based on Zafgen’s financial performance similarly affecting all or substantially all senior management employees of Zafgen;

•	a breach by Zafgen of the material terms of the severance and change in control agreement or any other written agreement between Zafgen and the officer; or

•	a 50 mile or greater change in the geographic location at which the officer is required to provide services to Zafgen, not including business travel and short-term assignments.

For purposes of the severance and change in control agreements of Zafgen’s named executive officers, a “change in control” shall be deemed to have occurred upon the occurrence of any one of the following events:

•	the sale or exclusive out-license (even as to Zafgen) of all or substantially all of the assets of Zafgen on a consolidated basis to an unrelated person or entity;

•

a merger, reorganization or consolidation pursuant to which the holders of Zafgen’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power or fair market value of the stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

•	the sale of all of the stock of Zafgen to an unrelated person, entity or group thereof acting in concert; or

•

any other transaction in which the owners of Zafgen’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Zafgen or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Zafgen.

Employee Confidentiality, Non-Competition, Non-Solicitation and Assignment Agreements

Each of Zafgen’s named executive officers has entered into a standard form agreement with respect to confidential information and assignment of inventions. Among other things, this agreement obligates each of Zafgen’s named executive officer to refrain from disclosing any of Zafgen’s proprietary information received during the course of employment and to assign to Zafgen any inventions conceived or developed during the course of employment. Such agreement also provides that during the period of the Zafgen named executive officer’s employment and for 12 months thereafter, the Zafgen named executive officer will not compete with Zafgen and will not solicit Zafgen’s employees, consultants, customers or suppliers.

Outstanding Equity Awards at Fiscal Year-End—2019

The following table summarizes, for each of the Zafgen named executive officers, the number of shares of Zafgen common stock underlying outstanding Zafgen options held as of December 31, 2019.

	Zafgen Option Awards
Name	Number of Securities Underlying Unexercised Zafgen Options (#) Exercisable	Number of Securities Underlying Unexercised Zafgen Options (#) Unexercisable (9)		Number Of Securities Underlying Unexercised Zafgen Options (#) Unearned		Zafgen Option Exercise Price ($)	Zafgen Option Expiration Date
Jeffrey S. Hatfield	297,916	252,084	(1)	—		3.40	10/9/2027
	—	—		1,100,000	(2)	3.40	10/9/2027
	126,041	148,959	(3)	—		7.77	2/22/2028
	—	525,000	(4)	—		4.63	1/22/2029
Brian P. McVeigh	89,062	135,938	(5)	—		6.46	5/29/2028
	—	125,000	(6)	—		4.63	1/22/2029
Priya Singhal (8)	—	375,000	(7)	—		2.89	4/2/2029

(1)	Under the terms of Mr. Hatfield’s option agreement, 25% of the shares vested on October 9, 2018 and the remaining shares will vest in 36 equal monthly installments through October 9, 2021.
(2)

Under the terms of Mr. Hatfield’s option agreement, Zafgen options vest and become exercisable based on the Zafgen common stock price during the two years after the first anniversary of the date of grant as follows: 25% of shares subject to the option are earned after the stock price is equal to or greater than $10.00 per share for 20 consecutive trading days; and an additional 6.25% of the shares subject to the Zafgen option are earned for every additional $2.50 in stock price above $10.00 per share for 20 consecutive trading days. Any earned options become vested and exercisable upon completion of the three-year performance period, subject to Mr. Hatfield’s continued employment, provided that if Mr. Hatfield’s employment is terminated by Zafgen without cause, or he resigns for good reason, or his employment is terminated due to his death or disability, any earned options shall vest and become exercisable.

(3)

Under the terms of Mr. Hatfield’s option agreement, 25% of the shares vested on February 22, 2019 and the remaining shares will vest in 36 equal monthly installments and become fully vested on February 22, 2022.

(4)

Under the terms of Mr. Hatfield’s option agreement, 25% of the shares vested on January 22, 2020 and the remaining shares will vest in 36 equal monthly installments and become fully vested on January 22, 2023.

(5)	Under the terms of Mr. McVeigh’s option agreement, 25% of the shares vested on May 29, 2019 and the remaining shares will vest in 36 equal monthly installments through May 29, 2022.
(6)	Under the terms of Mr. McVeigh’s option agreement, 25% of the shares vested on January 22, 2020 and the remaining shares will vest in 36 equal monthly installments through January 22, 2023.
(7)	Under the terms of Dr. Singhal’s option agreement, 25% of the shares will vest on April 2, 2020 and the remaining shares will vest in 36 equal monthly installments through April 2, 2023.
(8)	Dr. Singhal’s employment was terminated by Zafgen on January 31, 2020.
(9)

Pursuant to each Zafgen named executive officer’s severance and change in control agreement, as amended, it is anticipated that each Zafgen option that is subject solely to time-based vesting will fully accelerate in vesting upon each Zafgen named executive officer’s termination of employment on the consummation of the merger. For a more detailed discussion see “The Merger—Interests of Zafgen’s Directors and Executive Officers in the Merger”.

ZAFGEN DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation Zafgen paid to its nonemployee directors during 2019. Mr. Hatfield, Zafgen’s Chief Executive Officer, receives no compensation for his service as director, and, consequently, is not included in this table. The compensation received by Mr. Hatfield as an employee during 2019 is presented in the “Summary Compensation Table—2019 and 2018 Fiscal Years.”

Name	Fees earned or paid in cash($)	Stock awards($) (1)		Option awards($) (1)(2)		Total($)
Peter Barrett, Ph.D.	—	—		98,300	(3)	98,300
Thomas O. Daniel, M.D.	—	—		70,800	(4)	70,800
Wendy Everett, Sc.D.	42,500	—		25,800		68,300
John L. LaMattina, Ph.D.	—	47,500	(5)	25,800		73,300
Cameron Geoffrey McDonough, M.D.	—	—		65,800	(6)	65,800
Robert J. Perez	—	19,375	(7)	45,175	(7)	64,550
Frank E. Thomas	50,000	—		25,800		75,800

(1)

Amounts represent the aggregate grant-date fair value of option or stock awards granted to Zafgen’s directors in 2019 computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to Zafgen’s consolidated financial statements and discussions in “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” included in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019. The amounts above reflect Zafgen’s aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors.

(2)

Each nonemployee director was granted an annual stock option grant in accordance with the non-employee director compensation policy for 27,000 shares on June 26, 2019, which vests upon the earlier of the first anniversary of the date of grant or the date of the 2020 annual meeting of stockholders. As of December 31, 2019, the aggregate number of outstanding vested and unvested Zafgen options held by each nonemployee director was: Dr. Barrett, 149,387 shares; Dr. Daniel, 114,621 shares; Ms. Everett, 87,000 shares; Dr. LaMattina, 104,204 shares; Dr. McDonough, 140,054 shares; Mr. Perez, 125,927 shares; and Mr. Thomas, 98,827 shares.

(3)	Dr. Barrett was granted an option for 21,396 shares of Zafgen common stock in lieu of his $72,500 of cash fees, which vested on a quarterly basis over 2019.
(4)	Dr. Daniel was granted an option for 13,280 shares of Zafgen common stock in lieu of his $45,000 of cash fees, which vested on a quarterly basis over 2019.
(5)	Dr. LaMattina was granted Zafgen RSUs for 10,844 shares in lieu of his $47,500 of cash fees, which vested on a quarterly basis over 2019.
(6)	Dr. McDonough was granted an option for 11,804 shares of Zafgen common stock in lieu of his $40,000 in cash fees, which vested on a quarterly basis over 2019.
(7)

Mr. Perez was granted Zafgen RSUs for 4,423 shares in lieu of $19,375 of cash fees, and an option for 5,717 shares of Zafgen common stock in lieu of $19,375 in cash fees, each of which vested on a quarterly basis over 2019.

The Zafgen Board has adopted a nonemployee director compensation policy that is designed to provide a total compensation package that enables Zafgen to attract and retain, on a long-term basis, high caliber nonemployee directors. Under the policy, all nonemployee directors will be paid compensation as set forth below:

Annual Retainer
Board of Directors:
All nonemployee members (including Chairman of the Board of Directors)	$35,000
Chairman of the Board of Directors	$30,000
Audit Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Compensation Committee:
Chairman	$10,000
Non-Chairman members	$5,000
Nominating and Corporate Governance Committee:
Chairman	$7,500
Non-Chairman members	$3,750

Under the nonemployee director compensation policy in 2019, each person who was initially appointed or elected to the Zafgen Board was eligible for an option grant to purchase up to 54,000 shares of Zafgen common stock under the 2014 Stock Option and Incentive Plan on the date he or she first became a nonemployee director, which vest monthly over a three-year period. In addition, on the date of the annual meeting of stockholders, each continuing nonemployee director who has served on the Zafgen Board will be eligible to receive an annual option grant to purchase up to 27,000 shares of Zafgen common stock, which will vest in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders. All of the foregoing options will be granted at fair market value on the date of grant. All of the foregoing option grants will become immediately exercisable upon the death or disability of the applicable director, or upon a change in control of Zafgen.

Each nonemployee director shall have the right to elect to receive all or a portion of his or her annual director compensation under the nonemployee director compensation policy in the form of either cash, restricted stock units based on the closing price of the stock on the date of grant, or stock options to purchase Zafgen common stock based on the Black-Scholes option-pricing model as of the date of grant. Any such election will be made before the start of Zafgen’s fiscal year and with any such Zafgen options or restricted stock units elected by the directors to vest over a period of one year on a quarterly basis in arrears, with Zafgen options to expire ten years from the date of grant. In December 2019, Zafgen’s serving directors waived their right to receive their 2020 annual cash retainer fees in the form of equity under the nonemployee director compensation policy.

In accordance with the merger agreement, the Zafgen Board has decided to fully accelerate outstanding unvested Zafgen options and Zafgen RSUs held by non-employee directors effective as of immediately prior to the merger. For a more detailed discussion see “The Merger—Interests of Zafgen’s Directors and Executive Officers in the Merger” beginning on page [●] of this proxy statement.

MATTERS BEING SUBMITTED TO A VOTE OF ZAFGEN’S STOCKHOLDERS

Proposal 1: Approval of the Issuance of Common Stock in the Merger

General

At the annual meeting, Zafgen’s stockholders will be asked to approve the issuance of Zafgen common stock pursuant to the merger agreement and the resulting “change of control” of Zafgen under the NASDAQ rules. Immediately following the effective time of the merger, Chondrial’s stockholder, Holdings, will own approximately 60% of the combined company, on a fully-diluted basis, and Zafgen’s stockholders will own approximately 40% of the combined company, on a fully-diluted basis, subject to various assumptions and conditions described in detail in this proxy statement. Holdings currently expects that it will distribute the shares of Zafgen common stock it receives in the merger to its members promptly after the completion of the merger. The terms of, reasons for and other aspects of the merger agreement and the issuance of Zafgen common stock pursuant to the merger agreement are described in detail in the other sections of this proxy statement.

The full text of the merger agreement is attached to this proxy statement as Annex A.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the votes properly cast at the annual meeting is required for approval of Proposal 1. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 1.

THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN’S STOCKHOLDERS VOTE “FOR” PROPOSAL 1 TO APPROVE THE ISSUANCE OF ZAFGEN COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND THE RESULTING “CHANGE OF CONTROL” OF ZAFGEN UNDER THE NASDAQ RULES.

Proposal 2: Approval of the Reverse Stock Split

General

At the annual meeting, Zafgen’s stockholders will be asked to approve an amendment to Zafgen’s ninth amended and restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Zafgen common stock. Upon the effectiveness of the amendment to Zafgen’s ninth amended and restated certificate of incorporation effecting the reverse stock split, the outstanding shares of Zafgen common stock will be combined into a lesser number of shares such that one share of Zafgen common stock will be issued for a specified number of shares, which shall be greater than [●] and equal to or less than [●], of outstanding Zafgen common stock, with the exact number within the range to be determined by the Zafgen Board prior to the effective time of such amendments and publicly announced by Zafgen. The proposed amendments to Zafgen’s ninth amended and restated certificate of incorporation will, together, effect the reverse stock split, as more fully described below, but will not change the number of authorized shares, or the par value, of Zafgen common stock.

NASDAQ Requirements for Listing on the NASDAQ Global Market

Zafgen common stock is currently listed on NASDAQ under the symbol “ZFGN.”

According to the NASDAQ rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NASDAQ entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing. These are referred to as NASDAQ’s “reverse merger” rules. Accordingly, the listing standards of NASDAQ will require Zafgen to have, among other things, a $[●] per share (or, to the extent applicable, $[●] per share) minimum bid price upon the effective time of the merger. Because the current price of Zafgen common stock is less than the required minimum bid prices, the reverse stock split is necessary to obtain approval of the listing of the combined company and the shares of Zafgen common stock being issued in the merger on either market.

Additionally, the Zafgen Board believes that maintaining its listing on NASDAQ may provide a broader market for Zafgen common stock and facilitate the use of Zafgen common stock in financing and other transactions. The Zafgen Board unanimously approved the reverse stock split partly as a means of maintaining the share price of Zafgen common stock following the merger above $[●] per share or, to the extent applicable, $[●] per share.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the combined company being able to issue more shares without further stockholder approval. Zafgen currently has no plans to issue shares, other than in connection with the merger, and to satisfy obligations under Zafgen options from time to time as these options are exercised. The reverse stock split will not affect the number of authorized shares of Zafgen common stock, which will continue to be 115,000,000.

Purpose

The Zafgen Board believes that a reverse stock split may be desirable for a number of reasons. Zafgen common stock is currently, and will be following the completion of the merger, listed on NASDAQ. According to the applicable NASDAQ rules, in order for Zafgen common stock to continue to be listed on NASDAQ, Zafgen must satisfy certain requirements established by NASDAQ. The Zafgen Board expects that a reverse stock split of Zafgen common stock will increase the market price of Zafgen common stock so that Zafgen is able to maintain compliance with the relevant NASDAQ rules for the foreseeable future.

The Zafgen Board also believes that the increased market price of Zafgen common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of Zafgen common stock and will encourage interest and trading in Zafgen common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Zafgen common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of Zafgen common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Zafgen Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects of the policies and practices of institutional investors and brokerage houses described above on the liquidity and marketability of the Zafgen common stock.

Notwithstanding the foregoing, there can be no assurance that: (a) the market price per share following the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Zafgen common stock outstanding before the reverse stock split; (b) the market price per share following the reverse stock split would remain in excess of the minimum price required for listing on NASDAQ for a sustained period of time; (c) the Zafgen common stock will not be delisted from NASDAQ due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of Zafgen common stock remains in excess of such required minimum price; and (d) the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower-priced stock. The market price of Zafgen common stock will also be based on Zafgen’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Zafgen common stock declines, the percentage decline as an absolute number and as a percentage of Zafgen’s overall market capitalization may be greater than would occur in the absence of the proposed reverse stock split.

Principal Effects of the Reverse Stock Split

If the stockholders approve the proposal to implement the reverse stock split and the Zafgen Board implements the reverse stock split, Zafgen will amend Zafgen’s ninth amended and restated certificate of incorporation to effect the reverse stock split. The text of the form of the proposed amendment to Zafgen’s certificate of incorporation is attached to this proxy statement as Annex B.

The reverse stock split will be effected simultaneously for all outstanding shares of Zafgen common stock. The reverse stock split will affect all of Zafgen’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Zafgen, except to the extent that the reverse stock split results in any of Zafgen’s stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect Zafgen’s continuing to be subject to the periodic reporting requirements of the Exchange Act.

As of the effective time of the reverse stock split, Zafgen will adjust and proportionately decrease the number of shares of Zafgen common stock subject to issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and warrants and other rights to acquire Zafgen common stock. In addition, as of the effective time of the reverse stock split, Zafgen will adjust and proportionately decrease the total number of shares of Zafgen common stock that may be the subject of the future grants under Zafgen’s stock option plans.

Determination of Reverse Stock Split Ratio

The ratio of the reverse stock split, if approved and implemented, will be between [●] and [●], as determined by the Zafgen Board in its sole discretion. If the Zafgen Board determines to proceed with the reverse stock split, Zafgen will publicly announce the exact ratio selected. In determining the reverse stock split ratio, the Zafgen Board will consider numerous factors including:

•	the historical and projected performance of Zafgen common stock before and after the reverse stock split;

•	prevailing industry, general economic and market conditions;

•

the projected impact of the selected reverse stock split ratio on trading liquidity in Zafgen common stock and Zafgen’s ability to continue its common stock’s listing on NASDAQ (See “—NASDAQ Requirements for Listing on the NASDAQ Global Market”);

•	Zafgen’s capitalization (including the number of shares of common stock issued and outstanding);

•	the prevailing trading price for Zafgen common stock and the volume level thereof; and

•	potential devaluation of Zafgen’s market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement a reverse stock split at a ratio to be determined by the Zafgen Board, as opposed to a ratio fixed in advance, is to give the Zafgen Board the flexibility to take into account then-current market conditions and changes in price of Zafgen common stock and to respond to other developments that may be deemed relevant, when considering the appropriate ratio.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Zafgen’s stockholders approve the proposal to effect the reverse stock split, and if the Zafgen Board still believes that a reverse stock split is in the best interests of Zafgen and its stockholders, the Zafgen Board will determine the ratio of the reverse stock split to be implemented. Zafgen will file the certificate of amendment with the Secretary of State of the State of Delaware immediately prior to the effective time of the merger. The Zafgen Board may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning on the effective date of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. Zafgen expects that Zafgen’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Zafgen. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Fractional Shares

No certificates or scrip representing fractional shares of Zafgen common stock will be issued in connection with the reverse stock split. Each holder of Zafgen common stock who would otherwise have been entitled to receive a fraction of a share of Zafgen common stock shall be entitled to receive, in lieu thereof, upon surrender of such holder’s certificate(s) representing such fractional shares of Zafgen common stock, cash (without interest) in an amount based on such fractional part of a share of Zafgen common stock multiplied by the average last reported sales price of Zafgen common stock at 4:00 p.m., Eastern time, end of regular trading hours on NASDAQ during the 10 consecutive trading days ending on the last trading day prior to the effective date of the merger.

By authorizing the reverse stock split, stockholders will be approving the combination of any whole number of shares of common stock between and including a number that is greater than [●] and less than or equal to [●] into one share. The certificate of amendment filed with the Secretary of State of the State of Delaware effecting the reverse stock split will include only that number determined by the Zafgen Board to be in the best interests of Zafgen and its stockholders. The Zafgen Board will not implement any amendment providing for a different split ratio.

Zafgen’s stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Zafgen is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Zafgen or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The reverse stock split will not affect the common stock capital account on Zafgen’s balance sheet. However, because the par value of Zafgen common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the reverse stock split the Zafgen Board decides to implement, the stated capital component will be reduced and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Zafgen will be increased because there will be fewer shares of Zafgen common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Zafgen Board or contemplating a tender offer or other transaction for the combination of Zafgen with another company, the reverse stock split proposal is not being proposed in response to any effort of which Zafgen is aware to accumulate shares of Zafgen common stock or obtain control of Zafgen, other than in connection with the merger with Chondrial, nor is it part of a plan by management to recommend a series of similar amendments to the Zafgen Board and stockholders. Other than the proposals being submitted to Zafgen’s stockholders for their consideration at the annual meeting, the Zafgen Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Zafgen.

The number of authorized shares of Zafgen common stock will not be reduced as a result of the reverse stock split. Consequently, the number of authorized but unissued shares of Zafgen common stock will increase as a result of the reverse stock split. The authorized and unissued shares would be available from time to time for corporate purposes including raising additional capital by means of sales of stock or securities convertible into common stock, acquisitions of companies or assets, or other strategic transactions. The issuance of authorized but unissued shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding common stock. Zafgen currently has no plan, arrangement or agreement to issue shares of common stock for any purpose, except for the issuance of Zafgen common stock in the merger, or upon the exercise of any Zafgen options, and pursuant to Zafgen’s equity incentive plans.

No Appraisal Rights

Under the DGCL, Zafgen’s stockholders are not entitled to appraisal rights with respect to the reverse stock split, and Zafgen will not independently provide stockholders with any such right.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes the material U.S. federal income tax consequences of the reverse stock split that are expected to apply to each Zafgen stockholder. This summary is based upon current provisions of the Code, existing treasury regulations and current administrative rulings and court decisions, all in effect as of the date hereof and all of which are subject to change. Any change, which may be retroactive, could alter the tax consequences to Zafgen stockholders as described in this summary. No attempt has been made to comment on all of the U.S. federal income tax consequences of the reverse stock split that may be relevant to particular holders, including holders who do not hold their shares as capital assets; holders subject to special treatment under the Code such as dealers in securities; banks; insurance companies; other financial institutions; mutual funds; real estate investment trusts; tax-exempt organizations; investors in pass-through entities; stockholders who are subject to the alternative minimum tax provisions of the Code; stockholders who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction; U.S. holders, as defined below, that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; stockholders who acquired their shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant; and certain expatriates or former long-term residents of the United States. No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the reverse stock split or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court. Stockholders described in this paragraph are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split.

In the case of a stockholder that is a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of Zafgen capital stock and partners in such partnerships are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split.

In addition, the following discussion does not address the tax consequences of the reverse stock split under state, local or non-U.S. tax laws or federal tax laws other than the income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Zafgen common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States; (ii) a corporation or any other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person. For purposes of this discussion, a “non U.S. holder” is a beneficial owner of Zafgen common stock that is for U.S. federal income tax purposes (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from Zafgen common stock.

Zafgen stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the reverse stock split in light of their personal circumstances and the consequences under state, local and non-U.S. tax laws and other federal tax laws.

Zafgen stockholders generally will not recognize gain or loss as a result of the reverse stock split, except to the extent a Zafgen stockholder receives cash in lieu of a fractional share of Zafgen common stock. The aggregate adjusted tax basis in the shares of Zafgen common stock received pursuant to the reverse stock split will equal the aggregate adjusted tax basis of the shares of Zafgen common stock exchanged therefor. In general, each Zafgen stockholder’s holding period for the shares of Zafgen common stock received pursuant to the reverse stock split will include the holding period in the shares of Zafgen common stock exchanged therefor. Zafgen stockholders that acquired Zafgen common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A Zafgen stockholder that is a U.S. holder who receives cash in lieu of a fractional share of Zafgen common stock pursuant to the reverse stock split generally will recognize gain or loss equal to the difference between the amount of cash received for such fractional share and the portion of such stockholder’s tax basis in the Zafgen common stock allocated to the fractional share. Gain or loss recognized with respect to cash received in lieu of a fractional share of Zafgen common stock generally will be capital gain or loss, and generally will be long-term capital gain or loss if, as of the effective time of the merger, the stockholder’s holding period for such shares of Zafgen common stock is greater than one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

A Zafgen stockholder that is a non U.S. holder who receives cash in lieu of a fractional share of Zafgen common stock pursuant to the reverse stock split generally will not be subject to U.S. federal income tax on any gain recognized in connection with such reverse stock split unless:

•

that gain is effectively connected with the non U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

•

we are or have been a USRPHC for U.S. federal income tax purposes during the shorter of the non U.S. holder’s holding period or the 5-year period ending on the date of disposition of the common stock and certain other conditions are met. We believe we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Vote Required; Recommendation of Board of Directors

The affirmative vote of holders of a majority of the outstanding shares of Zafgen common stock as of the record date for the annual meeting is required for approval of Proposal 2. A failure to submit a proxy card or vote at the annual meeting, or an abstention for Proposal 2 will have the same effect as a vote against the approval of Proposal 2.

THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO AMEND ZAFGEN’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

Proposal 3: Approval of Zafgen Named Executive Officer Compensation in Connection with the Merger

General

Zafgen is providing its stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the agreements or understandings between Zafgen’s named executive officers and Zafgen concerning compensation that is based on or otherwise relates to the merger, as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Act. This proposal, commonly known as the “say on golden parachute” vote, gives Zafgen’s stockholders the opportunity to vote on a non-binding, advisory basis on such agreements or understandings and the related compensation that will or may be paid to its named executive officers in connection with the merger. This non-binding, advisory proposal relates only to already existing contractual obligations of Zafgen that may result in a payment or benefit to Zafgen’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements that may be entered into between Zafgen’s named executive officers and Chondrial or any of its subsidiaries.

The compensation payments that Zafgen’s named executive officers may be entitled to receive in connection with the merger are summarized in the section entitled “The Merger—Interests of Zafgen’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” including the footnotes to the table” beginning on page [●] of this proxy statement.

The Zafgen Board encourages you to carefully review the compensation information disclosed in this proxy statement, including in the description referenced above.

The Zafgen Board is presenting this advisory merger compensation proposal, which gives Zafgen’s stockholders the opportunity to express their views on the “golden parachute” compensation by voting for or against (or abstaining with respect to) the proposal. The Zafgen Board unanimously recommends that Zafgen stockholders approve the following resolution:

“RESOLVED, that the stockholders of Zafgen, Inc. hereby approve, on a non-binding, advisory basis, specified compensation to be paid or become payable by Zafgen to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table in the proxy statement for this meeting.”

The vote on the advisory merger compensation proposal is a vote separate and apart from the vote on the share issuance proposal and the reverse stock split proposal and is not a condition to completion of the merger. Accordingly, you may vote to adopt the merger agreement pursuant to the share issuance proposal and vote not to approve the advisory merger compensation proposal and vice versa. This advisory merger compensation proposal is merely an advisory vote and will not be binding on Zafgen, Chondrial, the Zafgen Board or the board of directors of Chondrial (referred to as the “Chondrial Board”) regardless of whether the merger agreement is adopted pursuant to the share issuance proposal. Further, the underlying compensation agreements and understandings are contractual in nature and not, by their terms, subject to stockholder approval. Regardless of the outcome of the advisory vote, if the merger is completed, Zafgen’s named executive officers will be eligible to receive the merger-related compensation payments and benefits, in accordance with the terms and conditions of the applicable compensation agreements and understandings relating to those payments and benefits.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the votes properly cast at the annual meeting is required for approval of Proposal 3. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 3.

THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO APPROVE, ON AN ADVISORY NON-BINDING BASIS, THE SPECIFIED COMPENSATION OF ZAFGEN’S NAMED EXECUTIVE OFFICERS PAYABLE IN CONNECTION WITH THE MERGER.

Proposal 4: Election of Directors

General

The Zafgen Board is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Zafgen Board are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. A director elected by the Zafgen Board to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

The terms of the Class III directors are scheduled to expire on the date of the annual meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Zafgen Board’s nominees for election by the stockholders are the current Class III members: Jeffrey S. Hatfield, John L. LaMattina, Ph.D., and Frank E. Thomas. Please refer to the section entitled “Zafgen Directors and Executive Officers” for more information regarding the Zafgen Board’s nominees. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2023 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.

The names of and certain information about the directors in each of the three classes are set forth under “Zafgen Directors and Executive Officers”. There are no family relationships among any of Zafgen’s directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the Class III director nominees to the Zafgen Board. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the annual meeting, the proxies will be voted for the election of such substitute nominee as the Zafgen Board may designate.

Vote Required; Recommendation of Board of Directors

Directors will be elected by a plurality of the votes cast by the Zafgen’s stockholders entitled to vote on this proposal at the annual meeting. Broker non-votes and proxies marked to withhold authority with respect to one or more Class III directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

This Proposal 4 for the election of directors relates solely to the election of Class III directors nominated by the Zafgen Board.

THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III DIRECTOR NOMINEES LISTED ABOVE; PROVIDED, HOWEVER, THAT IF THE MERGER IS COMPLETED, THE BOARD OF DIRECTORS WILL BE RECONSTITUTED AS PROVIDED IN THE MERGER AGREEMENT.

Proposal 5: Approval of Zafgen Named Executive Officer Compensation for Fiscal Year 2019

General

As required by Section 14A of Exchange Act, Zafgen is providing its stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of Zafgen’s named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act) as disclosed in this proxy statement in the section entitled “Executive Compensation” in accordance with the compensation disclosure rules of the SEC. The compensation paid to Zafgen’s named executive officers is summarized in the section entitled “Executive Compensation” including the footnotes to the tables beginning on page [●] of this proxy statement.

The Zafgen Board encourages you to carefully review the compensation information disclosed in this proxy statement, including in the description referenced above.

The Zafgen Board is presenting this advisory named executive officer compensation proposal, which gives Zafgen’s stockholders the opportunity to express their views on the compensation by voting for or against (or abstaining with respect to) the proposal. The Zafgen Board unanimously recommends that Zafgen stockholders approve the following resolution:

“RESOLVED, that the stockholders of Zafgen, Inc. hereby approve, on a non-binding, advisory basis, the compensation paid by Zafgen to its named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation section, the compensation tables and the related material disclosed in the proxy statement for this meeting.”

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the votes properly cast at the annual meeting is required for approval of Proposal 5. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 5. This vote is advisory and not binding on Zafgen, the Zafgen Board or the Compensation Committee.

THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN’S STOCKHOLDERS VOTE “FOR” PROPOSAL 5 TO APPROVE, ON AN ADVISORY NON-BINDING BASIS, THE 2019 COMPENSATION PAID TO ZAFGEN’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION, THE COMPENSATION TABLES AND RELATED NARRATIVES IN THIS PROXY STATEMENT.

Proposal 6: Approval of the Frequency of Future Advisory Votes on Executive Compensation

General

As required by Section 14A of the Exchange Act, Zafgen is seeking the input of Zafgen’s stockholders on the frequency with which Zafgen will hold future non-binding, advisory votes on the compensation of its named executive officers. In voting on this Proposal 6, Zafgen’s stockholders may indicate their preference as to whether future advisory votes on the compensation of Zafgen’s named executive officers should occur (a) once every year, (b) once every two years or (c) once every three years.

It is the opinion of the Zafgen Board that the frequency of future non-binding, advisory stockholder votes on the compensation of Zafgen’s named executive officers should be once every year. The Zafgen Board views the way Zafgen compensates Zafgen’s named executive officers as an essential part of Zafgen’s strategy to maximize Zafgen’s performance and deliver enhanced value to Zafgen’s stockholders. The Zafgen Board believes that a vote every year will permit Zafgen to focus on developing compensation practices that are in the best long-term interests of Zafgen’s stockholders, while simultaneously giving stockholders the time frame they need to fully evaluate the design and effectiveness of those practices.

Vote Required; Recommendation of Board of Directors

The frequency of the stockholder advisory vote to approve the compensation of Zafgen’s named executive officers that receives the highest number of votes will be deemed to be the non-binding recommendation of Zafgen’s stockholders. Proposal 6 asks Zafgen stockholders to express a preference for one of three choices for future advisory votes on executive compensation: every year, every other year, or every three years. The vote frequency option receiving the most votes from the outstanding shares that are present or represented and voting at the annual meeting will be the option deemed the preferred frequency of Zafgen’s stockholders. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 6.

THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN’S STOCKHOLDERS VOTE “EVERY YEAR” ON THE NON-BINDING PROPOSAL REGARDING THE FREQUENCY OF FOR FUTURE ADVISORY STOCKHOLDER VOTES ON COMPENSATION OF ZAFGEN’S NAMED EXECUTIVE OFFICERS.

Proposal 7: Ratification of the Appointment of PricewaterhouseCoopers LLP as Zafgen’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020

General

On the recommendation of the Audit Committee, the Zafgen Board has appointed PricewaterhouseCoopers LLP as Zafgen’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The Zafgen Board recommends that Zafgen’s stockholders vote for ratification of this appointment. If this proposal is not approved at the annual meeting, the Zafgen Board will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in Zafgen’s stockholders’ best interests.

PricewaterhouseCoopers LLP audited Zafgen’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018. Zafgen expects representatives of PricewaterhouseCoopers LLP to be present at the annual meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so. Please refer to the section entitled “Ratification of Appointment of Independent Auditors” in this proxy statement for more information.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the votes properly cast at the annual meeting is required for approval of Proposal 7. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 7.

THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN’S STOCKHOLDERS VOTE “FOR” PROPOSAL 7 TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS ZAFGEN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Proposal 8: Approval of Possible Adjournment of the Annual Meeting

General

If Zafgen fails to receive a sufficient number of votes to approve Proposals 1 or 2, Zafgen may propose to adjourn the annual meeting. Zafgen currently does not intend to propose adjournment at the annual meeting if there are sufficient votes to approve Proposal Nos. 1 or 2.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the votes properly cast at the annual meeting is required for approval of Proposal 8 for the purpose of soliciting additional proxies to approve Proposals 1 or 2. A failure to submit a proxy card or vote at the annual meeting, or an abstention or “broker non-vote” will have no effect on the outcome of Proposal 8.

THE ZAFGEN BOARD UNANIMOUSLY RECOMMENDS THAT ZAFGEN’S STOCKHOLDERS VOTE “FOR” PROPOSAL 8 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSALS 1 OR 2.

ZAFGEN’S BUSINESS

For a description of Zafgen’s business, please refer to the section entitled “Item 1. Business” set forth in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 5, 2020, which section is incorporated by reference herein. For a description of legal proceedings Zafgen is party to, please refer to the section entitled “Item 3. Legal Proceedings” set forth in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March  5, 2020, as updated by the subsequent quarterly reports on Form 10-Q.

ZAFGEN’S PROPERTY

For a description of Zafgen’s property, please refer to the section entitled “Item 2. Properties” set forth in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 5, 2020, which section is incorporated by reference herein.

CHONDRIAL’S BUSINESS

Overview

Chondrial is a clinical-stage biotechnology company focused on developing treatments for patients suffering from complex rare diseases using its novel cell penetrating peptide technology platform. Chondrial’s lead product candidate, CTI-1601, is a subcutaneously administered, recombinant fusion protein intended to deliver FXN an essential protein, to the mitochondria of patients with Friedreich’s Ataxia. Friedreich’s Ataxia is a rare, progressive and fatal disease in which patients are unable to produce enough FXN due to a genetic abnormality. There is currently no effective therapy for Friedreich’s Ataxia. CTI-1601 is currently being evaluated in Phase 1 clinical trials in patients with Friedreich’s Ataxia. Chondrial has received orphan drug status, fast track designation, and rare pediatric disease designation from the FDA for CTI-1601.

Chondrial’s cell penetrating peptide (referred to as “CPP”) technology platform, which enables a therapeutic molecule to cross a cell membrane in order to reach intracellular targets, has the potential to enable the treatment of other rare and orphan diseases. Chondrial intends to use its proprietary platform to target additional orphan indications characterized by deficiencies in or alterations of intracellular protein content or activity. Additional pipeline products are in the nonclinical stage of development.

Chondrial has also assembled an experienced management team, each of whom has over 15 years of pharmaceutical industry experience. Chondrial was founded in 2013 by the inventor of CTI-1601, Dr. R. Mark Payne, M.D., of Indiana University School of Medicine. Following an investment by Deerfield Management, Dr. Carole S. Ben-Maimon, M.D. joined Chondrial as chief executive officer in late 2016 to advance the CTI-1601 program and build out a team that would enable Chondrial to develop a meaningful therapy for patients with Friedreich’s Ataxia as well as expand the pipeline for the treatment of other rare diseases. Chondrial’s management team and consultants have significant expertise in discovery, nonclinical and clinical development, and regulatory affairs. In addition, the Chondrial management team has expertise in the development of manufacturing processes utilizing good manufacturing practices (referred to as “GMPs”) for biologics and small molecules. This provides for the implementation of effective and efficient approaches to drug and biologic development.

Chondrial’s Strategy

Chondrial’s strategy is to become a leader in the treatment of rare diseases by applying the team’s know how and expertise to its pipeline programs. Key elements of Chondrial’s stretegy include:

•	Rapidly Advance CTI-1601 Through Clinical Development and FDA Approval in the United States. CTI-1601 is currently in Phase 1 clinical trials and has been granted fast track designation by the FDA.

Chondrial is working with the FDA and collaborating with key opinion leaders to develop an efficient clinical development plan for regulatory approval of CTI-1601.

•

Commercialize CTI-1601 in the United States, the EU, and other relevant countries independently or with third parties. Chondrial intends to evaluate commercialization options in the United States and throughout the world where Friedreich’s Ataxia patients can benefit. Chondrial may build its own internal sales force; enter into a joint marketing partnership with another pharmaceutical or biotechnology company, whereby it will jointly sell and market CTI-1601; or out-license CTI-1601, whereby other pharmaceutical or biotechnology companies sells and markets CTI-1601 and pays Chondrial milestone and/or royalty payments on sales.

•

Expand Chondrial’s Product Candidate Pipeline to Treat a Variety of Rare Diseases. Chondrial intends to expand its pipeline to treat additional rare diseases. A key component of this strategy is to utilize Chondrial’s novel protein replacement therapy platform technology to deliver FXN or other molecules to intracellular targets. Chondrial employs a rational approach to selecting disease targets, taking into account many scientific, business, and indication specific factors before choosing each indication.

•

Continue to Improve Chondrial’s Novel Protein Replacement Therapy Platform. Chondrial continues to improve the scientific understanding of its platform, including how its technology impacts the biological processes of target tissues and the diseases Chondrial evaluates. In addition, with Chondrial’s expertise in the use of CPP to effectively deliver proteins to intracellular targets, Chondrial believes that its scientists can design and develop additional therapies that will address unmet medical needs associated with other rare diseases.

•

Continue to Strengthen Key Relationships. Chondrial partners with experts in every aspect of development to ensure the most expeditious development program. This expertise, along with the platform technology provides Chondrial with the ability to optimize the development and commercialization of the drug and biologic candidates under development and to maximize the near and longer-term value of the Chondrial platform. In addition to partnering with experts in drug and biologic development, Chondrial partners with key opinion leaders, academic institutions, experts in the field of rare diseases and most importantly, with patient advocacy groups associated with the diseases that are being targeted. Chondrial builds these relationships to enhance their knowledge of the patient’s needs and utilizes that knowledge to design development programs that address unmet medical needs and add value for the patient.

Platform Technology for Treatment of Rare Genetic Diseases

Rare genetic diseases, of which there are estimated to be between 5,000 and 7,000, collectively affect hundreds of millions of people worldwide (estimates range from between 5-10% of the global population), 95% of whom have no therapeutic options. Many of these diseases result from a deficiency in the amount or the function of a particular target molecule, often a protein. Particularly challenging are those diseases that result from the deficiency of a molecule that is active within a cell or within a cell-based organelle. The challenge here is to improve the amount or function of the therapeutic target. However, to achieve this, the therapeutic must be transported across the cell membrane and potentially also cross the membrane of the organelle where the target is active in the diseased patients.

The ability to transport therapeutic proteins across biological membranes has, to date, not been reproducibly achieved. In addition, traditionally, medical treatment for each rare genetic disorder has been approached separately, which is inefficient, as there are thousands of diseases, some with very small populations, that are in need of treatment but cannot be addressed by traditional therapeutic approaches. The collective population of people with rare diseases stands to benefit from the emergence of a scalable treatment platform that can transport therapeutics across cell membranes to deliver them to the intracellular site of activity. Chondrial’s understanding of its therapeutics derived from proprietary gene expression data across many disease models, supports the concept that several of Chondrial’s product candidates could significantly impact common pathological mechanisms in various diseases with comparable etiologies. Chondrial is utilizing this approach to identify therapeutic opportunities where its molecules and technology is more likely to be impactful.

Lead Product Candidate—CTI-1601 For the Treatment of Friedreich’s Ataxia

Friedreich’s Ataxia

Friedreich’s Ataxia is a rare genetic disease that is the most common inherited ataxia in humans, with an estimated 4,000-5,000 individuals living with Friedreich’s Ataxia in the United States. Chondrial believes there are between 18,000 and 20,000 patients affected by the condition in the EU. Friedreich’s Ataxia results from a deficiency of the mitochondrial protein, FXN. FXN is an essential and phylogenetically conserved protein that is found in cells throughout the body, with highest levels in the heart, spinal cord, liver, pancreas, and skeletal muscle. FXN is encoded in the nucleus, expressed in the cytoplasm and transported into the mitochondria, where it is processed to the mature form. As part of this process the mitochondrial targeting sequence is cleaved off in the mitochondria by a naturally occurring enzyme.

Friedreich’s Ataxia is a progressive multi-symptom disease, typically presenting in mid-childhood that affects the functioning of multiple organs and systems. In addition, Friedreich’s Ataxia is a debilitating neurodegenerative disease resulting in poor coordination of legs and arms, progressive loss of the ability to walk, generalized weakness, loss of sensation, scoliosis, diabetes and cardiomyopathy as well as impaired vision, hearing and speech. Patients suffer from multiple symptoms, including progressive neurologic and cardiac dysfunction. Key among these is a primary neurodegeneration of the dorsal root ganglia and the dentate nucleus of the cerebellum, leading to the hallmark clinical findings of progressive limb ataxia and dysarthria. A hypertrophic cardiomyopathy is common and associated with early mortality, typically between 30 and 50 years of age. As of March 2020, there are no medical treatment options approved for patients with Friedreich’s Ataxia.

CTI-1601

CTI-1601, a biologic fusion protein that is administered subcutaneously, consists of a cell-penetrant peptide genetically fused to human FXN, and includes a mitochondrial targeting sequence. Using Chondrial’s proprietary peptide delivery technology, CTI-1601 carries the molecule from the intravascular space across the cell membrane and into the mitochondria where the CPP and the mitochondrial targeting sequence are cleaved off to yield mature FXN. See Figure 1.

Figure 1.

CTI-1601 is currently being evaluated in Phase 1 clinical trials. Based solely on the results of Chondrial’s nonclinical development program, Chondrial believes that administering CTI-1601 may increase FXN levels in the mitochondria of patients with Friedreich’s Ataxia and patients could potentially experience:

•	Improved cellular function;

•	A positive impact on Friedreich’s Ataxia symptoms; and

•	A slowing of progression of the disease, potentially prolonging life.

Chondrial’s knowledge of CT-1601 and of the impact of CTI-1601 on gene expression gives Chondrial scientists the ability to identify potential additional disease indications based on similar alterations of genomic, lipidomic and proteomic patterns in rare diseases models. Thus, Chondrial’s technology may allow Chondrial to address other rare genetic diseases that either require the replacement of molecules that need to target specific intracellular organelles, or that share alteration patterns that overlap and that are impacted by treatment with CTI-1601. Finally, the use of CTI-1601 to improve mitochondrial function in other rare diseases that demonstrate evidence of mitochondrial dysfunction is also being explored.

Development of CTI-1601

Nonclinical Development

Knock-Out Mice Studies

CTI-1601 has been demonstrated to prolong the life of knock-out mice (referred to as “KO mice”) whose heart and skeletal muscles were deficient in FXN. These mice, when untreated, develop a severe hypertrophic cardiomyopathy similar to patients with Friedreich’s Ataxia and, like many Friedreich’s Ataxia patients, die early in life. In nonclinical studies of CTI-1601, the average survival in animals treated with vehicle (median survival age) of 98 days was extended to an average of 166 days in animals treated with CTI-1601 subcutaneously three times per week (p=0.0001). Furthermore, 87.5% of mice treated with CTI-1601 survived beyond the mean age of death in the vehicle treated group (107.5 days) whereas only 33% of vehicle treated animals survived. Results are reflected in Figure 2.

Figure 2.

In a second study conducted at an independent laboratory, a similar mouse model was studied. In this study doses of 2 mg/kg, 10 mg/kg, 30 mg/kg, 60 mg/kg and 100 mg/kg administered subcutaneously every other day were compared to vehicle. After 2 weeks of dosing, mitochondrial extracts from cardiac tissue were analyzed for the presence of human FXN. In addition, succinate dehydrogenase (referred to as “SDH”) activity, an enzyme whose activity is dependent on the presence of FXN, was also analyzed. Human FXN was found in the mitochondria of the cardiomyocytes and increased with increasing dose. SDH activity which was suppressed to near zero in vehicle treated animals was also suppressed to near zero in the 2 mg/kg dose group. In the 10 mg/kg dose group activity was increased and in the 30 mg/kg dose group the activity was returned to that of wildtype animals. There was no further increase in activity when the animals were dosed with 60 mg/kg or 100 mg/kg but the effect was maintained at levels equivalent to that of wildtype animals. See Figure 3 and 4.

Figure 3.

Figure 4.

A third study, also performed at an independent laboratory, demonstrated the maintenance of cardiac function when the same KO mouse model was studied. These mice were treated with CTI-1601 at doses of 10 mg/kg every other day for 6 weeks. Echocardiograms were performed prior to initiating dosing and after 4 weeks of dosing. When compared to vehicle, mice treated with CTI-1601 maintained their left ventricular volume and ejection fraction while vehicle treated mice deteriorated over the same 4 week period. See Figures 5 and 6.

Figure 5.

Figure 6.

Using a neurologic mouse model, treatment with CTI-1601 prevented the development of ataxia in mice whose nervous system was deficient in FXN compared to those treated with placebo.

In multiple nonclinical studies in rodents and non-human primates (referred to as “NHPs”), human FXN was found to be distributed into all tissues tested following CTI-1601 dosing. See Figure 7.

Figure 7.

Observed hFXN across all tissue and cell types tested:

✓	Brain	✓	Spinal Cord	✓	Skin

✓	Heart	✓	Cardiac Mitochondria	✓	Buccal Cells

✓	Liver	✓	CSF (Cerebrospinal Fluid)	✓	Platelets

✓	Dorsal Root Ganglia	✓	Skeletal Muscle

Tissues Examined, By Study
Study	Study Vehicle	Human Frataxin Distribution
TOX-1601-01	Rats	Brain, Heart, Liver
PHARM-1601-02	Neuro KO Mice	Brain, Dorsal Root Ganglia, Spinal Cord
PHARM-1601-03	Cardiac KO Mice	Mitochondria of Skeletal Muscle and Cardiomyocytes
PK-1601-08	Cynomolgus Monkey	CSF, Skin, Buccal Cells, Platelets

Since CTI-1601 is intended to increase FXN levels in patients with Friedreich’s Ataxia who are deficient in FXN, it is important to be able to measure changes in human FXN in the clinic in easily accessible tissues. To accomplish this, Chondrial has developed an assay that can measure and quantify human FXN in buccal swabs and skin biopsies. This will allow repeated analysis of changes in human FXN in patients over time as they are dosed with CTI-1601. The effectiveness of this assay was proven in NHPs dosed for 14 days with 15 mg/kg twice a day of CTI-1601. Buccal swabs and skin biopsies were obtained on Day 3 prior to administration of any CTI-1601 but after two days of dosing with vehicle. No human FXN was found. Since these were healthy NHPs there were levels of endogenous monkey FXN present. This is demonstrated by the yellow bars in the graph in Figure 8 below on Day 3. After 7 and 14 days of dosing with CTI-1601 human FXN was seen in significant amounts in all tissues analyzed. This is demonstrated by the appearance of the green bars on Day 10 and 16 in the figure below. This study demonstrates that CTI-1601 delivers human FXN to NHPs when administered subcutaneously and that Chondrial should be able to use this proprietary assay to evaluate change in FXN level in patients with Friedreich’s Ataxia as CTI-1601 enters early stage clinical trials.

Figure 8.

Non-Human Primate and Rat Studies

Chondrial has conducted 28-day GLP toxicology studies for CTI-1601 in two species, rat and NHP. These studies demonstrated that CTI-1601 had no systemic toxicity identified in either species at the highest doses administered, but dose-related local injection site reactions were observed.

Currently Chondrial is conducting 90-day GLP toxicology studies for CTI-1601 in two species, rat and NHP. These studies are ongoing and the results of these studies are intended to be used to support the initiation of clinical trials that require the administration of CTI-1601 for longer than 28 days. During the course of this study, Chondrial observed occasional transient rigidity immediately after dosing in certain NHPs. These NHPs required no intervention and the NHPs completed the in-life portion of the study. As this study is ongoing, Chondrial is continuing to evaluate the results. The results from this study as well as the results from other toxicology studies could affect the timing and design of the development program for CTI-1601.

Clinical Development

Chondrial’s 28-day nonclinical studies were considered sufficient by the FDA to support the initiation of Phase 1 clinical trials. Chondrial continues to plan and perform toxicology studies required by FDA to support future clinical studies. Chondrial intends to work closely with the FDA regarding design and timing of the other required studies. In the spring of 2019, Chondrial met with FDA to discuss the planned submission of the IND and the proposed development program.

Phase 1 Clinical Trials

Chondrial submitted its IND application for CTI-1601 in September of 2019, and began Phase 1 clinical trials in December of 2019 in patients with Friedreich’s Ataxia. The design of the clinical trials include a Phase 1 single ascending dose (referred to as “SAD”) trial. The primary objective of this SAD study is to assess the safety and tolerability of increasing doses of CTI-1601 when administered subcutaneously to patients with Friedreich’s Ataxia who are 18 years of age and older. Pharmacokinetics and pharmacodynamics are also being assessed.

Chondrial intends to follow the SAD trial with a multiple ascending dose (referred to as “MAD”) trial in patients with Friedreich’s Ataxia. These patients will receive CTI-1601 subcutaneously daily for 14 days. The primary endpoint for this clinical trial will also be safety and tolerability. As in the SAD portion of the clinical trial, pharmacokinetics will be assessed. In addition, Chondrial will be measuring changes in FXN level over the course of treatment to determine if an increase in FXN in peripheral tissues is achieved. Top line results from the SAD and MAD clinical trials are expected by the end of 2020.

Development Plan

Patients with Friedreich’s Ataxia who are enrolled in the Phase 1 clinical program and do not discontinue due to an adverse event will be offered enrollment into an Open Label Extension when available. In addition, once safety and tolerability have been established as well as the prospect of direct benefit, patients under 18 years of age will be enrolled in the clinical trials. The need for additional double-blind placebo controlled trials and their design will be assessed and discussed with the FDA as data from the early Phase 1 clinical trials becomes available. These discussions will include trial design, clinical outcome measures and patient population amongst other relevant topics.

Competition

The biopharmaceutical industry is characterized by intense and dynamic competition to develop new technologies and proprietary therapies. Any product candidates that Chondrial successfully develops into products and commercializes may compete with existing therapies and new therapies that may become available in the future. While Chondrial believes that its platform technology, product candidates and scientific expertise in the field of rare diseases provide competitive advantages, it faces potential competition from various sources, including larger and better-funded pharmaceutical, specialty pharmaceutical and biotechnology companies, as well as from academic institutions, governmental agencies and public and private research institutions.

Chondrial’s competitors include companies focused on developing gene therapies in various indications, including AveXis, Inc., Bamboo Therapeutics, Inc., PTC Therapeutics, Inc., Voyager Therapeutics, Inc., Neurocrine Biosciences, Inc. and the University of Florida as well as several companies addressing other methods for modifying genes and regulating gene expression. Any advances in gene therapy technology made by a competitor may be used to develop therapies that could compete against any of Chondrial’s product candidates.

In addition, CTI-1601 may compete with other therapies in development for Friedreich’s Ataxia, including development programs by Reata Pharmaceuticals, Inc., Retrotope, Inc., the Children’s Hospital of Philadelphia, Minoryx Therapeutics, Ixchel Pharma LLC, Jupiter Therapeutics, Inc. and E-rare.

Many of Chondrial’s competitors have significantly greater financial, technical and human resources than does Chondrial. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated amongst a smaller number of Chondrial’s competitors. Chondrial’s commercial opportunity could be reduced or eliminated if its competitors develop or market products or other novel therapies that are more effective, safer or less costly than Chondrial’s product candidates or obtain regulatory approval for their products more rapidly than Chondrial may obtain approval for Chondrial’s product candidates.

Intellectual Property

Chondrial’s success depends in large part upon Chondrial’s ability to obtain and maintain proprietary protection for Chondrial’s current and future products and technologies, and to operate without infringing the proprietary rights of others. Chondrial’s policy is to protect Chondrial’s proprietary position by, among other methods, filing for patent applications on inventions that are important to the development and conduct of Chondrial’s business with the U.S. Patent and Trademark Office and its foreign counterparts. Chondrial also intends to rely on regulatory exclusivity (also called data package exclusivity), which is separate and distinct from the protection afforded by patents, to protect its products. Chondrial further protects its proprietary information by requiring Chondrial’s employees, consultants, contractors and other advisors to execute nondisclosure and assignment of invention agreements upon commencement of their respective employment or engagement. Agreements with Chondrial’s employees also prevent them from bringing the proprietary rights of third parties to Chondrial. In addition, Chondrial requires confidentiality or service agreements from third parties that receive Chondrial’s confidential information or materials.

As of February 28, 2020, Chondrial possesses an exclusive license to five issued U.S. patents, including issued U.S. patents generically covering composition of matter for CTI-1601 and methods for treating Friedreich’s Ataxia. If properly maintained, the issued U.S. patents will expire between 2024 and 2034. Chondrial also owns or possesses an exclusive license to pending U.S. provisional patent applications, including applications covering composition of matter and methods of use for CTI-1601, biomarkers and our platform technology. U.S. and foreign non-provisional patent applications filed claiming priority to these pending U.S. provisional applications, if issued as patents, are expected to expire between 2040 and 2041, without taking potential patent term adjustment or patent term extension into consideration.

CTI-1601 is covered by patents (composition of matter and methods of use) in the United States which, if properly maintained, will expire in 2024 and 2025 (respectively), excluding any patent term extensions that might be available following the grant of marketing authorizations. Chondrial also possesses an exclusive license to provisional patent applications in the United States for CTI-1601 (composition of matter, methods of use) that, if issued, would be expected to expire in the United States and in countries outside of the United States in 2040, excluding any patent term adjustment that might be available following the grant of the patent and any patent term extensions that might be available following the grant of marketing authorizations. We cannot predict whether the patent applications we and our licensors are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties.

Patents extend for varying periods according to the date of patent filing or grant and the legal term of patents in various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends on the type of patent, the scope of its coverage and the availability of legal remedies in the country.

Chondrial also uses other forms of protection besides patent protection and regulatory exclusivity, such as trademark, copyright, and trade secret protection, to enhance its intellectual property, particularly where Chondrial does not believe patent protection is appropriate or obtainable. Chondrial aims to take advantage of all of the intellectual property rights that are available to Chondrial and believes that this comprehensive approach will provide Chondrial with proprietary exclusive positions for Chondrial’s product candidates, such as CTI-1601, where available.

In-License Agreements

In November 2016, Chondrial entered into separate License Agreements with both Wake Forest University Health Sciences (referred to as “WFUHS”) and Indiana University Research and Technology Corporation (referred to as “IURTC”) for a transferable, worldwide license to certain patent rights regarding technology for the fields of the use in the diagnosis, treatment, or prevention of mitochondrial diseases, including without limitation Friedreich’s Ataxia (pursuant to the IURTC license), and for the use in the diagnosis, treatment or prevention of any disease that benefits from treatment with TAT-Frataxin, including without limitation Friedreich’s Ataxia (pursuant to the WFUHS license) for the respective patent periods. In addition, the agreements provide full rights to sublicense through multiple tiers of sub licensees any and all such rights. Pursuant to an Amendment executed in August 2019, Indiana University (referred to as “IU”) assumed all rights and responsibilities from IURTC.

In partial consideration for the right and license granted under these agreements, Chondrial will pay each of WFUHS and IU a royalty in the low to mid-single digits of Net Sales, as defined, for Licensed Products sold for ultimate use in Patent Countries, as defined; (ii) a royalty in the low single digits of Net Sales, as defined, for Licensed Products sold for ultimate use in Non-Patent Countries, as defined, (iii) additional regulatory milestones payments commencing on the enrollment of the first patient in a Phase 1 study, (iv) certain sublicensing fees, (v) reimbursement of patent-related expenses, and (v) with respect to IU only, an annual licensing fee. A portion of amounts paid to WFUHS are deductible from amounts due to IU, and a certain portion of amounts paid to IU are deductible from amounts due to WFUHS. In addition, the WFUHS and IU license agreements impose various diligence, insurance, and other obligations on Chondrial. If Chondrial fails to comply with these obligations, either WFUHS or IU may have the right to terminate the license, in which event Chondrial may not be able to develop or market treatments related to CTI-1601.

Manufacturing and Supply

CTI-1601 is a biologic fusion protein that is produced in E.coli. Chondrial has worked with contract manufacturers to develop a cGMP manufacturing process and analytical methods for drug substance to support Phase 1 clinical trials. Drug product was also developed and packaged into single use vials for the Phase 1 clinical program. Chondrial also uses third party manufacturers for the production of drug product and clinical packaging. Chondrial relied on third parties to store the CTI-1601 master cell bank and working cell bank, each stored at a different location. Chondrial continues to advance the manufacturing of CTI-1601, obtain stability data, and produce drug product for ongoing toxicology studies and future clinical trials. Chondrial is continually trying to optimize its manufacturing process to increase yields and decrease costs. The final process will need to be successfully scaled up to support commercial manufacturing.

Employees

As of February 17, 2020, Chondrial employed 16 full-time employees in the United States. None of Chondrial’s employees is represented by a labor organization or under any collective-bargaining arrangements. Chondrial considers its employee relations to be good.

Facilities

Chondrial leases office and laboratory space, which consists of approximately 5,000 square feet and 1,750 square feet located in Bala Cynwyd, PA and Philadelphia, PA, respectively. Chondrial’s office lease expires in August 2023 with an option to extend for three years, and its laboratory lease expires in December 2020, with an option to extend for two years. Chondrial believes its current office and laboratory space will expand as Chondrial and the management team grows.

Legal Proceedings

From time to time, Chondrial may become involved in legal proceedings arising in the ordinary course of its business. Chondrial is not presently a party to any legal proceedings that, if determined adversely to it, would individually or taken together have a material adverse effect on Chondrial.

Corporate Information

Chondrial was incorporated under the laws of the State of Delaware on November 20, 2016. Chondrial’s executive offices are at 150 Monument Road, Bala Cynwyd, PA 19004. Chondrial’s phone number is 484-414-2700 and contact email address is info@chondrialtherapeutics.com.

Government Regulation

In the United States, drug and biologic products are licensed by FDA for marketing under the Public Health Service Act (referred to as the “PHS Act”) and regulated under the Federal Food, Drug, and Cosmetic Act (referred to as the “FDCA”). Both the FDCA and the PHS Act and their corresponding regulations govern, among other things, the testing, manufacturing, safety, purity, potency, efficacy, labeling, packaging, storage, record keeping, distribution, marketing, sales, import, export, reporting, advertising and other promotional practices involving biological products. FDA clearance must be obtained before clinical testing of drug and biologic products. FDA licensure also must be obtained before marketing of drug and biological products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Development Process

The process required by the FDA before a drug or biologic product may be marketed in the United States generally involves the following:

•

completion of nonclinical laboratory tests and animal studies according to good laboratory practices (referred to as “GLPs”) and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•	preparation of clinical trial material in accordance with GMPs;

•	submission to the FDA of an application for an IND, which must become effective before human clinical trials may begin;

•	approval by an institutional review board (referred to as the “IRB”) reviewing each clinical site before each clinical trial may be initiated;

•

performance of adequate and well-controlled human clinical trials according to GCPs and any additional requirements for the protection of human research subjects and their health information, to establish the safety, purity, potency, and efficacy, of the proposed drug or biological product for its intended use;

•	submission to the FDA of an NDA or BLA, for marketing approval that includes substantive evidence of safety, purity, potency, and efficacy from results of nonclinical testing and clinical trials;

•

satisfactory completion of an FDA inspection prior to NDA or BLA approval of the manufacturing facility or facilities where the drug or biological product is produced to assess compliance with GMPs, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;

•	potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the NDA or BLA;

•	potential FDA Advisory Committee meeting to elicit expert input on critical issues and including a vote by external committee members;

•	FDA review and approval, or licensure, of the NDA or BLA, and payment of associated user fees; and

•	compliance with any post approval requirements, including the potential requirement to implement a REMS, and the potential requirement to conduct post approval studies.

Before testing any drug or biological product candidate in humans, the product candidate enters the preclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, pharmacology, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements including GLPs.

The clinical study sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some nonclinical testing typically continues after the IND is submitted. An IND is an exemption from the FDCA that allows an unapproved product to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer an investigational product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA requests certain changes to a protocol before the trial can begin, or the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug or biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA.

Clinical trials involve the administration of the drug or biological product candidate to healthy volunteers or subjects under the supervision of qualified investigators, generally physicians not employed by or under the study sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research subjects provide informed consent. Further, each clinical trial must be reviewed and approved by an independent IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•

Phase 1. The drug or biological product is initially introduced into healthy human subjects and tested for safety. In the case of some products for rare diseases, the initial human testing is often conducted in patients.

•

Phase 2. The drug or biological product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

•

Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. In drugs and biologics for rare diseases where patient populations are small and there is an urgent need for treatment, Phase 3 trials might not be required if an adequate risk/benefit can be demonstrated from the Phase 2 trial.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reactions over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2, and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biological product has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the drug or biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with GMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHS Act emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug or biological product candidate does not undergo unacceptable deterioration over its shelf life.

There are also various laws and regulations regarding laboratory practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances in connection with the research. In each of these areas, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals.

Information about certain clinical trials must be submitted within specific timeframes to the NIH for public dissemination on its clinicaltrials.gov website. Sponsors or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious diseases or conditions must also have a publicly available policy on evaluating and responding to requests for expanded access requests.

U.S. Review and Approval Processes

After the completion of clinical trials of a drug or biological product, FDA approval of an NDA or BLA must be obtained before commercial marketing of the product. The NDA or BLA must include results of product development, laboratory and animal studies, human studies, information on the manufacture and composition of the product, proposed labeling and other relevant information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the NDA or BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Under the Prescription Drug User Fee Act, as amended (referred to as the “PDUFA”), each NDA or BLA must be accompanied by a significant user fee. Under federal law, the submission of most applications is subject to an application user fee. The sponsor of an approved application is also subject to an annual program fee. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for product candidates designated as orphan drugs, unless the product candidate also includes a non-orphan indication.

Within 60 days following submission of the application, the FDA reviews an NDA or BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any NDA or BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA or BLA must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. The application also needs to be published and submitted in an electronic format that can be processed through the FDA’s electronic systems. If the electronic submission is not compatible with FDA’s systems, the NDA or BLA can be refused for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA or BLA. The FDA reviews the NDA or BLA to determine, among other things, whether the proposed product is safe, potent, and effective, for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with GMPs to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the drug or biological product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS; the FDA will not approve the NDA or BLA without a REMS, if required.

Before approving an NDA or BLA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with GMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical trial sites to assure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. To assure GMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA or BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than the sponsor interprets the same data. If the agency decides not to approve the NDA or BLA in its present form, the FDA will issue a complete response letter that usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a drug or biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized. As a condition for approval, the FDA may also require additional nonclinical testing as a Phase 4 commitment.

One of the performance goals agreed to by the FDA under the PDUFA is to review standard NDAs or BLAs in 10 months from filing and priority NDAs or BLAs in six months from filing, whereupon a review decision is to be made. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs and its review goals are subject to change from time to time. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA or BLA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Post-Approval Requirements

Maintaining substantial compliance with applicable federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of drug and biological products continues after approval, particularly with respect to GMP. Chondrial will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that Chondrial may commercialize. Manufacturers of Chondrial’s products are required to comply with applicable requirements in the GMP regulations, including quality control and quality assurance and maintenance of records and documentation.

Following approval, the manufacturing facilities are subject to biennial inspections by the FDA’s and such inspections may result in an issuance of FDA Form 483 deficiency observations or a warning letter, which can lead to plant shutdown and other more serious penalties and fines. Prior to the institution of any manufacturing changes, a determination needs to be made whether FDA approval is required in advance. If not done in accordance with FDA expectations, the FDA may restrict supply and may take further action. Annual product reports are required to be submitted annually. Other post-approval requirements applicable to drug and biological products, include reporting of GMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record-keeping requirements, reporting of adverse events, reporting updated safety and efficacy information, and complying with electronic record and signature requirements.

After a BLA is approved, the product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. Systems need to be put in place to record and evaluate adverse events reported by health care providers and patients and to assess product complaints. An increase in severity or new adverse events can result in labeling changes or product recall. Defects in manufacturing of commercial products can result in product recalls.

Chondrial also must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant or manufacturer to administrative or judicial civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval or license revocation, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect.

Drug and biological product manufacturers and other entities involved in the manufacture and distribution of approved drug and biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with GMPs and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain GMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA or BLA, including withdrawal of the product from the market. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant Orphan Drug Designation (referred to as “ODD”) to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. ODD must be requested before submitting a BLA. After the FDA grants ODD, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. ODD does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has ODD receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same biological product for the same indication for seven years, except in limited circumstances, such as not being able to supply the product for patients or showing clinical superiority to the product with orphan exclusivity.

Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of Chondrial’s products for seven years if a competitor obtains approval of the same drug or biological product as defined by the FDA or if Chondrial’s product candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity.

Expedited Review and Approval Programs

The FDA has various programs, including fast track designation, priority review, accelerated approval, and breakthrough therapy designation, that are intended to expedite or simplify the process for the development and FDA review of drug and biological products that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drug and biological products to patients earlier than under standard FDA review procedures. To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a drug or biological product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of sections of a Fast Track NDA or BLA before the application is complete, a process known as rolling review.

The FDA may give a priority review designation, such as a rare pediatric disease designation, to drug or biological products that treat a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. Most products that are eligible for fast track designation may also be considered appropriate to receive a priority review. In addition, drug and biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug or biological product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug or biological product receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug or biological product may be subject to accelerated withdrawal procedures.

Moreover, under the Food and Drug Administration Safety and Innovation Act enacted in 2012, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug or biological product that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biological product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drug and biological products designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decides that the time period for FDA review or approval will not be shortened. Furthermore, fast track designation, priority review, accelerated approval and breakthrough therapy designation, do not change the standards for approval and may not ultimately expedite the development or approval process.

Regulation Outside of the United States

In addition to regulations in the United States, Chondrial is subject to a variety of regulations in other jurisdictions governing clinical studies, commercial sales, and distribution of Chondrial’s products. Most countries outside of the United States require that clinical trial applications be submitted to and approved by the local regulatory authority for each clinical study. In addition, whether or not Chondrial obtains FDA approval for a product, Chondrial must obtain approval of a product by the comparable regulatory authorities of countries outside the U.S. before Chondrial can commence clinical studies or marketing of the product in those countries. The approval process and requirements vary from country to country, so the number and type of nonclinical, clinical, and manufacturing studies needed may differ, and the time may be longer or shorter than that required for FDA approval.

Pharmaceutical Pricing and Reimbursement

In the United States and markets in other countries, sales of any products for which Chondrial receives regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers, and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare product candidates, and efforts are underway by the current U.S. administration and states to reduce the cost of prescription drugs overall. Chondrial may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of Chondrial’s products. Chondrial’s product candidate may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable Chondrial to maintain price levels sufficient to realize an appropriate return on Chondrial’s investment in product development.

The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals. It is unclear what impact such legislative changes will have on the availability of healthcare and/or containing or lowering the costs of healthcare.

The marketability of any products for which Chondrial receives regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on pharmaceutical pricing.

Healthcare Laws and Regulations

Sales of Chondrial’s product candidate, if approved, or any other future product candidate will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which Chondrial might conduct its business. The healthcare laws and regulations that may affect Chondrial’s ability to operate include the following:

•

The federal Anti-Kickback Statute makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value;

•

Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent;

•

HIPAA created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors or making any false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;

•

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their implementing regulations, impose obligations on certain types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information;

•

The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

•

The FCPA prohibits U.S. businesses and their representatives from offering to pay, paying, promising to pay or authorizing the payment of money or anything of value to a foreign official in order to influence any act or decision of the foreign official in his or her official capacity or to secure any other improper advantage in order to obtain or retain business.

Many states have similar laws and regulations, such as anti-kickback and false claims laws that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, Chondrial may be subject to state laws that require pharmaceutical companies to comply with the federal government’s and/or pharmaceutical industry’s voluntary compliance guidelines, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, as well as state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA. Additionally, to the extent that Chondrial’s product is sold in a foreign country, Chondrial may be subject to similar foreign laws.

Healthcare Reform

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system. The United States government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. In recent years, Congress has considered reductions in Medicare reimbursement levels for drugs administered by physicians. CMS, the agency that administers the Medicare and Medicaid programs, also has authority to revise reimbursement rates and to implement coverage restrictions for some drugs. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products. While Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payers.

The ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The ACA is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers, and impose additional health policy reforms. Among other things, the ACA expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum Medicaid rebate for both branded and generic drugs, expanded the 340B program, and revised the definition of average manufacturer price, which could increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also extended Medicaid drug rebates, previously due only on fee-for-service Medicaid utilization, to include the utilization of Medicaid managed care organizations as well and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the amount of rebates due on those drugs. There have been significant ongoing efforts to modify or eliminate the ACA. For example, the Tax Act repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Code, commonly referred to as the individual mandate, beginning in 2019. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals. It is unclear what impact such legislative changes will have on the availability of healthcare and/or containing or lowering the costs of healthcare.

ZAFGEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For Zafgen’s management’s discussion and analysis of financial condition and results of operations, please refer to the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 5, 2020, as updated by the subsequent quarterly reports on Form 10-Q.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT ZAFGEN’S MARKET RISK

For quantitative and qualitative disclosures about Zafgen’s market risk, please refer to the section entitled “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” set forth in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 5, 2020, as updated by the subsequent quarterly reports on Form 10-Q.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT CHONDRIAL’S MARKET RISK

Chondrial is exposed to market risks in the ordinary course of its business. These market risks are principally limited to interest rate fluctuations.

As of December 31, 2019, Chondrial had cash and cash equivalents of $1.0 million, consisting primarily of funds in cash and money market accounts. The primary objective of Chondrial’s investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. Chondrial does not enter into investments for trading or speculative purposes. Due to the short-term nature of Chondrial’s investment portfolio, Chondrial does not believe an immediate 10% increase in interest rates would have a material effect on the fair market value of its portfolio, and accordingly Chondrial does not expect its operating results or cash flows to be materially affected by a sudden change in market interest rates.

CHONDRIAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Chondrial’s financial statements, accompanying notes and other financial information appearing elsewhere in this proxy statement. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Chondrial’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. Please see “Cautionary Information Regarding Forward-Looking Statements” on page [●] for additional factors relating to such statements, and see “Risk Factors” relating to Chondrial beginning on page [●] for a discussion of certain risk factors applicable to Chondrial’s business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

Chondrial is a clinical-stage biotechnology company focused on developing treatments for patients suffering from complex rare diseases using its novel cell penetrating peptide technology platform. Chondrial’s lead product candidate, CTI-1601, is a subcutaneously administered, recombinant fusion protein intended to deliver FXN, an essential protein, to the mitochondria of patients with Friedreich’s Ataxia. Friedreich’s Ataxia is a rare, progressive and fatal disease in which patients are unable to produce enough FXN due to a genetic abnormality. There is currently no effective therapy for Friedreich’s Ataxia. CTI-1601 is currently being evaluated in Phase 1 clinical trials in patients with Friedreich’s Ataxia. Chondrial has received orphan drug status, fast track designation and rare pediatric disease designation from the FDA for CTI-1601.

Chondrial’s cell penetrating peptide technology platform, which enables a therapeutic molecule to cross a cell membrane in order to reach the therapeutic target, has the potential to enable the treatment of other rare diseases for which there are no effective treatments. Chondrial intends to use this proprietary platform to target additional orphan diseases characterized by deficiencies in intracellular bioactive compounds. Additional pipeline products are in the nonclinical stage of development.

Since Chondrial’s formation in November 2016, Chondrial has devoted substantially all of its resources to developing CTI-1601, building its intellectual property portfolio, developing third-party manufacturing capabilities, business planning, raising capital, and providing general and administrative support for such operations. From inception through December 31, 2019, Chondrial received gross proceeds of $35.6 million from the sale of Series A convertible preferred units by its parent company, Holdings. Additionally, during the year-ended December 31, 2019, Chondrial received gross proceeds of $6.9 million from the sale of Series B bridge units by Holdings.

Chondrial has never generated any revenue and has incurred net losses in each year since inception. Chondrial has an accumulated deficit of $23.1 million as of December 31, 2019. Chondrial’s net loss was $23.1 million for the year-ended December 31, 2019 and $11.2 million for the year ended December 31, 2018. These losses have resulted principally from costs incurred in connection with research and development activities, in-licensing of technology and general and administrative costs associated with Chondrial’s operations. Chondrial expects to incur significant expenses and operating losses for the foreseeable future.

Chondrial expects to continue to incur expenses in connection with its ongoing activities, if and as Chondrial:

•	Continues to advance the development of CTI-1601 through additional clinical trials;

•	Seeks to identify and advance development of additional product candidates into clinical development and indications for its product candidates;

•	Seeks to obtain regulatory approvals for its product candidates;

•	Identifies, acquires or in-licenses other product candidates and technologies;

•

Expands its operational, financial and management systems and personnel, including personnel to support Chondrial’s clinical development and future commercialization efforts and, if the merger is approved, its operations as a public company; and

•	Maintain, leverage and expand its intellectual property portfolio.

As a result, Chondrial will need additional financing to support its continuing operations. Until such time that Chondrial can generate significant revenue from product sales, if ever, Chondrial expects to finance its operations through a combination of public equity, private equity, debt financings, or other sources, which may include collaborations with third parties. Arrangements with collaborators or others may require Chondrial to relinquish rights to certain of its technologies or product candidates. In addition, Chondrial may never successfully complete development of any of its product candidates, obtain adequate patent protection for its technology, obtain necessary regulatory approval for its product candidates or achieve commercial viability for any approved product candidates. Adequate additional financing may not be available to Chondrial on acceptable terms, or at all. Chondrial’s failure to raise capital as and when needed would have a negative impact on its financial condition and ability to pursue its business strategy. Chondrial will need to generate significant revenue to achieve profitability, and may never do so.

As of March 6, 2020, the issuance date of Chondrial’s consolidated financial statements for the year ended December 31, 2019, Chondrial expects that its cash balance at December 31, 2019, funding from the issuances of Series B bridge units and Second Series B convertible preferred units by Holdings (see Note 13 of Chondrial’s consolidated financial statements included elsewhere in this proxy statement), would enable it to fund its operating expense and capital requirements into the second quarter of 2020. The future viability of Chondrial is largely dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations. Chondrial’s failure to raise capital as needed will have a negative impact on its financial condition and its ability to continue to pursue its business strategies. Chondrial believes that, based on its current operating plan, its cash and cash equivalents as of December 31, 2019, and funding received from the issuance of Series B convertible preferred units by Holdings in January and February 2020, will enable it to fund its operating expenses and capital expenditure requirements into March 2020. Accordingly, there is substantial doubt about Chondrial’s ability to continue as a going concern as Chondrial does not believe that its cash, cash equivalents and investments will be sufficient to fund operations for at least twelve months from the date of issuance of these financial statements.

Chondrial expects to receive an additional $15.0 million of funding through the Series B convertible preferred units agreement entered into in January 2020, which will be used to fund operations until the merger. However, receipt of the funds cannot be considered probable, as defined in accounting standards update ASU No. 2014-15 (subtopic 205-40), until the closing occurs and the funds are received. This funding is expected to occur as cash requirements are needed to fund operations and is expected to be able to allow Chondrial to fund operations in the second quarter of 2020 if it were received. See “—Liquidity and Capital Resources.”

Financial Operations Overview

Revenue

To date, Chondrial has not generated any revenue from product sales, and does not expect to generate any revenue from the sale of products in the foreseeable future. If Chondrial’s development efforts result in clinical success and regulatory approval or collaboration agreements with third parties for its product candidates, Chondrial may generate revenue from those product candidates or collaborations.

Operating Expenses

The majority of Chondrial’s operating expenses since inception have consisted primarily of research and development activities, and general and administrative costs.

Research and Development Expenses. Research and development expenses, which consist primarily of costs associated with Chondrial’s product research and development efforts, are expensed as incurred. Research and development expenses consist primarily of:

•	employee related costs, including salaries, benefits and stock-based compensation expense for employees engaged in scientific research and development functions;

•	third-party contract costs relating to research, formulation, manufacturing, nonclinical studies and clinical trial activities;

•	external costs of outside consultants;

•	payments made under Chondrial’s third-party licensing agreements;

•	sponsored research agreements;

•	laboratory consumables; and

•	allocated facility-related costs.

Research and development costs are expensed as incurred. Costs for certain activities, such as manufacturing, nonclinical studies and clinical trials are generally recognized based on the evaluation of the progress of completion of specific tasks using information and data provided by Chondrial’s vendors and collaborators. Research and development activities are central to Chondrial’s business. Chondrial expects to increase its investment in research and development in order to advance CTI-1601 through additional clinical trials. As a result, Chondrial expects that its research and development expenses will increase in the foreseeable future as it pursues clinical development of its product candidates.

At this time, Chondrial cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development of its product candidates. Chondrial is also unable to predict when, if ever, material net cash inflows will commence from sales of its product candidates. The duration, costs, and timing of clinical trials and development of Chondrial’s product candidates will depend on a variety of factors, including:

•	the scope, rate of progress and expense of clinical trials and other research and development activities;

•	clinical trial results;

•	uncertainties in clinical trial enrollment rate or design;

•	significant and changing government regulation;

•	the timing and receipt of any regulatory approvals;

•	the FDA’s or other regulatory authority’s influence on clinical trial design;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	commercializing Chondrial’s product candidates, if and when approved, whether alone or in collaboration with others;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for Chondrial’s product candidates;

•	continued applicable safety profiles of the products following approval; and

•	retention of key research and development personnel.

A change in the outcome of any of these variables with respect to the development of a product candidate could significantly change the costs, timing and viability associated with the development of that product candidate. For example, if the FDA, or another regulatory authority were to require Chondrial to conduct clinical trials beyond those that Chondrial currently anticipates will be required for the completion of clinical development of a product candidate, or if Chondrial experiences significant delays in enrollment in any of its clinical trials, Chondrial could be required to expend significant additional financial resources and time on the completion of clinical development.

General and Administrative Expenses. General and administrative expenses consist primarily of personnel costs, consisting of salaries, related benefits and stock-based compensation, of Chondrial’s executive, finance, information technology, and other administrative functions. General and administrative expenses also include travel expenses, allocated facility-related costs not otherwise included in research and development expenses, insurance expenses, and professional fees for auditing, tax and legal services, including legal expenses to pursue patent protection of Chondrial’s intellectual property. Chondrial expects that its general and administrative expenses will increase in the foreseeable future as it hires additional employees to implement and improve its operational, financial and management systems. Additionally, as a publicly-traded company, the combined company will incur significant additional legal, accounting and other expenses that Chondrial did not incur as a privately-held company.

Other Income (Expense)

Other Income (Expense) for the year ended December 31, 2019, consists of amounts realized by Chondrial upon the sale of certain research and development tax credits awarded to Chondrial by the state of Pennsylvania, acting through the Pennsylvania Department of Community and Economic Development, to a third party.

Income Taxes

Since formation in 2016, Chondrial has not recorded any U.S. federal or state income tax benefits for the net losses it has incurred in each year or its earned tax credits, due to Chondrial’s uncertainty of realizing a benefit from those items. As of December 31, 2019, Chondrial had net operating loss carryforwards that expire for federal and state income tax purposes of $38.0 million and $38.0 million, respectively, which begin to expire in 2036 and 2036, respectively. The losses arising in taxable years beginning after December 31, 2017 do not expire, but the allowable federal net operating loss deduction in a particular tax period is limited to 80% of federal taxable income. As of December 31, 2019, Chondrial also had available tax credit carryforwards for state income tax purposes of $0.1 million which begin to expire in 2027.

Critical Accounting Policies and Significant Judgments and Estimates

Chondrial’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of Chondrial’s consolidated financial statements and related disclosures requires Chondrial to make estimates and assumptions that affect the reported amount of assets, liabilities, costs and expenses, and related disclosures. Chondrial believes that the estimates and assumptions involved in the accounting policies described below may have the greatest potential impact on Chondrial’s consolidated financial statements and, therefore, consider these to be Chondrial’s critical accounting policies. Chondrial evaluates its estimates and assumptions on an ongoing basis. Chondrial’s actual results may differ from these estimates under different assumptions and conditions. See also Note 3 of Chondrial’s consolidated financial statements included elsewhere in this proxy statement for information about these critical accounting policies as well as a description of Chondrial’s other significant accounting policies.

Research and Development Expenses

As part of the process of preparing Chondrial’s consolidated financial statements, Chondrial is required to estimate its accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with its personnel and outside vendors to identify services that have been performed on its behalf and estimating the level of service performed and the associated costs incurred for the services when Chondrial has not yet been invoiced or otherwise notified of the actual costs. The majority of Chondrial’s service providers invoice Chondrial in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Chondrial makes estimates of its accrued expenses as of each balance sheet date in its consolidated financial statements based on facts and circumstances known to it at that time. Examples of estimated accrued research and development expenses include fees paid to:

•	CROs in connection with clinical trials;

•	vendors in connection with nonclinical development activities; and

•	vendors related to product candidate manufacturing, development and distribution of clinical supplies.

Chondrial bases its expenses related to clinical trials on its estimates of the services received and efforts expended pursuant to contracts with multiple CROs that conduct and manage clinical trials on Chondrial’s behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to Chondrial’s vendors will exceed the level of services provided and result in a prepayment of the clinical expense, nonclinical expense, or manufacturing activities. Payments under some of these contracts depend on factors such as the completion of clinical trial milestones. In accruing service fees, Chondrial estimates the time period over which services will be performed, enrollment of patients, number of sites activated and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from Chondrial’s estimate, Chondrial adjusts the accrual or prepaid accordingly. Although Chondrial does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in Chondrial recognizing adjustments in future periods as additional information becomes available.

Stock-Based Compensation

Chondrial has historically issued equity awards to employees in the form of options to purchase common units of Holdings and, to a lesser extent, restricted common units. Chondrial measures equity-based awards granted to employees and directors at fair value on the date of grant and recognizes the corresponding compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. Generally, Chondrial issues common unit options and restricted common unit awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. Chondrial adopted Accounting Standards Updated 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” (referred to as “ASU 2018-07”) effective January 1, 2017. After the adoption of ASU 2018-07, the measurement date for non-employee awards is the later of the adoption date of ASU 2018-07 or the date of grant, without recognition for changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a graded vesting basis.

The fair value of each service-based option grant to employees, and restricted common unit grants to non-employees, is estimated on the date of grant using the Black-Scholes option-pricing model. Chondrial estimates its expected volatility using a weighted average of the historical volatility of publicly-traded peer companies, and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price for the duration of the expected term. The expected term of Chondrial’s options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that Chondrial has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The assumptions Chondrial used to determine the fair value of service-based options granted to employees are as follows, presented on a weighted average basis:

	2019	2018
Risk-free interest rate	1.60%-2.00%	1.80%
Expected term (in years)	6.25	6.25
Expected volatility	77.0%	80.0%
Expected dividend yield	0.0%	0.0%

These assumptions represented Chondrial’s best estimates, but the estimates involve inherent uncertainties and the application of Chondrial’s judgment. As a result, if factors change and Chondrial uses significantly different assumptions or estimates equity-based compensation expense could be materially different. Chondrial accounts for forfeitures as they occur.

The following table summarizes the classification of Chondrial’s equity-based compensation expenses recognized in Chondrial’s consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
	2019	2018
	(in thousands)
Research and development	$63	$111
General and administrative	66	62

	$129	$173

As of December 31, 2019, Chondrial had unrecognized equity-based compensation expense related to Chondrial’s unvested service-based option awards of $0.1 million, which is expected to be recognized over the remaining weighted average vesting period of 1.8 years.

Results of Operations

Comparison of the years ended December 31, 2019 and 2018

The following table summarizes Chondrial’s results of operations for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018	Increase (Decrease)
	(in thousands)
Statement of Operations Data:
Revenue	$—	$—	$—

Operating expenses:
Research and development	20,790	9,609	11,181
General and administrative	2,424	1,583	841

Total operating expenses	23,214	11,192	12,022

Loss from operations	(23,214)	(11,192)	(12,022)

Other income (expense)	82	—	82

Net loss	$(23,132)	$(11,192)	$(11,940)

Research and development expenses

Research and development expenses for the year ended December 2019 increased $11.2 million compared to the year ended December 31, 2018. The following table summarizes Chondrial’s research and development expenses for years ended December 31, 2019 and 2018:

	Year Ended December 31,
	2019	2018	Increase (Decrease)
	(in thousands)
External development costs	$15,813	$6,072	$9,741
Personnel related	1,659	1,385	274
Consultants	2,271	1,368	903
Laboratory and facility costs	759	450	309
License milestones	28	—	28
Non-cash stock-based compensation	63	111	(48)
Depreciation	76	60	16
Other	121	163	(42)

Total research and development expenses	$20,790	$9,609	$11,181

The $11.2 million increase in research and development costs for the year ended December 31, 2019 compared to the year ended December 31, 2018, was primarily due to a $9.7 million increase in external development costs, a $0.3 million increase in personnel related costs, a $0.9 million increase in consulting costs and a $0.3 million increase in laboratory and other facility costs.

The $9.7 million increase in external development costs and the $0.9 million increase in consulting costs were primarily attributed to incremental costs incurred for the further development of CTI-1601. Specifically, Chondrial experienced significant incremental costs during 2019 related to the development of Chondrial’s third-party manufacturing capacity, completion of certain IND enabling toxicology studies, the preparation, drafting and filing of the IND and development of Chondrial’s Phase 1 clinical program.

Additionally, Chondrial experienced a $0.3 million increase in personnel related costs due to headcount additions in Chondrial’s research and development functions and an increase of $0.3 million in laboratory and facility costs due to an increase in laboratory related purchases during 2019.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2019 increased $0.8 million compared to the year ended December 31, 2018. General and administrative expenses primarily consist of:

	Year Ended December 31,
	2019	2018	Increase (Decrease)
	(in thousands)
Personnel related	$1,213	$1,026	$187
Professional fees	779	274	505
Facility costs	97	66	31
Non-cash stock-based compensation	66	62	4
Other	269	155	114

Total general and administrative expenses	$2,424	$1,583	$841

The $0.8 million increase in general and administrative expenses for the year ended December 31, 2019 compared to the year ended December 31, 2018, was primarily due to a $0.5 million increase in professional fees and a $0.2 million increase in personnel related costs.

The $0.5 million increase in professional fees is primarily due to a $0.2 million increase in general corporate legal fees, due to increased capital raising activities and a $0.3 million increase in legal fees associated with Chondrial’s intellectual property, primarily the filing of additional patents.

The $0.2 million increase in personnel related costs is primarily related to annual salary adjustments and increased benefit costs.

Other income (expense), net

Other Income (Expense) for the year ended December 31, 2019, consists of amounts realized by Chondrial upon the sale of certain research and development tax credits awarded to Chondrial by the state of Pennsylvania, acting through the Pennsylvania Department of Community and Economic Development, to a third party.

Liquidity and Capital Resources

As of December 31, 2019, Chondrial had cash and cash equivalents totaling $1.0 million.

Since formation in November 2016, Chondrial has devoted substantially all of its resources to developing CTI-1601, building its intellectual property portfolio, developing third-party manufacturing capabilities, business planning, raising capital, and providing general and administrative support for such operations. From inception through December 31, 2019, Chondrial received gross proceeds of $35.6 million from the sale of Series A convertible preferred units by Chondrial’s parent company, Holdings. Additionally, during the year-ended December 31, 2019, Chondrial received gross proceeds of $6.9 million from the sale of Series B bridge units by Holdings.

The following table summarizes Chondrial’s sources and uses of cash for each of the periods presented below:

	Year Ended December 31,
	2019	2018
	(in thousands)
Net cash used in operating activities	$(22,699)	$(9,505)
Net cash (used in) provided by investing activities	(83)	(93)
Net cash provided by (used in) financing activities	19,395	12,082

Net increase (decrease) in cash and cash equivalents	$(3,387)	$2,484

Cash Flows

Net cash used in operating activities

During the year ended December 31, 2019, operating activities used $22.7 million of cash, resulting from Chondrial’s net loss of $23.1 million, partially offset by non-cash charges of $0.2 million. Chondrial’s net loss was primarily attributed to research and development activities related to its CTI-1601 program and its general and administrative expenses. Chondrial’s net non-cash charges during the year ended December 31, 2019, consisted primarily of stock-based compensation expense of $0.1 million and depreciation expense of $0.1 million. Net cash provided from changes in Chondrial’s operating assets and liabilities during the year ended December 31, 2019, consisted primarily of a $3.3 million increase in prepaid expenses offset by an increase of $3.6 million in accounts payable and accrued expenses. The increase in prepaid expenses was primarily due to an increase in prepaid nonclinical, clinical and manufacturing costs as of December 31, 2019. The increase in accounts payable and accrued expenses is primarily due to the increase in overall research and development costs incurred by Chondrial during the year ended December 31, 2019, and in particular costs related to the third-party manufacturing of CTI-1601 that remained outstanding at year-end.

During the year ended December 31, 2018, operating activities used $9.5 million of cash, resulting from Chondrial’s net loss of $11.2 million, partially offset by non-cash charges of $0.2 million. Chondrial’s net loss was primarily attributed to research and development activities related to Chondrial’s CTI-1601 program and general and administrative expenses. Chondrial’s net non-cash charges during the year ended December 31, 2018, consisted primarily of stock-based compensation expense of $0.2 million and depreciation expense of $0.1 million. Net cash provided from changes in Chondrial’s operating assets and liabilities during the year ended December 31, 2018, consisted primarily of a $1.6 million increase in accounts payable and accrued expenses. The increase in accounts payable and accrued expenses was primarily due to the increase in overall research and development costs incurred by Chondrial during the year-ended December 31, 2018, and in particular costs related to the third-party manufacturing of CTI-1601 that remained outstanding at year-end.

Net cash used in investing activities

During the years ended December 31, 2019 and 2018, investing activities used $0.1 million and $0.1 million of cash, respectively resulting from purchases of laboratory equipment.

Net cash provided by financing activities

During the year ended December 31, 2019, net cash provided by financing activities of $19.4 million was the result of contributions from Holdings, of the gross proceeds received by Holdings, $16.0 million was from the sale of 799,779 Series A preferred units during the year ended December 31, 2019, as well as contributions from Holdings, of the gross proceeds received by Holdings, of $6.7 million from the sale of 1,347 Series B bridge units. During the year ended December 31, 2018, net cash provided by financing activities of $12.1 million was the result of contributions from Holdings, of the gross proceeds received by Holdings, of $12.1 million from the sale of 604,333 Series A preferred units during the year ended December 31, 2018.

Operating Capital Requirements

CTI-1601 is currently in Phase 1 clinical development, therefore Chondrial expects to continue to incur significant expenses and operating losses for the foreseeable future. Chondrial anticipates that it will continue to incur expenses, if and as it seeks to:

•	Continue to advance the development of CTI-1601 through additional clinical trials;

•	Seek to identify and advance development of additional product candidates into clinical development and indications for Chondrial’s product candidates;

•	Seek to obtain regulatory approvals for its product candidates;

•	Identify, acquire or in-license other product candidates and technologies;

•

Expand its operational, financial and management systems and personnel, including personnel to support its clinical development and future commercialization efforts and, if the merger is approved, its operations as a public company; and

•	Maintain, leverage and expand its intellectual property portfolio.

As of March 6, 2020, the issuance date of Chondrial’s consolidated financial statements for the year ended December 31, 2019, Chondrial expects that its cash balance at December 31, 2019, funding from the issuances of Series B bridge units and Second Series B convertible preferred units by Holdings (see Note 13 of Chondrial’s consolidated financial statements included elsewhere in this proxy statement), would enable it to fund its operating expense and capital requirements into the second quarter of 2020. The future viability of Chondrial is largely dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations. Chondrial’s failure to raise capital as needed will have a negative impact on its financial condition and its ability to continue to pursue its business strategies. Chondrial believes that, based on its current operating plan, its cash and cash equivalents as of December 31, 2019, and funding received from the issuance of Series B convertible preferred units by Holdings in January and February 2020, will enable it to fund its operating expenses and capital expenditure requirements into March 2020. Accordingly, there is substantial doubt about Chondrial’s ability to continue as a going concern as Chondrial does not believe that its cash, cash equivalents and investments will be sufficient to fund operations for at least twelve months from the date of issuance of these financial statements.

Chondrial expects to receive an additional $15.0 million of funding through the Series B convertible preferred units agreement entered into in January 2020, which will be used to fund operations until the merger. However, receipt of the funds cannot be considered probable, as defined in accounting standards update ASU No. 2014-15 (subtopic 205-40), until the closing occurs and the funds are received. This funding is expected to occur as cash requirements are needed to fund operations and is expected to be able to allow Chondrial to fund operations in the second quarter of 2020 if it were received.

Chondrial has based this estimate on assumptions that may prove to be wrong, and it may use its available capital resources sooner than it currently expects. Because of the numerous risks and uncertainties associated with the development CTI-1601 and because the extent to which it may enter into collaborations with third parties for the development of these product candidates is unknown, Chondrial is unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the research and development of its product candidates. Chondrial’s future capital requirements for CTI-1601 will depend on many factors, including:

•	the scope, progress, results, and costs of product discovery for CTI-1601;

•	the costs, timing and outcome of regulatory review;

•	the costs of future research and development activities, including clinical trials;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Chondrial’s intellectual property rights and defending intellectual property-related claims;

•	the extent to which Chondrial’s acquires or in-licenses other products, product candidates, or technologies; and

•	Chondrial’s ability to establish any future collaboration arrangements on favorable terms, if at all.

Until such time, if ever, as Chondrial can generate substantial product revenue, Chondrial expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. To the extent that Chondrial raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting Chondrial’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute their ownership interest. If Chondrial raises additional funds through collaborations, strategic alliances or licensing arrangements with third parties, Chondrial may have to relinquish valuable rights to its technologies, future revenue streams, research programs or grant licenses on terms that may not be favorable to Chondrial. If Chondrial is unable to raise additional funds through equity or debt financings when needed, Chondrial may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market its product candidates that it would otherwise prefer to develop and market itself.

Since formation in 2016, Chondrial has not recorded any U.S. federal or state income tax benefits for the net losses it has incurred in each year or its earned tax credits, due to Chondrial’s uncertainty of realizing a benefit from those items. As of December 31, 2019, Chondrial had net operating loss carryforwards that expire for federal and state income tax purposes of $38.0 million and $38.0 million, respectively, which begin to expire in 2036 and 2036, respectively. The losses arising in taxable years beginning after December 31, 2017 do not expire, but the allowable federal net operating loss deduction in a particular tax period is limited to 80% of federal taxable income. As of December 31, 2019, Chondrial also had available tax credit carryforwards for state income tax purposes of $0.1 million which begin to expire in 2027.

Internal control over financial reporting

Chondrial has identified material weaknesses in Chondrial’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Chondrial’s financial statements will not be prevented or detected on a timely basis. If Chondrial is unable to remediate these material weaknesses, or if Chondrial identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, Chondrial may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business.

The material weaknesses identified were as follows:

•

Chondrial did not maintain an effective control environment commensurate with its financial reporting requirements. Chondrial lacked a sufficient number of professionals with an appropriate level of accounting and controls knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely, completely and accurately. Additionally, the limited personnel resulted in Chondrial’s inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, amongst other things, its insufficient segregation of duties in its finance and accounting functions. This material weakness contributed to the following material weakness.

•

Chondrial did not design and maintain adequate controls over the preparation and review of certain account reconciliations and journal entries. Specifically, Chondrial did not design and maintain controls to ensure (i) appropriate segregation of duties in the preparation and review of account reconciliations and journal entries, and (ii) account reconciliations and journal entries were reviewed at the appropriate level of precision. This material weakness resulted in adjustments to prepaid expenses and accrued expenses which were identified and recorded as part of the audit of Chondrial’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018.

See “Risk Factors—Risks Related to Chondrial—Chondrial has identified material weaknesses in its internal control over financial reporting. If Chondrial is unable to remediate these material weaknesses, or if Chondrial identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, Chondrial may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Chondrial’s business.”

Chondrial is working to remediate the material weaknesses and are taking steps to strengthen its internal control over financial reporting, such as, for example, hiring additional finance and accounting personnel and initiating design and implementation of its financial control environment, including the establishment of formal accounting policies and procedures, and period-end financial reporting controls. Additionally, Chondrial plans to further develop and implement formal policies, processes and documentation procedures relating to its financial reporting. The actions that Chondrial is taking are subject to ongoing executive management review, and will also be subject to oversight of the combined company’s audit committee.

Off-Balance Sheet Arrangements

During the periods presented Chondrial did not have and Chondrial does not currently have, any off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on its balance sheets.

Recently Issued Accounting Pronouncements

Please read Note 3 to Chondrial’s consolidated financial statements included in the section entitled “Notes to Chondrial’s Audited Consolidated Financial Statements” in this proxy statement for a description of recent accounting pronouncements applicable to Chondrial’s business.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the merger of a wholly-owned subsidiary of Zafgen, with and into Chondrial, in a transaction to be accounted for as a reverse acquisition, with Chondrial being deemed the acquiring company for accounting purposes. The following information does not give effect to the proposed reverse stock split described in the section entitled “Matters Being Submitted to a Vote of Zafgen’s Stockholders—Proposal 2: Approval of the Reverse Stock Split,” beginning on page [●] of this proxy statement. As the range of the reverse stock split has not been determined, it is not considered to be factually supportable for purposes of the unaudited pro forma combined financial information.

In the unaudited pro forma combined financial information, the merger has been accounted for as an asset acquisition under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”). The merger will be accounted for as a reverse acquisition with Chondrial being deemed the acquiring company for accounting purposes. Under ASC 805, Chondrial, as the accounting acquirer, will record the assets acquired and liabilities assumed of Zafgen in the merger at their fair values as of the acquisition date. As the merger has been accounted for as an asset acquisition, goodwill has not been recorded within the pro form combined balance sheet as of December 31, 2019.

Chondrial was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the merger, including: (1) shareholders of Chondrial are expected to own approximately 60% of the voting interests of the combined company immediately following the closing of the merger (on a fully diluted basis); (2) the majority of the board of directors of the combined company will be composed of directors designated by Chondrial under the terms of the merger; and (3) existing members of Chondrial management will be the management of the combined company.

Because Chondrial has been determined to be the accounting acquirer in the merger, but not the legal acquirer, the merger is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the merger, the historical financial statements of Chondrial will become the historical financial statements of the combined company.

The unaudited pro forma combined balance sheet as of December 31, 2019 gives effect to the merger as if it took place on December 31, 2019 and combines the historical balance sheets of Zafgen and Chondrial as of December 31, 2019. The unaudited pro forma combined statement of operations for the year ended December 31, 2019 gives effect to the merger as if it took place on January 1, 2019 and combines the historical results of Zafgen and Chondrial for the year ended December 31, 2019. The historical financial statements of Zafgen and Chondrial have been adjusted to give pro forma effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results of operations of the combined company.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations, such as leases, that have yet to be completed. Accordingly, the pro forma adjustments reflected in the unaudited pro forma combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the merger, may arise and those differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final adjustments and the exchange ratio will likely occur as a result of the amount of cash used in Zafgen’s operations from the date of the unaudited pro forma combined balance sheet through the consummation of the merger as well as other changes in Zafgen’s assets and liabilities and changes in Zafgen’s stock price between December 31, 2019 and the closing date of the merger.

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Zafgen and Chondrial been a combined company during the specified periods.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Zafgen and Chondrial and the sections of this proxy statement entitled “Zafgen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Chondrial’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Zafgen’s historical audited consolidated financial statements for the years ended December 31, 2019 and 2018 are incorporated by reference into this proxy statement. Chondrial’s historical audited financial statements for the years ended December 31, 2019 and 2018 are included elsewhere in this proxy statement.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2019

(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Chondrial	Zafgen		Note 4
Assets
Current assets:
Cash and cash equivalents	$1,009	$27,211	$(24,399)	a(i)	$3,821
Marketable securities	—	43,050	—		43,050
Tax incentive receivable	—	243	—		243
Prepaid expenses and other current assets	3,741	999	(419)	a(ii)	4,321

Total current assets	4,750	71,503	(24,818)		51,435
Property and equipment, net	274	821	(127)	a(iii)	968
Operating lease right-of-use assets	87	7,051	(1,175)	a(iv)	5,963
Restricted cash	—	1,339	—		1,339
Other assets	90	20	—		110

Total assets	$5,201	$80,734	$(26,120)		$59,815

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$3,539	$632	$—		$4,171
Accrued expenses	2,259	1,190	—		3,449
Accrued restructuring costs	—	2,709	—		2,709
Operating lease liabilities, current	97	386	58	a(v)	541
Notes payable, current	—	7,273	(7,273)	a(vi)	—

Total current liabilities	5,895	12,190	(7,215)		10,870
Notes payable, long-term	—	8,464	(8,464)	a(vi)	—
Operating lease liabilities	—	6,456	65	a(v)	6,521

Total liabilities	5,895	27,110	(15,614)		17,391

Stockholders’ (deficit) equity
Common stock—Chondrial	1	—	(1)	b	—
Common stock—Zafgen	—	37	64	b	101
Additional paid-in capital	22,437	449,903	(406,822)	a(vii & viii)	65,455
			(63)	b
Accumulated deficit	(23,132)	(396,351)	396,351	a(viii)	(23,132)
Accumulated other comprehensive income	—	35	(35)	a(viii)	—

Total stockholders’ (deficit) equity	(694)	53,624	(10,506)		42,424

Total liabilities and stockholders’ (deficit) equity	$5,201	$80,734	$(26,120)		$59,815

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2019

(in thousands, except share and per share amounts)

	Historical		Pro Forma Adjustments	Note 4	Pro Forma Combined
	Chondrial	Zafgen
Operating expenses:
Research and development	$20,790	$23,886	$—		$44,676
General and administrative	2,424	16,215	(1,421)	c	17,218
Restructuring charges	—	5,553	—		5,553

Total operating expenses	23,214	45,654	(1,421)		67,447

Loss from operations	(23,214)	(45,654)	1,421		(67,447)

Other income (expense):
Interest income	—	1,989	—		1,989
Interest expense	—	(1,766)	1,729	d	(37)
Other income	82	—	—		82
Foreign currency transaction gains, net	—	25	—		25

Total other income, net	82	248	1,729		2,059

Net loss	$(23,132)	$(45,406)	$3,150		$(65,388)

Net loss per share, basic and diluted	$(231,320.00)	$(1.22)			$(0.65)

Weighted average common shares outstanding, basic and diluted	100	37,347,199	63,874,666	e	101,221,965

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Description of the Merger and Basis of Presentation

Description of the Merger

Upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 17, 2019, by and among Zafgen, Chondrial, and Zordich Merger Sub, Chondrial will merge with Zordich Merger Sub in exchange for the issuance to Chondrial’s sole stockholder, Holdings, of a number of shares of Zafgen common stock to be determined at the closing of the merger based on an exchange ratio, and Zafgen will assume all outstanding options of Holdings. Following the merger, Chondrial will survive the merger as a wholly owned subsidiary of Zafgen.

Based on the outstanding share capital of Chondrial as of the date of the merger, Zafgen expects to issue 63,834,000 shares of Zafgen common stock in the merger in exchange for 100% of the outstanding Zafgen common stock of Chondrial (excluding outstanding Chondrial Therapeutics Holdings LLC stock option awards which will be converted at the effective time of the merger to equivalent option awards of the combined company). Following the closing of the merger, the shareholders of Chondrial are expected to hold approximately 60% of the outstanding shares of Zafgen common stock (on a fully diluted basis). The relative percentage ownership of the combined company was derived using a stipulated value of Chondrial of approximately $67.5 million and of Zafgen of approximately $45.0 million. The valuation Zafgen was determined based on a projected net cash, cash equivalents and marketable securities balance minus outstanding liabilities, as defined in the merger agreement, of $40.0 million as of a determination date prior to the closing of the merger, but subject to adjustment as described below, plus an additional $5.0 million of enterprise value. If Zafgen’s actual net cash is between $39.5 million and $40.5 million, no adjustment will be made to the ownership percentages based on Zafgen’s net cash. If Zafgen’s net cash is less than $39.5 million, the ownership percentage of Chondrial’s stockholder in the combined company will be increased based on the difference between Zafgen’s actual net cash and the Zafgen target net cash. If Zafgen’s net cash is greater than $40.5 million, the ownership percentage of Chondrial’s stockholder in the combined company will be decreased based on the difference between Zafgen’s actual net cash and the Zafgen target net cash. For example, if Zafgen’s net cash, cash equivalents and marketable securities was $39.0 million at close, Chondrial’s ownership would increase to 60.5% and there would be a $1.0 million decrease in the assets acquired and a corresponding $1.0 million increase in the purchase price adjustment. If Zafgen’s net cash, cash equivalents and marketable securities was $41.0 million at close, Chondrial’s ownership would decrease to 59.5% and there would be a $1.0 million increase in the assets acquired and a corresponding $1.0 million decrease in the purchase price adjustment. In addition, if the closing of the merger occurs after March 31, 2020, the Zafgen target net cash, lower target net cash and upper target net cash amounts will be reduced by $21,311 per day beginning on March 31, 2020 through the closing date of the merger, and the Chondrial valuation will be increased by $111,656 per day beginning on March 31, 2020 through the closing date of the merger, resulting in a corresponding adjustment to the exchange ratio and an increase to the ownership percentage of Chondrial’s stockholder in the combined company.

Basis of Presentation

The unaudited pro forma combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The unaudited pro forma combined balance sheet as of December 31, 2019 was prepared using the historical balance sheets of Zafgen and Chondrial as of December 31, 2019 and gives effect to the merger as if it occurred on December 31, 2019. The unaudited pro forma combined statement of operations for the year ended December 31, 2019 was prepared using the historical statements of operations of Zafgen and Chondrial for the year ended December 31, 2019 and give effect to the merger as if it occurred on January 1, 2019.

Management has concluded that the merger represents an asset acquisition pursuant to ASC 805. In addition, because Chondrial has been determined to be the accounting acquirer in the Merger, but not the legal acquirer, the merger is deemed a reverse acquisition under the guidance of ASC 805. Management has not yet completed a final valuation analysis of the fair market value of Zafgen’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the merger, management has preliminarily allocated such consideration to the assets acquired and liabilities assumed of Zafgen in the merger based on a preliminary valuation analysis and purchase price allocation. This preliminary purchase price allocation was used to prepare pro forma adjustments in the unaudited pro forma combined financial statements. The final purchase price allocation will be determined when management has determined the final consideration paid in the merger and completed the detailed valuations and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments and the unaudited pro forma combined financial statements. The final purchase price allocation may (1) include changes to assets and liabilities included in the pro forma combined financial information and (2) include changes to the fair value of purchase consideration in the merger, which will be impacted by changes in the share price of Zafgen, net cash, cash equivalents and marketable securities as defined in the merger agreement and the closing date of the merger.

Zafgen and Chondrial did not record any income tax benefits for the net losses incurred and tax credits earned during the year ended December 31, 2019 due to the uncertainty of realizing a benefit from those items. Each company maintains a full valuation allowance on its net deferred tax assets. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments described in Note 4.

2. Preliminary Purchase Price

Pursuant to the merger agreement, at the closing of the merger, Zafgen expects to issue to Chondrial shareholders and holders of outstanding stock options a number of shares of Zafgen common stock and stock options, respectively, representing approximately 60% of the outstanding shares of Zafgen common stock of the combined company (on a fully diluted basis). The estimated preliminary purchase price is calculated based on the fair value of the Zafgen common stock of the combined company that Zafgen stockholders will own as of the closing date of the transaction because, with no active trading market for shares of Chondrial, the fair value of the Zafgen common stock represents a more reliable measure of the fair value of consideration transferred in the merger. Accordingly, the accompanying unaudited pro forma combined financial information reflects an estimated purchase price of approximately $44.6 million. which consists of the following (in thousands, except share and per share amounts):

Estimated number of shares of the combined company to be owned by Zafgen stockholders (1)	37,494,172
Multiplied by the fair value per share of Zafgen common stock (2)	$1.15

Estimated fair value of Zafgen common stock	$43,118
Estimated Chondrial transaction costs (3)	$1,500

Estimated purchase price	$44,618

(1)

The final purchase price will be determined based on the number of shares of Zafgen common stock of the combined company that Zafgen stockholders own as of the closing date of the merger. For purposes of this unaudited pro forma combined financial information, the estimated number of shares represents 37,446,498 shares of Zafgen common stock outstanding as of December 31, 2019, 23,098 Zafgen common stock expected to be issued from December 31, 2019 through the closing of the merger and 24,576 unvested restricted stock units expected to be outstanding as of the closing of the merger which fully vest upon severance and change of control agreements. The estimated number of shares does not reflect the impact of a proposed reverse stock split that is expected to be effected prior to consummation of the merger.

(2)

The estimated purchase price was based on the last average of the high and low trading prices as reported on NASDAQ within five business days prior to March 2, 2020. The final purchase price will be based on the number of shares and fair market value of Zafgen common stock outstanding immediately prior to the closing of the merger could result in a purchase price different from that assumed in this unaudited pro forma combined financial information, and that difference may be material. A 10% increase (decrease) to the Zafgen share price from the $1.15 per share price assumed in the unaudited pro forma combined financial information would increase (decrease) the purchase price by $4.3 million. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma combined financial information does not purport to represent what the actual consideration transferred will be when the merger is completed. The actual purchase price will fluctuate until the closing date of the merger, and the final valuation of the purchase consideration could differ significantly from the current estimate.
(3)	The estimated Chondrial transaction costs consist primarily of legal expenses to be incurred by Chondrial. The transaction costs have been reflected as an increase in the estimated purchase price.

The estimated fair value of the net assets of Zafgen on a pro forma basis as of December 31, 2019, after giving effect of accruals of costs expected to be incurred in connection with the merger was $44.6 million. The preliminary purchase price assigned a value to the assets and liabilities acquired based on the accumulated cost of the acquisition and allocated based on the acquired assets and liabilities relative fair value.

The preliminary allocation of the estimated purchase price to the acquired net assets of Zafgen, based on their pro forma estimated fair values as of December 31, 2019, are as follows:

(in thousands)	Purchase Price Allocation—Pro Forma
Cash and cash equivalents	$3,893
Marketable securities	43,050
Tax incentive receivable	243
Prepaid expenses and other current assets	999
Property and equipment, net	694
Operating lease right-of-use assets	5,876
Restricted cash	1,339
Other assets	20
Operating lease liabilities, current	(444)
Notes payable, current	—
Total other current liabilities	(4,531)
Notes payable, long-term	—
Operating lease liabilities	(6,521)

Net tangible assets acquired	$44,618

The application of the asset acquisition method of accounting is dependent upon certain valuations that have yet to be completed. The purchase price allocation will remain preliminary until Chondrial management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the closing of the merger. Chondrial does not expect to acquire or assign any value to intangible assets. Operating lease liabilities have been measured at the present value of the remaining lease payments, as if the acquired leases were new leases of the acquirer at the acquisition date. The operating lease right-of-use assets have been measured at the same amount as the lease liability as adjusted to reflect terms of the leases compared to market terms. The excess or deficit of the purchase price over the fair value of the assets and liabilities was allocated on a pro rata basis to property and equipment and the operating right-of-use assets. The fair value of assets acquired and liabilities assumed exceeded the fair value of the consideration by $1.2 million. This excess has been allocated as a reduction of property and equipment of $0.1 million and right of use assets of $1.1 million. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements for the reasons described in Note 1.

3. Shares of Zafgen Common Stock Issued to Chondrial’s Sole Stockholder upon Closing of the Merger

At the closing of the merger, Chondrial’s sole stockholder will be issued shares of Zafgen common stock as consideration for the merger of Chondrial with and into merger sub, with Chondrial surviving the merger as a wholly owned subsidiary of Zafgen. Based on the Zafgen common stock of Chondrial outstanding as of December 31, 2019, the number of shares of Chondrial common stock outstanding immediately prior to the closing of the merger was estimated for the purpose of the unaudited pro forma combined financial information to be 100. Based on that estimate and the preliminary estimated exchange ratio determined in accordance with the terms of the merger agreement of 638,340 to 1, Zafgen expects to issue 63,834,000 shares of Zafgen common stock in the merger, determined as follows:

Common stock of Zafgen outstanding as of December 31, 2019	37,446,498
Shares of Zafgen common stock expected to be issued subsequent to December 31, 2019 through closing of the merger	23,098
Shares of Zafgen common stock issuable upon exercise of historic Zafgen stock-based compensation awards that will survive the merger	5,086,413

Zafgen fully diluted shares	42,556,009
Common stock of Chondrial outstanding as of December 31, 2019	100
Exchange ratio	638,340

Estimated shares of Zafgen common stock issued to Chondrial shareholders upon closing of the merger	63,834,000

4. Pro Forma Adjustments

The unaudited pro forma combined financial information includes pro forma adjustments that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the results of operations of the combined company.

Based on Chondrial management’s review of Zafgen’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Zafgen to conform to the accounting policies of Chondrial are not expected to be significant. Zafgen does not anticipate declaring and paying any cash dividends prior to the closing of the merger.

The unaudited pro forma combined financial information does not reflect the proposed Zafgen Reverse Stock Split that is expected to be effected prior to consummation of the merger as a range for the Reverse Stock Split has not been determined and, therefore, is not considered factually supportable for inclusion within the unaudited pro forma combined financial statements.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)	The pro forma adjustments associated with an asset acquisition consist of the following:

(i)	The adjustment to cash and cash equivalents represents:

(in thousands)	As of December 31, 2019
Repayment of Zafgen’s outstanding term loan (1)	$16,218
Cash paid for transaction costs expected to be incurred through consummation of the merger (2)	8,181

Total adjustment to cash and cash equivalents	$24,399

1.

the repayment of Zafgen’s term loan with Silicon Valley Bank (referred to as “Term Loan”), which is required prior to the close of the merger, and consists of the principle repayment of $14.5 million, a final payment equal to $1.6 million and a prepayment fee of $0.1 million; and

2.

the cash paid for transaction costs expected to be incurred through the consummation of the merger that are not already included in accrued liabilities as of December 31, 2019. Of the $8.2 million of incremental transaction costs, approximately $1.1 million relate to Chondrial and have been reflected as an increase to the purchase price and allocated based on the acquired assets and liabilities relative fair value in the unaudited combined pro forma balance sheet. The remaining approximately $7.1 million of incremental transaction costs relate to Zafgen. The transaction costs of Zafgen include approximately $3.4 million in employee retention bonuses, severance and change-in-control obligations for Zafgen employees that will be reflected as pre-combination compensation expense of Zafgen. The retention bonuses communicated by Zafgen in September 2019 prior to Zafgen entering into negotiations with Chondrial regarding the merger as such the retention bonuses were determined to be for the benefit of Zafgen. The remaining $3.7 million of estimated transaction costs consist primarily of banker fees, legal expenses, insurance and auditor and printer fees to be incurred by Zafgen. The transaction costs have been reflected as an increase to accumulated deficit in the unaudited pro forma combined balance sheet. These pro forma adjustments are not reflected in the unaudited pro forma combined statement of operations as these amounts are not expected to have a continuing impact on the operating results of the combined company.

(ii)

The adjustment of $0.4 million to prepaid expenses and other current assets represents the prepaid transaction costs capitalized by Chondrial as of December 31, 2019 that are allocated on a pro-rata basis between long-term assets.

(iii)	The adjustment of $0.1 million to property and equipment represents the step down for the excess fair value over the transaction price, refer to Note 2.

(iv)

The adjustment to right-of-use assets represents an adjustment of $0.1 million to measure the fair value in accordance with ASC 805 and a $1.1 million adjustment for the step down associated with the excess fair value over the transaction price, refer to Note 2.

(v)	The adjustment to operating lease liabilities, current, and operating lease liabilities, long-term, represents an adjustment of $0.1 million to measure the fair value in accordance with ASC 805.

(vi)	The adjustment to notes payable represents the repayment of the Term Loan, which is required prior to the close of the merger.

(vii)	Represents an adjustment to additional paid-in capital of $43.1 million for the estimated preliminary purchase price, refer to Note 2.

(viii)	Represents the elimination of Zafgen’s accumulated deficit and the elimination of Zafgen’s historical accumulate other comprehensive income.

(b)

Represents an adjustment to Zafgen common stock to reflect the issuance of 63,834,000 shares of Zafgen common stock to the shareholders of Chondrial as consideration upon closing of the merger. Refer to Note 3 for additional information regarding the number of shares of Zafgen common stock to be issued to Chondrial’s sole stockholder at the stated exchange ratio prescribed in the merger agreement

(c)

Represents an adjustment to eliminate non-recurring transaction costs of $1.4 million incurred by Zafgen in connection with the merger and recorded as expense in Zafgen’s historical consolidated statement of operations for the year ended December 31, 2019 as these expenses are not expected to have a continuing impact on the operating results of the combined company.

(d)	Represents an elimination of interest expense due to the repayment of Zafgen’s Term Loan, which is required prior to the close of the merger.

(e)

To reflect an increase in the weighted average shares outstanding for the period after giving effect to the issuance of Zafgen common stock in connection with the merger. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents these pro forma adjustments without giving effect to the proposed reverse stock split, as follows (presented on a weighted average basis):

Year Ended December 31, 2019
Chondrial common shares: issued and outstanding	100
Post conversion basis at the conversion rate of 638,340	63,834,000
Weighted average common shares of Zafgen	37,347,199
Equity awards subject to outstanding Zafgen restricted stock units (that fully vest upon merger)	40,766

37,387,965

Pro forma combined weighted average common shares outstanding—basic and diluted	101,221,965

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING THE MERGER

Termination of Current Executive Officers of Zafgen

The employment of the current executive officers of Zafgen is expected to be terminated upon the consummation of the merger. However, if necessary, certain executive officers, including Zafgen’s Chief Financial Officer, may provide transitional services to the combined company following the consummation of the merger.

Executive Officers and Directors of the Combined Company Following the Consummation of the Merger

The merger agreement provides that promptly after closing of the merger, Zafgen shall take all action necessary to cause the resignation of all members of the existing Zafgen board of directors except for Peter Barrett, Ph.D., Thomas O. Daniel, M.D. and Frank E. Thomas, the three current Zafgen directors who will continue to serve on the combined company’s board of directors.

The combined company’s board of directors will initially be fixed at seven members, consisting of (i) three members designated by Zafgen, namely Peter Barrett, Ph.D., Thomas O. Daniel, M.D. and Frank E. Thomas and (ii) four members designated by Chondrial, namely Carole S. Ben-Maimon, M.D., Jonathan Leff, Tom Hamilton and one additional director to be designated by Deerfield prior to the closing. The staggered board structure of the current Zafgen Board will remain in place for the combined company following the consummation of the merger.

The following table lists the names and ages as of February 21, 2020, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon consummation of the merger:

Name	Age	Position(s)
Executive Officers
Carole S. Ben-Maimon, M.D.	61	Director; President and Chief Executive Officer
John Berman	53	Vice President, Finance and Operations, and Treasurer

Non-Employee Directors
Peter Barrett, Ph.D.	67	Director
Thomas O. Daniel, M.D.	66	Director
Frank E. Thomas	49	Director
Jonathan Leff	51	Director
Tom Hamilton	52	Director

Executive Officers

Carole S. Ben-Maimon, M.D. Dr. Ben-Maimon has served as Chondrial’s Chief Executive Officer since December 2016. Prior thereto and from 2014 to 2016, she served as an independent consultant at CSGB Consulting, LLC, where she participated in the evaluation of investment opportunities in the brand and generic industry on behalf of investment firms. Prior thereto from September 2011 to November 2014, Dr. Ben-Maimon was the President of Global Pharmaceuticals, a subsidiary of Impax Laboratories, which was responsible for Impax’s generic business. Prior to Global Pharmaceuticals, she served as Senior Vice President, Corporate Strategy at Qualitest Pharmaceuticals, Inc. from July 2009 to July 2010. Prior to her role at Qualitest, she served as Founder, President and Chief Executive Officer and director of Alita Pharmaceuticals, Inc., an early stage, privately held specialty pharmaceutical company, from September 2006 to June 2009. Dr. Ben-Maimon also held executive positions with and served as a member of the board with Barr Pharmaceuticals Inc. from 2001 to 2006, including as President and Chief Operating Officer of Duramed Research, Inc. (a wholly owned subsidiary of Barr Pharmaceuticals Inc.), where she led Barr’s branded female healthcare business and also served as a member of its board of directors. Prior thereto and from 1993 to 2001, Dr. Ben-Maimon was at Teva Pharmaceutical Industries in various roles, including being responsible for research and development and public policy in North America from 2000 to 2001. Since 2016, Dr. Ben-Maimon has also served as a member of the board of directors and the audit and nominating and corporate governance committees of the board of a publicly-traded pharmaceutical company, Teligent, Inc. Dr. Ben-Maimon also serves on the boards of directors of two privately-held pharmaceutical companies and on the board of a not-for-profit hospital in Philadelphia, Pennsylvania. Dr. Ben-Maimon received her B.S. from the University of Pennsylvania and her M.D. from Jefferson Medical College. She completed clinical and research training in internal medicine and nephrology at Thomas Jefferson University. Dr. Ben-Maimon’s qualifications to sit on the board of directors of the combined company include her knowledge of Chondrial’s business, as well as her extensive leadership and biopharmaceutical industry experience, including senior leadership roles at publicly-traded life sciences companies.

John Berman. Mr. Berman has served as the Vice President of Finance and Operations of Chondrial since January 2017. Prior thereto from 2005, Mr. Berman was at Teva Pharmaceutical Industries where he served in various capacities, most recently as Director of Corporate Alliance Management until January 2017. Prior thereto Mr. Berman led Teva’s finance team for branded U.S. Oncology Business and managed finance and business operations in Teva’s research and development organization. Before joining Teva, Mr. Berman worked in financial planning and analysis at Barr Pharmaceuticals Inc., Cell Pathways, Inc., CDnow, Inc., Toll Brothers, and PricewaterhouseCoopers. Mr. Berman earned a B.A. in economics from the College of Arts and Sciences at the University of Pennsylvania, and an MBA from the Wharton School at the University of Pennsylvania. Mr. Berman is a Certified Public Accountant and holds the Chartered Financial Analyst designation.

Non-Employee Directors

Peter Barrett, Ph.D. Dr. Barrett has served as the Chairman of the Zafgen Board since August 2006. Dr. Barrett joined Atlas Venture, an early-stage venture capital fund, in 2002, and currently serves as a Partner in the Life Sciences Group. Previously, from 1998 to 2002, he was a Co-founder, Executive Vice President and Chief Business Officer of Celera Genomics. Prior to Celera, from 1979 to 1998, Dr. Barrett held senior management positions at Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development. Dr. Barrett currently serves on the board of directors of the Perkin-Elmer Corporation and Synlogic, Inc., and several other privately held companies. Dr. Barrett is a Senior Fellow at Harvard Business School and is the Faculty Chair of the Key Advisory Board of the Blavatnik Fellowship Program. Dr. Barrett holds a B.S. in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and a Ph.D. in analytical chemistry from Northeastern University. He also completed Harvard Business School’s Management Development Program. Dr. Barrett’s qualifications to sit on the board of directors of the combined company include his extensive leadership, executive, managerial and business experience with life sciences companies, including experience in the formation, development and business strategy of multiple start-up companies in the life sciences sector.

Thomas O. Daniel, M.D. Dr. Daniel has served as a member of the Zafgen Board since March 2016. Dr. Daniel has more than 20 years of experience in biopharmaceutical discovery and development. He is currently Chairman of Locana Bio, Inc., is a Venture Partner at ARCH Venture Partners, and serves as a director of Vividion Therapeutics, Gossamer Bio, Inc. and Magenta Therapeutics, Inc. Previously, he served as President of Research and Early Development of Celgene Corporation from 2006 until 2012, as Executive Vice President and President of Research and Early Development until 2015 and as Chairman of Research until mid-2016. Prior to Celgene, he served as Chief Scientific Officer and Director at Ambrx Inc., from 2003 to 2006. Dr. Daniel also served as Vice President of Research at Amgen from 2002 to 2003, where he was Research Site Head of Amgen Washington and Therapeutic Area Head of Inflammation. Prior to Amgen’s acquisition of Immunex Corporation, Dr. Daniel served as Senior Vice President of Discovery Research at Immunex from 2000 to 2002. Dr. Daniel advises Equillium, Inc. and privately-held biotechnology companies Brii Bio, Inc. and Epirium Bio, Inc. Dr. Daniel previously served as a member of the board of directors of Juno Therapeutics, a publicly-traded biotechnology company, from July 2015 to March 2018, prior to its acquisition by Celgene Corporation. He chairs the board of overseers of The Scripps Research Institute, serves as director of Lupus Research Alliance, as a member of the Biomedical Science Advisory Board of Vanderbilt University Medical Center and is a trustee of Reed College. A nephrologist and former academic investigator, Dr. Daniel was previously the C.M. Hakim Professor of Medicine and Cell Biology at Vanderbilt University, and Director of the Vanderbilt Center for Vascular Biology. He formerly conducted research in the Howard Hughes Medical Institute at UC San Francisco. Dr. Daniel holds a B.A. in chemistry from Southern Methodist University, earned an M.D. from the University of Texas, Southwestern Medical School, and completed medical residency at Massachusetts General Hospital. Dr. Daniel’s qualifications to sit on the combined company’s board of directors include his biotechnology and pharmaceutical experience, including senior leadership roles at global biopharmaceutical companies Celgene Corporation and Amgen.

Frank E. Thomas. Mr. Thomas has served as a member of the Zafgen Board since June 2014. Mr. Thomas has been the Chief Operating Officer and Chief Financial Officer of Orchard Therapeutics PLC since January 2020, a biotechnology company dedicated to transforming the lives of patients with rare disorders through innovative gene therapies. Mr. Thomas served as Chief Financial Officer and Chief Business Officer of Orchard from January 2018 to January 2020. Prior to joining Orchard, Mr. Thomas served as President and Chief Operating Officer of AMAG Pharmaceuticals, Inc., a publicly traded, specialty pharmaceutical company, from 2015 to 2017, and previously served as AMAG’s Executive Vice President and Chief Operating Officer from 2012 through 2015 and as Executive Vice President, Chief Financial Officer and Treasurer from 2011 through 2012. Prior to joining AMAG, he served as Senior Vice President, Chief Operating Officer and Chief Financial Officer for Molecular Biometrics, Inc., a commercial stage medical diagnostics company, from 2008 to 2011. Prior to Molecular Biometrics, Mr. Thomas spent four years at Critical Therapeutics, Inc., a public biopharmaceutical company, from 2004 to 2008, where he was promoted to President in 2006 and Chief Executive Officer in 2006 from the position of Senior Vice President and Chief Financial Officer. He also served on the board of directors of Critical Therapeutics from 2006 to 2008. Prior to 2004, Mr. Thomas served as the Chief Financial Officer and Vice President of Finance and Investor Relations at Esperion Therapeutics, Inc., a public biopharmaceutical company. Since July 2017, Mr. Thomas has served on the board of directors of Spero Therapeutics, Inc., a publicly traded, development-stage biotechnology company. Mr. Thomas was a member of the board of directors of the Massachusetts Biotechnology Council from 2007 to 2015. Mr. Thomas holds a B.B.A. from the University of Michigan, Ann Arbor. Mr. Thomas’ qualifications to sit on the combined company’s board of directors include his extensive management experience at biopharmaceutical companies and with financial matters, including senior leadership roles at various biopharmaceutical companies.

Jonathan Leff. Mr. Leff has served as a member of the Chondrial Board since December 2016. Mr. Leff is a partner at Deerfield Management Company, L.P. and Chairman of the Deerfield Institute. He joined Deerfield in 2013, and focuses on venture capital and structured investments in biotechnology and pharmaceuticals. Prior thereto, Mr. Leff served as Managing Director at Warburg Pincus from 2000 to 2012, where he led the firm’s investment efforts in biotechnology and pharmaceuticals. Mr. Leff also previously served as a member of the Executive Committee of the Board of the National Venture Capital Association (referred to as the “NVCA”), and led NVCA’s life sciences industry efforts as Chair of NVCA’s Medical Innovation and Competitiveness Coalition. He also served on the Emerging Companies Section Board of the Biotechnology Industry Organization. Mr. Leff is a board member of several not-for-profit organizations, including the Spinal Muscular Atrophy Foundation, Friends of Cancer Research, Reagan-Udall Foundation and the Columbia University Medical Center Board of Advisors. He also previously served on the boards of several other publicly-traded biotechnology and pharmaceutical companies, including Proteon Therapeutics, Inc. from 2017 to 2019, AveXis, Inc. from 2014 to 2017 and Nivalis Therapeutics, Inc. from 2014 to 2016. Mr. Leff currently also serves on the boards of several private biopharmaceutical companies and has previously served on the boards of other privately held biopharmaceutical companies. Mr. Leff received his A.B. from Harvard University, and earned his M.B.A. from the Stanford University Graduate School of Business. Mr. Leff’s qualifications to sit on the board of directors of the combined company include his extensive leadership, executive, managerial and business experience with life sciences companies, including experience in the investment, development and sale of multiple companies in the life sciences sector.

Tom Hamilton. Mr. Hamilton has served as a Chairman of the Chondrial Board since [•]. Since 2013, Mr. Hamilton has served as the president, chief executive officer and owner of Construction Forms, Inc., an industrial manufacturing company based in Port Washington, Wisconsin. In addition, Mr. Hamilton is also the managing member of Friedreich’s Ataxia Life Sciences, an early stage biotech investment company focused on bridging the gap to cure Friedreich’s Ataxia. Prior to founding Construction Forms, Mr. Hamilton spent 25 years in a number of leadership positions in the financial industry. Most recently, Mr. Hamilton served as a Managing Director and Strategic Advisor to the Head of Fixed Income, Currencies and Commodities at Barclays Capital in New York, New York. Prior to Barclays, Mr. Hamilton held various managing director roles at Citigroup, Inc. and Salomon Brothers, Inc., where he began his career. He also serves as a director and executive committee member of the Friedreich’s Ataxia Research Alliance and is the co-founder of his own charitable scientific effort, the CureFA Foundation. Since March 2019, Mr. Hamilton has served as the independent chair of the board and as a member of the audit committee and risk committee of the board of Annaly Capital Management, Inc., a leading diversified capital manager that invests in and finances residential and commercial assets. Mr. Hamilton holds a B.S. in finance from the University of Dayton. Mr. Hamilton’s qualifications to sit on the board of directors of the combined company include his extensive experience in the financial industry and leadership in developing a cure for Friedreich’s Ataxia, including leadership roles in organizations focused on the development of a cure for Friedreich’s Ataxia.

In accordance with Zafgen’s certificate of incorporation and by-laws, the Zafgen Board is divided into three classes, with members of each class holding office for staggered three-year terms. The director classes for Zafgen are currently as follows:

•	Class I Directors (term ending in 2021): Thomas O. Daniel, M.D., Cameron Geoffrey McDonough, M.D. and Robert J. Perez

•	Class II Directors (term ending in 2022): Peter Barrett, Ph.D. and Wendy Everett, Sc.D.

•	Class III Directors (term ending in 2020): Jeffrey S. Hatfield, John L. LaMattina, Ph.D. and Frank E. Thomas

The combined company’s board of directors will initially be fixed at seven members, of (i) three members designated by Zafgen, namely Peter Barrett, Ph.D., Thomas O. Daniel, M.D. and Frank E. Thomas and (ii) four members designated by Chondrial, namely Carole S. Ben-Maimon, M.D., Jonathan Leff, Tom Hamilton and one additional director to be designated by Deerfield. Upon consummation of the merger, it is anticipated that the combined company’s directors listed above will be appointed to the three staggered director classes of the combined company’s board of directors as follows:

•	Class I Directors (term ending in 2021): Jonathan Leff and Peter Barrett, Ph.D.

•	Class II Directors (term ending in 2022): Thomas O. Daniel M.D. and Tom Hamilton

•	Class III Directors (term ending in 2023): Frank E. Thomas, Carole Ben-Maimon, M.D. and one additional director to be identified by Deerfield.

Family Relationships

There are no family relationships among any of the current Zafgen directors and executive officers, and there are no family relationships, among any of the proposed combined company directors and officers. Except as provided in the merger agreement, there are no arrangements or understandings with another person under which the directors and executive officers of the combined company was or is to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Director Independence

Rule 5605 of the NASDAQ rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the Zafgen Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with Zafgen or any of its subsidiaries or affiliates.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Zafgen Board believes that each of the directors of the combined company, with the exception of Dr. Ben-Maimon, will be an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ rules following the consummation of the transaction with Chondrial.

Compensatory Arrangements with Executive Officers of the Combined Company Following the Consummation of the Merger

Chondrial and Dr. Ben-Maimon are currently party to an employment agreement, dated as of December 1, 2016 (referred to as the “Ben-Maimon Employment Agreement”). The Ben-Maimon Employment Agreement provides for a term through December 1, 2020, Dr. Ben-Maimon’s position as chief executive officer of Chondrial, an initial annual base salary equal to $400,000, eligibility for a discretionary annual bonus of up to 40% of annual base salary and entitlement to participate in benefit plans that are generally available to Chondrial’s executive employees. Pursuant to the Ben-Maimon Employment Agreement, in the event that Dr. Ben-Maimon’s employment is terminated by Chondrial without cause or by Dr. Ben-Maimon for good reason, then subject to Dr. Ben-Maimon’s execution and non-revocation of a general release and separation agreement in favor of Chondrial and its affiliates, Chondrial will provide Dr. Ben-Maimon with salary continuation payments for 12 months following her termination of employment (or, if shorter in length, through the period ending on December 1, 2020). In addition, Dr. Ben-Maimon is subject to non-competition and non-solicitation covenants during her employment and for 12 months thereafter, as well as confidentiality, intellectual property assignment and non-disparagement covenants.

Chondrial is not party to any employment agreement, offer letter, severance arrangement or other similar arrangement with any of Mr. Berman.

DESCRIPTION OF ZAFGEN’S CAPITAL STOCK

The following description of Zafgen common stock and preferred stock summarizes the material terms and provisions of Zafgen common stock and preferred stock. The following description of Zafgen’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Zafgen’s ninth amended and restated certificate of incorporation, referred to in this section as the certificate of incorporation, and Zafgen’s amended and restated by-laws, as may be amended, referred to in this section as the bylaws, which are incorporated by reference to Exhibits 3.1 and 3.2, respectively, of Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 5, 2020 and by applicable law, and does not include changes resulting from the amendments to Zafgen’s certificate of incorporation to effect a reverse stock split of Zafgen common stock. The terms of Zafgen common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

The authorized capital stock of Zafgen consists of (i) 115,000,000 shares of Zafgen common stock, par value $0.001 per share, of which 37,374,118 shares have been issued and are outstanding as of December 16, 2019 (referred to as the “capitalization date”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the capitalization date. Zafgen does not hold any shares of its capital stock in its treasury.

Common Stock

Holders of Zafgen common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Zafgen common stock do not have any cumulative voting rights. Holders of Zafgen common stock are entitled to receive ratably any dividends declared by the Zafgen Board out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Zafgen common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. In the event of a liquidation, dissolution or winding up of Zafgen, holders of Zafgen common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Listing

Zafgen common stock is listed on NASDAQ under the symbol “ZFGN.” On [●], 2020, the last reported sale price for Zafgen common stock on NASDAQ was $[●] per share. As of [●], Zafgen had approximately [●] stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for Zafgen common stock is Computershare Trust Company, N.A.

Preferred Stock

The Zafgen Board currently has the authority, without further action by the Zafgen stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by Zafgen could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon a liquidation of Zafgen. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Zafgen or other corporate action. No shares of preferred stock are outstanding, and Zafgen has no present plans to issue any shares of preferred stock.

Provisions of Zafgen’s Certificate of Incorporation and By-Laws and Delaware Anti-Takeover Law

Certain provisions of the DGCL and of Zafgen’s certificate of incorporation and by-laws could have the effect of delaying, deferring or discouraging another party from acquiring control of Zafgen. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of Zafgen common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of Zafgen to first negotiate with the Zafgen Board. These provisions might also have the effect of preventing changes in the management of Zafgen. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, Zafgen believes that the advantages gained by protecting its ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of Zafgen common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Zafgen’s corporate governance documents include provisions:

•	creating a classified board of directors whose members serve staggered three-year terms;

•

authorizing “blank check” preferred stock, which could be issued by the Zafgen Board without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to Zafgen common stock;

•	limiting the liability of, and providing indemnification to, Zafgen’s directors and officers;

•	limiting the ability of Zafgen’s stockholders to call and bring business before special meetings;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of Zafgen’s stockholders and for nominations of candidates for election to the Zafgen Board;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•	providing the Zafgen Board with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

As a Delaware corporation, Zafgen is also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	Before the stockholder became interested, the Zafgen Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by the Zafgen Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation any conflicts or violations of each party’s agreements as a result of the merger or the merger agreement;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ZAFGEN

The following table provides information known to Zafgen with respect to beneficial ownership of Zafgen common stock by its directors, by its named executive officers, by all of its current executive officers and directors as a group, and by each person Zafgen believes beneficially owns more than 5% of its outstanding common stock as of February 21, 2020. The table lists applicable percentage ownership based on 37,469,596 shares of Zafgen common stock outstanding as of February 21, 2020. The number of shares beneficially owned includes shares of Zafgen common stock and shares of Zafgen common stock that each person has the right to acquire within 60 days of February 21, 2020 upon the exercise of Zafgen options. These Zafgen options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Zafgen common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of Zafgen common stock owned by any other person.

For purposes of this table, we have also included a column that relates to the potential percent owned by each of Zafgen’s directors, named executive officers, and more than 5% beneficial owners following the merger, after giving effect to the issuance of the shares issuable pursuant to the merger agreement and the assumption of the Holdings options by Zafgen. Except as indicated in the footnotes to this table, to Zafgen’s knowledge the persons named in the table below have sole voting and investment power with respect to all Zafgen common stock beneficially owned and such shares are owned directly by such person. Beneficial ownership information of persons other than Zafgen’s current executive officers and directors is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the SEC or information supplied by these persons. Unless otherwise noted, the address of each person listed on the table is c/o Zafgen, Inc. 3 Center Plaza, Suite 610, Boston, MA 02108.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (Pre-Merger)	Percent of Class (Pre-Merger)	Number of Shares Beneficially Owned (Post-Merger)	Percent of Class (Post-Merger)
Named Executive Officers and Directors
Jeffrey S. Hatfield (1)	646,467	1.7%	646,467	[●]
Named Executive Officers
Priya Singhal, M.D., M.P.H. (2)	*	*	*	*
Brian P. McVeigh (3)	147,083	*	147,083	[●]
Other Directors
Peter Barrett, Ph.D. (4)	3,639,168	9.7%	3,639,168	[●]
Thomas O. Daniel, M.D. (5)	107,073	*	107,073	*
Wendy Everett (6)	44,444	*	44,444	*
John LaMattina, Ph.D. (7)	108,580	*	108,580	*
C. Geoffrey McDonough, M.D. (8)	113,054	*	113,054	*
Robert J. Perez (9)	109,813	*	109,813	*
Frank E. Thomas (10)	71,827	*	71,827	*
All directors and executive officers as a group (10 persons) (11)	5,487,781	14.4%	5,968,683	[●]
5% Stockholders
Atlas Entities (12)	3,506,184	9.4%	3,506,184	[●]
AIGH Entities (13)	3,227,607	8.6%	3,227,607	[●]
683 Capital Entities (14)	2,701,556	7.2%	2,701,556	[●]
Sphera Funds Management Ltd. (15)	2,836,367	7.6%	2,836,367	[●]
Renaissance Technologies, LLC (16)	2,385,677	6.4%	2,385,677	[●]
Sio Capital Management, LLC (17)	2,283,164	6.1%	2,283,164	[●]
Chondrial Therapeutics, Inc. (18)	5,392,642	14.4%	5,392,642	[●]

*	Represents beneficial ownership of less than one percent.

(1)	Consists of 6,363 shares of Zafgen common stock and 640,104 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020.
(2)	Consists of 0 shares of Zafgen common stock. Dr. Singhal’s employment was terminated by Zafgen on January 31, 2020.
(3)	Consists of (i) 6,363 shares of Zafgen common stock and (ii) 139,583 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020.
(4)

Consists of (i) 10,597 shares of Zafgen common stock Dr. Barrett holds in his individual capacity, (ii) 122,387 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020 and (iii) 3,506,184 shares of common stock described in note (12) below. Dr. Barrett is a general partner of Atlas Venture Fund VII, L.P., and as such Dr. Barrett may be deemed to share voting and dispositive power with respect to all shares held by such entity. Dr. Barrett disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Dr. Barrett’s business address is 400 Technology Square, Cambridge, MA 02139.

(5)	Consists of (i) 19,452 shares of Zafgen common stock and (ii) 87,621 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020.
(6)	Consists of (i) 44,444 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020.
(7)

Consists of (i) 31,376 shares of Zafgen common stock and (ii) 77,204 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020. Number of shares beneficially owned post-merger includes 2,711 Zafgen RSUs that will vest in connection with the merger and will be settled in accordance with the terms of the individual award agreement.

(8)	Consists of (i) 113,054 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020.
(9)

Consists of (i) 10,886 shares of Zafgen common stock and (ii) 98,927 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020. Number of shares beneficially owned post-merger includes 2,711 Zafgen RSUs that will vest in connection with the merger and will be settled in accordance with the terms of the individual award agreement.

(10)	Consists of 71,827 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020.
(11)

Consists of (i) 3,626,014 shares of Zafgen common stock and (ii) 1,861,767 shares of Zafgen common stock issuable upon the exercise of Zafgen options exercisable within 60 days after February 21, 2020.

(12)

Based on Schedule 13G/A filed with the SEC on February 4, 2020, consists of 3,506,184 shares of Zafgen common stock beneficially owned by (a) Atlas Venture Fund VII, L.P., (b) Atlas Venture Associates VII, L.P., (c) Atlas Venture Associates VII, Inc., (d) Peter Barrett, Ph.D., (e) Bruce Booth, (f) Jeff Fagnan and (g) Jean-Francois Formela. Peter Barrett, Bruce Booth, Jean-Francois Formela and Jeff Fagnan is each a director of AVA VII Inc. (or collectively referred to as the “AVA Directors”). Dr. Barrett is a member of the Zafgen Board and Dr. Booth was previously a member of the Zafgen Board. Each of Atlas Venture VII, AVA VII LP, AVA VII Inc. and the ABA Directors disclaim beneficial ownership of the shares, except to the extent of their proportionate pecuniary interest therein, if any. The principal address of the beneficial owners is 46 Wareham St., Boston, MA 02118.

(13)

Based on Schedule 13G/A filed with the SEC on December 19, 2019, consists of 3,227,607 shares of Zafgen common stock beneficially owned by (a) AIGH Capital Management, LLC, (b) AIGH Investment Partners, L.L.C. and (c) Orin Hirschman. The principal address of the beneficial owners is 6006 Berkeley Avenue, Baltimore, MD 21209.

(14)

Based on Schedule 13G/A filed with the SEC on February 14, 2020, consists of 2,701,566 shares of Zafgen common stock beneficially owned by (a) 683 Capital Partners, LP, (b) 683 Capital Management, LLC and (c) Ari Zweiman. The principal address of the beneficial owners is 3 Columbus Circle, Suite 2205, New York, NY 10019.

(15)

Based on Schedule 13G filed with the SEC on February 11, 2020, consists of 2,836,367 shares of Zafgen common stock beneficially owned by (a) Sphera Funds Management Ltd., (b) Sphera Global Healthcare GP Ltd., (c) Sphera Global Healthcare Management LP and (d) Moshe Arkin. The principal address of Sphera Funds Management Ltd., Sphera Global Healthcare GP Ltd. and Sphera Global Healthcare Management LP.

are 21 Ha’arba’ah Street, Tel Aviv 64739, Israel. The principal address of Moshe Arkin is 6 Hachoshlim St., Herzelia, Israel.
(16)

Based on Schedule 13G/A filed with the SEC on February 12, 2020, consists of 2,385,677 shares of Zafgen common stock of which Renaissance Technologies, LLC and Renaissance Technologies Holdings Corporation have sole voting power over 1,928,599, sole dispositive power over 2,368,060 and shared dispositive power over 17,617. The principal address of the beneficial owners is 800 Third Avenue, New York, New York, 10022.

(17)

Based on Schedule 13G/A filed with the SEC on February 13, 2020, consists of 2,283,164 shares of Zafgen common stock of which Sio Capital Management, LLC has shared dispositive power and voting power. The principal address of the beneficial owners is 535 Fifth Avenue, Suite 910, New York, New York.

(18)

Includes 3,617,197 shares of Zafgen common stock and 1,775,445 shares of Zafgen common stock which may be acquired by Zafgen stockholders who are parties to the voting agreements upon (a) the exercise of Zafgen options that are currently exercisable or will become exercisable within 60 days of after December 27, 2019, and (b) the vesting of Zafgen RSUs within 60 days of after December 27, 2019. Based on Schedule 13D filed with the SEC on December 27, 2019. Chondrial is party to voting agreements with Zafgen and certain Zafgen stockholders whereby such Zafgen stockholders have agreed to vote their shares of Zafgen common stock in favor of the share issuance and the reverse stock split. The principal address of the beneficial owner is 150 Monument Road, Bala Cynwyd, PA 19004. Chondrial is party to voting agreements with Zafgen, the merger subsidiary, and certain Zafgen stockholders. See “Agreements Related to the Merger” beginning on page [●] of this proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Zafgen files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information Zafgen files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review Zafgen’s electronically filed reports, proxy and information statements on the SEC’s web site at http://www.sec.gov or on Zafgen’s web site at http://www.zafgen.com. Information included on Zafgen’s web site is not a part of this proxy statement.

You should rely only on the information contained in this proxy statement or on information to which Zafgen has referred you. Zafgen has not authorized anyone else to provide you with any information. Zafgen provided the information concerning Zafgen, and Chondrial provided the information concerning Chondrial, appearing in this proxy statement.

If you have more questions about this proxy statement, the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Zafgen’s proxy solicitor at:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, NY 10017-6219

Stockholders Call Toll-Free: (888) 337-7699

HOUSEHOLDING

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one copy of the proxy materials and annual report in accordance with a notice sent earlier by their bank or broker unless their bank or broker has received contrary instructions from one or more of the stockholders. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. Zafgen will promptly deliver a separate copy of the proxy materials and annual report to such stockholders if you make a written or oral request to Zafgen’s corporate secretary at 3 Center Plaza, Suite 610, Boston, MA 02108, or by calling (617) 622-4003.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

FUTURE STOCKHOLDER PROPOSALS

You may submit proposals for consideration at the 2021 annual stockholder meeting, in the event Zafgen holds a 2021 annual meeting. Stockholder proposals intended to be presented at the Zafgen’s next annual stockholder meeting must meet the requirements set forth in the advance notice provision under Zafgen’s bylaws. To be timely for Zafgen’s next annual stockholder meeting, stockholder proposals must be delivered in writing to Zafgen’s corporate secretary at 3 Center Plaza, Suite 610, Boston, MA 02108 between the close of business on [●], 2021, and [●], 2021. If the date of the Zafgen’s next annual stockholder meeting is scheduled to take place before [●], 2021, or after [●], 2021, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as Zafgen might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on Zafgen’s books, of the stockholder proposing such business, the number of shares of Zafgen’s capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

In addition, any stockholder proposal intended to be included in the proxy statement for Zafgen’s next annual stockholder meeting must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and have been received not later than [●], 2020. Under Rule 14a-8, Zafgen is not required to include stockholder proposals in the proxy materials unless this condition is satisfied. Accordingly, any notice of stockholder proposals received after this date will be considered untimely. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, Zafgen will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. Nothing in this paragraph shall be deemed to require Zafgen to include in its proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

Certain information has been “incorporated by reference” into this proxy statement, which means that Zafgen has disclosed important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this proxy statement contain important information that you should read about Zafgen.

The following documents are incorporated by reference into this proxy statement:

(a)	Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 5, 2020.

Zafgen is delivering to its stockholders with this proxy statement the aforementioned annual report in accordance with Item 13(b)(2) of Schedule 14A. In addition, all reports and other documents that Zafgen subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this proxy statement and prior to the annual meeting will be deemed to be incorporated by reference into this proxy statement and to be part of this proxy statement from the date of the filing of such reports and documents. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference in this proxy statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Documents incorporated by reference are also available, without charge. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone at the following address:

Zafgen, Inc.

Attn: Corporate Secretary

3 Center Plaza, Suite 610

Boston, MA 02108

Tel: (617) 622-4003

E-mail: info@zafgen.com

THE PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY OFFER OR SOLICITATION IN THAT JURISDICTION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

ZAFGEN HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR ZAFGEN THAT IS DIFFERENT FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS ZAFGEN HAS PUBLICLY FILED WITH THE SEC. ZAFGEN IS NOT RESPONSIBLE FOR, AND CAN PROVIDE NO ASSURANCES AS TO THE RELIABILITY OF, ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

ZAFGEN’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

For Zafgen’s audited consolidated financial statements, please refer to the section entitled “Financial Statements” set forth in Zafgen’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 5, 2020.

CHONDRIAL’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2019 AND 2018

CHONDRIAL’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CHONDRIAL’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Chondrial Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Chondrial Therapeutics, Inc. and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholder’s (deficit) equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations since its inception and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 6, 2020

We have served as the Company’s auditor since 2020.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

(In thousands, except share data)

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$1,009	$4,356
Restricted cash equivalents	—	40
Prepaid expenses and other assets	3,741	456

Total current assets	4,750	4,852
Fixed assets, net	274	269
Other assets	90	26
Operating lease right-of-use assets	87	—

Total assets	$5,201	$5,147

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Current liabilities
Accounts payable	$3,539	$909
Accrued expenses	2,259	1,324
Operating lease liability, current	97	—

Total liabilities	5,895	2,233
Commitments (See note 11)
Stockholder’s (deficit) equity
Common stock, 5,000 shares authorized and 100 shares issued, par value $0.01	1	1
Additional paid-in capital	22,437	2,913
Accumulated deficit	(23,132)	—

Total stockholder’s (deficit) equity	(694)	2,914

Total liabilities and stockholder’s (deficit) equity	$5,201	$5,147

The accompanying notes are an integral part of these consolidated financial statements.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands)

	December 31, 2019	December 31, 2018
Revenue	$—	$—

Operating expenses:
Research and development	20,790	9,609
General and administrative	2,424	1,583

Total operating expenses	23,214	11,192

Loss from operations	(23,214)	(11,192)

Other income	82	—

Loss before provision for income taxes	(23,132)	(11,192)
Provision for income taxes	—	—

Net Loss	$(23,132)	$(11,192)

Total Comprehensive Loss	$(23,132)	$(11,192)

The accompanying notes are an integral part of these consolidated financial statements.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S (DEFICIT) EQUITY

YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands, except share data)

	Common		Combined Equity	Additional paid in capital	Accumulated Earnings (Deficit)	Total
	Shares	Amount
Balance as of December 31, 2017	—	$—	$1,850	$—	$—	$1,850
Stock-based compensation expense	—	—	173	—	—	173
Capital contribution from related party (See Note 12)	—	—	12,082	—	—	12,082
Net loss	—	—	(11,192)	—	—	(11,192)
Reorganization of entities under common control (See Note 8)	100	1	(2,913)	2,913	—	1

Balance as of December 31, 2018	100	1	—	2,913	—	2,914
Stock-based compensation expense	—	—	—	129	—	129
Capital contribution from related party (See Note 12)	—	—	—	19,395	—	19,395
Net loss	—	—	—	—	(23,132)	(23,132)

Balance as of December 31, 2019	100	$1	$—	$22,437	$(23,132)	$(694)

The accompanying notes are an integral part of these consolidated financial statements.

CHONDRIAL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands)

	December 31, 2019	December 31, 2018
Cash flows used in operating activities
Net loss	$(23,132)	$(11,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	129	173
Depreciation	78	60
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(3,285)	(116)
Other assets	(64)	(10)
Accounts payable	2,630	810
Accrued expenses	945	770

Net cash used in operating activities	(22,699)	(9,505)

Cash flows used in investing activities
Purchase of equipment	(83)	(93)

Net cash used in investing activities	(83)	(93)

Cash flows provided by financing activities
Capital contribution from related party	19,395	12,082

Net cash provided by financing activities	19,395	12,082

Net (decrease) increase in cash	(3,387)	2,484
Cash and restricted cash equivalents, beginning of period	4,396	1,912

Cash and restricted cash equivalents, end of period	$1,009	$4,396

Reconciliation of cash and restricted cash equivalents:
Cash	$1,009	$4,356
Restricted cash equivalents	—	40

Cash and restricted cash equivalents, end of period	$1,009	$4,396

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CHONDRIAL’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of the Business and Basis of Presentation

Chondrial Therapeutics, Inc. (“Chondrial Inc.”), a Delaware corporation, was formed on November 22, 2016, as a wholly owned subsidiary of Chondrial Therapeutics Holdings, LLC (“Holdings”). Holdings was also formed on November 22, 2016, in the state of Delaware as a limited liability company (“LLC”). Chondrial Therapeutics, LLC (“Old Chondrial”), an Indiana LLC, was formed on September 4, 2013.

On November 30, 2016 (the “Transaction Date”), Old Chondrial filed a certificate of conversion in the state of Delaware, pursuant to which it changed its name to Chondrial Therapeutics IP, LLC (“IP LLC”), a Delaware LLC, and became another wholly owned subsidiary of Holdings. On the Transaction Date, the members of Old Chondrial contributed their member units to Holdings in exchange for Common Units in Holdings (the “Transaction”). As of the Transaction Date, Old Chondrial had limited assets, primarily consisting of an option agreement to license technology (see Note 11) from two institutions for use in the treatment of a mitochondrial disorder. IP LLC holds the Company’s material patents and intellectual property license agreements. On December 31, 2018, the membership units of IP LLC were contributed by Holdings to Chondrial Inc. and IP LLC became a wholly-owned subsidiary of Chondrial Inc. (collectively, “the Company”) (see Note 8).

The Company is a clinical stage biopharmaceutical company leveraging its proprietary knowledge to develop a therapeutic treatment for mitochondrial disorders which currently have no cure. The Company has focused on Friedreich’s ataxia (“Friedreich’s Ataxia”), which is a progressive disease that affects multiple body systems, particularly the brain and heart. CTI-1601, the Company’s lead product candidate, utilizes a cell penetrant peptide to deliver frataxin, the protein deficient in “Friedreich’s Ataxia”, to the mitochondria where it is believed to be processed into mature frataxin and becomes active in mitochondrial metabolism. In July 2017, the Company received orphan drug designation for CTI-1601 from the Food and Drug Administration (“FDA”). This makes CTI-1601 eligible for orphan product exclusivity lasting seven years starting at FDA approval. On September 27, 2019, the Company submitted an Investigational New Drug (“IND”) application for CTI-1601 to the Center for Drug Evaluation and Research (“CDER”) of the FDA as well as a “Fast Track” designation request, and on October 9, 2019, the Company requested designation for CTI-1601 as a drug for a rare pediatric disease. Fast Track designation is designed to facilitate the development of, and expedite the review of, drugs to treat serious conditions and fill unmet medical needs, the purpose being to make important new drugs available to patients earlier. Rare pediatric disease designation incentivizes companies to develop drugs to treat rare pediatric diseases and drugs with this designation can become eligible upon approval for a voucher entitling another drug to priority review by FDA. On October 25, 2019, the FDA informed the Company that it may proceed with its clinical investigation for the treatment of “Friedreich’s Ataxia” and on November 20, 2019, the Company was granted Fast Track Designation for CTI-1601. On December 5, 2019, the FDA granted the Company designation for CTI-1601 as a drug for a rare pediatric disease, and that same month, the Company dosed its first human patient in its Phase I clinical trial.

On December 17, 2019 the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Zordich Merger Sub, Inc., (“Merger Sub”) a wholly owned subsidiary of Zafgen, Inc. (“Zafgen”), a publicly traded company on the NASDAQ Global Market. Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub at the effective time of the merger, with the Company continuing after the merger as the surviving company (the “Merger”). The surviving company will be named Larimar Therapeutics, Inc. Under the exchange ratio formula in the Merger Agreement, immediately after the Merger, the Company’s shareholders are expected to own approximately 60% of the outstanding common stock on a fully-diluted basis, and shareholders of Zafgen are expected to own approximately 40% of the outstanding shares on a fully-diluted basis. Zafgen’s and the Company’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approvals of the stockholders of Zafgen, Holdings and the Company, including the approval of the charter amendments by the stockholders of Zafgen, as well as satisfaction of minimum net cash thresholds of $30.0 million by Zafgen and not less than zero by the Company. Holdings, in its capacity as the sole stockholder of Chondrial Inc., has approved the Merger Agreement by written consent.

The Zafgen board of directors has unanimously approved the Merger Agreement and the related transactions and has adopted resolutions recommending the requisite stockholder approval for the issuance of the shares of Zafgen common stock pursuant to the Merger. Zafgen has agreed to hold a stockholders’ meeting to submit certain matters to its stockholders for their consideration.

The Merger will be accounted for as an asset acquisition under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Because the Company has been determined to be the accounting acquirer in the Merger, but not the legal acquirer, the Merger is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Merger, the historical financial statements of the Company will become the historical financial statements of the combined company and the Company will record the assets acquired and liabilities assumed of Zafgen in the Merger at their fair values as of the acquisition date.

The consolidated financial statements include the accounts of Chondrial Inc. and its wholly owned subsidiary, IP LLC. All intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

(2) Going Concern, Liquidity and Uncertainties

In accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

From its inception through December 31, 2019, the Company has received funding from Holdings which originated from Holdings sale of Series A Preferred Units and Series B convertible preferred units to Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P., Deerfield Health Innovations Fund, L.P. (together the “Deerfield Funds”) and certain other purchasers during 2019, 2018, 2017 and 2016. The Company has incurred recurring losses since its inception, including net losses of $23.1 million and $11.2 million for the years ended December 31, 2019 and 2018, respectively. In addition, as of December 31, 2019, the Company had an accumulated deficit of $23.1 million. The Company expects to continue to generate operating losses for the foreseeable future.

As of March 6, 2020, the issuance date of the consolidated financial statements for the year ended December 31, 2019, the Company expects that its cash balance at December 31, 2019, funding from the issuances of Series B Bridge Units (see Note 12) and Second Series B Bridge Units (see Note 13) by Holdings, would enable it to fund its operating expense and capital requirements into the second quarter of 2020. The future viability of the Company is largely dependent on its ability to generate cash from operating activities and to raise additional capital to finance its operations. The Company’s failure to raise capital as and when needed will have a negative impact on its financial condition and its ability to continue to pursue its business strategies.

The Company believes that, based on its current operating plan, its cash and cash equivalents as of December 31, 2019, and funding received from the issuance of Series B Bridge Units by Holdings in January and February 2020, will enable it to fund its operating expenses and capital expenditure requirements into March 2020. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern as the Company does not believe that its cash, cash equivalents and investments will be sufficient to fund operations for at least twelve months from the date of issuance of these financial statements.

The Company expects to receive an additional $15.0 million of funding through the Second Series B Bridge Unit agreement entered into in January 2020, which will be used to fund operations until the Merger. However, receipt of the funds cannot be considered probable, as defined in accounting standards update ASU No. 2014-15 (subtopic 205-40), until the closing occurs and the funds are received. This funding is expected to occur as cash requirements are needed to fund operations and is expected to be able to allow the Company to fund operations into the second quarter of 2020 if it were received.

The Company is seeking to complete the Merger, which upon closing, would provide the Company minimum incremental net cash of $30.0 million. The Company can provide no assurances that the Merger will be consummated. In the event the Company does not complete the Merger, the Company expects to seek additional funding through private equity financings, debt financings, or other capital sources, which may include collaborations with other companies, government funding arrangements or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into collaborations or other arrangements. The terms of any financing may adversely affect the holdings or rights of the Company’s stockholders.

If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which would adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

Based on its recurring losses from operations incurred since inception, expectation of continuing losses for the foreseeable future and need to raise additional capital to finance its future operations, as of March 6, 2020, the issuance date of the consolidated financial statements for the year ended December 31, 2019, the Company has concluded that there is substantial doubt about its ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

(3) Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, the accrual of research and development expense and the fair value of equity instruments. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with original maturities of ninety days or less at acquisition date to be cash equivalents. Restricted cash equivalents represent amounts held as collateral pursuant to the Company’s corporate credit card program. Cash and restricted cash equivalents are stated at fair value.

Concentration of Credit Risk and of Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company has all cash and cash equivalents balances at one accredited financial institution in amounts that exceed federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is dependent on third-party manufacturers to supply batches of CTI-1601 for research and development activities. The Company’s development efforts could be adversely affected by a significant interruption in the supply of CTI-1601. The Company is also dependent on third-parties to conduct its clinical research programs. The Company’s development efforts could be adversely affected if these clinical research organizations are unable to conduct the Company’s clinical trials.

Fixed Assets, net

Fixed assets consist of furniture and fixtures, computers and laboratory equipment which are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over a five-year estimated useful life for both computer and laboratory equipment and a seven-year estimated useful life for furniture and fixtures. Expenditures for repairs and maintenance are expensed as incurred.

Impairment of Long Lived Assets

Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.

If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. To date, the Company has not recorded any impairment losses on long-lived assets.

Research and Development Costs

Research and development costs are expensed as incurred. Included in research and development expenses are wages, stock-based compensation and benefits of employees, third-party license fees and milestones and other operational costs related to the Company’s research and development activities, including facility-related expenses and external costs of outside vendors engaged to conduct nonclinical studies, manufacturing activities, and clinical trials.

Acquired In-process Research and Development

In-process research and development (“IPR&D”) purchased in asset acquisition transactions are expensed as research and development unless the assets acquired have an alternative future use. The IPR&D acquired in connection with the Transaction in 2016 (see Note 1) was expensed on the Transaction Date due to uncertain future economic benefit of the acquired research and development.

Research Contract Costs and Accruals

The Company has entered into various research and development contracts with research institutions and other companies both inside and outside of the United States. These agreements are generally cancelable, and related payments are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research costs. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the studies, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates and these differences could be material.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are recorded as general and administrative expenses as incurred, as recoverability of such expenditures is uncertain.

Income Taxes

The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are determined based on differences between financial statement carrying amounts of existing assets and their respective tax basis using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company provides a valuation allowance on its net deferred tax assets to the extent that realization of such benefits is more likely than not to occur.

The accounting for uncertainty in income tax positions prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an income tax return. It also provides guidance in de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The Company recognizes such tax benefits based upon the tax position being more-likely-than-not to be sustained upon examination by taxing authorities. There were no uncertain tax positions as of December 31, 2019 and 2018.

Accounting for Stock-Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of grant using the Black-Scholes option-pricing model. Compensation expense of those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. Typically, the Company issues awards with only service-based conditions and records the expense for these awards using the straight-line method. The Company accounts for forfeitures as they occur.

The Company adopted ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, or ASU 2018-07, effective January 1, 2017. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial position, results of operations or cash flows. After the adoption of ASU 2018-07, the measurement date for non-employee awards is the later of the adoption date of ASU 2018-07 or the date of grant, without recognition for changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a graded vesting basis.

Segment Data

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company is a clinical stage biopharmaceutical company leveraging its proprietary knowledge to develop a therapeutic treatment for mitochondrial disorders. No revenue has been generated since inception, and all tangible assets are held in the United States.

Recently Issued and Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases and in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements. The new leasing standards generally require lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the consolidated balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

The Company adopted the new leasing standards using the modified retrospective transition approach, as of January 1, 2019, with no restatement of prior periods or cumulative adjustment to retained earnings. Upon adoption, the Company elected the package of transition practical expedients, which allowed us to carry forward prior conclusions related to whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases and initial direct costs for existing leases. In addition, the Company elected the hindsight practical expedient to determine the lease term for existing leases. The Company elected not to record leases with an initial term of 12 months or less on the balance sheet and recognize the associated lease payments in the consolidated statements of operations on a straight-line basis over the lease term. Rent expense associated with leases with an initial term of 12 months or less was $0.1 million for the year ended December 31, 2019. Upon adoption of the new leasing standards the Company recognized an operating lease asset of approximately $0.2 million and a corresponding operating lease liability of approximately $0.2 million. The adoption of the new leasing standards did not have an impact on the Company’s consolidated statements of operations or cash flows.

The Company determines if an arrangement is a lease at contract inception. Operating lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date of the lease based upon the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company uses the implicit rate when readily determinable and uses the incremental borrowing rate when the implicit rate is not readily determinable based upon the information available at the commencement date in determining the present value of the lease payments. The Company’s incremental borrowing rate was estimated based on the respective weighted average term of the agreements. As the Company does not have outstanding collateralized borrowings, the rate was determined using market comparisons.

The lease payments used to determine the Company’s operating lease assets may include lease incentives, stated rent increases and escalation clauses linked to rates of inflation when determinable and are recognized in the Company’s operating lease assets in our consolidated balance sheets.

The Company’s operating leases are reflected in operating lease right-of-use assets and in current operating lease liabilities in the Company’s consolidated balance sheets. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

For additional information on the adoption of the new leasing standards, see Note 11, Commitments, to these consolidated financial statements.

(4) Fair Value Measurements

The Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2019 and 2018 are measured in accordance with the standards of ASC 820, Fair Value Measurements and Disclosures, which establishes a three-level valuation hierarchy for measuring fair value and expands financial statement disclosures about fair value measurements. The valuation hierarchy is based on upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level – 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level – 2	Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level – 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s cash is carried at fair value and is comprised of a checking account and money market account which totaled $1.0 million and $4.4 million at December 31, 2019 and 2018, respectively, and are classified as Level 1 investments.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable and accrued liabilities. For accounts payable and accrued liabilities, the carrying amounts of these financial instruments as of December 31, 2019 and 2018 were considered representative of their fair values due to their short term to maturity.

(5) Prepaid Expenses and Other Assets

Prepaid expenses and other assets consisted of the following as of December 31, 2019 and 2018.

	December 31,
	2019	2018
	(In thousands)
Payroll tax receivable	$76	$17
Research and development tax credit sale receivable	82	—
Prepaid research and development expenses	3,099	416
Capitalized transaction costs	419	—
Other prepaid expenses and other assets	65	23

	$3,741	$456

Capitalized transaction costs as of December 31, 2019, consists of capitalized legal fees incurred by the Company during the year ended December 31, 2019, related to the Merger. These costs will be included in the purchase price allocation when accounting for the Merger. In the event the Merger Agreement is terminated, such costs will be expensed in the period in which such termination occurs.

(6) Fixed Assets, net

Fixed assets, net consisted of the following as of December 31, 2019 and 2018:

		December 31,
	Useful Life	2019	2018
		(In thousands)
Computer equipment	5 years	$14	$14
Lab equipment	5 years	389	356
Furniture and fixtures	7 years	50	—

		453	370
Less: Accumulated depreciation		(179)	(101)

		$274	$269

Depreciation expense for the years ended December 31, 2019 and 2018 was approximately $0.1 million and $0.1 million respectively.

(7) Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2019 and 2018.

	December 31,
	2019	2018
	(In thousands)
Accrued expenses—research and development	$1,295	$807
Accrued expenses—professional services	337	22
Accrued bonuses	508	406
Accrued payroll and related expense	119	89

	$2,259	$1,324

(8) Stockholder’s (Deficit) Equity

On November 22, 2016, Holdings purchased 100 shares of the Company’s common stock, par value of $0.01 per share for proceeds of $1.00. The Company has 5,000 common shares authorized for issuance.

See Note 12 for related party transactions and capital contributions associated with Holdings funding of the Company.

On December 31, 2018 the Board of Managers approved the Contribution Agreement between Holdings, IP LLC and Chondrial Inc. Pursuant to this agreement, Holdings transferred and contributed 100 Series A-1 units of IP LLC, which constitutes all of the outstanding equity interests of IP LLC, to Chondrial Inc. for no consideration. This transaction was considered a transaction between entities under common control. The consolidation of Chondrial Inc. and its subsidiary (IP LLC) has been accounted for at historical cost and on the basis as if the aforementioned transaction had become effective on the Transaction Date, the date on which common control was established.

Restricted Common Units

In November 2016, Holdings granted 123,853 restricted Common Units to its Chief Scientific Officer with an aggregate grant date fair value of approximately $0.5 million. Thirty percent (30%) of the award vested upon issuance with the remaining seventy percent (70%) vesting ratably over the next 48 months as long as services were continued to be provided as stipulated in the consulting agreement. The Company has recognized compensation expense on a graded vesting basis in research and development expense of approximately $0.1 million and $0.1 million in the years ended December 31, 2019 and 2018, respectively. The Company expects to recognize less than $0.1 million over the remaining eleven month vesting period. In accordance with Topic 718, Compensation—Stock Compensation, the Company has recorded costs incurred as stock-based compensation with a corresponding capital contribution from Holdings as such employees are working on behalf of the Company.

Common Unit Options

Under the 2016 Equity Incentive Plan adopted by Holdings on November 30, 2016 (the “2016 Equity Incentive Plan”), the Board of Managers or committee thereof was authorized to issue 122,133 Common Units or combination of Common Units, Common Unit options or profit interest units. On March 23, 2018, the Board of Managers increased the number of Common Units reserved for grant and issuance pursuant to the 2016 Equity Incentive Plan from 122,133 to 138,133 and on April 29, 2019 increased the number of Common Units reserved for grant and issuance pursuant to the 2016 Equity Incentive Plan by an additional 101,500 to 239,633.

During 2019 and 2018, Holdings issued 73,986 and 11,500 options, respectively, to purchase Common Units to certain employees of the Company. These options vest 25% on the first anniversary date of the grant date and the remaining 75% vest ratably over a 3 year period and are exercisable over a 10 year period at a weighted average exercise price of $11.00 and $10.00 per Common Unit option, respectively.

A summary of the Company’s Common Unit option activity in Holdings is as follows:

	December 31, 2019		December 31, 2018
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	129,606	$10.00	118,106	$10.00
Granted	73,986	11.00	11,500	10.00
Exercised	—	—	—	—
Forfeited	(1,200)	10.00	—	—
Expired	—	—	—	—

Outstanding, end of year	202,392	$10.36	129,606	$10.00

Exercisable, end of year	95,684		63,632

Weighted average grant date fair value	$0.55		$1.60

The following table summarizes information about Common Unit options exercisable, and vested and expected to vest as of December 31, 2019:

	Units	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (in years)
Vested and expected to vest	104,937	$10.03	$—	7.5
Exercisable	95,684	$10.00	$—	7.3

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the Common Unit for the options as of December 31, 2019. The Common Unit options had no intrinsic value as of December 31, 2019, as the exercise price of such Common Unit options exceeded the fair value of a Common Unit on such date.

The Company has recorded costs incurred as stock-based compensation with a corresponding capital contribution from Holdings. Total share-based expense associated with Common Unit options and restricted Common Units was reflected in the Statement of Operations as follows:

	December 31, 2019	December 31, 2018
	(In thousands)
Research and development	$63	$111
General and administrative	66	62

	$129	$173

The fair value of each Common Unit option granted is estimated on the grant date using the Black-Scholes stock option pricing model. The following assumptions were made in estimating fair value:

Assumption	December 31, 2019	December 31, 2018
Dividend yield	0.00%	0.00%
Expected term	6.25 years	6.25 years
Risk-free interest rate	1.60-2.00%	1.80%
Expected volatility	77%	80%
Fair Value of common unit	$0.98 - $1.75	$3.17

The dividend yield is based upon the assumption that Holdings will not declare a dividend over the life of the options. The Company is unable to use historical employee exercise and option expiration data to estimate the expected term assumption and has therefore utilized the “simplified” method, as prescribed by the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment, as such options are considered to have “plain vanilla” characteristics. The risk-free interest rate is based on valuations used to derive the unit price. The expected volatility was based on the historical volatility of peer company data.

In the absence of a public trading market, the Company determined a reasonable estimate of the then-current fair value of Holding’s Common Units for purposes of granting equity-based compensation. The Company determined the fair value of Holding’s Common Units utilizing methodologies, approaches and assumptions from a third-party valuation firm. In addition, the Company exercised judgment in evaluating and assessing the foregoing based on several factors including:

•	the nature and history of the Company’s business;

•	the market value of companies that are engaged in a similar business to the Company;

•	the lack of marketability of the Company’s Common Units;

•	the price at which shares of the Company’s other equity instruments have been sold;

•	the overall inherent risks associated with the Company’s business at the time common unit option grants were approved; and

•	the overall equity market conditions and general economic trends.

Unrecognized compensation expense related to non-vested employee Common Unit options amounted to approximately $0.1 million as of December 31, 2019. Such compensation expense is expected to be recognized over a weighted-average period of 1.8 years.

(9) Income Taxes

During the years ended December 31, 2019 and 2018, the Company recorded no income tax benefits for the net operating losses incurred in each year due to its uncertainty of realizing a benefit from those items.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2019	2018
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	7.9%	7.9%
Change in deferred tax asset valuation allowance	(29.0)%	(29.1)%
Other	0.1%	0.2%

Effective income tax rate	0.0%	0.0%

Net deferred tax assets as of December 31, 2019 and 2018 consisted of the following:

	2019	2018
	(In thousands)
Noncurrent deferred tax assets:
Net operating loss carryforwards	$10,983	$4,702
Research and development tax credit carryforwards	62	39
Other temporary differences	690	559

Total noncurrent deferred tax assets	11,735	5,300

Total gross deferred tax assets	11,735	5,300
Valuation allowance	(11,735)	(5,300)

Net deferred tax assets	$—	$—

As of December 31, 2019, the Company had net operating loss carryforwards for federal and state income tax purposes of $38.0 million and $38.0 million, respectively, which begin to expire in 2036 and 2036, respectively. The losses arising in taxable years beginning after December 31, 2017 do not expire, but the allowable federal net operating loss deduction in a particular tax period is limited to 80% of federal taxable income. The Company has $33.2 million of federal net operating loss carryforward subject to this limitation. As of December 31, 2019, the Company also had available tax credit carryforwards for state income tax purposes of approximately $0.1 million which begin to expire in 2027. Utilization of the net operating loss carryforwards and tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income.

In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or tax credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets as of December 31, 2019 and 2018. Management reevaluates the positive and negative evidence at each reporting period.

The Company has not recorded any amounts for unrecognized tax benefits as of December 31, 2019 or 2018.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending income tax examinations. The Company’s tax years are still open under statute from 2016 to the present. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision.

(10) Retirement Plan

Effective May 1, 2017, the Company became a party to the TriNet 401(k) Plan, a multiple employer 401(k) plan offered through the Company’s third-party payroll and benefits provider. Under the terms of the plan, eligible employees may choose to contribute between 1% and 100% of their total pay subject to Internal Revenue Service limitations. The TriNet 401(k) Plan is a safe harbor plan whereby the Company matches 100% of employee contributions up to the first 4% of employee pay contributed to the plan via salary deferral and all such company matching contributions are immediately vested.

Effective December 31, 2018, the Company terminated is participation in the TriNet 401(k) Plan and on January 1, 2019, the Company adopted the Chondrial Therapeutics, Inc. 401(k) Plan (the “Chondrial 401(k)”). Under the terms of the plan, eligible employees of the Company may choose to contribute between 1% and 100% of their total pay subject to Internal Revenue Service limitations. The Chondrial 401(k) is a safe harbor plan whereby the Company matches 100% of employee contributions up to the first 4% of employee pay contributed to the plan via salary deferral and all such company matching contributions are immediately vested.

For the years ended December 31, 2019 and 2018, the Company recognized approximately $0.1 million and $0.1 million of expense related to its contributions.

(11) Commitments

Intellectual Property Licenses

Old Chondrial entered into an Option Agreement dated February 14, 2014 with Wake Forest University Health Sciences (“WFUHS”) and Indiana University Research and Technology Corporation (“IURTC”) which provided a non-transferable, worldwide exclusive option (the “Option”) to license certain patent rights regarding technology for the use in the treatment of Friedreich’s Ataxia. The Option could be exercised during a period extending 18 months from February 14, 2014. As consideration for the rights granted under the Option Agreement, Holdings agreed that upon exercise of the Option, it would grant WFUHS 4.0% and IURTC 1.0% of the equity of Holdings on a fully diluted basis.

On July 30, 2015, Old Chondrial informed WFUHS and IURTC of its intent to exercise the Option and on November 30, 2016, the Company entered into separate License Agreements with both WFUHS and IURTC. Such agreements provide for a transferable, worldwide license to certain patent rights regarding technology for the use in the diagnosis, treatment, or prevention of mitochondrial diseases, including without limitation Friedreich’s Ataxia (pursuant to the IURTC license) and for the use in the diagnosis, treatment or prevention of any disease that benefits from the treatment with TAT-Frataxin, including without limitation Friedreich’s Ataxia (pursuant to the WFUHS license) for the respective patent periods (together “Licensed Product”). In addition, the agreements provide full rights to sublicense through multiple tiers of sub licensees any and all such rights. Pursuant to the terms of the Option Agreement, upon exercise of the Option and the entering into formal License Agreements, Holdings issued 14,622 Common Units to WFUHS and 3,647 Common Units to IURTC with such amount being recorded as research and development expense in the period ended December 31, 2016.

In partial consideration for the right and license granted under these agreements, the Company will pay each of WFUHS and IURTC a royalty of a low single digit percentage of net sales of the Licensed Products depending on whether there is a valid patent covering the Licensed Products. As additional consideration for these agreements, the Company is obligated to pay each of WFUHS and IURTC certain milestone payments of up to $2.2 million in the aggregate upon the achievement of certain developmental milestones.

In the event that the Company is required to pay IURTC consideration, then the Company may deduct 20% of such IURTC consideration on a dollar-for-dollar basis from the consideration due to WFUHS.

In the event that the Company is required to pay WFUHS consideration, then the Company may deduct 60% of such WFUHS consideration on a dollar-for-dollar basis from the consideration due to IURTC, as amended on August 16, 2019, as described below.

In December 2019, the Company recognized milestone expenses of twenty-eight thousand dollars, after taking into account the potential deductions indicated above, which is included in research and development expense in the accompany consolidated Statement of Operations for the year ended December 31, 2019. None of the milestones were achieved in 2018 or prior years and therefore no such expense was recognized in 2018.

The Company is required to utilize commercially reasonable efforts to bring the Licensed Products to market through the exploitation of the licensed patents and commercialization of the Licensed Products. Additionally, the Company is required to have at least two full-time equivalent employees working on the development, manufacturing and marketing of the Licensed Products within the 12 month period following the effective date and each subsequent year thereafter. The Company is also required to enroll the first patient in the first Phase I (or its non-U.S. equivalent) clinical trial of Licensed Product within 30 months of the effective date and to enroll the first patient in the first Phase II (or its non-US equivalent) clinical trial of a Licensed Product within 60 months of the effective date as amended on August 16, 2019, as described below. Pursuant to amendments to extend these dates, the Company believes it is in compliance with each of the above noted requirements as of December 31, 2019.

The WFUHS License Agreement was terminable in the event the Company failed to raise $1.0 million by December 31, 2016, $2.0 million by December 31, 2017 and $4.0 million by December 31, 2018. The Company successfully raised the required proceeds in the respective periods.

In addition, under the IURTC License Agreement, the Company has a non-transferable, exclusive option to negotiate in good faith for a royalty-bearing, worldwide, exclusive license (including the right to sublicense) to certain new inventions that may be developed by Indiana University pursuant to a sponsored research agreement between Indiana University and the Company for research conducted in an Indiana Laboratory for a period of six months from IURTC disclosure of such invention to the Company.

Both agreements continue from their effective date through the last to expire of the licensed patents unless earlier terminated. Either party may terminate upon 60 days written notice if there is a material breach of the terms of the license that has not been cured within such 60 day period. IURTC and WFUHS may terminate the license if at any time the Company ceases to carry required Director’s and Officer’s insurance coverage, ceases to have at least one employee or consultant who is devoting at least 20 hours a week to the affairs of the Company or in the event the Company files for bankruptcy or is insolvent. The Company may terminate the licenses with or without cause on 30 day’s written notice to WFUHS and 60 day’s written notice to IURTC.

The Company may assign the WFUHS license to an affiliate or in conjunction with the sale of the business, but may not assign the licenses to another third-party without prior written consent. The Company may assign the IURTC license to an affiliate or a third party as long as the Company is not in breach of the license at the time of assignment, the successor is not materially insolvent and the successor agrees in writing to assume all obligations and liabilities of the Company to IURTC.

On August 16, 2019, the Company entered into a First Amendment of its License Agreement with IURTC. The First Amendment transfers all rights and obligations under the License Agreement to the Trustees of Indiana University (“IU”) and releases IURTC from all liability and obligations under the License Agreement which arose before or after the First Amendment effective date. The First Amendment also expanded the definition of Licensed Patents and expanded the option to license additional technologies developed by IU. The date by which the Company was required to enroll the first patient in a Phase I clinical trial of licensed product was extended to June 30, 2020 and the date by which the Company is required to enroll the first patient in a Phase II clinical trial of licensed product was extended to June 30, 2022. Additionally, it added milestone payments aggregating up to less than $0.1 million upon the issuance of a U.S. Patent and up to less than $0.1 million upon the issuance of certain ex-US patents. It reduced the amount the Company may deduct from consideration payable to IU for payments made to WFUHS from 80% to 60%. The Company also agreed to pay to IU a minimum annual royalty of five-thousand dollars per annum starting the 2020 calendar year for the term of the agreement. In consideration for the First Amendment the Company paid IU a ten-thousand dollar fee which is included in research and development expense and in the accompanying Statement of Operations for the year ended December 31, 2019.

Leases

On November 30, 2016, the Company entered into an operating lease for office and lab space in Philadelphia, Pennsylvania, effective as of December 1, 2016 and expiring on November 30, 2017, subject to thirty day extensions. The lease terminated in January 2019.

On November 5, 2018 the Company entered into an operating lease for office and lab space in Philadelphia, Pennsylvania, effective as of January 1, 2019 and expiring in December 31, 2020 with an option to extend the lease for two additional years.

On August 8, 2019, the Company entered into an operating lease for office space in Bala Cynwyd, Pennsylvania, effective as of December 15, 2019 for a period of three years and six months with an option to extend the lease for three additional years. Due to required tenant improvements to be completed by the landlord, the Company did not take possession of the leased property and the lease term did not commence until February 15, 2020.

Expense arising from operating leases was $0.1 million and $0.1 million and for the year ended December 31, 2019 and 2018 respectively. The Company made $0.1 million of lease payments for the period ended December 31, 2019. The weighted-average remaining lease term and the weighted average discount rate for leases accounted for in accordance with ASU 2018-11 at December 31, 2019 was 1 year and 12.0%, respectively. The Company has not entered into any financing leases.

Future minimum lease payments due under operating lease agreements as of December 31, 2018 were as follows:

Year Ended December 31,	(In thousands)
2019	$81
2020	100
2021	—

$181

Maturities of lease liabilities due under these lease agreements as of December 31, 2019 are as follows:

Year Ended December 31,	(In thousands)
2020	$100
2021	—
2022	—

Total lease payments	$100
Less imputed interest	(3)

Present value of lease liabilities	$97

Employment Agreements

On December 31, 2016, the Company entered into an employment agreement with its CEO for a term of four years, a salary of $0.4 million, an annual bonus of up to 40% of her base pay and severance equal to 12 months of base salary.

(12) Related Party Transactions

In November 2016, the Company entered into a consulting agreement with R. Mark Payne, M.D. to serve in the capacity of Chief Scientific Officer. Dr. Payne is a director of the Company, a full-time employee of IU and one of the inventors of the licensed IU intellectual property, and as such is entitled to a certain share of the revenues received by IU under the IURTC License. Pursuant to the terms of his consulting agreement the Company agreed to pay Dr. Payne ten-thousand dollars per month over the term of the agreement and granted Dr. Payne 123,853 restricted Common Units in Holdings of which 30% was associated with the Transaction and expensed as research and development in 2016 and the remaining 70% associated with future services (See Note 8) vesting ratably over the next 48 months. The consulting agreement has a four year term, subject to earlier termination. For each of the years ended December 31, 2019 and 2018, the Company recognized $0.1 million of expense related to this consulting agreement, recorded as research and development expense in the Statement of Operations.

The funding to the Company originated from Holdings sale of Series A Preferred Units and Series B Bridge Units to the Deerfield Funds, and certain other purchasers, from inception through December 31, 2019 and the contribution of the proceeds received by Holdings on such sales to the Company in order to fund the Company’s operations.

Under a November 30, 2016 Series A Preferred Unit Purchase Agreement, as amended on September 8, 2017, November 15, 2017, November 14, 2018 and April 29, 2019, Holdings sold an aggregate of 1,780,000 Series A Preferred Units at a purchase price of $20.00 per unit for gross proceeds of $35.6 million. Of the aggregate Series A Preferred Units sold, 604,333 Series A Preferred Units were sold during the year-ended December 31, 2018 for aggregate gross proceeds of $12.1 million and 799,779 Series A Preferred Units were sold during the year-ended December 31, 2019 for aggregate gross proceeds of $16.0 million.

On November 21, 2019 (as amended on December 20, 2019), Holdings entered into a Second Amended and Restated LLC Agreement and entered into a Series B Bridge Unit Purchase Agreement with the Deerfield Funds and certain other purchasers to sell up to 2,004 Series B convertible preferred units (“Series B Bridge Units”) at a purchase price of $5,000.00 per unit for gross proceeds of up to $10.0 million. On November 21, 2019, Holdings sold 681 Series B Bridge Units and on December 20, 2019 Holdings sold an additional 700 Series B Bridge Units for aggregate gross proceeds of approximately $6.9 million.

During the years ended December 31, 2019 and 2018, Holdings provided the Company non-interest bearing, permanent funding from the above Series A and Series B preferred unit transactions, totaling $19.4 million and

$12.1 million, respectively, which has been recorded as capital contributions with the balance of combined equity and additional paid in capital on the Consolidated Balance Sheets and Consolidated Statements of Changes in Stockholders’ equity for each respective period.

(13) Subsequent Events

For its consolidated financial statements as of December 31, 2019 and for the year then ended, the Company evaluated subsequent events through March 6, 2020, the date on which those financial statements were issued.

On January 15, 2020, Holdings sold the final 621 Series B Bridge Units available for sale under the Series B Bridge Unit Purchase Agreement for gross proceeds of approximately $3.1 million and contributed such amount to the Company.

On January 16, 2020, Holdings entered into a Third Amended and Restated LLC Agreement and entered into a Second Series B Bridge Unit Purchase Agreement with the Deerfield Funds and certain other purchasers to sell up to 3,000 Second Series B Bridge convertible preferred units (“Second Series B Bridge Units”) at a purchase price of $5,000.00 per unit, for gross proceeds of up to $15.0 million. Amounts raised by Holdings pursuant to the sale of Series B Bridge Units will be utilized to fund the Company. On February 26, 2020, Holdings sold 600 Second Series B Bridge Units for gross proceeds of approximately $3.0 million and contributed such amount to the Company.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

ZAFGEN, INC.;

ZORDICH MERGER SUB, INC.;

CHONDRIAL THERAPEUTICS, INC.; and

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

Dated as of December 17, 2019

SECTION 1. DEFINITIONS AND INTERPRETATIVE PROVISIONS		A-2

1.1	DEFINITIONS	A-2

1.2	OTHER DEFINITIONAL AND INTERPRETATIVE PROVISIONS	A-14

SECTION 2. DESCRIPTION OF TRANSACTION		A-14

2.1	THE MERGER	A-14

2.2	EFFECTS OF THE MERGER	A-15

2.3	CLOSING; EFFECTIVE TIME	A-15

2.4	CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS	A-15

2.5	CONVERSION OF SHARES	A-15

2.6	CLOSING OF THE COMPANY’S TRANSFER BOOKS	A-16

2.7	SURRENDER OF CERTIFICATES	A-16

2.8	CALCULATION OF NET CASH	A-17

2.9	APPRAISAL RIGHTS	A-19

2.10	FURTHER ACTION	A-20

2.11	TAX CONSEQUENCES	A-20

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-20

3.1	DUE ORGANIZATION; SUBSIDIARIES	A-20

3.2	ORGANIZATIONAL DOCUMENTS	A-21

3.3	AUTHORITY; BINDING NATURE OF AGREEMENT	A-21

3.4	VOTE REQUIRED	A-21

3.5	NON-CONTRAVENTION; CONSENTS	A-21

3.6	CAPITALIZATION	A-22

3.7	FINANCIAL STATEMENTS	A-23

3.8	ABSENCE OF CHANGES	A-24

3.9	ABSENCE OF UNDISCLOSED LIABILITIES	A-24

3.10	TITLE TO ASSETS	A-24

3.11	REAL PROPERTY; LEASEHOLD	A-24

3.12	INTELLECTUAL PROPERTY	A-24

3.13	AGREEMENTS, CONTRACTS AND COMMITMENTS	A-27

3.14	COMPLIANCE; PERMITS; RESTRICTIONS	A-29

3.15	LEGAL PROCEEDINGS; ORDERS	A-31

3.16	TAX MATTERS	A-31

3.17	EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS	A-32

3.18	ENVIRONMENTAL MATTERS	A-34

3.19	INSURANCE	A-34

3.20	INTENTIONALLY OMITTED	A-34

3.21	NO FINANCIAL ADVISORS	A-34

3.22	TRANSACTIONS WITH AFFILIATES	A-34

A-i

3.23	PRIVACY AND DATA SECURITY	A-35

3.24	ACCREDITED INVESTOR STATUS	A-35

3.25	NO OTHER REPRESENTATIONS OR WARRANTIES	A-35

SECTION 4. REPRESENTATIONS AND WARRANTIES OF ZORDICH AND MERGER SUB		A-35

4.1	DUE ORGANIZATION; SUBSIDIARIES	A-35

4.2	ORGANIZATIONAL DOCUMENTS	A-36

4.3	AUTHORITY; BINDING NATURE OF AGREEMENT	A-36

4.4	VOTE REQUIRED	A-36

4.5	NON-CONTRAVENTION; CONSENTS	A-36

4.6	CAPITALIZATION	A-37

4.7	SEC FILINGS; FINANCIAL STATEMENTS	A-38

4.8	ABSENCE OF CHANGES	A-40

4.9	ABSENCE OF UNDISCLOSED LIABILITIES	A-40

4.10	TITLE TO ASSETS	A-40

4.11	REAL PROPERTY; LEASEHOLD	A-41

4.12	INTELLECTUAL PROPERTY	A-41

4.13	AGREEMENTS, CONTRACTS AND COMMITMENTS	A-42

4.14	COMPLIANCE; PERMITS; RESTRICTIONS.	A-42

4.15	LEGAL PROCEEDINGS; ORDERS	A-44

4.16	TAX MATTERS	A-44

4.17	EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS	A-45

4.18	ENVIRONMENTAL MATTERS	A-47

4.19	INSURANCE	A-47

4.20	TRANSACTIONS WITH AFFILIATES	A-48

4.21	NO FINANCIAL ADVISORS	A-48

4.22	VALID ISSUANCE; NO BAD ACTOR	A-48

4.23	PRIVACY AND DATA SECURITY	A-48

4.24	REGULATORY FILINGS	A-48

4.25	EXCHANGE ACT REGISTRATION	A-48

4.26	NO OTHER REPRESENTATIONS OR WARRANTIES	A-48

SECTION 5. CERTAIN COVENANTS OF THE PARTIES		A-49

5.1	OPERATION OF ZORDICH’S BUSINESS	A-49

5.2	OPERATION OF THE COMPANY’S BUSINESS	A-50

5.3	ACCESS AND INVESTIGATION	A-51

5.4	NO SOLICITATION	A-52

5.5	NOTIFICATION OF CERTAIN MATTERS	A-53

SECTION 6. ADDITIONAL AGREEMENTS OF THE PARTIES		A-53

6.1	PROXY STATEMENT	A-53

A-ii

6.2	INTENTIONALLY OMITTED	A-55

6.3	ZORDICH STOCKHOLDER MEETING	A-55

6.4	BEST EFFORTS; REGULATORY APPROVALS; TRANSACTION LITIGATION	A-56

6.5	HOLDINGS OPTIONS	A-57

6.6	ZORDICH OPTIONS	A-57

6.7	EMPLOYEES; EMPLOYEE BENEFITS	A-58

6.8	ZORDICH RSUS	A-58

6.9	INDEMNIFICATION OF OFFICERS AND DIRECTORS	A-58

6.10	DISCLOSURE	A-60

6.11	LISTING	A-60

6.12	TAX MATTERS	A-60

6.13	LEGENDS	A-60

6.14	DIRECTORS	A-60

6.15	TERMINATION OF CERTAIN AGREEMENTS AND RIGHTS	A-60

6.16	CORPORATE IDENTITY	A-60

6.17	SECTION 16 MATTERS	A-61

6.18	ALLOCATION CERTIFICATE	A-61

6.19	ZORDICH REVERSE STOCK SPLIT	A-61

6.20	OBLIGATIONS OF MERGER SUB	A-61

6.21	PRIVATE PLACEMENT	A-61

6.22	REGISTRATION RIGHTS	A-61

6.23	PAYOFF LETTER	A-62

6.24	STATE TAKEOVER LAWS	A-62

6.25	FURTHER ASSURANCES	A-62

6.26	ORDINARY COURSE CAPITAL CONTRIBUTIONS	A-62

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		A-62

7.1	NO RESTRAINTS	A-62

7.2	STOCKHOLDER APPROVAL	A-63

SECTION 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ZORDICH AND MERGER SUB		A-63

8.1	ACCURACY OF REPRESENTATIONS	A-63

8.2	PERFORMANCE OF COVENANTS	A-63

8.3	CLOSING CERTIFICATE	A-63

8.4	COMPANY FINANCING	A-63

8.5	FIRPTA CERTIFICATE	A-63

8.6	NO COMPANY MATERIAL ADVERSE EFFECT	A-63

8.7	COMPANY LOCK-UP AGREEMENTS	A-64

8.8	TERMINATION OF INVESTOR AGREEMENTS	A-64

A-iii

8.9	COMPANY NET CASH REQUIREMENT	A-64

SECTION 9. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		A-64

9.1	ACCURACY OF REPRESENTATIONS	A-64

9.2	PERFORMANCE OF COVENANTS	A-64

9.3	DOCUMENTS	A-64

9.4	NO ZORDICH MATERIAL ADVERSE EFFECT	A-64

9.5	ZORDICH LOCK-UP AGREEMENTS	A-65

9.6	MINIMUM NET CASH REQUIREMENT	A-65

9.7	LISTING	A-65

9.8	D&O POLICY	A-65

9.9	FRUSTRATION OF CLOSING CONDITIONS	A-65

SECTION 10. TERMINATION		A-65

10.1	TERMINATION	A-65

10.2	EFFECT OF TERMINATION	A-67

10.3	EXPENSES; TERMINATION FEES	A-67

SECTION 11. MISCELLANEOUS PROVISIONS		A-68

11.1	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES	A-68

11.2	AMENDMENT	A-68

11.3	WAIVER	A-68

11.4	ENTIRE AGREEMENT; COUNTERPARTS; EXCHANGES BY FACSIMILE	A-69

11.5	APPLICABLE LAW; JURISDICTION	A-69

11.6	ASSIGNABILITY	A-69

11.7	NOTICES	A-69

11.8	COOPERATION	A-70

11.9	SEVERABILITY	A-70

11.10	OTHER REMEDIES; SPECIFIC PERFORMANCE	A-70

11.11	NO THIRD PARTY BENEFICIARIES	A-70

11.12	HOLDINGS’ GUARANTEE	A-71

Exhibits:

Exhibit A	Form of Zordich Stockholder Support Agreement

Exhibit B	Form of Lock-Up Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 17, 2019, by and among ZAFGEN, INC., a Delaware corporation (“Zordich”); ZORDICH MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Zordich (“Merger Sub”); CHONDRIAL THERAPEUTICS, INC., a Delaware corporation (the “Company”) and CHONDRIAL THERAPEUTICS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

A.    Zordich and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Zordich.

B.    The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

C.    The Zordich Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Zordich and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Zordich Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Zordich vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Zordich Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and, if deemed necessary by the Parties, an amendment to Zordich’s certificate of incorporation to effect the Zordich Reverse Stock Split.

D.    The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.

E.    The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Zordich (solely in their capacity as stockholders of Zordich) and Zordich’s largest holder of Zordich Common Stock are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Zordich Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Zordich in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

G.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Zordich’s willingness to enter into this Agreement, the officers, directors and sole stockholder of the Company are executing lock-up agreements in substantially the form attached hereto as Exhibit B (collectively, the “Company Lock-Up Agreements”), and, at the Closing, the members of Holdings listed on Section A of the Company Disclosure Schedule shall execute Company Lock-Up Agreements.

H.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Zordich are executing lock-up agreements in substantially the form attached hereto as Exhibit B (collectively, the “Zordich Lock-Up Agreements”).

I.    It is expected that concurrently with the execution of this Agreement, the holders of shares of Company Common Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s certificate of incorporation and bylaws will execute and deliver an action by written consent adopting this Agreement, in form and substance reasonably acceptable to Zordich, in order to obtain the Required Company Stockholder Vote (the “Company Stockholder Written Consent”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1.    Definitions and Interpretative Provisions.

1.1    Definitions.

a)    For purposes of the Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Zordich relating to a potential Acquisition Proposal shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Zordich, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Zordich or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a)    any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, no shares issued in connection with any Ordinary Course Capital Contribution shall constitute an Acquisition Transaction; or

(b)    any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Allocation Certificate” shall have the meaning set forth in Section 6.18.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Zordich and the Company at least fifteen (15) days prior to the Zordich Stockholder Meeting (the “Determination Date”).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Bridge Unit Purchase Agreement” means the Bridge Unit Purchase Agreement, dated November 21, 2019 (as may be amended, modified and/or amended and restated), by and among Holdings, Deerfield Private Design Fund III, L.P., Deerfield Healthcare Innovations Fund, L.P., Deerfield Private Design Fund IV, L.P., and the investors listed on Exhibit A thereto.

“Cash and Cash Equivalents” means all (a) cash and cash equivalents, (b) marketable securities, (c) accounts, interest and other cash receivables (to the extent determined to be collectible) and (d) deposits (to the extent refundable).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Budget” means the quarterly budget for fiscal year 2020, attached as Section 1.1(a) of the Company Disclosure Schedule.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries or any Company IP Rights or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4 and 3.21.

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any instrument or agreement governing, related to or pertaining to any Company IP Rights.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions; (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement; (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) any change in GAAP or applicable Law or the interpretation thereof; (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate. Notwithstanding anything to the contrary contained herein, failure of a Funding Counterparty to fund as specified in Section 6.26 shall constitute a Company Material Adverse Effect.

“Company Net Cash” means (a) the Company’s Cash and Cash Equivalents as of the Anticipated Closing Date, determined in a manner substantially consistent with the manner in which such items were determined for the Company Financials, minus (b) the sum of (without duplication) (i) the Company’s accounts payable and accrued expenses (including accrued tax liabilities, but excluding accrued expenses which are Transaction Costs of the Company) and the Company’s other current liabilities payable in cash, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined for the Company Financials, (ii) any Transaction Costs of the Company or for which the Company is liable, and (iii) any indebtedness for borrowed money of the Company.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Stockholder Written Consent” shall have the meaning set forth in the recitals.

“Company Triggering Event” shall be deemed to have occurred if the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Company Unaudited Interim Balance Sheet” has the meaning set forth in Section 3.7.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 23, 2019, between the Company and Zordich.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Determination Date” has the meaning set forth in the definition of “Anticipated Closing Date.”

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus (including annual bonus and retention bonus) or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Entity, any other Person that is, or within the past 6 years, would be considered a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means, subject to Section 2.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Zordich Valuation.

•	“Company Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.

•	“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Zordich Shares by (ii) the Company Allocation Percentage.

•

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis, and assuming, without limitation or duplication, the issuance of shares of Company Common Stock in respect of all Holdings Options and any other options, warrants or other rights to receive shares of Company Common Stock that will be outstanding immediately after the Effective Time.

•	“Company Valuation” means the sum of (i) $67,500,000, plus $111,656 per day for each day that the Anticipated Closing occurs after March 31, 2020.

•	“Lower Net Cash Amount” means, if Net Cash is less than the Lower Target Net Cash, then the amount, if any, that Net Cash is less than the Target Net Cash.

•	“Lower Target Net Cash” means $39,500,000; provided that such amount shall be reduced by $21,311 for each day the Anticipated Closing Date is after March 31, 2020.

•	“Post-Closing Zordich Shares” mean the quotient determined by dividing (i) the Zordich Outstanding Shares by (ii) the Zordich Allocation Percentage.

•	“Target Net Cash” means $40,000,000; provided that such amount shall be reduced by $21,311 for each day the Anticipated Closing Date is after March 31, 2020.

•	“Upper Net Cash Amount” means, if Net Cash is greater than the Upper Target Net Cash, then the amount, if any, that Net Cash is greater than the Target Net Cash.

•	“Upper Target Net Cash” means $40,500,000; provided that such amount shall be reduced by $21,311 for each day the Anticipated Closing Date is after March 31, 2020.

•	“Zordich Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Zordich Valuation by (ii) the Aggregate Valuation.

•

“Zordich Outstanding Shares” means, subject to Section 2.5(f), the total number of shares of Zordich Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Zordich Common Stock basis, and assuming, without limitation or duplication, (i) the issuance of shares of Zordich Common Stock in respect of all Zordich Options, warrants or other rights to receive such shares that will be outstanding immediately after the Effective Time, (ii) the settlement in shares of each Zordich RSU outstanding as of the Effective Time pursuant to Section 6.8, solely to the extent such Zordich RSUs are not settled prior thereto and (iii) the issuance of shares of Zordich Common Stock pursuant to the letter agreement between Zordich and MTS Health Partners, L.P., dated September 3, 2019 (to the extent authorized by Zordich).

•	“Zordich Valuation” means the sum of (i) $45,000,000, minus (ii) the Lower Net Cash Amount (if any), plus (iii) the Upper Net Cash Amount (if any).

Set forth on Section 1.1(a)(i) of the Zordich Disclosure Schedule is an illustrative example of Exchange Ratio calculations.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Holdings” means Chondrial Therapeutics Holdings, LLC.

“Holdings Options” means options to purchase units of Holdings issued pursuant to the Holdings Plan.

“Holdings Plan” means the Chondrial Therapeutics Holdings, LLC 2016 Equity Incentive Plan, adopted November 30, 2016.

“Holdings Units” means common units of Holdings.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to the Company or Zordich, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Accounting/Financial Officer of such Party.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Welfare Arrangement” means (a) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a) of this definition.

“Nasdaq” means The Nasdaq Stock Market.

“Net Cash” means as of the Cash Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined and in accordance with Zordich’s audited financial statements and unaudited interim balance sheet, Zordich’s (i) the sum of (without duplication) Zordich’s Cash and Cash Equivalents minus (ii) the sum of (without duplication) (a) all accounts payable and accrued expenses (other than accrued expenses which are Zordich’s Transaction Costs) and other current and long-term liabilities or other obligations for borrowed money, (b) all payments due as a result of, or accrued in connection with, the Contemplated Transactions that are not Zordich’s Transaction Costs, and (c) any and all liabilities of Zordich (x) to any current or former Zordich officer, director, employee, consultant or independent contractor (including change of control payments, retention payments, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments), or (y) pursuant to any Zordich Benefit Plan, including deferred compensation, accrued but unpaid bonuses and accrued but unpaid vacation or paid time off (including related employer employment taxes on all the foregoing)) minus (iii) all of Zordich’s unpaid Transaction Costs minus (iv) all payables or obligations, whether absolute, contingent or otherwise, related to Zordich’s lease obligations (net of any rights of Zordich to receive payments relating to the property subject to such lease obligation pursuant to an arrangement reasonably acceptable in form and substance (including the creditworthiness of the counterparty thereto) to the Company, such acceptance not to be unreasonably withheld, conditioned or delayed) minus (v) all costs and expenses relating to the winding down of Zordich’s prior research and development activities plus (vi) all prepaid Zordich expenses listed on Section 1.1(a)(ii) of the Zordich Disclosure Schedule minus (vii) any deductibles paid under applicable insurance policies taken out by Zordich or any of its Subsidiaries minus (viii) the aggregate costs for obtaining the D&O tail insurance policy under Section 7.9(d). Notwithstanding the foregoing, Net Cash shall be (i) increased by an amount equal to 50% of the aggregate amount of any costs or expenses, including attorneys’ fees or settlement costs (collectively, “Litigation Losses”), incurred in connection with any potential or actual Transaction Litigation that are not applied towards the retention amount of any insurance policy that covers Litigation Losses (any such insurance policy, a “Policy”) and (ii) decreased by an amount equal to 50% of the retention amount under a Policy paid by Zordich as of Closing after application of any Litigation Losses against such retention amount.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course Capital Contributions” means contributions of cash to the Company by Holdings from time to time as may be necessary (as determined by the Company acting in good faith) to enable the Company to conduct its business towards achievement of the milestones set forth on Section 1.1(a)(i) of the Company Disclosure Schedule and as contemplated by the Company Budget through the Closing Date (taking into account the actual cash needs and cash balances of the Company from time to time).

“Ordinary Course of Business” means, in the case of each of the Company and Zordich, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means the Company, Holdings, Merger Sub and Zordich.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Zordich Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Zordich, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) other Encumbrances that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person.

“Privacy Laws” mean Laws relating to privacy, security and/or collection and use of Personal Information.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Zordich Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Zordich’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“SVB” means Silicon Valley Bank.

“SVB Debt” means the borrowings provided for under the Loan and Security Agreement between Zordich, as borrower, and SVB, as lender, dated December 29, 2017.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Costs” means, with respect to any Person, the sum of (a) the cash equivalent value of any change of control payments or severance payments that are or become due to any employee of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (b) the cash equivalent value of any retention payments that are or become due to any employee of such Person and its Subsidiaries in connection with the consummation of the Contemplated Transactions and that are unpaid as of the Closing, (c) any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions (including the solicitation of proxies) and that are unpaid as of the Closing, including brokerage fees, filing fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of proxy solicitors, counsel or accountants payable by such Person and its Subsidiaries.

“Transaction Litigation” has the meaning set forth in Section 6.4 (c).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Zordich Affiliate” means any Person that is (or at any relevant time was) under common control with Zordich within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Zordich Associate” means any current or former employee, independent contractor, officer or director of Zordich or any of its Subsidiaries.

“Zordich Board” means the board of directors of Zordich.

“Zordich Capitalization Representations” means the representations and warranties of Zordich and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Zordich Common Stock” means the common stock, $0.001 par value per share, of Zordich.

“Zordich Contract” means any Contract: (a) to which Zordich is a party, (b) by which Zordich or any Zordich IP Rights or any other asset of Zordich is or may become bound or under which Zordich has, or may become subject to, any obligation or (c) under which Zordich has or may acquire any right or interest.

“Zordich Covered Person” means, with respect to Zordich as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Zordich Employee Plan” means any Employee Plan that Zordich or any of its Subsidiaries sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of Zordich or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Zordich Fundamental Representations” means the representations and warranties of Zordich and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, 4.4, and 4.21.

“Zordich IP Rights” means all Intellectual Property owned, licensed or controlled by Zordich that is necessary for the operation of the business of Zordich as presently conducted.

“Zordich IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Zordich IP Rights.

“Zordich Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Zordich Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Zordich or any of its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Zordich Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions; (b) any change in the stock price or trading volume of Zordich Common Stock; (c) changes in the trading price or trading volume of Zordich Common Stock (provided, however, that, a delisting of Zordich Common Stock on Nasdaq shall constitute a Zordich Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by Zordich to maintain the listing of Zordich Common Stock on Nasdaq); (d) the taking of any action, or the failure to take any action, by Zordich that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 5.1(b) of the Zordich Disclosure Schedule; (e) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (f) any change in GAAP or applicable Law or the interpretation thereof or (g) general economic or political conditions or conditions generally affecting the industries in which Zordich or any of its Subsidiaries operates; except, in each case with respect to clauses (e), (f) and (d), to the extent disproportionately affecting Zordich or any of its Subsidiaries relative to other similarly situated companies in the industries in which Zordich or any of its Subsidiaries operates.

“Zordich Options” means options or other rights to purchase shares of Zordich Common Stock issued by Zordich.

“Zordich Registered IP” means all Zordich IP Rights that are owned or exclusively licensed by Zordich that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Zordich Reverse Stock Split” shall have the meaning set forth in Section 6.19.

“Zordich RSUs” shall mean any equity award with respect to Zordich Common Stock that represents the right to receive in the future shares of Zordich Common Stock pursuant to any Zordich Stock Plan.

“Zordich Triggering Event” shall be deemed to have occurred if: (a) Zordich shall have failed to include in the Proxy Statement the Zordich Board Recommendation, (b) the Zordich Board or any committee thereof shall have made a Zordich Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (c) Zordich shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 4.4).

“Zordich Unaudited Interim Balance Sheet” means the unaudited balance sheet of Zordich as of September 30, 2019, included in Zordich’s Report on Form 10-Q for the fiscal quarter ended September, 2019, as filed with the SEC.

b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
409A Plan	3.17(h)
AAA	2.8(e)
Accounting Firm	2.8(e)
Agreement	Preamble
Capitalization Date	4.6(a)
Cash Determination Time	2.8(a)
Certificate of Merger	2.3
Certification	4.7(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company 409A Plan	3.17(h)
Company Audited Financial Statements	6.1(e)
Company Disclosure Schedule	Section 3
Company Employee Plan	1.1
Company Financials	3.7(a)
Company Interim Financial Statements	6.1(e)
Company Lock-Up Agreements	Recitals
Company Material Contract	3.13(a)
Company Net Cash Calculation	2.8(b)
Company Net Cash Delivery Date	2.8(b)
Company Net Cash Determination Time	2.8(b)
Company Net Cash Dispute Notice	2.8(d)
Company Net Cash Response Date	2.8(d)
Company Net Cash Schedule	2.8(b)

Term	Section
Company Permits	3.14(b)
Company Product Candidates	3.14(d)
Company Real Estate Leases	3.11
Company Regulatory Permits	3.14(d)
Company Stock Certificate	2.6
Company Termination Fee	10.3(b)
Costs	6.9(a)
D&O Indemnified Parties	6.9(a)
Delivery Date	2.8(a)
Dispute Notice	2.8(b)
Dissenting Shares	2.9(a)
Drug Regulatory Agency	3.14(c)
Effective Time	2.3
End Date	10.1(b)
Exchange Agent	2.7(a)
FDA	3.14(c)
FDCA	3.14(c)
Funding Commitment	6.26
Funding Counterparty	6.26
GAAP	3.7(a)
Grant Date	3.6(f)
Holdings	Preamble
Investor Agreements	6.15
Liability	3.9
Litigation Losses	1.1(a)
Merger	Recitals
Merger Consideration	2.5(a)(ii)
Merger Sub	Preamble
Net Cash Calculation	2.8(a)
Net Cash Schedule	2.8(a)
Payoff Letter	6.23
Phase 1 Trials	3.14(i)
Pre-Closing Period	5.1(a)
Privacy Policies	3.23
Proxy Statement	6.1(a)
Registration Statement	6.22
Required Company Stockholder Vote	3.4
Required Zordich Stockholder Vote	4.4
Response Date	2.8(b)
Surviving Corporation	2.1
Zordich	Preamble
Zordich 409A Plan	4.17(i)
Zordich Board Adverse Recommendation Change	6.3(b)
Zordich Board Recommendation	6.3(b)
Zordich Disclosure Schedule	Section 4
Zordich Employee Plan	1.1
Zordich ESPP	4.6(c)
Zordich Lock-Up Agreements	Recitals
Zordich Material Contract	4.13
Zordich Permits	4.14(b)
Zordich Product Candidates	4.14(d)
Zordich Real Estate Leases	4.11

Term	Section
Zordich Regulatory Permits	4.14(d)
Zordich SEC Documents	4.7(a)
Zordich Stock Plans	4.6(c)
Zordich Stockholder Matters	6.3(a)
Zordich Stockholder Meeting	6.3(a)
Zordich Stockholder Support Agreement	Recitals
Zordich Termination Fee	10.3(d)

1.2    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Zordich Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Zordich Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” means, with respect to any documentation, (x) that prior to 7:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (y) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2.    Description of Transaction

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Zordich.

2.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9, the consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7, 8 and 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Zordich and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Zordich and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)    the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in an exhibit to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)    the certificate of incorporation of Zordich shall be identical to the certificate of incorporation of Zordich immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Zordich shall file an amendment to its certificate of incorporation to (i) change the name of Zordich to “Larimar Therapeutics, Inc.” and (ii) effect the Zordich Reverse Stock Split (to the extent required pursuant to Section 6.19);

(c)    the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(d)    the directors and officers of Zordich, each to hold office in accordance with the certificate of incorporation and bylaws of Zordich, shall be as set forth in Section 6.14; and

(e)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Zordich as set forth in Section 6.14, after giving effect to the provisions of Section 6.14.

2.5    Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Zordich, Merger Sub, the Company or any stockholder of the Company or Zordich:

(i)    any shares of Company Common Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    subject to Section 2.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Zordich Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b)    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Zordich Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Zordich Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Zordich is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)    No fractional shares of Zordich Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(d)    All Holdings Options outstanding immediately prior to the Effective Time under the Holdings Plan shall be treated in accordance with Section 6.5.

(e)    Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Zordich Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Zordich Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock, Holdings Options and Zordich Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Zordich to take any action with respect to Company Common Stock or Zordich Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 2.5 and 2.7.

2.7    Surrender of Certificates.

(a) On or prior to the Closing Date, Zordich shall select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Zordich shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Zordich Common Stock issuable pursuant to Section 2.5(a) in exchange for shares of Company Common Stock.

(b)    Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Common Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Zordich may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for book-entry shares of Zordich Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Zordich: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Zordich Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Zordich Common Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Zordich may, in its discretion and as a condition precedent to the delivery of any shares of Zordich Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Zordich against any claim suffered by Zordich related to the lost, stolen or destroyed Company Stock Certificate or any Zordich Common Stock issued in exchange therefor as Zordich may reasonably request.

(c)    No dividends or other distributions declared or made with respect to Zordich Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Zordich Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)    Any shares of Zordich Common Stock deposited with the Exchange Agent that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Zordich upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.7 shall thereafter look only to Zordich for satisfaction of their claims for Zordich Common Stock and any dividends or distributions with respect to shares of Zordich Common Stock.

(e)    Each of the Exchange Agent, Zordich and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Zordich Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8    Calculation of Net Cash.

(a)    No later than the Determination Date, Zordich will deliver to the Company a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Zordich’s good faith, estimated calculation of Net Cash (the

“Net Cash Calculation” and the date of delivery of such schedule being the “Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified by Zordich’s Chief Financial Officer. Zordich shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Net Cash Schedule and, if reasonably requested by the Company, Zordich’s accountants and counsel at reasonable times and upon reasonable notice. The Net Cash Calculation shall include Zordich’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Exchange Ratio.

(b)    No later than the Determination Date, the Company will deliver to Zordich a schedule (the “Company Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of Company Net Cash (the “Company Net Cash Calculation”) and the date of delivery of such schedule being the “Company Net Cash Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Company Cash Determination Time”) prepared and certified by the Company’s Chief Financial Officer. The Company shall make available to Zordich, as reasonably requested by Zordich, the work papers and back-up materials used or useful in preparing the Company Net Cash Schedule and, if reasonably requested by Zordich, the Company’s accountants and counsel at reasonable times and upon reasonable notice.

(c)    No later than three (3) days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to Zordich (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(d)    No later than three (3) days after the Company Net Cash Delivery Date (the last day of such period, the “Company Net Cash Response Date”), Zordich shall have the right to dispute any part of the Company Net Cash Calculation by delivering a written notice to that effect to the Company (a “Company Net Cash Dispute Notice”). Any Company Net Cash Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Company Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(e)    If, on or prior to the Response Date, the Company notifies Zordich in writing that it has no objections to the Net Cash Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.8(c), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(f)    If, on or prior to the Company Net Cash Response Date, Zordich notifies the Company in writing that it has no objections to the Company Net Cash Calculation or, if on the Company Net Cash Response Date, Zordich fails to deliver a Company Net Cash Dispute Notice as provided in Section 2.8(d), then the Company Net Cash Calculation as set forth in the Company Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Cash Determination Time for purposes of this Agreement.

(g)    If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Zordich and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for purposes of this Agreement.

(h)    If Zordich delivers a Company Net Cash Dispute Notice on or prior to the Company Net Cash Response Date, then Representatives of Zordich and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed upon Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Cash Determination Time for purposes of this Agreement.

(i)    If Representatives of Zordich and the Company are unable to negotiate an agreed-upon determination of Net Cash or Company Net Cash, as applicable, as of the Cash Determination Time pursuant to Section 2.8(g) or Section 2.8(h) within three days after delivery of the Dispute Notice (or such other period as Zordich and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash or Company Net Cash, as applicable, shall be referred to an independent auditor of recognized national standing jointly selected by Zordich and the Company. If the parties are unable to select an independent auditor within five days, then either Zordich or the Company may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Zordich and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule or Company Net Cash Schedule, as applicable, and the Dispute Notice and the Company Net Cash Dispute Notice, and Zordich and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 5 Business Days of accepting its selection. Zordich and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Zordich and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash or Company Net Cash, as applicable, made by the Accounting Firm shall be made in writing delivered to each of Zordich and the Company, shall be final and binding on Zordich and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash or Company Net Cash, as applicable, at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(i). The fees and expenses of the Accounting Firm shall be allocated between Zordich and the Company in the same proportion that the disputed amount of the Net Cash or Company Net Cash, as applicable, that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash or Company Net Cash amount. If this Section 2.8(i) applies as to the determination of the Net Cash or the Company Net Cash at the Cash Determination Time described in Section 2.8(a), upon resolution of the matter in accordance with this Section 2.8(i), the Parties shall not be required to determine Net Cash or Company Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Zordich and the Company may request a redetermination of Net Cash or Company Net Cash if the Closing Date is more than 30 days after the Anticipated Closing Date.

(j)    All determinations made pursuant to this Section 2.8 shall be null and void, and the Parties shall again comply with the provisions of this Section 2.8, ab initio, in the event that for any reason the Required Zordich Stockholder Vote is not obtained within thirty (30) days of the Determination Date.

2.9    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of

Company Common Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.5.

(b)    The Company shall give Zordich prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without Zordich’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.10    Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.11    Tax Consequences. For United States federal income tax purposes (and applicable state and local), the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Section 3.    Representations and Warranties of the Company. Subject to Section 3, except as set forth in the written disclosure schedule delivered by the Company to Zordich (the “Company Disclosure Schedule”), the Company represents and warrants to Zordich and Merger Sub as follows:

3.1    Due Organization; Subsidiaries.

(a)    Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b)    Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)    The Company has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 3.1(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is and or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2    Organizational Documents. The Company has delivered to Zordich accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3    Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries, if any, have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Zordich and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4    Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Common Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5    Non-Contravention; Consents.

(a)    Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).

(b)    Except for (i) any Consent set forth on Section 3.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)    The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

3.6    Capitalization.

(a)    The authorized capital stock of the Company as of the date of this Agreement consists of (i) 5,000 shares of Company Common Stock, par value $0.01 per share, of which 100 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. Holdings is the sole stockholder of the Company.

(b)    All of the outstanding shares of Company Common Stock and all outstanding securities of the Subsidiaries as set out in Section 3.6(b) of the Company Disclosure Schedule have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)    As of the date of this Agreement, Holdings has reserved 239,633 Holdings Options for issuance under the Holdings Plan, of which 202,392 Holdings Units have been issued and are currently outstanding, and 37,241 Holdings Units remain available for future issuance pursuant to the Holdings Plan. Section 3.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Holdings Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of Holdings Units subject to such Holdings Option at the time of grant, (iii) the number of Holdings Units subject to such Holdings Option as of the date of this Agreement, (iv) the exercise price of such Holdings Option, (v) the date on which such Holdings Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, and (vii) the date on which such Holdings Option expires. The Company has made available to Zordich an accurate and complete copy of the Holdings Plan and forms of all option agreements approved for use thereunder and evidence of board and member approval of the Holdings Plan and any amendments thereto. No vesting of Holdings Options will accelerate solely in connection with the closing of the Contemplated Transactions.

(d)    The Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person. Except for the outstanding Holdings Options or as set forth on Section 3.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e)    All outstanding shares of Company Common Stock, Holdings Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    With respect to Holdings Options granted pursuant to the Holdings Plan, (i) each grant of a Holdings Option was duly authorized no later than the date on which the grant of such Holdings Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Holdings board of managers (or a duly constituted and authorized committee thereof) and any required equityholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Holdings Option grant was made in accordance with the terms of the Holdings Plan and all other applicable Law and (iii) the per unit exercise price of each Holdings Option was not less than the fair market value of a unit of Holdings on the applicable Grant Date.

3.7    Financial Statements.

(a)    Section 3.7(a) of the Company Disclosure Schedule includes true and complete copies of (i) Holdings’ unaudited consolidated balance sheets at December 31, 2017 and December 31, 2018, (ii) the Holdings’ unaudited consolidated balance sheet at September 30, 2019 (the “Company Unaudited Interim Balance Sheet”), (iii) Holdings’ unaudited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2017 and December 31, 2018 and (iv) Holdings’ unaudited statements of income, cash flow and stockholders’ equity for the nine months ended September 30, 2019 (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that the Company Financials may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount other than as may be indicated in the notes thereto) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of Holdings and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b)    To the Company’s Knowledge, each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets, (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. To the Company’s Knowledge, the Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c)    Section 3.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Zordich accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since January 1, 2017.

(d)    Since January 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2017, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

3.8    Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Zordich pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9    Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.

3.10    Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11    Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Zordich (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12    Intellectual Property.

(a)    The Company, directly or through any of its Subsidiaries, owns, or has the right to use, and has the right to bring actions for the infringement of, all Company IP Rights.

(b)    Section 3.12(b) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.

(c)    Section 3.12(c) of the Company Disclosure Schedule accurately identifies (i) all Company IP Rights licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials, and (C) any confidential information provided under confidentiality agreements), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company or any of its Subsidiaries and (iii) whether the license or licenses granted to the Company or any of its Subsidiaries are exclusive or non-exclusive.

(d)    Section 3.12(d) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s benefit).

(e)    Except as set forth on Section 3.12 (e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.

(f)    The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company or one of its Subsidiaries, or co-owned rights each as identified in Section 3.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)    All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)    Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries.

(iii)    To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company or any or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(iv)    Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest.

(v)    The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi)    Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii)    To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.

(g)    The Company has delivered or made available to Zordich, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company or its Subsidiaries, as applicable, and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

(h)    The manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology currently licensed or sold or under development by the Company or any of its Subsidiaries does not violate any license or agreement between the Company or its Subsidiaries and any third party, and, to the Knowledge of the Company, does not infringe or misappropriate any registered Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any license or agreement with the Company or its Subsidiaries relating to any Company IP Rights.

(i)    There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. Neither the Company nor any of its Subsidiaries has received any notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person or that the Company or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(j)    Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

(k)    Except as set forth on Schedule 3.12(k) of the Company Disclosure Schedule, to the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with GAAP.

(l)    Except as set forth in Sections 3.12(l) of the Company Disclosure Schedule (i) neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company and its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(m)    Neither the Company nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13    Agreements, Contracts and Commitments.

(a)    Section 3.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)    each Company Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)    each Company Contract requiring payments by the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by the Company or its Subsidiaries on ninety (90) days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit the Company’s, its Subsidiaries’ or such successor’s ability to terminate employees at will;

(iii)    each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)    each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)    each Company Contract containing (A) any covenant limiting the freedom of the Company, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi)    each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(vii)    each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii)    each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;

(ix)    each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(x)    each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(xi)    each Company Real Estate Lease;

(xii)    each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $100,000; or

(xiii)    any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b)    The Company has delivered or made available to Zordich accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.14    Compliance; Permits; Restrictions.

(a)    The Company and each of its Subsidiaries are, and have been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no agreement or Order binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    The Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Schedule identifies each Company Permit. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act, Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Law promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)    The Company and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company or such Subsidiary as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company and each of its Subsidiaries have timely maintained and are in compliance in all material respects with the Company Regulatory Permits and have not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Zordich all information requested by Zordich in the Company’s or its Subsidiaries’ possession or control relating to the Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries, or in which the Company or its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither the Company nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries or their respective current products or product candidates, including the Company Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries has been disqualified from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries and no contract manufacturer with respect to any Company Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, any of its Subsidiaries, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g)    All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company or its Subsidiaries in connection with any Company Product Candidate, since January 1, 2017, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contains in 21 C.F.R. Parts 210, 211, 600-680, and 1271, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No manufacturing site owned by the Company or its Subsidiaries, and to the Knowledge of the Company, no manufacturing site of a contract manufacturer, with respect to any Company Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not be complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action.

(i)    As of the date of this Agreement, except as is set forth on Section 3.14 of the Company Disclosure Schedule and to the Knowledge of the Company, there are no adverse drug-related reactions to the dosing of patients in the Company’s Phase 1 clinical trials to evaluate the safety and tolerability of single and multiple ascending doses of CTI-1601 (the “Phase 1 Trials”) or any significant drug-related findings from any toxicology study.

3.15    Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

3.16    Tax Matters.

(a)    The Company and each of its Subsidiaries have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(e)    No deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five years.

(g)    Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords.

(h)    Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the

Company). Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(i)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j)    Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.17    Employee and Labor Matters; Benefit Plans.

(a)    Except as set forth on Section 3.17(a) of the Company Disclosure Schedule, the employment of each of the Company’s and any of its Subsidiaries’ employees is terminable by the Company or the applicable Subsidiary at will. The Company has made available to Zordich accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b)    No officer or Key Employee of the Company or any of its Subsidiaries has indicated that he or she presently intends to terminate his or her employment with the Company or the applicable Subsidiary, nor has any such officer or Key Employee threatened or expressed any intention to do so.

(c)    Neither the Company nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries.

(d)    Section 3.17(d) of the Company Disclosure Schedule lists all Company Employee Plans and the Holdings Plan.

(e)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or is the subject of a favorable opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(f)    Each Company Employee Plan and the Holdings Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA, and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or the Holdings Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans or the Holdings Plan either have been made or have been accrued in accordance with the terms of the applicable plan and applicable Law.

(g)    Neither the Company nor any of its ERISA Affiliates has, since its inception, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full. No Company Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded medical or long-term disability employee benefit plan. No Company Employee Plan or the Holdings Plan is subject to any Law of a foreign jurisdiction outside of the United States.

(h)    No Holdings Options or other equity-based awards issued or granted by Holdings or the Company are subject to the requirements of Code Section 409A. Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Company 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Company 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(i)    The Company and each of its Subsidiaries is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of the Company and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Knowledge of the Company or any of its Subsidiaries, there are no pending or threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither the Company nor any Subsidiary thereof is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(j)    Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification within the past three years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(k)    There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its Subsidiaries. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(l)    Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(m)    There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(n)    Neither the Company nor Holdings nor any of their Subsidiaries is a party to any Contract which could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or Holdings or any of their Subsidiaries.

3.18    Environmental Matters. Since January 1, 2017, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since January 1, 2017, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2017, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law.

3.19    Insurance. The Company has delivered to Zordich accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

3.20    Intentionally Omitted

3.21    No Financial Advisors. Except as set forth on Section 3.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.22    Transactions with Affiliates. Section 3.22 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2017, between, on one hand, the Company or any of its

Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Common Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.23    Privacy and Data Security. The Company has complied with all applicable Privacy Laws relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company has complied with its written and published policies and procedures concerning the privacy, security, collection and use of Personal Information (the “Privacy Policies”), except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws and/or Privacy Policies.

3.24    Accredited Investor Status. Prior to the date of this Agreement each holder of Company Common Stock and equity interests in Holdings has previously represented to the Company that he, she or it is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

3.25    No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Zordich nor any other person on behalf of Zordich makes any express or implied representation or warranty with respect to Zordich or with respect to any other information provided to the Company, any of its Subsidiaries or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Zordich set forth in Section 4 (in each case as qualified and limited by the Zordich Disclosure Schedule)) none of the Company, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4.    Representations and Warranties of Zordich and Merger Sub. Subject to Section 10.1(h), except (i) as set forth in the written disclosure schedule delivered by Zordich to the Company (the “Zordich Disclosure Schedule”) or (ii) as disclosed in the Zordich SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Zordich and Merger Sub represent and warrant to the Company as follows:

4.1    Due Organization; Subsidiaries.

(a)    Each of Zordich and its Subsidiaries (including Merger Sub) is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. All of Zordich’s Subsidiaries are wholly owned by Zordich.

(b)    Each of Zordich and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Zordich Material Adverse Effect.

(c)    Except as set forth on Section 4.1(c) of the Zordich Disclosure Schedule, Zordich has no Subsidiaries other than Merger Sub and Zordich does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Zordich is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Zordich has not agreed and is not obligated to make, nor is Zordich bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Zordich has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2    Organizational Documents. Zordich has delivered to the Company accurate and complete copies of Zordich’s Organizational Documents. Zordich is not in breach or violation of its Organizational Documents in any material respect.

4.3    Authority; Binding Nature of Agreement. Each of Zordich and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Zordich Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Zordich and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Zordich Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Zordich vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Zordich Common Stock to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Zordich and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Zordich and Merger Sub, enforceable against each of Zordich and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4    Vote Required. The affirmative vote of a majority of (a) the votes cast at the Zordich Stockholder Meeting is the only vote of the holders of any class or series of Zordich’s capital stock necessary to approve the issuance of the shares of Zordich Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (b) the shares of Zordich Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Zordich’s capital stock necessary to approve an amendment to Zordich’s certificate of incorporation to effect the Zordich Reverse Stock Split (collectively, the “Required Zordich Stockholder Vote”).

4.5    Non-Contravention; Consents.

(a)    Subject to obtaining the Required Zordich Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Zordich or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Zordich or its Subsidiaries;

(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Zordich or its Subsidiaries, or any of the assets owned or used by Zordich or its Subsidiaries, is subject;

(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Zordich or its Subsidiaries, or that otherwise relates to the business of Zordich, or any of the assets owned, leased or used by Zordich;

(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Zordich Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Zordich Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Zordich Material Contract, (C) accelerate the maturity or performance of any Zordich Material Contract or (D) cancel, terminate or modify any term of any Zordich Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(v)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Zordich or its Subsidiaries (except for Permitted Encumbrances).

(b)    Except for (i) any Consent set forth on Section 4.5 of the Zordich Disclosure Schedule under any Zordich Contract, (ii) the Required Zordich Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Zordich nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)    The Zordich Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6    Capitalization.

(a)    The authorized capital stock of Zordich consists of (i) 115,000,000 shares of Zordich Common Stock, par value $0.001 per share, of which 37,374,118 shares have been issued and are outstanding as of December 16, 2019 (the “Capitalization Date”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Zordich does not hold any shares of its capital stock in its treasury.

(b)    All of the outstanding shares of Zordich Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Zordich Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Zordich Common Stock is subject to any right of first refusal in favor of Zordich. Except as contemplated herein, there is no Zordich Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Zordich Common Stock. Zordich is not under any obligation, nor is Zordich bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Zordich Common Stock or other securities. Section 4.6(b) of the Zordich Disclosure Schedule accurately and completely describes all repurchase rights held by Zordich with respect to shares of Zordich Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)    Except for the Zordich Amended and Restated 2006 Stock Option Plan and the Zordich 2014 Stock Option and Incentive Plan (collectively, the “Zordich Stock Plans”) and the Zordich 2014 Employee Stock Purchase Plan (the “Zordich ESPP”), and except as set forth on Section 4.6(c)(i) of the Zordich Disclosure Schedule, Zordich does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Zordich has reserved 9,578,384 shares of Zordich Common Stock for issuance under the Zordich Stock Plans, of which 1,359,691 shares have been issued and are currently outstanding, 3,522,238 shares have been reserved for issuance upon exercise or settlement of Zordich Options and Zordich RSUs, as applicable, granted under the Zordich Stock Plans, and 4,696,455 shares remain available for future issuance pursuant to the Zordich Stock Plans. As of the date of this Agreement, Zordich has reserved 69,522 shares of Zordich Common Stock for future issuance pursuant to the Zordich ESPP. Section 4.6(c)(ii) of the Zordich Disclosure Schedule sets forth the following information with respect to each Zordich Option and Zordich RSUs outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Zordich Common Stock subject to such Zordich Option and Zordich RSUs at the time of grant, (iii) the number of shares of Zordich Common Stock subject to such Zordich Option and Zordich RSUs as of the date of this Agreement, (iv) the exercise price of such Zordich Option, (v) the date on which such Zordich Option and Zordich RSUs was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Zordich Option expires and (viii) whether such Zordich Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Zordich has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Zordich has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Zordich Stock Plans and any amendments thereto.

(d)    Except for the outstanding Zordich Options and Zordich RSUs or as set forth on Section 4.6(d) of the Zordich Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Zordich, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Zordich, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Zordich is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Zordich. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Zordich.

(e)    All outstanding shares of Zordich Common Stock, Zordich Options, Zordich RSUs and other securities of Zordich have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)    With respect to Zordich Options and Zordich RSUs granted pursuant to the Zordich Stock Plans, each Zordich Option and Zordich RSUs grant was made in accordance with the terms of the Zordich Stock Plan pursuant to which it was granted and, to the Knowledge of Zordich, all other applicable Law and regulatory rules or requirements.

4.7    SEC Filings; Financial Statements.

(a)    Zordich has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2017 (the “Zordich SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Zordich SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Zordich SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Zordich SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Zordich SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Zordich as of the respective dates thereof and the results of operations and cash flows of Zordich for the periods covered thereby. Other than as expressly disclosed in the Zordich SEC Documents filed prior to the date hereof, there has been no material change in Zordich’s accounting methods or principles that would be required to be disclosed in Zordich’s financial statements in accordance with GAAP. The books of account and other financial records of Zordich and each of its Subsidiaries are true and complete in all material respects.

(c)    Zordich’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Zordich, “independent” with respect to Zordich within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Zordich, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)    Except as set forth on Section 4.7(d) of the Zordich Disclosure Schedule, Zordich has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Zordich Common Stock on Nasdaq. Zordich has not disclosed any unresolved comments in the Zordich SEC Documents.

(e)    There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Zordich, the Zordich Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)    Except as set forth on Section 4.7(f) of the Zordich Disclosure Schedule, Zordich is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)    Zordich maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Zordich maintains records that in reasonable detail accurately and fairly reflect Zordich’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Zordich Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Zordich’s assets that could have a material effect on Zordich’s financial statements. Zordich has evaluated the effectiveness of Zordich’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Zordich SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Zordich has disclosed to Zordich’s auditors and the Audit Committee of the Zordich Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Zordich’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Zordich’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Zordich SEC Documents filed prior to the date hereof, Zordich has not identified any material weaknesses in the design or operation of Zordich’s internal control over financial reporting.

(h)    Zordich’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Zordich in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Zordich’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)    Zordich has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8    Absence of Changes. Except as set forth on Section 4.8 of the Zordich Disclosure Schedule, between September 30, 2019 and the date of this Agreement, Zordich has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Zordich Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9    Absence of Undisclosed Liabilities. Neither Zordich nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Zordich Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Zordich or its Subsidiaries since the date of the Zordich Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Zordich or any of its Subsidiaries under Zordich Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section  4.9 of the Zordich Disclosure Schedule.

4.10    Title to Assets. Each of Zordich and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Zordich Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of Zordich or any of its Subsidiaries as being owned by Zordich. All of such assets are owned or, in the case of leased assets, leased by Zordich or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11    Real Property; Leasehold. Neither Zordich nor any of its Subsidiaries owns or has ever owned any real property. Zordich has made available to the Company (a) an accurate and complete list of all real properties with respect to which Zordich directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Zordich or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Zordich Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12    Intellectual Property.

(a)    Zordich, directly or through any of its Subsidiaries, owns, or has the right to use, and has the right to bring actions for the infringement of, all of Zordich IP Rights.

(b)    Section 4.12(b) of the Zordich Disclosure Schedule is an accurate, true and complete listing of all Zordich Registered IP.

(c)    Section 4.12(c) of the Zordich Disclosure Schedule accurately identifies (i) all Zordich Contracts pursuant to which Zordich IP Rights are licensed to Zordich or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Zordich’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements) and (ii) whether the license or licenses granted to Zordich or any of its Subsidiaries are exclusive or non-exclusive.

(d)    Section 4.12(d) of the Zordich Disclosure Schedule accurately identifies each Zordich Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Zordich IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Zordich IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Zordich’s benefit).

(e)    Zordich has delivered, or made available to the Company, a complete and accurate copy of all material Zordich IP Rights Agreements.

(f)    Neither the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology currently licensed or sold or under development by Zordich, to the Knowledge of Zordich, infringes or misappropriates any valid Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Zordich Material Adverse Effect. To the Knowledge of Zordich, no third party is infringing upon any Zordich IP Rights, or violating any license or agreement with Zordich relating to any Zordich IP Rights.

(g)    To the Knowledge of Zordich, there is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Zordich Registered IP. Zordich has not received any notice asserting that any Zordich Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person or that Zordich or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(h)    To the Knowledge of Zordich, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Zordich conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Zordich

Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Zordich has or purports to have an ownership interest has been impaired as determined by Zordich in accordance with GAAP.

(i)    Except as may be set forth in the Contracts listed on Section 4.12(c) or 4.12(d) of the Zordich Disclosure Schedule (i) Zordich is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Zordich taken as a whole and (ii) Zordich has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

4.13    Agreements, Contracts and Commitments. Section 4.13 of the Zordich Disclosure Schedule identifies each Zordich Contract that is in effect as of the date of this Agreement and is (a) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act, (b) a Contract to which Zordich is a party or by which any of its assets and properties is currently bound, which, pursuant to the express terms thereof, require annual obligations of payment by, or annual payments to, Zordich in excess of $100,000, (c) a Zordich Real Estate Lease or (d) a Contract disclosed in or required to be disclosed in Section 4.12(c) or Section 4.12(d) of the Zordich Disclosure Schedule. Zordich has delivered or made available to the Company accurate and complete copies of all Contracts to which Zordich or any of its Subsidiaries is a party or by which it is bound of the type described in clauses (a)-(d) of the immediately preceding sentence (any such Contract, a “Zordich Material Contract”), including all amendments thereto. Zordich has not nor, to Zordich’s Knowledge as of the date of this Agreement, has any other party to a Zordich Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Zordich Material Contract in such manner as would permit any other party to cancel or terminate any such Zordich Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Zordich Material Adverse Effect. As to Zordich, as of the date of this Agreement, each Zordich Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Zordich Material Contract to change, any material amount paid or payable to Zordich under any Zordich Material Contract or any other material term or provision of any Zordich Material Contract.

4.14    Compliance; Permits; Restrictions.

(a)    Zordich and each of its Subsidiaries is, and has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Zordich, threatened against Zordich or any of its Subsidiaries. There is no agreement or Order binding upon Zordich or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Zordich or any of its Subsidiaries, any acquisition of material property by Zordich or any of its Subsidiaries or the conduct of business by Zordich or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Zordich’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)    Each of Zordich and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Zordich and Merger Sub as currently conducted (collectively, the “Zordich Permits”). Section 4.14(b) of the Zordich Disclosure Schedule identifies each Zordich Permit. Each of Zordich and its Subsidiaries is in material compliance with the terms of the Zordich Permits. No Legal Proceeding is pending or, to the Knowledge of Zordich, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Zordich Permit. The rights and benefits of each Zordich Permit will be available to Zordich and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Zordich and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)    There are no Legal Proceedings pending or, to the Knowledge of Zordich, threatened with respect to an alleged material violation by Zordich or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Law promulgated by a Drug Regulatory Agency.

(d)    Each of Zordich and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Zordich and Merger Sub as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Zordich Product Candidates”) (the “Zordich Regulatory Permits”) and no such Zordich Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Zordich has timely maintained and is in compliance in all material respects with the Zordich Regulatory Permits and neither Zordich nor any of its Subsidiaries has received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Zordich Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Zordich Regulatory Permit. Except for the information and files identified in Section 4.14(d) of the Zordich Disclosure Schedule, Zordich has made available to the Company all information requested by the Company in Zordich’s or its Subsidiaries’ possession or control relating to the Zordich Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Zordich Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information are accurate and complete in all material respects.

(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Zordich or its Subsidiaries, in which Zordich or its Subsidiaries or their respective products or product candidates, including the Zordich Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 4.14(e) of the Zordich Disclosure Schedule, neither Zordich nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Zordich, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Zordich or any of its Subsidiaries or in which Zordich or any of its Subsidiaries or its current products or product candidates, including the Zordich Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of Zordich, on behalf of Zordich or any of its Subsidiaries has been disqualified from participating in studies involving the Zordich Product Candidates, and to the Knowledge of Zordich, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)    Neither Zordich nor any of its Subsidiaries, and to the Knowledge of Zordich, no contract manufacturer with respect to any Zordich Product Candidate is the subject of any pending or, to the Knowledge of Zordich, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Zordich, neither Zordich nor any of its Subsidiaries and no contract manufacturer with respect to any Zordich Product Candidate has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy,

and any amendments thereto. None of Zordich, any of its Subsidiaries, and to the Knowledge of Zordich, any contract manufacturer with respect to any Zordich Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Zordich, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Zordich, any of its Subsidiaries, and to the Knowledge of Zordich, any contract manufacturer with respect to any Zordich Product Candidate, or any of its officers, employees or agents.

(g)    All manufacturing operations conducted by, or, to the Knowledge of the Zordich, for the benefit of Zordich or its Subsidiaries in connection with any Zordich Product Candidate, since January 1, 2017, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contains in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)    No manufacturing site owned by Zordich or its Subsidiaries, and to the Knowledge of Zordich, no manufacturing site of a contract manufacturer, with respect to any Zordich Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not be complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of Zordich, neither the FDA nor any other Governmental Authority is considering such action.

4.15    Legal Proceedings; Orders.

(a)    Except as set forth in Section 4.15 of the Zordich Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Zordich, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Zordich or any of its Subsidiaries or any Zordich Associate (in his or her capacity as such) or any of the material assets owned or used by Zordich or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)    There is no Order to which Zordich or any of its Subsidiaries, or any of the material assets owned or used by Zordich or any of its Subsidiaries is subject. To the Knowledge of Zordich, no officer or other Key Employee of Zordich or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Zordich or any of its Subsidiaries or to any material assets owned or used by Zordich or any of its Subsidiaries.

4.16    Tax Matters.

(a)     Each of Zordich and its Subsidiaries has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Zordich or any of its Subsidiaries does not file Tax Returns that Zordich is subject to taxation by that jurisdiction.

(b)    All material Taxes due and owing by Zordich and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Zordich Unaudited Interim Balance Sheet, neither Zordich nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)    Each of Zordich and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable or for Taxes that are being contested in good faith, in each case, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Zordich or any of its Subsidiaries.

(e)    No deficiencies for material Taxes with respect to Zordich or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of Zordich or any of its Subsidiaries. Neither Zordich nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)    Neither Zordich nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders and landlords.

(g)    Neither Zordich nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Zordich). Neither Zordich nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Zordich and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.

(h)    Neither Zordich nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)    Neither Zordich nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

4.17    Employee and Labor Matters; Benefit Plans.

(a)    The employment of Zordich’s and any of its Subsidiaries’ employees is terminable by Zordich or the applicable Subsidiary at will. Zordich has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Zordich Associates to the extent currently effective and material.

(b)    Neither Zordich nor any of its Subsidiaries is a party to, bound by, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Zordich, purporting to represent or seeking to represent any employees of Zordich or its Subsidiaries.

(c)    Section 4.17(c) of the Zordich Disclosure Schedule lists all Zordich Employee Plans.

(d)    Each Zordich Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or is the subject of a favorable opinion letter with respect to such qualified status from the IRS. To the Knowledge of Zordich, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Zordich Employee Plan or the exempt status of any related trust.

(e)    Each Zordich Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including the Code ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Zordich, threatened with respect to any Zordich Employee Plan. All payments and/or contributions required to have been made with respect to all Zordich Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Zordich Employee Plan and applicable Law.

(f)    Neither Zordich nor any of its ERISA Affiliates has, within the past 6 years, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Zordich nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(g)    Except as set forth in Section 4.17(g) of the Zordich Disclosure Schedule, no Zordich Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Zordich does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(h)    No Zordich Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(i)    Except as set forth in Section 4.17(i) of the Zordich Disclosure Schedule, no Zordich Options or other equity-based awards issued or granted by Zordich are subject to the requirements of Code Section 409A. Each Zordich Employee Plan that constitutes in any part a ““nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Zordich 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Zordich 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).

(j)    Zordich and each of its Subsidiaries is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of Zordich and its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Zordich or any of its Subsidiaries, threatened or reasonably anticipated against Zordich relating to any employee, employment agreement or Zordich Employee Plan (other than routine claims for benefits). To the Knowledge of Zordich or any of its Subsidiaries, there are no pending or threatened or reasonably anticipated claims or actions against Zordich or any of its Subsidiaries, any Zordich trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither Zordich nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(k)    Neither Zordich nor any of its Subsidiaries has material liability with respect to any misclassification within the past three years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither Zordich nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(l)    There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Zordich or any of its Subsidiaries. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m)    Neither Zordich nor any of its Subsidiaries is, nor has Zordich or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Zordich, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Zordich Associate, including charges of unfair labor practices or discrimination complaints.

(n)    There is no contract, agreement, plan or arrangement to which Zordich or any Zordich Affiliate is a party or by which it is bound to compensate any of its employees for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(o)    Neither Zordich nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Zordich or any of its Subsidiaries.

4.18    Environmental Matters. Since January 1, 2017, Zordich and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Zordich of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Zordich Material Adverse Effect. Neither Zordich nor any of its Subsidiaries has received, since January 1, 2017, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Zordich or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Zordich, there are no circumstances that may prevent or interfere with Zordich’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Zordich Material Adverse Effect. To the Knowledge of Zordich: (i) no current or prior owner of any property leased or controlled by Zordich or any of its Subsidiaries has received, since January 1, 2017, any written notice or other communication relating to property owned or leased at any time by Zordich or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Zordich or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Zordich nor any of its Subsidiaries has no material liability under any Environmental Law.

4.19    Insurance. Zordich has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Zordich and Merger Sub. Each of such insurance policies is in full force and effect and Zordich and Merger Sub are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, Zordich has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Zordich and Merger Sub has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Zordich for which Zordich has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Zordich of its intent to do so.

4.20    Transactions with Affiliates. Except as set forth in the Zordich SEC Documents filed prior to the date of this Agreement, since the date of Zordich’s last proxy statement filed in 2019 with the SEC, no event has occurred that would be required to be reported by Zordich pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Zordich Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Zordich as of the date of this Agreement.

4.21    No Financial Advisors. Except as set forth on Section 4.21 of the Zordich Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Zordich.

4.22    Valid Issuance; No Bad Actor. The Zordich Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. (i) To the Knowledge of Zordich as of the date of this Agreement, and (ii) as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Zordich or, to Zordich’s Knowledge, any Zordich Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

4.23    Privacy and Data Security. Zordich has complied with all applicable Privacy Laws relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Zordich in connection with the operation of Zordich’s business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Zordich Material Adverse Effect. To the Knowledge of Zordich, Zordich has complied with its Privacy Policies, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Zordich Material Adverse Effect. To the Knowledge of Zordich, as of the date hereof, no claims have been asserted or threatened against Zordich by any Person alleging a violation of Privacy Laws and/or Privacy Policies.

4.24    Regulatory Filings. As of the date of this Agreement, each of Zordich and its Subsidiaries has withdrawn or terminated all of its Investigational New Drug (IND) applications, and any comparable regulatory filings to any Governmental Authority outside the United States, for any and all of its product candidates within and outside the United States.

4.25    Exchange Act Registration. Other than the Zordich Common Stock to be issued in the Merger, the Zordich Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act.

4.26    No Other Representations or Warranties. Zordich hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Zordich, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Zordich, Merger Sub or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5.    Certain Covenants of the Parties

5.1    Operation of Zordich’s Business

(a)    Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Zordich shall conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Zordich Material Contracts.

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Zordich Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Zordich shall not,

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Zordich Common Stock from terminated employees, directors or consultants of Zordich);

(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Zordich Common Stock issued upon the valid exercise or settlement of outstanding Zordich Options or Zordich RSUs, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)    (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(vi)    (A) adopt, establish or enter into any Zordich Employee Plan, (B) cause or permit any Zordich Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Zordich Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)    enter into any transaction outside the Ordinary Course of Business;

(viii)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix)    make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;

(x)    waive, settle or compromise any pending or threatened Legal Proceeding against Zordich or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and (B) that do not impose any material restrictions on the operations or businesses of Zordich or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, Zordich or any of its Subsidiaries;

(xi)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xii)    enter into, amend or terminate any Zordich Material Contract; or

(xiii)    agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Zordich prior to the Effective Time. Prior to the Effective Time, Zordich shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2    Operation of the Company’s Business.

(a)    Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Zordich shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period each of the Company and its Subsidiaries shall conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Zordich (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)    declare, accrue, set aside or pay any dividend, other than cash dividends, or make any other distribution in respect to any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Common Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii)    except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)    (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $150,000;

(vi)    other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by law, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Company Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)    enter into any material transaction outside the Ordinary Course of Business;

(viii)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)    sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(x)    waive, settle or compromise any pending or threatened Legal Proceeding against the Company or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and (B) that do not impose any material restrictions on the operations or businesses of the Company or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xi)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xii)    make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;

(xiii)    enter into, amend or terminate any Company Material Contract;

(xiv)    (A) materially change pricing or royalties or other payments set or charged by the Company or any of its Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries; or

(xv)    agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Zordich, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3    Access and Investigation.

(a)    Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Zordich, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (c) permit the other

Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either Zordich or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Within a commercially reasonable time after the date of this Agreement, the Company shall use commercially reasonable efforts to engage consultants or employees to fill the roles of chief financial officer and chief medical officer; provided, that prior to such engagements, the Company will provide Zordich an opportunity to meet the candidates for such roles, and the Company will consider in good faith Zordich’s views with respect to the candidates. Notwithstanding the foregoing, filling such roles shall in no event be a condition to Closing nor shall the failure to fill such roles prior to the Closing Date be a breach of this Agreement or constitute a Company Material Adverse Effect.

(b)    Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law or agreement; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4    No Solicitation

(a)    Each of Zordich and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3) or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to obtaining the Required Zordich Stockholder Vote, Zordich may furnish non-public information regarding Zordich and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Zordich Board determines in good faith, after consultation with Zordich’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Zordich nor any Representative of Zordich shall have breached this Section 5.4 in any material respect, (B) the Zordich Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Zordich Board’s fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, Zordich gives the Company written notice of the identity of such Person and of Zordich’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) Zordich receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, Zoridch furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Zordich to the Company). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b)    If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c)    Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

5.5    Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Zordich, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 7, 8 and 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Zordich Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7 or 8 has been satisfied. During the Pre-Closing Period, if the Company becomes aware of any significant matter related to the Company’s Phase 1 trials or any other toxicology study, the Company shall promptly (and in any event within 48 hours) notify Zordich of the same. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6.    Additional Agreements of the Parties

6.1    Proxy Statement.

(a)    As promptly as practicable after the date of this Agreement, Zordich shall prepare, and following receipt of the Company Audited Financial Statements, file with the SEC a proxy statement relating to the Zordich Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Each of the Parties shall reasonably cooperate with the other party and furnish, and cause its Representatives to furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Proxy Statement. Without limiting the foregoing, each of Zordich and the Company will use commercially reasonable efforts to cause to be delivered to Zordich and the Company a letter of such company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the definitive Proxy Statement is filed with the SEC (and reasonably satisfactory in form and substance to Zordich and the Company), that is customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

(b)    Zordich covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company, concerning itself or its Affiliates, to Zordich for inclusion in the Proxy Statement (including the Company Audited Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither party makes any covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other party or its Subsidiaries or any of their Representatives regarding such other party or its Affiliates, for inclusion therein.

(c)    Zordich shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Zordich’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Zordich, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Zordich filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Zordich stockholders.

(d)    The Company shall reasonably cooperate with Zordich and provide, and cause its Representatives to provide, Zordich and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Proxy Statement or reasonably requested by Zordich to be included in the Proxy Statement.

(e)    As promptly as reasonably practicable following the date of this Agreement (i) the Company will furnish to Zordich audited financial statements for each of its fiscal years required to be included in the Proxy Statement (the “Company Audited Financial Statements”) and (ii) the Company will furnish to Zordich unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements, and all financial statements of Zordich to be included in the Proxy Statement, will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis (unless otherwise noted therein throughout the periods indicated) during the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) and on that basis will present fairly, in all material respects, the financial position and the results of operations, and cash flows of the Company or Zordich, as applicable, as of the dates of and for the periods referred to therein.

(f)    Prior to the Effective Time, Zordich shall use commercially reasonable efforts to ensure that the issuance of the Zordich Common Stock in the Merger will be exempt from registration pursuant to Section 4(2) of the Securities Act and from registration or qualification requirements under applicable state securities laws.

(g)    Each Party shall bear its own fees and expenses in connection with preparation of the Proxy, solicitation of proxies and the Zordich Shareholder Meeting. Zordich shall retain, and be responsible for the fees and expenses of, a nationally-recognized proxy solicitor, to be retained in connection with the solicitation of proxies for the Zordich Shareholder Meeting. Zordich shall also be responsible for all filing fees and printing, mailing and other costs incurred in connection with preparation and filing of the Proxy with the SEC and the solicitation of proxies for the Zordich Shareholder Meeting.

6.2    Intentionally Omitted

6.3    Zordich Stockholder Meeting.

(a)    Zordich shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Zordich Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of Zordich Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and, if deemed necessary by the Parties, an amendment to Zordich’s certificate of incorporation to effect the Zordich Reverse Stock Split (collectively, the “Zordich Stockholder Matters” and such meeting, the “Zordich Stockholder Meeting”). The Zordich Stockholder Meeting shall be held as promptly as practicable after the date that the definitive Proxy Statement is filed with the SEC, and in any event no later than forty-five (45) days after such date. Zordich shall take reasonable measures to ensure that all proxies solicited in connection with the Zordich Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Zordich Stockholder Meeting, or a date preceding the date on which the Zordich Stockholder Meeting is scheduled, Zordich reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Zordich Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Zordich Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Zordich Stockholder Meeting, Zordich may postpone or adjourn, or make one or more successive postponements or adjournments of, the Zordich Stockholder Meeting as long as the date of the Zordich Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any postponements or adjournments. If on the date of the Zordich Stockholder Meeting, or a date preceding the date on which the Zordich Stockholder Meeting is scheduled, the Parties are unable to negotiate an agreed upon determination of Net Cash or Company Net Cash pursuant to Section 2.8(i), Zordich will postpone or adjourn, or make one or more successive postponements or adjournments of, the Zordich Stockholder Meeting as long as the date of the Zordich Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any postponements or adjournments.

(b)    Zordich agrees that, subject to Section 6.3(c): (i) the Zordich Board shall recommend that the holders of Zordich Common Stock vote to approve the Zordich Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Zordich Board recommends that Zordich’s stockholders vote to approve the Zordich Stockholder Matters (the recommendation of the Zordich Board being referred to as the “Zordich Board Recommendation”) and (iii) the Zordich Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Zordich Board shall not publicly propose to withhold, amend, withdraw or modify the Zordich Board Recommendation) in a manner adverse to the Company, and no resolution by the Zordich Board or any committee thereof to withdraw or modify the Zordich Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Zordich Board Adverse Recommendation Change”).

(c)    Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, at any time prior to the approval of Zordich Stockholder Matters by the Required Zordich Stockholder Vote, Zordich receives a bona fide written Superior Offer, the Zordich Board may make a Zordich Board Adverse Recommendation Change if, but only if, in the receipt of and on account of such Superior Offer, the Zordich Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make a Zordich Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that (1) the Company receives written notice from Zordich confirming that the Zordich Board has determined to change its recommendation at least four (4) Business Days in advance of the Zordich Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Zordich Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Notice Period, the Company shall be entitled to deliver to Zordich one or more counterproposals to such Acquisition Proposal and Zordich will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Zordich’s stockholders would receive as a result of such potential Superior Offer), Zordich shall be required to provide the Company with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Zordich Board shall not make a Zordich Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d)    Zordich’s obligation to call, give notice of and hold the Zordich Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Zordich Board Recommendation.

(e)    Nothing contained in this Agreement shall prohibit Zordich or the Zordich Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Zordich or the Zordich Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Zordich is unable to take a position with respect to the bidder’s tender offer unless the Zordich Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

6.4    Best Efforts; Regulatory Approvals; Transaction Litigation.

(a)    The Parties shall use best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use best efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)    Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

(c)    Without limiting the generality of the foregoing, Zordich shall give Company prompt written notice of any litigation against Zordich and/or its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Company reasonably informed with respect to the status thereof. Zordich will (i) give Company the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with

Company with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith Company’s advice with respect to such Transaction Litigation. Zordich will obtain the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

6.5    Holdings Options.

(a)    Subject to Section 6.5(c), at the Effective Time, each Holdings Option that is outstanding and unexercised immediately prior to the Effective Time under the Holdings Plan whether or not vested, shall be substituted for an option to purchase Zordich Common Stock, and Zordich shall take all necessary steps to effectuate such substitution in accordance with the terms (as in effect as of the date of this Agreement) of the Holdings Plan and the terms of the option agreement by which such Holdings Option is evidenced (and shall deliver to the Company drafts of all documentation with respect thereto for review and comment by the Company no later than ten (10) Business Days prior to the Anticipated Closing Date). All rights with respect to Holdings interests under substituted Holdings Options shall thereupon be converted into rights with respect to Zordich Common Stock, as equitably adjusted pursuant to this Section 6.5(a). Accordingly, from and after the Effective Time: (i) each substituted Holdings Option may be exercised solely for shares of Zordich Common Stock, (ii) the number of shares of Zordich Common Stock subject to each Holdings Option assumed by Zordich shall be determined by multiplying (A) the number of Holdings Units that were subject to such Holdings Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Zordich Common Stock, (iii) the per share exercise price for the Zordich Common Stock issuable upon exercise of each Holdings Option assumed by Zordich shall be determined by dividing (A) the per share exercise price of Holdings Units subject to such Holdings Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any substituted Holdings Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Holdings Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Holdings Option, such Holdings Option in accordance with this Section 6.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Zordich Common Stock subsequent to the Effective Time and (B) the Zordich Board or a committee thereof shall succeed to the authority and responsibility of the Holdings board of managers or any committee thereof with respect to each substituted Holdings Option. Notwithstanding anything to the contrary in this Section 6.5(a), the conversion of each Holdings Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Zordich Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Holdings Option shall not constitute a “modification” of such Holdings Option for purposes of Section 409A or Section 424 of the Code.

(b)    Zordich shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8, if available for use by Zordich, relating to the shares of Zordich Common Stock issuable with respect to Holdings Options substituted by Zordich in accordance with Section 6.5(a).

(c)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Holdings Plan and otherwise) to effectuate the provisions of this Section 6.5 and to ensure that, from and after the Effective Time, holders of Holdings Options have no rights with respect thereto other than those specifically provided in this Section 6.5.

6.6    Zordich Options. Prior to the Closing, the Zordich Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired, unexercised and unvested Zordich Option held by a non-employee member of the Board, shall be accelerated in full effective as of immediately prior to the Effective Time, that the Zordich Stock Plan shall remain in effect and that each unexpired, unexercised Zordich Option shall continue to remain outstanding after the Effective Time.

6.7    Employees; Employee Benefits. Prior to the Closing, unless otherwise determined by the Parties, Zordich shall provide written notice to all of its Employees that their employment will be terminated effective as of the date of the Closing and provide Company with copies of the written notice and will use commercially reasonable efforts to provide fully executed original separation agreements signed sufficiently in advance to allow any and all applicable periods of consideration and revocation to expire by each such employee compliant with applicable Law. Zordich and the Company shall cause Zordich to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(c) of the Zordich Disclosure Schedule (including with respect to the acceleration of any Zordich Options and Zordich RSUs held by such employees), subject to the provisions of such agreements. Prior to the Closing, the Parties will cooperate in good faith to determine whether or not to terminate Zordich’s 401(k) plan and/or the Zordich ESPP.

6.8    Zordich RSUs. Prior to the Closing, the Zordich Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that (i) the vesting of each outstanding unvested Zordich RSU held by any non-employee member of the Zordich Board shall be accelerated in full effective as of immediately prior to the Effective Time, contingent on the occurrence of the Closing and (ii) each outstanding unsettled Zordich RSU (including any Zordich RSUs the vesting of which is accelerated under Section 6.8(i) above or upon termination of employment under Section 6.7 above) shall be settled and each holder thereof shall receive, immediately prior to the Effective Time a number of shares of Zordich Common Stock equal to the number of vested and unsettled restricted stock units underlying such Zordich RSU. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Zordich Common Stock in accordance with the preceding sentence shall be satisfied by Zordich withholding from issuance that number of shares of Zordich Common Stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of Zordich Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities.

6.9    Indemnification of Officers and Directors.

(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Zordich and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Zordich or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Zordich or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Zordich and the Surviving Corporation, jointly and severally, upon receipt by Zordich or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Zordich, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by the D&O Indemnified Parties.

(b)    The provisions of the certificate of incorporation and bylaws of Zordich with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Zordich that are presently set forth in the certificate of incorporation and bylaws of Zordich shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Zordich, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Zordich shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Zordich.

(c)    From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Zordich shall fulfill and honor in all respects the obligations of Zordich to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Zordich’s Organizational Documents and pursuant to any indemnification agreements between Zordich and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)    From and after the Effective Time, Zordich shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Zordich. In addition, Zordich shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Zordich’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Zordich’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Zordich by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Zordich’s initial public offering of shares of Zordich Common Stock). Notwithstanding the foregoing, in satisfying its obligation under this Section 6.9(d), neither Zordich nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum Zordich paid in its last full fiscal year prior to the date hereof for such insurance (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Zordich shall cause to be maintained policies of insurance that, in Zordich’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.

(e)    From and after the Effective Time, Zordich shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.9 in connection with their enforcement of the rights provided to such persons in this Section 6.9.

(f)    The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Zordich and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)    In the event Zordich or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Zordich or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.9. Zordich shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.9.

6.10    Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Zordich may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Zordich in compliance with this Section 6.10. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to any Acquisition Proposal, Zordich Board Adverse Recommendation Change or with respect to Zordich only, pursuant to Section 6.3(e).

6.11    Listing. At or prior to the Effective Time, Zordich shall use its reasonable best efforts to cause the shares of Zordich Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time. The Company will cooperate with Zordich as reasonably requested by Zordich with respect to the listing application for the Zordich Common Stock and promptly furnish to Zordich all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.11. The Company agrees to pay all Nasdaq fees associated with any action contemplated by this Section 6.11.

6.12     Tax Matters. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state income and other relevant Tax purposes, unless otherwise required by applicable Law.

6.13    Legends. Zordich shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Zordich Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Zordich for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Zordich Common Stock.

6.14    Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Section 6.14 of the Zordich Disclosure Schedule are elected or appointed, as applicable, to the positions of officers and directors of Zordich and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed in Section 6.14 of the Zordich Disclosure Schedule is unable or unwilling to serve as officer or director of Zordich or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Section 6.14 of the Zordich Disclosure Schedule) shall designate a successor.

6.15    Termination of Certain Agreements and Rights. Except as set forth on Section 6.15 of the Zordich Disclosure Schedule, each of Zordich and the Company shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Zordich or the Company and any holders of Zordich Common Stock or Company Common Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Zordich or the Surviving Corporation.

6.16    Corporate Identity. Zordich shall submit to its stockholders at the Zordich Stockholder Meeting a proposal to approve and adopt an amendment to Zordich’s certificate of incorporation to change the name of Zordich to “Larimar Therapeutics, Inc.”, contingent upon the Effective Time.

6.17    Section 16 Matters. Prior to the Effective Time, Zordich shall take all such steps as may be required to cause any acquisitions of Zordich Common Stock and any options to purchase Zordich Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Zordich, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.18    Allocation Certificate. The Company will prepare and deliver to Zordich at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Zordich setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Common Stock or Holdings Options, (b) such holder’s name and address, (c) the number and type of Company Common Stock held and/or underlying the Holdings Options as of the Closing Date for each such holder, and (d) the number of shares of Zordich Common Stock to be issued to such holder, or to underlie any Zordich Option to be issued to such holder, pursuant to this Agreement in respect of the Company Common Stock or Holdings Options held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.19    Zordich Reverse Stock Split. If requested by the Company prior to filing the preliminary Proxy Statement, Zordich shall submit to Zordich’s stockholders at the Zordich Stockholder Meeting a proposal to approve and adopt an amendment to Zordich’s certificate of incorporation to authorize the Zordich Board to effect a reverse stock split of all outstanding shares of Zordich Common Stock at a reverse stock split ratio indicated by the Company in its request notice and reasonably acceptable to Zordich (the “Zordich Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Zordich Reverse Stock Split.

6.20    Obligations of Merger Sub. Zordich will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.21    Private Placement. The Company shall use commercially reasonable efforts to take such actions and cause the holders of Company Common Stock and equity interests in Holdings to provide all documentation, including investor questionnaires, reasonably requested by Zordich to allow Zordich to issue the Zordich Common Stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S, including certifications to Zordich: that either (a) (i) such holder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (ii) such holder is not and will not be, as of the Effective Time, an “accredited investor”, in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Zordich Common Stock; and (iii) that the Zordich Common Stock is being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six (6) months following the Closing or (b) such holder is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

6.22    Registration Rights. Within thirty (30) days following the Closing Date, Zordich will prepare and file with the SEC a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the shares of Zordich Common Stock issued pursuant to Section 2.5 but with such registration obligations otherwise consistent with the requirements of this Section 6.22), covering the resale of all of the shares of Zordich Common Stock issued pursuant to Section 2.5 (together with all amendments and supplements thereto, including post-effective amendments, all exhibits thereto and all material incorporated by reference therein, the “Registration Statement”). Zordich will use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as possible following the filing of the Registration Statement and to be maintained effective until the date that all of the shares of Zordich Common

Stock issued pursuant to Section 2.5 have actually been sold. Zordich shall also provide stockholders that have received shares of Zordich Common Stock issued pursuant to Section  2.5 with customary demand and piggyback registration rights related to such shares.

6.23     Payoff Letter. Zordich shall obtain prior to the Effective Time a payoff letter (the “Payoff Letter”) in respect of the SVB Debt, which will provide the dollar amount of all indebtedness required to be paid in order to fully pay off the SVB Debt as of the Effective Time and to release all Encumbrances thereunder upon such payment. Zordich shall pay in full at the Effective Time such amount set forth in the Payoff Letter.

6.24    State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Zordich and the Zordich Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

6.25    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

6.26    Ordinary Course Capital Contributions. As soon as practicable but no later than thirty (30) days after the date hereof, the Company shall provide to Zordich a duly executed and effective copy of an agreement (in form and substance reasonably acceptable to Zordich, it being acknowledged by Zordich that an agreement in the form substantially similar to that certain Bridge Unit Purchase Agreement shall be acceptable to Zordich) providing for the commitment of one or more Persons (which may include Affiliates of the Company) to loan or otherwise invest capital in Holdings from time to time for the purpose of permitting Holdings to make Ordinary Course Capital Contributions (each such agreement, a “Funding Commitment” and the counterparty to such Funding Commitment, a “Funding Counterparty” ). The Company and Holdings shall give Zordich prompt notice of (i) any breach or default by any party to any Funding Commitment or definitive agreements related thereto and (ii) any waivers under or modifications or amendments to, a Funding Commitment. As soon as reasonably practicable, but in any event within two Business Days of the date that Zordich delivers to the Company a written request, the Company shall provide any information reasonably requested by Zordich relating to the status of the Ordinary Course Capital Contributions and/or any Funding Commitment. Holdings shall avail itself of its rights under each Funding Commitment to the extent necessary to make Ordinary Course Capital Contributions and, upon receipt of proceeds under any such Funding Commitment, shall use such proceeds to make Ordinary Course Capital Contributions. It shall constitute a Company Material Adverse Effect hereunder in the event there occurs (i) a failure of a Funding Counterparty under a Funding Commitment to loan or otherwise invest capital in Holdings pursuant to such Funding Commitment in an amount requested by Holdings (provided such request is made in compliance with the terms of such Funding Commitment) for any reason (including as a result of the non-satisfaction of any conditions to such funding contained in the Funding Commitment) and (ii) any breach, termination, waiver, modification or amendment under or of a Funding Commitment that results in Holdings no longer having a source of capital sufficient for it to make Ordinary Course Capital Contributions through the Closing Date.

Section 7.    Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.2    Stockholder Approval. (a) Zordich shall have obtained the Required Zordich Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.

Section 8.    Additional Conditions Precedent to Obligations of Zordich and Merger Sub.

The obligations of Zordich and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Zordich, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2    Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3    Closing Certificate. Zordich shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.6, 8.8 and 8.9 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.18 is true and accurate in all respects as of the Closing Date.

8.4    Company Financings. The Company and Holdings shall have performed and complied with its obligations under Section 6.26.

8.5    FIRPTA Certificate. Zordich shall have received from the Company a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h) and in form and substance reasonably acceptable to Zordich.

8.6    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

8.7    Company Lock-Up Agreements. The Company Lock-Up Agreements shall be executed and be in full force and effect as of immediately following the Effective Time.

8.8    Termination of Investor Agreements. The Investor Agreements to which the Company is a party shall have been terminated.

8.9    Company Net Cash Requirement. The Company shall have satisfied its Transaction Costs and Company Net Cash shall not be less than zero as of the Closing.

Section 9.    Additional Conditions Precedent to Obligation of the Company.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1    Accuracy of Representations. Each of the Zordich Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Zordich Capitalization Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Zordich and Merger Sub contained in this Agreement (other than the Zordich Fundamental Representations and the Zordich Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Zordich Material Adverse Effect (without giving effect to any references therein to any Zordich Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Zordich Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

9.2    Performance of Covenants. Zordich and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)    a certificate executed by the Chief Executive Officer or Chief Financial Officer of Zordich confirming that the conditions set forth in Sections 9.1, 9.2, and 9.4 have been duly satisfied; and

(b)    written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Zordich who are not to continue as officers or directors of Zordich pursuant to Section 6.14 hereof.

9.4    No Zordich Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Zordich Material Adverse Effect.

9.5    Zordich Lock-Up Agreements. The Zordich Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

9.6    Minimum Net Cash Requirement. Net Cash shall have been finally determined in accordance with Section  2.8 and such Net Cash calculation shall be at least equal to $30,000,000.

9.7     Listing. The approval of the listing of the additional shares of Zordich Common Stock on Nasdaq shall have been obtained and the shares of Zordich Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

9.8    D&O Policy. The directors’ and officers’ liability insurance policies contemplated by Section 6.9(d) shall have been obtained and in full force and effect concurrent with the Closing.

9.9    Frustration of Closing Conditions. Notwithstanding anything to the contrary set forth in this Agreement, none of the Company, Zordich or Merger Sub may rely, either as a basis for not consummating the Contemplated Transactions or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7, Section 8 or Section 9, as the case may be, to be satisfied, if in any such case such party’s breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or failure to perform fully its obligations under this Agreement in any manner has primarily caused or resulted in a failure of any such condition to be satisfied or otherwise have given rise to a right of termination of this Agreement.

Section 10.    Termination

10.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Zordich Stockholder Matters by Zordich’s stockholders, unless otherwise specified below):

(a)    by mutual written consent of Zordich and the Company;

(b)    by either Zordich or the Company if the Merger shall not have been consummated by September 17, 2020 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Zordich if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not completed its review of the Proxy Statement by the date which is 60 days prior to the End Date, then either the Company or Zordich shall be entitled to extend the End Date for an additional 60 days;

(c)    by either Zordich or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)    by Zordich if the Required Company Stockholder Vote shall not have been obtained within two (2) Business Days of the date of this Agreement; provided, however, that once the Required Company Stockholder Vote has been obtained, Zordich may not terminate this Agreement pursuant to this Section 10.1(d);

(e)    by either Zordich or the Company if (i) the Zordich Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Zordich’s stockholders shall have taken a final vote on the Zordich Stockholder Matters and (ii) the Zordich Stockholder Matters shall not have been approved at the Zordich Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Zordich Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Zordich where the failure to obtain the Required Zordich Stockholder Vote shall have been caused by the action or failure to act of Zordich and such action or failure to act constitutes a material breach by Zordich of this Agreement;

(f)    by the Company (at any time prior to the approval of the Zordich Stockholder Matters by the Required Zordich Stockholder Vote) if a Zordich Triggering Event shall have occurred;

(g)    by Zordich (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h)    by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Zordich or Merger Sub or if any representation or warranty of Zordich or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Zordich’s or Merger Sub’s representations and warranties or breach by Zordich or Merger Sub is curable by Zordich or Merger Sub, then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Zordich or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) Zordich or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Zordich or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Zordich or Merger Sub is cured prior to such termination becoming effective);

(i)    by Zordich, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Zordich is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Zordich to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Zordich to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(j)    by Zordich (at any time prior to the approval of the Zordich Stockholder Matters by the Required Zordich Stockholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(j), upon the Zordich Board authorizing Zordich to enter into a Permitted Alternative Agreement; provided, however, that Zordich shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from Zordich of Zordich’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Zordich shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (iii) the Zordich Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (iv) Zordich shall concurrently pay to the Company the Company Termination Fee in accordance with Section 10.3(c).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3    Expenses; Termination Fees.

(a)    Except as set forth in this Section 10.3 and Section 6.11 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Zordich and the Company shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Proxy Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b)    If (i) this Agreement is terminated by Zordich or the Company pursuant to Section 10.1(e) or by the Company pursuant to Section 10.1(f), (ii) at any time after the date of this Agreement and prior to the Zordich Stockholder Meeting an Acquisition Proposal with respect to Zordich shall have been publicly announced, disclosed or otherwise communicated to the Zordich Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant to Section 10.1(e), within twelve (12) months after the date of such termination, Zordich enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Zordich shall pay to the Company, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $3,375,000 (the “Company Termination Fee”).

(c)    If this Agreement is terminated by Zordich pursuant to Section 10.1(j), then Zordich shall pay to the Company, concurrent with such termination, the Company Termination Fee.

(d)    If (i) this Agreement is terminated by Zordich pursuant to Section 10.1(d) or Section 10.1(g), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and (iii) in the event this Agreement is terminated pursuant Section 10.1(d), within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Zordich, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $3,375,000 (the “Zordich Termination Fee”).

(e)    If this Agreement is terminated by the Company pursuant to Section 10.1(h), Zordich shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $350,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Zordich true and correct copies of reasonable documentation supporting such expenses.

(f)    If this Agreement is terminated by Zordich pursuant to Section 10.1(i), the Company shall reimburse Zordich for all reasonable out-of-pocket fees and expenses incurred by Zordich in connection with this Agreement and the Contemplated Transactions, up to a maximum of $350,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Zordich submits to the Company true and correct copies of reasonable documentation supporting such expenses.

(g)    If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(h)    The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Zordich or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 11.    Miscellaneous Provisions

11.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Zordich and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section  11 shall survive the Effective Time.

11.2    Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Zordich at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Zordich Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Zordich.

11.3    Waiver.

(a)    Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in.PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of this Agreement and (f) irrevocably waives the right to trial by jury.

11.6    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Zordich or Merger Sub:

Zafgen, Inc.

3 Center Plaza, Suite 610

Boston, Massachusetts 02108

Attention: Jeffrey Hatfield, Chief Executive Officer

Email: [Redacted]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue Boston, Massachusetts 02210 Attention: Mitchell S. Bloom, Danielle M.

Lauzon, Andrew H. Goodman

Email: mbloom@goodwinlaw.com, dlauzon@goodwinlaw.com, agoodman@goodwinlaw.com if to the Company or Holdings:

150 Monument Rd,

Bala Cynwyd, PA 19004

Attention: Dr. Carole Ben-Maimon, President and Chief Executive Officer

Email: [Redacted]

with a copy to (which shall not constitute notice):

McCarter & English, LLP

1600 Market Street, Suite 3900

Philadelphia, PA 19103

Attention: Philip D. Amoa and Peter Campitiello

Email: pamoa@mccarter.com and pcampitiello@mccarter.com

11.8    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

11.11    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.9) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, Holdings shall be a third party beneficiary of all covenants made by

Zordich in this Agreement that by their terms survive, or require action following, the Closing, and, as such, shall be entitled to enforce each such covenant to the same extent as if a party hereto.

11.12    Holdings’ Guarantee. Holdings shall cause the Company to comply in all respects with each of the covenants made by the Company, and Zordich shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of a breach of any such covenant directly against any or both of Holdings and the Company in the first instance.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ZAFGEN, INC.

By:	/s/ Jeffrey S. Hatfield
Name:	Jeffrey S. Hatfield
Title:	Chief Executive Officer

ZORDICH MERGER SUB, INC.

By:	/s/ Patricia L. Allen
Name:	Patricia L. Allen
Title:	Vice President, Secretary and Treasurer

CHONDRIAL THERAPEUTICS, INC.

By:	/s/ Carole S. Ben-Maimon, MD
Name:	Carole S. Ben-Maimon, MD
Title:	President and Chief Executive Officer

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

By:	/s/ Carole S. Ben-Maimon, MD
Name:	Carole S. Ben-Maimon, MD
Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF ZORDICH STOCKHOLDER SUPPORT AGREEMENT

ZAFGEN, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of December 17, 2019, is made by and among Zafgen, Inc., a Delaware corporation (“Zordich”), Chondrial Therapeutics, Inc., a Delaware corporation (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock (the “Shares”) of Zordich.

WHEREAS, Zordich, Zordich Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Zordich (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds Zordich Options and/or Zordich RSUs to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Zordich, Merger Sub and the Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Zordich’s, Merger Sub’s and the Company’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, Zordich and the Company agree as follows:

1. Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Zordich or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Zordich, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of (A) the issuance of the shares of Zordich Common Stock by virtue of the Merger, (B) the adoption of the Merger Agreement and approval of the Merger, and (C) an amendment to the Certificate of Incorporation of Zordich to effect the Zordich Reverse Stock Split; (ii) against any action or agreement that, to the knowledge of Stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Zordich or any of its Subsidiaries or affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Zordich’s or any of its Subsidiaries’ or affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

Exhibit A-2

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement.

3. Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Zordich that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options, vesting of any Zordich RSUs or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (b) with respect to such Stockholder’s Zordich Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to the Company as payment for the (i) exercise price of such Stockholder’s Zordich Options and (ii) taxes applicable to the exercise of such Stockholder’s Zordich Options, (c) with respect to Stockholder’s Zordich RSUs, (i) transfers for the net settlement of Stockholder’s Zordich RSUs settled in Shares (to pay any tax withholding obligations) or (ii) transfers for receipt upon settlement of Stockholder’s Zordich RSUs, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by Stockholder as a result of such settlement, (d) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof, (e) transfers to another holder of the capital stock of the Company that has signed a voting agreement in substantially the form hereof, and (f) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Zordich and the Company as follows:

(a) Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b) this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to the Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Zordich, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares

Exhibit A-3

is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

(e) to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. The Stockholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

7. No Solicitation. From and after the date hereof until the Expiration Date, Stockholder shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, an Acquisition Proposal regarding Zordich, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Acquisition Proposal regarding Zordich, (c) furnish to any Person other than the Company any non-public information that could reasonably be expected to be used for the purposes of formulating any Acquisition Proposal regarding Zordich, (d) enter into any letter of intent, agreement in principle or other similar type of agreement relating to an Acquisition Proposal regarding Zordich, or enter into any agreement or agreement in principle requiring Zordich to abandon, terminate or fail to consummate the transactions contemplated hereby, (e) initiate a stockholders’ vote or action by consent of the Zordich’s stockholders with respect to an Acquisition Proposal regarding Zordich, (f) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Zordich that takes any action in support of an Acquisition Proposal regarding Zordich or (g) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or affiliates to, nor shall it authorize any officer, director or representative of Stockholder, or any of its Subsidiaries or affiliates to, undertake any of the actions contemplated by this Section 7.

8. Waiver of Appraisal Rights; No Legal Actions.

(a) The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable law, including Section 262 of the DGCL, in connection with the Merger.

Exhibit A-4

(b) The Stockholder will not in its capacity as a stockholder of Zordich bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this agreement by the Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Zordich Board, constitutes a breach of any fiduciary duty of the Zordich Board or any member thereof.

9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10. Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Zordich and/or holder of options, warrants and/or restricted stock units to purchase shares of Zordich Common Stock and not in such Stockholder’s capacity as a director, officer or employee of Zordich or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Zordich in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Zordich or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Zordich or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Zordich or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

13. Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Zordich may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

14. Disclosure. Stockholder hereby agrees that Zordich and the Company may publish and disclose in any registration statement, any resale registration statement relating thereto (including all documents and schedules filed with the SEC), the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments,

Exhibit A-5

arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Zordich or the Company as required by law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Stockholder’s counsel.

15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (providing confirmation of transmission) to the Company or Zordich, as the case may be, in accordance with Section 11.7 of the Merger Agreement and to each Stockholder at its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Zordich to Stockholder shall be construed as a waiver of any rights or remedies of the Company or Zordich, as applicable, with respect to any other stockholder of Zordich who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of Zordich. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

Exhibit A-6

20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Zordich Board has approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of the Certificate of Incorporation of Zordich, the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22. Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto.

24. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to Stockholder, or (b) have been agreed to in writing by Stockholder.

25. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

Exhibit A-7

EXECUTED as of the date first above written.

[STOCKHOLDER]

By:
Name:
Title:

Signature Page to Voting Agreement

EXECUTED as of the date first above written.

ZAFGEN, INC.

By:
Name:
Title:

CHONDRIAL THERAPEUTICS, INC.

By:
Name:
Title:

Signature Page to Voting Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares	Zordich Options	RSUs

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

December 17, 2019

Zafgen, Inc.

3 Center Plaza, Suite 610

Boston, Massachusetts 02108

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Zafgen, Inc., a Delaware corporation (“Zordich”), has entered into an Agreement and Plan of Merger, dated as of December 17, 2019 (as the same may be amended from time to time, the “Merger Agreement”) with Zordich Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Zordich, and Chondrial Therapeutics, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a material inducement to each of the Parties to enter into the Merger Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Zordich, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Zordich Common Stock or any securities convertible into or exercisable or exchangeable for Zordich Common Stock (including without limitation, Zordich Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Zordich which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit (“RSU”)) that are currently or hereafter owned by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Zordich Common Stock or such other securities, in cash or otherwise; or

(iii)

make any demand for or exercise any right with respect to the registration of any shares of Zordich Common Stock or any security convertible into or exercisable or exchangeable for Zordich Common Stock.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a) transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of law, (C) as a bona fide gift to a charitable organization, (D) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such Family Member(s);

A-2-2

(ii)

if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (C) as a bona fide gift to a charitable organization; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Zordich a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Zordich Common Stock or such other securities that have been so transferred or distributed;

(b) the exercise of an option (including a net or cashless exercise of an option) to purchase shares of Zordich Common Stock, and any related transfer of shares of Zordich Common Stock to Zordich for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options (or the disposition to Zordich of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement); provided that, for the avoidance of doubt, the underlying shares of Zordich Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c) transfers for the net settlement of RSUs settled in Zordich Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Zordich Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Zordich Common Stock; provided that such plan does not provide for any transfers of Zordich Common Stock during the Restricted Period; or

(e) transfers by the undersigned of shares of Zordich Common Stock purchased by the undersigned on the open market following the Closing Date;

and provided, further, that, with respect to each of (a), (b), (c) and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Zordich Common Stock following such individual’s termination of employment with Zordich that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Zordich prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Zordich. In furtherance of the foregoing, the undersigned agrees that Zordich and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Zordich may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Zordich Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

A-2-3

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Zordich is proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Zordich will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by Zordich of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Zordich in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Zordich shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Zordich is entitled at law or in equity, and the undersigned waives any bond, surety or other security that might be required of Zordich with respect thereto.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Zordich and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

(Signature Page Follows)

Exhibit B-4

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed by Zafgen, Inc.:

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

AMENDMENT NO. 1

AGREEMENT AND PLAN OF MERGER

among:

ZAFGEN, INC.;

ZORDICH MERGER SUB, INC.;

CHONDRIAL THERAPEUTICS, INC.; and

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

Dated as of March 6, 2020

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of March 6, 2020 (this “Amendment”), is entered into by and among ZAFGEN, INC., a Delaware corporation (“Zordich”); ZORDICH MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Zordich (“Merger Sub”); CHONDRIAL THERAPEUTICS, INC., a Delaware corporation (the “Company”) and CHONDRIAL THERAPEUTICS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger, dated as of December 17, 2019, by and among the parties hereto (the “Merger Agreement”).

WHEREAS, Zordich, Merger Sub, the Company and Holdings desire to amend the Merger Agreement on the terms and conditions set forth herein;

WHEREAS, Section 11.2 of the Merger Agreement provides that subject to the provisions of applicable Law, the Merger Agreement may be amended by authorized action of Zordich, Merger Sub, the Company and Holdings; and

WHEREAS, the respective boards of directors of Zordich, Merger Sub, the Company and Holdings have approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendment of Section 6.5. Section 6.5 (Holdings Options) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“6.5    Holdings Options.

(a)    Subject to Section 6.5(d), as of the Effective Time, each Holdings Option that is outstanding and unexercised as of the Effective Time under the Holdings Plan, whether or not vested, shall be substituted for an option to purchase Zordich Common Stock, and Zordich shall take all necessary steps to effectuate such substitution in accordance with the terms (as in effect as of the date of this Agreement) of the Holdings Plan, the terms of the option agreement by which such Holdings Option is evidenced and the terms of this Section 6.5 (and shall deliver to the Company drafts of all documentation with respect thereto for review and comment by the Company no later than ten (10) Business Days prior to the Anticipated Closing Date). All rights with respect to Holdings interests under substituted Holdings Options shall thereupon be converted into rights with respect to Zordich Common Stock, as equitably adjusted pursuant to this Section 6.5(a). Accordingly, from and after the Effective Time:

(i) each substituted Holdings Option may be exercised solely for shares of Zordich Common Stock;

(ii) the number of shares of Zordich Common Stock subject to each such substituted Holdings Option shall be determined by multiplying (A) the number of Holdings Units that were subject to such Holdings Option, as in effect immediately prior to the Effective Time, by (B) the number of Company Outstanding Shares as of immediately prior to the Effective Time, by (C) a fraction, the numerator of which is one (1) and the denominator of which is the fully-diluted number of Holdings Units as of such time (assuming conversion of all classes of units of Holdings into Holdings Units, and including Holdings Units underlying all Holdings Options), by (D) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Zordich Common Stock;

(iii) the per share exercise price for the shares of Zordich Common Stock issuable upon exercise of each substituted Holdings Option shall be determined by multiplying (A) the fair market value of a share of Zordich Common Stock at the Effective Time (as determined under the applicable Zordich Stock Plan) by (B) a fraction, the numerator of which is the per share exercise price of the Holdings Option as in effect immediately prior to the Effective Time, and the denominator of which is the fair market value of the Holdings Units subject to such Holdings Option immediately prior to the Effective Time, and rounding the resulting exercise price up to the nearest whole cent, provided, however, that the per share exercise price of each replacement option to purchase shares of Zordich Common Stock shall be increased to the extent necessary so that, with respect to each applicable award of a Holdings Option to purchase Holdings Units, the excess of the aggregate fair market value of the shares of Zordich Common Stock subject to the replacement option immediately after the substitution over the aggregate option price of such shares is not greater than the excess of the aggregate fair market value of all Holdings Units subject to such Holdings Option immediately before the substitution over the aggregate option price of such Holdings Units; and

(iv) any restriction on the exercise of any substituted Holdings Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Holdings Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Holdings Option, such Holdings Option in accordance with this Section 6.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Zordich Common Stock subsequent to the Effective Time and (B) the Zordich Board or a committee thereof shall succeed to the authority and responsibility of the Holdings board of managers or any committee thereof with respect to each substituted Holdings Option.

(b) Notwithstanding anything to the contrary in this Section 6.5(a), the substitution of each Holdings Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) for an option to purchase shares of Zordich Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1 to the extent necessary for that substitution to not constitute a “modification” of such Holdings Option for purposes of Section 409A of the Code.

(c) Zordich shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8, if available for use by Zordich, relating to the shares of Zordich Common Stock issuable with respect to Holdings Options substituted by Zordich in accordance with Section 6.5(a).

(d) Prior to the Effective Time, Holdings shall take all actions that may be necessary (under the Holdings Plan and otherwise) to effectuate the provisions of this Section 6.5 and to ensure that, from and after the Effective Time, holders of Holdings Options have no rights with respect thereto other than those specifically provided in this Section 6.5.”

2.

References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references in the Zordich Disclosure Schedules and the Company Disclosure Schedules to “the Agreement” and “the Merger Agreement” shall refer to the Merger Agreement as amended by this Amendment.

3.

Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Zordich Disclosure Schedules and the Company Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to December 17, 2019.

4.

Other Miscellaneous Terms. The provisions of Section 11 (Miscellaneous Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

5.	No Further Amendment. Except as amended hereby, the Merger Agreement, shall remain in full force and effect.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

ZAFGEN, INC.

By:	/s/ Jeffrey S. Hatfield

Name:	Jeffrey S. Hatfield

Title:	Chief Executive Officer

ZORDICH MERGER SUB, INC.

By:	/s/ Patricia L. Allen

Name:	Patricia L. Allen

Title:	Vice President, Secretary and Treasurer

CHONDRIAL THERAPEUTICS, INC.

By:	/s/ Carole S. Ben-Maimon, MD

Name:	Carole S. Ben-Maimon, MD

Title:	President and Chief Executive Officer

CHONDRIAL THERAPEUTICS HOLDINGS, LLC

By:	/s/ Carole S. Ben-Maimon, MD

Name:	Carole S. Ben-Maimon, MD

Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

ANNEX B

CERTIFICATE OF AMENDMENT OF

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ZAFGEN, INC.

PURSUANT TO SECTION 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Zafgen, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

The Board of Directors of the Corporation (the “Board of Directors”), pursuant to Section 242 of the Delaware General Corporations Law (“DGCL”), has duly adopted a resolution setting forth the following proposed amendment (the “Amendment”) to the Corporation’s ninth amended and restated certificate of incorporation as currently in effect (the “Certificate of Incorporation”) and declaring such amendment advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at the 2020 annual meeting of stockholders called and held upon notice in accordance with Section 222 and Section 242 of the DGCL.

In order to effect such proposed amendment, ARTICLE IV of the Certificate of Incorporation is hereby amended so that the following paragraph be inserted at the end of second full paragraph of such Article to read as follows:

“That, at [5:00 p.m.], Eastern time, on the date of filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [●]1 (the “Conversion Number”) shares of the Common Stock (including treasury shares) issued and outstanding as of the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action by the holder thereof (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Corporation shall, upon surrender of such holder’s certificate(s) representing such fractional shares of Common Stock, pay cash in an amount equal to such fractional shares of Common Stock multiplied by [the then fair value of the Common Stock as determined by the Board of Directors].

Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.

[1]

Shall be a number greater than [●] and up to [●] and shall include not more than three decimal digits. By approving the Reverse Stock Split, the stockholders of the Corporation are approving the Amendment to the Certificate of Incorporation for each possible Conversion Number within such range, and authorizing the Board of Directors to file such Amendment(s) as the Board of Directors deems advisable and in the best interest of the Corporation and its stockholders either prior to or after the merger, with any such Amendment not filed on or prior to the end of trading hours on the third trading day after the closing date under the merger agreement being abandoned and of no further force and effect.

B-1

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this day [●] of [●], 2020.

Zafgen, Inc.

By:
Jeffrey S. Hatfield Chief Executive Officer and Director

B-2

ANNEX C

CONFIDENTIAL

December 17, 2019

Board of Directors

Zafgen, Inc.

3 Center Plaza, Suite 610

Boston, Massachusetts

Members of the Board of Directors:

We understand that Zafgen, Inc., a Delaware corporation ( “Zafgen” or “Zordich”), proposes to enter into an Agreement and Plan of Merger, expected to be dated as of December 17, 2019 (the “Merger Agreement”), by and among Zafgen, Zordich Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Zafgen (“Merger Sub”), Chondrial Therapeutics, Inc., a Delaware corporation (“Chondrial” or the “Company”) and Chondrial Therapeutics Holdings, LLC, a Delaware limited liability company (“Holdings”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving entity in the Merger as a wholly-owned subsidiary of Zafgen. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

As a result of the Merger, at the Effective Time (i) each outstanding share of Company Common Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid therefor and (ii) each share of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled to the foregoing clause (i) and Dissenting Shares) shall be converted solely into the right to receive a number of shares of Zordich Common Stock equal to the Exchange Ratio. As used herein, (i) the “Exchange Ratio” means the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares (as such terms are defined in the Merger Agreement), and is subject to certain adjustments set forth in the Merger Agreement (as to which adjustments we express no opinion). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors of Zafgen (in its capacity as such) has requested our opinion, as investment bankers, as to the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to holders of Zordich Common Stock.

In the course of performing our review and analyses for rendering the opinion set forth below, we have:

i.	reviewed the financial terms of a draft copy of the Merger Agreement, dated as of December 16, 2019, which was the most recent draft made available to us (the “Draft Merger Agreement”);

ii.	reviewed certain publicly available financial and other information concerning Zafgen and Chondrial and the industries in which they operate;

iii.

reviewed certain internal financial analyses and forecasts prepared by and provided to us by the management of Zafgen relating to Zafgen’s and Chondrial’s business (the “Projections”), and utilized per the instruction of Zafgen;

iv.	conducted discussions with members of senior management and representatives of Zafgen and Chondrial, respectively, concerning the matters described in clauses (ii)- (iii) above;

623 Fifth Avenue, 14th Floor    |    New York, NY 10022

Board of Directors

Zafgen, Inc.

December 17, 2019

v.	reviewed and analyzed the reported current and historical prices and trading history of shares of Zordich Common Stock;

vi.	reviewed and analyzed, based on the Projections, the projected cash flows to be generated by Chondrial to determine the present value of Chondrial’s discounted cash flows;

vii.	reviewed and analyzed certain publicly available financial and other information of certain publicly traded companies that we deemed relevant;

viii.	reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that we deemed relevant; and

ix.	performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of the opinion set forth below.

In arriving at the opinion set forth below, we have assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by us and upon the assurances of the management of Zafgen and Chondrial, respectively, that they are not aware of any material relevant developments or matters related to Zafgen or Chondrial or that may affect the Merger that have been omitted or that remain undisclosed to us. The opinion set forth below does not address any legal, regulatory, tax, accounting or financial reporting matters, as to which we understand that Zafgen has obtained such advice as it deemed necessary from other advisors, and we have relied, with your consent, on such assessments made by such other advisors to Zafgen with respect to such matters. We have not conducted any independent verification of the Projections or other forward-looking information or the assumptions on which they are based. Without limiting the generality of the foregoing, with respect to the Projections, we have assumed, with your consent, and based upon discussions with the management of Zafgen that they have been reasonably prepared in good faith, that the Projections reflect the best currently available estimates and judgments of the management of Zafgen as to the future results of operations and financial performance of Zafgen and Chondrial. We express no view as to the Projections or the assumptions on which they are based and we assume no responsibility for the accuracy or completeness thereof. No company or transaction used in any analysis for purposes of comparison is identical to Zafgen or Chondrial. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Zafgen and Chondrial were compared and other factors that could affect the public trading value or transaction value of the companies. In connection with our review of the Merger, and in arriving at our opinion, we have solicited expressions of interest from other parties with respect to a business combination with the Company or any other alternative transactions.

In arriving at our opinion set forth below, we have made no analysis of, and express no opinion as to, the adequacy of the reserves of Zafgen or Chondrial. In addition, we have not made any independent evaluations or appraisals of the assets or liabilities (fixed, contingent or other) of Zafgen or Chondrial or any of their respective subsidiaries, and we have not been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of Zafgen, Chondrial or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. We have assumed that there has been no material change in the assets, financial condition, business or prospects of Zafgen or Chondrial since the date of the most recent relevant financial information made available to us. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Zafgen, Chondrial or any of their respective affiliates is a party or may be subject, and, at your direction and with your consent, our opinion makes no assumption concerning, and therefore

Board of Directors

Zafgen, Inc.

December 17, 2019

does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither Zafgen nor Chondrial is party to any material pending transaction that has not been disclosed to us, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger, the Company Bridge Unit Financing and the Additional Company Funding. In addition, we have not conducted, nor have assumed any obligation to conduct, any physical inspection of the properties or facilities of Zafgen or Chondrial. We have assumed, at your direction and with your consent, that the only material asset of Zafgen is the Net Cash (as defined in the Merger Agreement), that no other assets of Zafgen, including, without limitation, any net operating losses of Zafgen, have any material value and that Zafgen does not, and does not intend to, engage in any activity that may result in the generation of any revenue.

We have assumed, with your consent, that the representations and warranties of each party contained in the Merger Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement and any other agreement contemplated thereby, that the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement. We have assumed that the final form of the Merger Agreement will be in all material respects identical to the Draft Merger Agreement. We have, with your consent, further assumed that any adjustment to the Exchange Ratio pursuant to the terms of the Merger Agreement will not result in any adjustment to the Exchange Ratio that is material to our analysis. We have also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Merger will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on Zafgen, Chondrial or the contemplated benefits of the Merger.

Our opinion set forth below is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. We have not considered any potential legislative or regulatory changes currently being considered by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other governmental or regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, we do not have any obligation to update, revise or reaffirm the opinion set forth below. The credit, financial and stock markets as well as industries in which Zafgen and Chondrial operate have experienced, and continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on Zafgen, Chondrial or the Merger. Our opinion set forth below addresses solely the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the holders of Zordich Common Stock and does not address any other terms in the Merger Agreement, or any other agreement contemplated by the Merger Agreement or relating to the Merger or any other aspect or implication of the Merger, including, without limitation, the form or structure of the Merger or the fairness of the Merger or the Exchange Ratio to any other securityholders or creditors or any other constituency of Zafgen. Our opinion set forth below does not address Zafgen’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to Zafgen. We express no opinion as to the prices or ranges of prices at which shares of securities of any person, including Zafgen or Chondrial, will trade at any time, including following the announcement or consummation of the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the

Board of Directors

Zafgen, Inc.

December 17, 2019

compensation to be paid to the holders of Zafgen Common Stock in connection with the Merger or with respect to the fairness of any such compensation. We express no view or opinion as to any financing of the Merger or the terms or conditions upon which it is obtained.

It is understood that this letter and the opinion set forth below are provided to the Board of Directors of Zafgen (in its capacity as such) (the “Board”) for its information in connection with its consideration of the Merger and may not be used for any other purpose or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written consent, except that a copy of this letter may be included in its entirety in any filing Zafgen or Chondrial is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. The opinion set forth below does not constitute a recommendation to the Board of Directors of Zafgen or Chondrial, or any stakeholder or stockholder of Zafgen or Chondrial, as to how to vote on or to take any other action in connection with the Merger (including, without limitation, whether or not any holder of Zordich Common Stock should enter into any voting, stockholders’ or affiliates’ agreement with respect to the Merger).

As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. We have been engaged by Zafgen to act as Zafgen’s financial advisor in connection with the Merger. We have received a $100,000 up-front retainer from Zafgen in connection with our engagement and will receive a fee for our services from Zafgen, which is contingent upon consummation of the Merger. We will also receive a fee from Zafgen for rendering the opinion set forth below which will be credited against the contingent fee described above. In addition, Zafgen has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. Separately, as you are aware, prior to our engagement by Zafgen, we were engaged by Chondrial to provide financial advisory services, including with respect to an equity financing transaction, for which we received a $50,000 up-front retainer from Chondrial. As part of the Chondrial engagement, we may continue to provide advisory services to Chondrial, including with respect to equity financing in connection with the consummation of the Merger, and expect to receive a fee for our services, contingent upon the consummation of such financing. We did not act as a financial advisor to Chondrial with respect to the Merger, and will not receive any fees from Chondrial that are contingent upon the consummation of the Merger. Other than as described in this paragraph, we have not had a material relationship with, nor otherwise received fees from, Zafgen or Chondrial or any other parties to the Merger Agreement during the two years preceding the date hereof. We or our affiliates may also seek to provide financial advisory, financing and other investment banking services to Zafgen and Chondrial and/or certain of their respective affiliates in the future and expect to receive fees for the rendering of any such services. In the ordinary course of business, we and our clients may transact in the equity and debt securities of Zafgen for our own account or the account of our customers and may at any time hold a long or short position in such securities.

The opinion set forth below was reviewed and approved by a fairness committee of MTS Securities, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to holders of Zordich Common Stock as of the date hereof.

Very truly yours,

MTS SECURITIES, LLC

ZAFGEN, INC. 3 CENTER PLAZA, SUITE 610 BOSTON, MA 02108 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E94932-P36322 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ZAFGEN, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR the All All Except nominee(s), mark “For All Except” and write the number(s) of the withheld nominee(s) on the line below. following: 4. Election of Directors Nominees The Board of Directors recommends you vote FOR 01) Jeffrey S. Hatfield proposal 5: For Against Abstain 02) John L. LaMattina, Ph.D. 03) Frank E. Thomas 5. To approve, on an advisory, non-binding basis, the compensation paid to Zafgen’s named executive officers in 2019; The Board of Directors recommends you vote FOR proposals 1, 2, and 3: For Against Abstain Every Every Every 1. To approve the issuance of Zafgen common stock pursuant The Board of Directors recommends you vote for a year two three to the Agreement and Plan of Merger, dated as of December frequency of EVERY YEAR on proposal 6: years years 17, 2019, as amended, by and among Zafgen, Inc., 6. To approve, on an advisory, non-binding basis, the Zordich Merger Sub, Inc., a wholly-owned subsidiary frequency of future advisory votes on executive of Zafgen, Chondrial Therapeutics, Inc. and compensation; Chondrial Therapeutics Holdings, LLC and the resulting “change of control” of Zafgen, Inc. under NASDAQ rules; The Board of Directors recommends you vote FOR 2. To approve an amendment to Zafgen’s ninth amended proposals 7 and 8: For Against Abstain and restated certificate of incorporation to effect a reverse 7. To ratify the appointment of PricewaterhouseCoopers LLP stock split of Zafgen common stock; as Zafgen’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and 3. To approve, on an advisory, non-binding, basis, the 8. To consider and vote upon an adjournment of the annual specified compensation that may become payable to meeting, if necessary, to solicit additional proxies if there Zafgen’s named executive officers in connection with are not sufficient votes in favor of Proposals 1 and/or 2. the merger; NOTE: To transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PRELIMINARY PROXY CARD DATED MARCH 6, 2020—SUBJECT TO COMPLETION Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com. E94933-P36322 ZAFGEN, INC. Annual Meeting of Stockholders [•], 2020, [•] This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Patricia L. Allen and Brian P. McVeigh, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of ZAFGEN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at [•], ET on [•], 2020, at [•] and any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side